                                                   REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                         SONAT OFFSHORE DRILLING INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                            1381                         72-0464968
 (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
      OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)
         ORGANIZATION)

                               ----------------

             4 GREENWAY PLAZA HOUSTON, TEXAS 77046 (713) 871-7500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                                                   COPIES TO:
              ERIC B. BROWN, ESQ.                             JOHN K. HOYNS, ESQ.
 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY             HUGHES HUBBARD & REED LLP
                4 GREENWAY PLAZA                             ONE BATTERY PARK PLAZA
              HOUSTON, TEXAS 77046                          NEW YORK, NEW YORK 10004
                 (713) 871-7500                                  (212) 837-6000
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
   TELEPHONE NUMBER, INCLUDING AREA CODE, OF
               AGENT FOR SERVICE)

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the conditions to the Exchange Offer described herein have been satisfied or waived.

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                               PROPOSED
 TITLE OF EACH CLASS OF        AMOUNT          MAXIMUM         PROPOSED       AMOUNT OF
    SECURITIES TO BE            TO BE       OFFERING PRICE MAXIMUM AGGREGATE REGISTRATION
      REGISTERED(1)          REGISTERED      PER SHARE(2)   OFFERING PRICE      FEE(3)
- -----------------------------------------------------------------------------------------
 Common Stock, par value
  $.01
  per share............   28,652,037 shares     $50.16      $1,437,186,100   $210,726.10

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Up to 28,652,037 shares of Registrant Common Stock will be exchanged for 54,060,448 shares of Transocean ASA, par value 5 Nkr per share
    ("Transocean Stock").
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act, based upon 54,060,448 shares of Transocean Stock to be received by the Registrant pursuant to the Exchange Offer at Nkr 170.25 per share, the average of the high and low sale price per share of Transocean Stock on the Oslo Stock Exchange on July 24, 1996. For purposes of calculating the registration fee, the price per share was translated into U.S. dollars at the rate of $1.00 to Nkr 6.4040, which represents the noon buying rate on July 24, 1996 in New York City for cable transfers in Norwegian Kroner as certified for customs purposes by the Federal Reserve Bank of New York.
(3) Pursuant to Rule 457(b), the registration fee was reduced by $284,855.31 paid by the Registrant to the Commission on June 7, 1996, in connection with the filing of preliminary proxy materials that, as subsequently revised, are included in this Registration Statement.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          SONAT OFFSHORE DRILLING INC.

                               ----------------

                             CROSS REFERENCE SHEET

                               ----------------

                 CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B)
                  OF REGULATION S-K BETWEEN ITEMS IN PART I OF
             REGISTRATION STATEMENT (FORM S-4) AND LOCATION IN THE
                  PROSPECTUS/OFFER TO PURCHASE/PROXY STATEMENT

                                            LOCATION IN PROSPECTUS/ OFFER TO
    FORM S-4 ITEM NUMBER AND HEADING           PURCHASE/ PROXY STATEMENT
    --------------------------------        --------------------------------
A. INFORMATION ABOUT THE TRANSACTION
  1. Forepart of Registration Statement
      and Outside Front Cover Page of
      Prospectus.......................  Facing Page of Registration Statement;
                                         Cross-Reference Sheet; Outside Front
                                         Cover Page of Prospectus
  2. Inside Front and Outside Back
      Cover Pages of Prospectus........  Available Information; Incorporation
                                         of Certain Documents by Reference;
                                         Table of Contents
  3. Risk Factors, Ratio of Earnings to
      Fixed Charges and Other
      Information......................  Summary; Risk Factors; Market Price
                                         and Dividend Data
  4. Terms of the Transaction..........  Summary; The Exchange Offer; The
                                         Combination; Tax Consequences of the
                                         Exchange Offer, The Mandatory Bid and
                                         Compulsory Acquisition; Description of
                                         Capital Stock and Charter Documents of
                                         the Company; Certain Changes in Rights
                                         of Transocean Stockholders Resulting
                                         from the Combination
  5. Pro Forma Financial Information...  Summary; Unaudited Condensed Pro Forma
                                         Combined Financial Statements
  6. Material Contracts with the
      Company Being Acquired...........  The Combination--Background of the
                                         Combination
  7. Additional Information Required
      for Reoffering by Persons and
      Parties Deemed to be
      Underwriters.....................      *
  8. Interests of Named Experts and
      Counsel..........................      *
  9. Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities..................      *
B.INFORMATION ABOUT THE REGISTRANT
 10. Information with Respect to S-3
      Registrants......................  Description of Sonat Offshore; Sonat
                                         Offshore Selected Consolidated
                                         Financial Data; Sonat Offshore
                                         Management's Discussion and Analysis
                                         of Financial Condition and Results of
                                         Operations; Market Price and Dividend
                                         Data; Consolidated Financial
                                         Statements of Sonat Offshore;
                                         Condensed Consolidated Financial
                                         Statements of Sonat Offshore

                                             LOCATION IN PROSPECTUS/ OFFER TO
    FORM S-4 ITEM NUMBER AND HEADING            PURCHASE/ PROXY STATEMENT
    --------------------------------         --------------------------------
 11. Incorporation of Certain
      Information by Reference..........  Incorporation of Certain Documents by
                                          Reference
 12. Information with Respect to S-2 or
      S-3 Registrants...................      *
 13. Incorporation of Certain
      Information by Reference..........      *
 14. Information with Respect to
      Registrants Other Than S-3 or S-2
      Registrants.......................      *
C.INFORMATION ABOUT THE COMPANY BEING
ACQUIRED
 15. Information with Respect to S-3
      Companies.........................      *
 16. Information with Respect to S-2 or
      S-3 Companies.....................      *
 17. Information with Respect to
      Companies Other Than S-3 or S-2
      Companies.........................  Description of Transocean; Transocean
                                          Selected Consolidated Financial Data;
                                          Transocean Management's Discussion and
                                          Analysis of Financial Condition and
                                          Results of Operations; Market Price
                                          and Dividend Data; Consolidated
                                          Financial Statements of Transocean;
                                          Condensed Consolidated Financial
                                          Statements of Transocean; Exchange
                                          Rates
D.VOTING AND MANAGEMENT INFORMATION
 18. Information if Proxies, Consents or
      Authorizations are to be
      Solicited.........................  Summary; Risk Factors; The Sonat
                                          Offshore Special Meeting; The
                                          Combination; Description of Sonat
                                          Offshore
 19. Information if Proxies, Consents or
      Authorizations are not to be
      Solicited or in an Exchange
      Offer.............................  Summary; Risk Factors; The Exchange
                                          Offer; The Combination; Description of
                                          Sonat Offshore; Description of
                                          Transocean
- --------
* Omitted because not required, inapplicable or answer is in the negative.

                         SONAT OFFSHORE DRILLING INC.
                               4 Greenway Plaza
                             Houston, Texas 77046

                                                                         , 1996

Dear Sonat Offshore Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Sonat Offshore Drilling Inc., a Delaware corporation ("Sonat Offshore" or the "Company"), to be held at 4 Greenway Plaza, Room C-100, Houston, Texas on August 29, 1996, at 8:00 a.m., local time (the "Sonat Offshore Special Meeting"). This meeting has been called in connection with the offer by the Company (the "Exchange Offer") to the holders of shares of Transocean ASA, a Norwegian company ("Transocean"), to exchange such shares for common stock, par value $.01 per share, of the Company ("Company Common Stock") and cash. Accordingly, at this important meeting you will be asked to consider and vote upon proposals (the "Proposals") (i) to approve the issuance of up to 28,652,037 shares of Company Common Stock pursuant to the Exchange Offer (the "Exchange Offer Proposal"), (ii) to amend the Restated Certificate of Incorporation of Sonat Offshore (the "Company Charter") to increase the authorized number of shares of Company Common Stock that the Company is authorized to issue from 55,000,000 to 150,000,000 shares (the "Share Increase Amendment"), and (iii) to amend the Company Charter to change the name of the Company to "Transocean Offshore Inc." (the "Name Change Amendment" and, together with the Share Increase Amendment, the "Charter Amendments").

  The Company is offering .53 of a share of Company Common Stock per Transocean share for 80% of the outstanding shares of Transocean and $27.25 per Transocean share for 20% of the outstanding shares of Transocean. The largest shareholder of Transocean, with 17.2% of the outstanding Transocean shares, has agreed to tender its Transocean shares in the Exchange Offer. Consummation of the Exchange Offer is subject to satisfaction or waiver by the Company of a number of conditions, as is more fully described in the attached Prospectus/Offer to Purchase/Proxy Statement, including the approval by the stockholders of Sonat Offshore of the Proposals. The Company will not implement the Name Change Amendment unless the Exchange Offer is consummated. However, the Company will implement the Share Increase Amendment if it is approved by Sonat Offshore's stockholders regardless of the consummation of the Exchange Offer. The Company may waive the condition to the Exchange Offer that the proposals for the Charter Amendments be approved by the Sonat Offshore stockholders unless, in the case of the Share Increase Amendment, the Company's Board should alter the terms of the Exchange Offer to increase the Company Common Stock to be issued.
  Consummation of the Exchange Offer will result in a combination of the respective businesses of Sonat Offshore and Transocean. The combined company will be one of the world's leading deep water and harsh environment drillers, based upon its technically advanced fleet of drilling units, financial strength, engineering capabilities, management expertise and experienced workforce.

  The Exchange Offer Proposal must be approved by a majority of the shares of Company Common Stock voted at the Sonat Offshore Special Meeting, provided that the total vote cast represents a majority of the outstanding shares of Company Common Stock, and the Charter Amendments must be approved by the affirmative vote of a majority of the outstanding shares of Company Common Stock.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE EXCHANGE OFFER PROPOSAL, THE SHARE INCREASE AMENDMENT AND THE NAME CHANGE AMENDMENT ARE IN THE BEST INTERESTS OF SONAT OFFSHORE AND ITS STOCKHOLDERS, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PROPOSALS.

  Goldman, Sachs & Co., Sonat Offshore's financial advisors, have rendered a written opinion to Sonat Offshore that as of July 26, 1996, the aggregate consideration proposed to be paid in the Exchange Offer to holders of 100% of the Transocean stock is fair to Sonat Offshore. A copy of this opinion is attached as Annex A to the Prospectus/Offer to Purchase/Proxy Statement and should be read in its entirety by the Sonat Offshore stockholders.

  YOUR VOTE IS VERY IMPORTANT. The presence at the Sonat Offshore Special Meeting in person or by proxy of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is required to constitute a quorum for the transaction of business. We hope you will find it convenient to attend the Sonat Offshore Special Meeting in person. Whether or not you plan to attend, please complete, date, sign and mail promptly the enclosed proxy in the return envelope provided. If you attend the Sonat Offshore Special Meeting you may revoke your proxy and vote your shares in person, if you so desire.

                                          Sincerely,

                                          /s/ J. Michael Talbert
                                          J. Michael Talbert
                                          Chairman of the Board and Chief
                                          Executive Officer

                         SONAT OFFSHORE DRILLING INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 29, 1996

To the Stockholders of
Sonat Offshore Drilling Inc.:

  NOTICE IS HEREBY GIVEN THAT a Special Meeting of Stockholders of Sonat Offshore Drilling Inc., a Delaware corporation ("Sonat Offshore" or the "Company"), will be held at 4 Greenway Plaza, Room C-100, Houston, Texas, on August 29, 1996, at 8:00 a.m., local time (the "Sonat Offshore Special Meeting"), for the following purposes:

    (1) To consider and vote upon a proposal to approve the issuance of up to 28,652,037 shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") in an offer to the holders of shares of Transocean ASA, a Norwegian company, to exchange such shares for Company Common Stock and cash.

    (2) To consider and vote upon a proposal to approve an amendment to the Restated Certificate of Incorporation of Sonat Offshore (the "Company Charter") to increase the number of shares of Company Common Stock that the Company is authorized to issue from 55,000,000 to 150,000,000 shares.

    (3) To consider and vote upon a proposal to amend the Company Charter to change the name of the Company to "Transocean Offshore Inc."

  The Board of Directors has fixed the close of business on July 22, 1996 as the record date for holders of Company Common Stock entitled to notice of, and to vote at, the Sonat Offshore Special Meeting and any adjournment or postponement thereof. Stockholders who execute proxies solicited by the Board of Directors of Sonat Offshore retain the right to revoke them at any time; unless so revoked, the shares of Company Common Stock represented by such proxies will be voted at the Sonat Offshore Special Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder's proxy, the proxy will be voted in favor of the approval of the foregoing proposals.

  In the event that there are not sufficient votes to approve the proposals, it is expected that the Sonat Offshore Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by Sonat Offshore.

  Further information regarding the Sonat Offshore Special Meeting is set forth in the attached Prospectus/Offer to Purchase/Proxy Statement and the attachments thereto. Please read them carefully.

  YOU ARE CORDIALLY INVITED TO ATTEND THE SONAT OFFSHORE SPECIAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE SONAT OFFSHORE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POSTPAID ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Eric B. Brown
                                          Eric B. Brown
                                          Secretary

     , 1996
4 Greenway Plaza
Houston, Texas 77046

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JULY 26, 1996

                    PROSPECTUS/OFFER TO PURCHASE RELATING TO

          OFFER TO EXCHANGE FOR EACH SHARE, PAR VALUE NKR 5 PER SHARE,
                               OF TRANSOCEAN ASA,
                         .53 OF A SHARE OF COMMON STOCK
                        OF SONAT OFFSHORE DRILLING INC.
                (EXPECTED TO BE CALLED TRANSOCEAN OFFSHORE INC.
                    UPON CONSUMMATION OF THE EXCHANGE OFFER)
                        FOR 43,248,358 TRANSOCEAN SHARES
                                      AND
                               $27.25 NET IN CASH
                      FOR THE REMAINING TRANSOCEAN SHARES

                                  ----------
            PROXY STATEMENT RELATING TO SONAT OFFSHORE DRILLING INC.
                   SPECIAL MEETING OF HOLDERS OF COMMON STOCK
                         TO BE HELD ON AUGUST 29, 1996

   THE EXCHANGE OFFER WILL EXPIRE AT 4 P.M., OSLO,
  NORWAY TIME, ON AUGUST 29, 1996, UNLESS EXTENDED.
  ONCE TRANSOCEAN STOCK IS TENDERED IN THE EXCHANGE
 OFFER IT MAY NOT BE WITHDRAWN UNLESS THE EXPIRATION
 DATE OF THE EXCHANGE OFFER HAS BEEN EXTENDED BEYOND
                 SEPTEMBER 13, 1996.

  This Prospectus/Offer to Purchase/Proxy Statement relates to a "combination of equals" transaction (the "Combination") whereby the businesses of Sonat Offshore Drilling Inc., a Delaware corporation ("Sonat Offshore" or the "Company"), and Transocean ASA, a Norwegian company ("Transocean"), will be combined under the ownership of one company to be known as "Transocean Offshore Inc." (the "Combined Company").

  In order to effect the Combination, the Company hereby offers, on the terms and subject to the conditions set forth herein (the "Exchange Offer"), to exchange for the issued and outstanding shares of Transocean, par value Nkr 5 per share (the "Transocean Stock"), (i) .53 of a share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") for each of 43,248,358 shares (the "Share Amount") of Transocean Stock, representing 80% of the outstanding shares of Transocean Stock on a fully diluted basis, and (ii) U.S.$27.25 for each remaining share of Transocean Stock. A holder of Transocean Stock ("Transocean Stockholder") tendering Transocean Stock may elect to receive cash rather than shares of Company Common Stock (the "Cash Election"), provided that no cash consideration will be paid unless shares of Transocean Stock in excess of the Share Amount are duly tendered and then only to the extent provided in "The Exchange Offer--Terms of the Offer--Cash Payments." If the Cash Election is oversubscribed, tendering Transocean Stockholders making the Cash Election will receive shares of Company Common Stock in addition to cash pursuant to the Exchange Offer, and if the Cash Election is undersubscribed, tendering Transocean Stockholders making the Cash Election will receive all cash and tendering Transocean Stockholders not making the Cash Election will receive cash and shares of Company Common Stock, in each case as more fully described in this Prospectus/Offer to Purchase/Proxy Statement. Subject to the rules and regulations of the U.S. Securities and Exchange Commission (the "Commission") and the Oslo Stock Exchange (the "OSE"), the Company may elect (but shall not be obligated) (i) to increase the Share Amount or the number of shares that will be accepted for exchange for cash and (ii) to accept for exchange for shares of Company Common Stock or for cash all or any additional shares of Transocean Stock pursuant to such increase.

  On July 26, 1996, the closing price on the New York Stock Exchange (the "NYSE") of Company Common Stock was $51.50 per share, or $27.30 for .53 of a share. On July 26, 1996, the closing price on the OSE for the Transocean Stock was Nkr 169 per share, or $26.45 based on a Noon Buying Rate (as defined herein) for such date of $1.00 = Nkr 6.3905. The current market value of Company Common Stock offered will fluctuate with changes in the market price of the Company Common Stock and the currency exchange rate.

  THE EXCHANGE OFFER IS CONDITIONED ON (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER MORE THAN 80% OF THE TRANSOCEAN SHARES ON A FULLY DILUTED BASIS, (II) THE APPROVAL BY THE REQUISITE AFFIRMATIVE VOTE OF THE STOCKHOLDERS OF THE COMPANY OF THE PROPOSALS TO BE SUBMITTED AT THE SPECIAL MEETING OF STOCKHOLDERS OF THE COMPANY DESCRIBED BELOW, (III) THE RECEIPT OF ALL APPLICABLE GOVERNMENTAL AND STOCK EXCHANGE APPROVALS, (IV) THE CONTINUED EFFECTIVENESS OF THE EXEMPTION GRANTED BY APPROPRIATE NORWEGIAN GOVERNMENTAL AUTHORITIES FROM THE RESTRICTIONS ON VOTING TRANSOCEAN STOCK UNDER THE NORWEGIAN BUSINESS ACQUISITION ACT, AND (V) THE SATISFACTION OF THE OTHER CONDITIONS TO THE EXCHANGE OFFER SET FORTH UNDER "THE EXCHANGE OFFER--CERTAIN CONDITIONS OF THE EXCHANGE OFFER" IN THIS PROSPECTUS/OFFER TO PURCHASE/PROXY STATEMENT.

  THE BOARD OF DIRECTORS OF TRANSOCEAN HAS DETERMINED THAT THE EXCHANGE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, TRANSOCEAN AND ITS SHAREHOLDERS, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE EXCHANGE OFFER. THE LARGEST SHAREHOLDER OF TRANSOCEAN, WITH 17.2% OF THE OUTSTANDING TRANSOCEAN SHARES, HAS AGREED TO TENDER ITS SHARES IN THE EXCHANGE OFFER.

  This Prospectus/Offer to Purchase/Proxy Statement is also being furnished to the holders of Company Common Stock in connection with the solicitation of proxies by the Board of Directors of Sonat Offshore for use at a special meeting of holders of Sonat Offshore Stock ("Sonat Offshore Stockholders") to be held at 8:00 a.m. on August 29, 1996 (including any adjournments or postponements thereof, the "Sonat Offshore Special Meeting"). At the Sonat Offshore Special Meeting, the Sonat Offshore Stockholders will be asked to consider and vote upon proposals (the "Proposals") (i) to approve the issuance of up to 28,652,037 shares of Company Common Stock in the Exchange Offer (the "Exchange Offer Proposal"), (ii) to amend the Restated Certificate of Incorporation of Sonat Offshore (the "Company Charter") to increase the authorized number of shares of Company Common Stock from 55,000,000 to 150,000,000 shares (the "Share Increase Amendment"), and (iii) to amend the Company Charter to change the name of the Company to "Transocean Offshore Inc." (the "Name Change Amendment" and, together with the Share Increase Amendment, the "Charter Amendments").

                                  ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 21 OF THIS PROSPECTUS/OFFER TO PURCHASE/PROXY STATEMENT FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY HOLDERS OF TRANSOCEAN STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE EXCHANGE OFFER.

                                  ----------

 NEITHER  THE COMBINATION NOR  THE SECURITIES  TO BE  ISSUED PURSUANT TO  THIS
   PROSPECTUS/OFFER  TO  PURCHASE/PROXY  STATEMENT  HAVE  BEEN  APPROVED  OR
     DISAPPROVED BY  THE SECURITIES AND  EXCHANGE COMMISSION OR  ANY STATE
       SECURITIES  COMMISSION  NOR  HAS   THE  SECURITIES  AND  EXCHANGE
        COMMISSION  OR ANY STATE SECURITIES COMMISSION PASSED  UPON THE
          ACCURACY OR ADEQUACY  OF THIS PROSPECTUS/OFFER TO PURCHASE/
            PROXY STATEMENT. ANY REPRESENTATION  TO THE CONTRARY IS
              A CRIMINAL OFFENSE.
 The date of this Prospectus/Offer to Purchase/Proxy Statement is July  , 1996

  This Prospectus/Offer to Purchase/Proxy Statement and the accompanying forms of proxy are first being mailed to the Sonat Offshore Stockholders on or about
   , 1996. This Prospectus/Offer to Purchase/Proxy Statement serves as a prospectus of Sonat Offshore under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of up to 28,652,037 shares of Company Common Stock to be delivered to the Transocean Stockholders pursuant to the Exchange Offer.

  Certain statements made in this Prospectus/Offer to Purchase/Proxy Statement or in connection with the Exchange Offer and the Combination relating to plans, conditions, objectives and economic performance go beyond historical information and may provide an indication of future results. To that extent, they are forward-looking statements within the meaning of Section 21E of the Exchange Act, and each is subject to factors that could cause actual results to differ from those in the forward-looking statement.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE SET FORTH OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SONAT OFFSHORE. THIS PROSPECTUS/OFFER TO PURCHASE/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO OR A SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF TRANSOCEAN STOCK IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE EXCHANGE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE EXCHANGE OFFER TO HOLDERS OF TRANSOCEAN STOCK IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/OFFER TO PURCHASE/PROXY STATEMENT NOR ANY EXCHANGE OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SONAT OFFSHORE OR TRANSOCEAN SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

  IN ACCORDANCE WITH VARIOUS STATE SECURITIES LAWS APPLICABLE TO THE EXCHANGE OFFER WHICH REQUIRE THE EXCHANGE OFFER TO BE MADE TO THE PUBLIC BY A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER IS HEREBY MADE TO THE TRANSOCEAN SHAREHOLDERS RESIDING IN EACH SUCH STATE BY GOLDMAN, SACHS & CO., ON BEHALF OF THE COMPANY.

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
Glossary of Defined Terms..........   5
Available Information..............   7
Incorporation of Certain Documents
 by Reference......................   8
Exchange Rates.....................   9
Summary............................  10
Risk Factors.......................  21
  Integration of Sonat Offshore and
   Transocean......................  21
  Labor Relations..................  21
  Non-Tendering Transocean
   Stockholders....................  21
  Possible Volatility of Market
   Price of Company Common Stock
   Following the Exchange Offer....  22
  Anti-Takeover Provisions.........  22
  Changes in Rights of Transocean
   Stockholders....................  22
  Arcade Drilling Rigs.............  22
  Turnkey Contracts and Fluctuation
   in Quarterly Results............  23
  Limitation on Ownership by Non-
   U.S. Citizens...................  23
Recent Developments................  23
The Exchange Offer.................  25
  Terms of the Offer...............  25
  Mandatory Bid and Compulsory
   Acquisition.....................  26
  The Offer Period.................  27
  Procedures for Tendering
   Transocean Stock................  27
  Withdrawal Rights................  28
  Acceptance for Exchange; Delivery
   of Company Common Stock.........  29
  Dividends and Distributions......  29
  Certain Conditions of the
   Exchange Offer..................  29
  Financing Arrangements...........  33
  Fees and Expenses................  34
  Agreement with Tiger Management..  34
  Miscellaneous....................  34
The Sonat Offshore Special
 Meeting...........................  35
  Purpose of Meeting...............  35
  Date, Time and Place of Meeting..  35
  Record Date, Stockholders
   Entitled to Vote and Required
   Vote............................  35
  Solicitation, Revocation and Use
   of Proxies......................  35
  No Dissenters or Appraisal
   Rights..........................  36

                                                                                            PAGE
                                                                                            ----
  Proposal to Approve the Issuance of Company Common Stock Pursuant to the Exchange Offer..  36
  Proposal to Increase the Authorized Number of Shares of Company Common Stock.............  36
  Proposal to Change the Company's Name to "Transocean Offshore Inc."......................  37
  Stockholder Proposals....................................................................  38
  Other Business...........................................................................  39
The Combination............................................................................  40
  Background of the Combination............................................................  40
  Reasons for the Combination; Boards' Recommendations.....................................  41
  Fairness Opinions........................................................................  43
  Review of Pro Forma Results..............................................................  51
  Business Strategy of the Combined Company................................................  52
  Stock Exchange Listings..................................................................  52
  The Norwegian Share Registry.............................................................  53
  Accounting Treatment.....................................................................  53
  The Company Board of Directors...........................................................  54
  Operations After the Combination.........................................................  54
Tax Consequences of the Exchange Offer, Mandatory Bid And Compulsory Acquisition...........  55
  Introduction.............................................................................  55
  United States Tax Consequences...........................................................  55
  Norwegian Tax Consequences...............................................................  58
  United Kingdom Tax Consequences..........................................................  59
Regulatory Matters.........................................................................  61
  U.S. Antitrust Laws......................................................................  61
  Norwegian Competition Act................................................................  61
  Norwegian Business Acquisition Act.......................................................  61
  State Takeover Laws......................................................................  62
  Other Laws...............................................................................  62
Market Price and Dividend Data.............................................................  63
  Market Prices............................................................................  63
  Dividends................................................................................  64
Unaudited Condensed Pro Forma Combined Financial Statements................................  65
Description of Sonat Offshore..............................................................  70
  Business Strategy........................................................................  70
  Drilling Units...........................................................................  70
  Drilling Contracts.......................................................................  74
  Arcade Drilling..........................................................................  75
  Industry Conditions and Competition......................................................  76

                                                                                                       PAGE
                                                                                                       ----
  Operating Risks.....................................................................................  76
  International Operations............................................................................  77
  Regulation..........................................................................................  77
  Employees...........................................................................................  78
  Legal Proceedings...................................................................................  79
  Directors of Sonat Offshore.........................................................................  79
  Executive Officers of Sonat Offshore................................................................  81
  Ownership of Company Common Stock by Directors and Executive Officers...............................  82
  Common Stock Ownership of Certain Beneficial Owners.................................................  83
Sonat Offshore Selected Consolidated Financial Data...................................................  84
Sonat Offshore Management's Discussion and Analysis of Financial Condition and Results of Operations..  85
  Overview............................................................................................  85
  Operating Results...................................................................................  85
  Other Factors Affecting Operating Results...........................................................  91
  Market Outlook......................................................................................  92
  Liquidity and Capital Resources.....................................................................  93
  New Accounting Pronouncements.......................................................................  96
Description of Transocean.............................................................................  97
  Business Strategy...................................................................................  97
  Business Areas......................................................................................  98
  Key Customers....................................................................................... 102
  Foreign Operations.................................................................................. 102
  Legal Proceedings................................................................................... 102
  Exchange Controls and Other Limitations Affecting Security Holders.................................. 103
  Industry Conditions and Competition................................................................. 103
  Regulation.......................................................................................... 103
  Employees........................................................................................... 104
  Directors of Transocean............................................................................. 104
  Executive Officers of Transocean.................................................................... 105
  Related Party Transactions.......................................................................... 106
  Beneficial Ownership of Certain Transocean Shareholders and Management.............................. 106
  Compensation of Directors and Officers.............................................................. 107
Transocean Selected Consolidated Financial Data....................................................... 108

                                                                                                     PAGE
                                                                                                     ----
Transocean Management's Discussion and Analysis of Financial Conditions and Results of Operations..  109
  Overview.........................................................................................  109
  Operating Results................................................................................  110
  Other Factors Affecting Operating Results........................................................  115
  Market Outlook...................................................................................  115
  Liquidity and Capital Resources..................................................................  116
  Foreign Currency and Interest Rate Risk Management...............................................  118
Description of Capital Stock and Charter Documents of the Company..................................  119
  Capital Stock....................................................................................  119
  Provisions Having Possible Anti-takeover Effects.................................................  120
  Statutory Provisions.............................................................................  120
Certain Changes in Rights of Transocean Stockholders Resulting from the Combination................  122
  Changes in Rights of Transocean Stockholders.....................................................  122
  Size and Classification of the Board of Directors................................................  122
  Removal of Directors.............................................................................  122
  Indemnification of Board Members.................................................................  123
  Meetings of Stockholders.........................................................................  123
  Stockholder Vote Required........................................................................  123
  Business Combinations with Interested Stockholders...............................................  124
  Dissenters' Rights...............................................................................  124
  Dividends........................................................................................  125
  Preemptive Rights................................................................................  125
  Amendment of Charter Documents...................................................................  126
Legal Matters......................................................................................  126
Experts............................................................................................  126
Index to Financial Statements......................................................................  F-1
Annex A--Opinion of Goldman, Sachs & Co. ..........................................................  A-1
Annex B--Opinion of CS First Boston Corporation....................................................  B-1
Annex C--Text of the Charter Amendments............................................................  C-1

                           GLOSSARY OF DEFINED TERMS

                                                                       PAGE
                                                                       ----
$......................................................................  9
Acceptance Form........................................................ 14
Adjusted Market Value.................................................. 48
After-Tax Cash Flow.................................................... 47
Agent.................................................................. 33
Aggregate Cash Amount.................................................. 25
Aggregate Consideration................................................ 12
Amoco.................................................................. 72
Anchor Drilling Fluids................................................. 10
Antitrust Division..................................................... 61
Arcade Drilling........................................................ 22
Arcade Rigs............................................................ 75
business day........................................................... 27
Cash Election..........................................................  1
CFPS................................................................... 45
Charter Amendments.....................................................  1
Code................................................................... 55
Combination............................................................  1
Combination Conditions................................................. 13
Combined Company.......................................................  1
Commission.............................................................  1
Companies Act.......................................................... 13
Company Charter........................................................  1
Company Common Stock...................................................  1
Company................................................................  1
Compulsory Acquisition................................................. 13
Cooperation Agreement.................................................. 97
Credit Agreement....................................................... 33
CS First Boston........................................................ 11
Depositary............................................................. 14
Depreciated Replacement Cost Economics................................. 48
DGCL................................................................... 22
DRCE................................................................... 48
EBIT................................................................... 45
EBITD.................................................................. 45
EBITDA................................................................. 44
Engagement Letter...................................................... 47
Engineering & Construction.............................................101
EPS.................................................................... 45
Exchange Act...........................................................  8
Exchange Offer.........................................................  1
Exchange Offer Proposal................................................  1
Exchange Ratio......................................................... 12
Expiration Date........................................................ 14
FASB................................................................... 96
FTC.................................................................... 61
Full Cash Shares....................................................... 25
Global Marine.......................................................... 97
Goldman, Sachs......................................................... 11
HSR Act................................................................ 61

                                                                       PAGE
                                                                       ----
IBES..................................................................  44
Information Agent.....................................................  14
ISS...................................................................  79
LTM...................................................................  44
M-1 Drilling..........................................................  97
Management Agreements.................................................  75
Management Forecasts..................................................  44
Mandatory Bid.........................................................  13
MARAD.................................................................  23
Minimum Condition.....................................................  12
Ministry..............................................................  61
Name Change Amendment.................................................   1
Newco.................................................................  33
Nkr...................................................................   9
Non-U.S. Holder.......................................................  56
Noon Buying Rate......................................................   9
Normalized EBITDA.....................................................  48
Norwegian Business Acquisition Act Condition..........................  12
Norwegian GAAP........................................................  20
NYSE..................................................................   1
Offer Period..........................................................  14
Offering..............................................................  70
OPA...................................................................  78
OPEC..................................................................  76
OSE...................................................................   1
Oversubscription Fraction.............................................  25
Pareto................................................................  11
PEII..................................................................  74
Procon................................................................ 101
Proposals.............................................................   1
Reading & Bates.......................................................  40
Registration Statement................................................   7
Regulatory Approval Condition.........................................  12
RISK..................................................................  58
Ross Offshore.........................................................  40
Securities Act........................................................   2
Selected Companies....................................................  44
Selected Transactions.................................................  45
SFAS..................................................................  96
Share Amount..........................................................   1
Share Excess..........................................................  25
Share Increase Amendment..............................................   1
Shipping..............................................................  75
Simmons...............................................................  34
Sonat Offshore........................................................   1
Sonat Offshore Board..................................................  10
Sonat Offshore Brasil.................................................  79
Sonat Offshore Special Meeting........................................   1
Sonat Offshore Stockholders...........................................   1
Sonat Offshore Stockholder Approval Condition.........................  12

                                PAGE
                                ----
Standstill Agreement..........   75
Statoil Agreement.............  109
Ten Percent U.S. Shareholder..   55
Tiger.........................   41
TIN...........................   56
TPT...........................  100
Transocean....................    1
Transocean Articles...........  122

                              PAGE
                              ----
Transocean Board............   10
Transocean Offshore Inc. ...    1
Transocean Stock............    1
Transocean Stockholder......    1
U.K.........................   59
U.S. $......................    9
U.S. GAAP...................   15
Undersubscription Fraction..   25
VPS.........................   53
Wilrig......................   40

                             AVAILABLE INFORMATION

  The Company has filed a Registration Statement on Form S-4 (together with all amendments, documents incorporated by reference and exhibits thereto, the "Registration Statement") under the Securities Act with the Commission covering the Company Common Stock.

  This Prospectus/Offer to Purchase/Proxy Statement does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to Sonat Offshore and Transocean, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Prospectus/Offer to Purchase/Proxy Statement or in any document incorporated by reference in this Prospectus/Offer to Purchase/Proxy Statement to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document.

  Sonat Offshore is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports and other information (including proxy statements) with the Commission. Such reports, proxy statements and other information can be inspected and copies made at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048, and copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  The Company Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning Sonat Offshore are available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005. The Transocean Stock is listed on the OSE.

  The information concerning Transocean contained herein has been furnished by Transocean or obtained from publicly available information. Sonat Offshore has not to date had complete access to the books and records of Transocean and is not in a position to verify such information or statements.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by Sonat Offshore (File No. 1-7746) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Prospectus/Offer to Purchase/Proxy Statement:

    1. Sonat Offshore's Annual Report on Form 10-K for the year ended December 31, 1995;

    2. Sonat Offshore's Quarterly Report on Form 10-Q for the period ended March 31, 1996;

    3. Sonat Offshore's Current Report on Form 8-K dated April 25, 1996;

    4. Sonat Offshore's Current Report on Form 8-K dated May 20, 1996; and

    5. The description of the Company Common Stock contained in the Company's Registration Statement on Form 8-A, dated May 12, 1993.

  All documents and reports filed by Sonat Offshore pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Offer to Purchase/Proxy Statement and prior to the date of the termination of the Exchange Offer described herein shall be deemed to be incorporated by reference in this Prospectus/Offer to Purchase/Proxy Statement and thereby deemed to be part of this Prospectus/Offer to Purchase/Proxy Statement from the date of filing such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Offer to Purchase/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Offer to Purchase/Proxy Statement.

  THIS PROSPECTUS/OFFER TO PURCHASE/PROXY STATEMENT INCORPORATES OTHER DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF COMPANY COMMON STOCK OR TRANSOCEAN STOCK TO WHOM THIS PROSPECTUS/OFFER TO PURCHASE/PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, DIRECTED, TO SONAT OFFSHORE DRILLING INC., 4 GREENWAY PLAZA, HOUSTON, TEXAS 77046, TELEPHONE: (713) 871-7500,
ATTENTION: SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE (AS HEREINAFTER DEFINED).

                                EXCHANGE RATES

  All currency amounts in this Prospectus/Offer to Purchase/Proxy Statement are, unless otherwise indicated, expressed in U.S. dollars ("U.S. $" or "$"). This Prospectus/Offer to Purchase/Proxy Statement contains translations of certain amounts in Norwegian kroner ("Nkr") into U.S. dollars. For convenience purposes only, unless otherwise indicated, translations of Norwegian kroner into U.S. dollars have been calculated at the rate of $1.00 to Nkr 6.415, which represents the noon buying rate in New York City for cable transfers in Norwegian kroner as certified for customs purposes by the Federal Reserve Bank of New York as of March 31, 1996. These should not be construed as representations that the Norwegian kroner amounts actually represent such U.S. dollar amounts or that Norwegian kroner could be converted into U.S. dollars at the rate indicated or at any other rate. The noon buying rate in New York City for cable transfers in Norwegian kroner as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") at the end of the five years ended December 31, 1995 and the three months ended March 31, 1996 and the average, the high and the low exchange rates for each of such five-year and three-month periods were as follows:

                                         MARCH 31,
                                           1996    1995  1994  1993  1992  1991
                                         --------- ----- ----- ----- ----- -----
At end of period........................   6.415   6.321 6.764 7.532 6.948 5.985
Average for period*.....................   6.447   6.312 7.011 7.132 6.226 6.492
High for period.........................   6.533   6.811 7.573 7.532 6.948 7.146
Low for period..........................   6.316   6.116 6.199 6.630 5.510 5.664

- --------
* Represents the average of the Noon Buying Rates on the last business day of each full month during the relevant period.

  During the period from April 1, 1996 to July 26, 1996, the high and low Noon Buying Rates, respectively, were Nkr 6.616 and Nkr 6.3905. On July 26, 1996, the Noon Buying Rate was U.S. $1.00 = Nkr 6.3905.

                                    SUMMARY

  The following is a summary only and is qualified in its entirety by reference to the full text of this Prospectus/Offer to Purchase/Proxy Statement and the Annexes hereto and the documents incorporated herein by reference. Sonat Offshore Stockholders and Transocean Stockholders are urged to read this Prospectus/Offer to Purchase/Proxy Statement in its entirety.

                                  THE PARTIES

SONAT OFFSHORE

  Sonat Offshore is a Delaware corporation engaged in the contract drilling of oil and gas wells in offshore areas throughout the world. The principal executive offices of Sonat Offshore are located at 4 Greenway Plaza, Houston, Texas 77046, and its main telephone number is 713-871-7500.

TRANSOCEAN

  Transocean is a corporation organized under the laws of the Kingdom of Norway. Transocean operates in three business areas: offshore drilling of oil and gas wells by mobile units; platform drilling and well intervention; and engineering and construction. Transocean sold substantially all of the assets of Anchor Drilling Fluids, a wholly-owned subsidiary of Transocean ("Anchor Drilling Fluids"), which constituted its drilling fluid services business area, in June 1996. The principal executive offices of Transocean are located at Plattformveien 2-4, P.O. Box 65, 4056 Tananger, Norway, and its main telephone number is 011-47-51-69-49-00.

                            THE PROPOSED COMBINATION

  The Board of Directors of Sonat Offshore (the "Sonat Offshore Board") and Board of Directors of Transocean (the "Transocean Board") have approved a "combination of equals" transaction whereby the businesses of Sonat Offshore and Transocean will be combined under the ownership of one company to be known as "Transocean Offshore Inc." The respective Boards of Sonat Offshore and Transocean believe that the Combination offers the unique opportunity to combine two successful companies into one company. The Combined Company will be one of the world's leading deep water and harsh environment drillers, based upon its technically advanced fleet of drilling units, financial strength, engineering capabilities, management expertise and experienced workforce. Following the consummation of the Combination, the equity of the Combined Company will be held (assuming the Minimum Condition is satisfied) approximately 55% by the current Sonat Offshore Stockholders and 45% by the current Transocean Stockholders. The Combination will be accomplished through the consummation of the Exchange Offer and, if necessary, the Mandatory Bid and the Compulsory Acquisition. See "The Exchange Offer."

  Following the consummation of the Combination the Board of Directors of the Combined Company will consist of Richard D. Kinder, Ronald L. Kuehn, Jr., Robert J. Lanigan, Max L. Lukens, Martin B. McNamara and J. Michael Talbert, who currently serve as directors of Sonat Offshore, and Fridtjof Lorentzen, Reidar Lund, Einar Kloster and Kristian Siem, who currently serve as directors or officers of Transocean. In addition, the Company intends that J. Michael Talbert serve as Chairman of the Board and Chief Executive Officer of the Combined Company and that Reidar Lund serve as President of Transocean following consummation of the Combination. The Company expects that Transocean's activities that are currently managed in Tananger will, to a large degree, continue to be managed in Tananger and that Sonat Offshore's activities that are currently managed in Houston will, to a large degree, continue to be managed in Houston. The principal executive offices of the Combined Company will be in Houston. The Company expects that the Combination will have a limited effect on Transocean's and Sonat Offshore's employees.

  After giving effect to the Combination, the Combined Company would have had 1995 sales of nearly $671 million (based on the combined sales of Sonat Offshore and Transocean but excluding the sales of the Anchor Drilling Fluids). See "Unaudited Condensed Pro Forma Combined Financial Statements." For additional information concerning Sonat Offshore, see "Description of Sonat Offshore" and the Sonat Offshore Consolidated Financial Statements contained elsewhere herein. For additional information concerning Transocean, see "Description of Transocean" and the Transocean Consolidated Financial Statements contained elsewhere herein.

REASONS FOR THE PROPOSED COMBINATION; BOARDS' RECOMMENDATIONS

  Sonat Offshore. The Sonat Offshore Board believes that the Combination is fair to, and in the best interest of, Sonat Offshore and the Sonat Offshore Stockholders. Accordingly, in order to implement the Combination, the Sonat Offshore Board unanimously recommends that the Sonat Offshore Stockholders vote FOR adoption of the Proposals.

  The Sonat Offshore Board believes that the Combination offers the unique opportunity to combine two successful companies into one company. The combined company will be one of the world's leading deep water and harsh environment drillers, based upon its technically advanced fleet of drilling units, financial strength, engineering capabilities, management expertise and experienced workforce. The Sonat Offshore Board considered the significant benefits associated with combining Sonat Offshore's and Transocean's offshore drilling businesses in light of the Sonat Offshore Board's belief that the Combination represents an excellent fit of the two companies' respective strategic advantages in key geographic markets, particularly the Gulf of Mexico and the North Sea. See "The Combination--Reasons for the Combination; Boards' Recommendations."

  In arriving at its determination, the Sonat Offshore Board considered a number of factors, including the opinion dated as of July 26, 1996, of Goldman, Sachs & Co. ("Goldman Sachs"), financial advisor to Sonat Offshore, described herein. For a discussion of the factors considered by the Sonat Offshore Board in reaching its decision, see "The Combination--Reasons for the Combination; Boards' Recommendations" and "--Fairness Opinions."

  Transocean. The Transocean Board has determined by a vote of four to three that the terms of the Exchange Offer are fair to, and in the best interests of, Transocean and the Transocean Stockholders. Accordingly, the Transocean Board recommends that the Transocean Stockholders ACCEPT the Exchange Offer. All of the stockholder representatives on the Transocean Board voted for the recommendation. The three employee representatives on the Transocean Board voted against this recommendation because they prefer that Transocean remain independent. The employee representatives recommend however, that if Transocean Stockholders prefer a business combination to remaining independent, the Sonat Offshore offer is the preferable offer.

  Since 1990, Transocean has implemented a consistent strategy focused on creating a major international contract drilling and well intervention company with emphasis on modern high specification floating drilling equipment. The Transocean Board believes that the Combination offers the opportunity to create an outstanding combined company with the financial resources, the competitive strengths and the flexibility to provide its customers with a wide range of quality drilling services.

  Transocean's Board also concluded that, through a "combination of equals" transaction such as the Combination, Transocean would, among other things, increase significantly its diversity of geographic markets.

  In reaching its determination, the Transocean Board consulted with Transocean's management, as well as its financial advisors, and considered a number of factors including the opinion of CS First Boston Corporation ("CS First Boston") described herein and advice of Pareto Fonds AS ("Pareto"), financial advisors to Transocean. See "The Combination--Reasons for the Combination; Boards' Recommendations" and "--Fairness Opinions."

  The largest shareholder of Transocean, with 17.2% of the outstanding Transocean shares, has agreed to tender its shares in the Exchange Offer.

FAIRNESS OPINIONS

  Sonat Offshore Financial Advisors. Goldman Sachs has delivered its written opinion, dated as of July 26, 1996, to the Sonat Offshore Board that, as of such date, the Aggregate Consideration proposed to be paid in the Exchange Offer to holders of 100% of the Transocean Stock was fair to Sonat Offshore.

  Transocean Financial Advisors. CS First Boston has delivered its written opinion, dated July 17, 1996, to the Transocean Board to the effect that, as of the date of its opinion, the Exchange Ratio was fair to the Transocean Stockholders from a financial point of view.

  THE FULL TEXT OF THE WRITTEN OPINIONS OF GOLDMAN SACHS AND CS FIRST BOSTON, WHICH SET FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINIONS, ARE ATTACHED HERETO AS ANNEXES A AND B TO THIS PROSPECTUS/OFFER TO PURCHASE/PROXY STATEMENT, RESPECTIVELY, AND SHOULD BE READ IN THEIR ENTIRETY. SEE "THE COMBINATION-- FAIRNESS OPINIONS."

                               THE EXCHANGE OFFER

TERMS OF THE OFFER

  The Company hereby offers, on the terms and subject to the conditions set forth in this Prospectus/Offer to Purchase/Proxy Statement, to exchange for the issued and outstanding shares of Transocean Stock (the "Exchange Ratio") (i)
 .53 of a share of Company Common Stock for each of 43,248,358 shares of Transocean, representing 80% of the currently outstanding shares of Transocean Stock on a fully diluted basis, and (ii) U.S. $27.25 for each remaining share of Transocean Stock (the aggregate consideration proposed to be paid in the Exchange Offer for 100% of the Transocean Stock shall be referred to herein as the "Aggregate Consideration"). A tendering Transocean Stockholder may elect to receive cash rather than shares of Company Common Stock, provided that no cash consideration will be paid unless shares of Transocean Stock in excess of the Share Amount are duly tendered, and then only to the extent provided in "The Exchange Offer--Terms of the Offer--Cash Payments." If the Cash Election is oversubscribed, tendering Transocean Stockholders making the Cash Election will receive shares of Company Common Stock in addition to cash pursuant to the Exchange Offer, and if the Cash Election is undersubscribed, tendering Transocean Stockholders making the Cash Election will receive all cash and tendering Transocean Stockholders not making the Cash Election will receive cash and shares of Company Common Stock, in each case as more fully described in this Prospectus/Offer to Purchase/Proxy Statement. Subject to the rules and regulations of the Commission and the OSE, the Company may elect (but shall not be obligated) (i) to increase the Share Amount or the number of shares that will be accepted for exchange for cash and (ii) to accept in exchange for shares of Company Common Stock or for cash all or any additional shares of Transocean Stock pursuant to such increase. See "The Exchange Offer--Terms of the Offer."

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

  The consummation of the Exchange Offer is subject to (i) the approval by the Sonat Offshore Stockholders of the Proposals (the "Sonat Offshore Stockholder Approval Condition"), (ii) the valid tender and nonwithdrawal on or prior to the date on which the Exchange Offer expires by the Transocean Stockholders of more than 80% of all the outstanding shares of Transocean Stock on a fully diluted basis (the "Minimum Condition"), (iii) the receipt of all applicable governmental and stock exchange authorizations, consents, orders and approvals, (the "Regulatory Approval Condition"), and (iv) the continued effectiveness of the exemption granted by appropriate Norwegian governmental authorities from the application of the Norwegian Business Acquisition Act to the acquisition of Transocean Stock pursuant to the Exchange Offer such that, upon consummation of the Exchange Offer, the Company shall be entitled to exercise all voting rights as a holder of Transocean Stock (the "Norwegian Business Acquisition Act Condition," and collectively with the Sonat Offshore Stockholder Approval Condition, the Minimum Condition, the Regulatory Approval Condition, and the other conditions more fully described below under "The Exchange Offer--Certain Conditions of the Exchange Offer," the "Combination Conditions"). The Combination Conditions may be waived, to the extent permitted by law, by the Company in whole at any time or in part from time to time.

  The Company has not determined to waive any of the foregoing conditions. In evaluating any possible waiver of any of the foregoing conditions, the Company would consider the likely effect of the waiver on the Company after giving effect to the acquisition of the shares of Transocean Stock pursuant to the Exchange Offer. In particular, in evaluating any waiver of the Minimum Condition, the Company would consider, among other things, the advisability of offering to acquire a greater number of shares of Transocean Stock for cash pursuant to the Mandatory Bid, the Company's ability to finance such greater cash consideration, the effect of such waiver on the Company's ability to comply with the Credit Agreement and the Company's ability to exercise control over Transocean after giving effect to the purchase of 80% or less of the shares of Transocean Stock pursuant to the Exchange Offer. The Company's Credit Agreement permits the Company to waive the Minimum Condition so long as the Company acquires not less than 78% of the Transocean Stock for Company Common Stock, but other provisions of the Credit Agreement may effectively limit the Company's ability to waive the Minimum Condition. Accordingly, the Company cannot predict if it would be able to waive the Minimum Condition should it desire to do so and, if it were able to do so, the extent to which the Minimum Condition could be reduced. To the extent that this Prospectus/Offer to Purchase/Proxy Statement, as it may be amended or supplemented, omits to state a material fact necessary to make the statements herein not misleading with respect to any waiver of the Minimum Condition, the Company may be required to resolicit holders of Transocean Stock who have tendered their Transocean Stock prior to the correction of any such omission. See "The Exchange Offer--Certain Conditions of the Exchange Offer."

  If the Company exchanges 80% of the shares of Transocean Stock for .53 of a share of Company Common Stock per Transocean share, as provided in the Exchange Offer as initially promulgated, a maximum of 22,921,629 shares of Company Common Stock will be issued. However, the Company has reserved the right to increase the shares of Company Common Stock or cash offered, although the Company has no plans to do so. If the Exchange Offer Proposal is approved by the Sonat Offshore Stockholders, no further vote will be required to revise the terms of the Exchange Offer, including any increase in the shares of Company Common Stock offered, provided that the number of shares of Company Common Stock issued will not exceed 28,652,037 shares.

MANDATORY BID AND COMPULSORY ACQUISITION

  If the Company acquires more than 45% of all of the issued and outstanding shares of Transocean Stock pursuant to the Exchange Offer, it will be required to make a mandatory bid (the "Mandatory Bid") to be settled in cash or including a cash alternative for any remaining shares of Transocean Stock at a price not less than the highest price paid by the Company to acquire Transocean Stock during the six months preceding consummation of the Exchange Offer. For these purposes, the OSE has advised the Company that the price paid in the case of shares of Transocean Stock acquired for Company Common Stock pursuant to the Exchange Offer will be determined based upon the closing price of the Company Common Stock on the NYSE Composite Tape on the day preceeding the date that the Company purchases shares of Transocean Stock pursuant to the Exchange Offer.

  If, as a result of the Exchange Offer or otherwise, the Company acquires a number of shares of Transocean Stock representing more than 90% of the number of all issued and outstanding shares of Transocean Stock, then the Company (and each remaining Transocean Stockholder) will have the right under the Norwegian Limited Companies Act (the "Companies Act"), to commence a process leading to a compulsory acquisition for cash of any shares of Transocean Stock not theretofore acquired at a price to be determined in accordance with the Companies Act, which may be higher or lower than the consideration paid in the Exchange Offer (the "Compulsory Acquisition"). No assurance can be given that the Compulsory Acquisition will be consummated or, if consummated, as to the timing or price thereof. See "The Exchange Offer--Terms of the Offer".

PROCEDURES FOR TENDERING TRANSOCEAN STOCK

  In order for a holder of Transocean Stock to validly tender Transocean Stock pursuant to the Exchange Offer, an acceptance form (the "Acceptance Form") or facsimile copy thereof, properly completed and duly executed, together with any other required documents, shall be delivered to the Depositary specified therein and must be received by the Depositary at one of its addresses set forth on the back cover of this Prospectus/Offer to Purchase/Proxy Statement prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering Transocean Stock."

ACCEPTANCE FOR EXCHANGE

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange, and will exchange, all shares of Transocean Stock validly tendered during the Offer Period (as herein defined) in accordance with the procedures set forth in this Prospectus/Offer to Purchase/Proxy Statement. The "Offer Period" shall mean the period from and
including       , 1996 to and including the Expiration Date. The term
"Expiration Date" shall mean 4:00 P.M., Oslo, Norway time, on August 29, 1996, unless extended, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer Period, as so extended, shall expire.

WITHDRAWAL RIGHTS

  HOLDERS OF TRANSOCEAN STOCK WILL NOT HAVE THE RIGHT TO WITHDRAW SUCH TRANSOCEAN STOCK FROM THE EXCHANGE OFFER ONCE TENDERED UNLESS THE EXPIRATION DATE HAS BEEN EXTENDED BEYOND SEPTEMBER 13, 1996. IF THE EXPIRATION DATE HAS BEEN SO EXTENDED, TENDERED TRANSOCEAN STOCK MAY BE WITHDRAWN DURING THE FIVE DAY PERIOD ENDING SEPTEMBER 20, 1996, IN ACCORDANCE WITH THE PROCEDURES SPECIFIED IN THIS PROSPECTUS/OFFER TO PURCHASE/PROXY STATEMENT. SEE "THE EXCHANGE OFFER--WITHDRAWAL RIGHTS."

FRACTIONAL SHARES

  No fractional shares of Company Common Stock will be issued to holders of Transocean Stock in connection with the Exchange Offer. In lieu thereof, the Company shall pay to such holders otherwise entitled to a fractional share cash in an amount equal to the product of such fraction and the closing price for a share of Company Common Stock on the NYSE on the first trading day after the Expiration Date.

FINANCING ARRANGEMENTS

  The Company expects to fund the cash requirements of the Exchange Offer, which (including the expenses relating to the Combination) are expected to aggregate approximately $310 million (assuming all outstanding Transocean shares are tendered), and the repayment of certain indebtedness of Transocean, which is expected to aggregate approximately $150 million, with borrowings under the Credit Agreement among the Company, ABN Amro Bank N.V., Houston Agency, as Agent, Bank of Montreal, Houston Agency, The Fuji Bank Limited, Royal Bank of Canada and Wells Fargo Bank (Texas), National Association, as Co-Agents, and SunTrust Bank, Atlanta, and Credit Lyonnais, New York Branch, as Documentation Agents, and the other banks named therein providing for aggregate borrowings of $600 million. See "The Exchange Offer--Financing Arrangements."

NO DISSENTERS' OR APPRAISAL RIGHTS

  The Sonat Offshore Stockholders do not have appraisal rights in connection with the Proposals. Transocean Stockholders do not have appraisal rights as a result of the Exchange Offer and will not be entitled to payments other than pursuant to the Exchange Offer and, if applicable, the Mandatory Bid or the Compulsory Acquisition.

INFORMATION AGENT; DEPOSITARY

  The Company has retained Morrow & Co., Inc. to act as the Information Agent and Sundal Collier & Co a.s to act as the Depositary in connection with the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

CERTAIN TAX CONSEQUENCES

  Sonat Offshore Stockholders. The consummation of the Exchange Offer, the Mandatory Bid and the Compulsory Acquisition and the Combination will not result in any United States federal income tax consequences to the Sonat Offshore Stockholders or to the Company.

  Transocean Stockholders. Disposition of Transocean Stock by U.S. holders thereof generally will be a taxable transaction for United States federal income tax purposes. Disposition of Transocean Stock by Norwegian holders thereof generally will be a taxable transaction for Norwegian income tax purposes. Disposition of Transocean Stock by U.K. holders thereof generally will be a taxable transaction for U.K. income tax purposes. For a further discussion of tax consequences of the Exchange Offer, the Mandatory Bid, and the Compulsory Acquisition, see "Tax Consequences of the Exchange Offer, Mandatory Bid and Compulsory Acquisition."

ACCOUNTING TREATMENT

  The Combination will be accounted for under the "purchase" method of accounting, in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

STOCK EXCHANGE LISTING

  The Company Common Stock is listed on the NYSE. The additional listing on the NYSE of the shares of Company Common Stock to be issued in the Exchange Offer has been approved, subject to satisfaction of the Sonat Offshore Stockholder Approval Condition and to official notice of issuance. In addition, the Company Common Stock has been approved for a secondary listing on the OSE.

                                  RISK FACTORS

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF TRANSOCEAN STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE EXCHANGE OFFER, SEE "RISK FACTORS" FOLLOWING THIS SUMMARY.

                         SONAT OFFSHORE SPECIAL MEETING

  The Sonat Offshore Special Meeting will be held at 4 Greenway Plaza, Room C-100, Houston, Texas, on August 29, 1996, at 8:00 a.m. At the Sonat Offshore Special Meeting, the Sonat Offshore Stockholders will be asked to consider and vote upon the following proposals: (i) to approve the issuance of up to 28,652,037 shares of Company Common Stock pursuant to the Exchange Offer; (ii) to amend the Company Charter to increase the number of shares of Company Common Stock that the Company is authorized to issue from 55,000,000 to 150,000,000 shares; and (iii) to amend the Company Charter to change the name of the Company to "Transocean Offshore Inc." See "The Sonat Offshore Special Meeting-- Purpose of Meeting" and "--Date, Time and Place of Meeting."

VOTING

  Only holders of record of Company Common Stock at the close of business on July 22, 1996, are entitled to notice of and to vote at the Sonat Offshore Special Meeting. The presence in person or by proxy of a majority of the outstanding shares of Company Common Stock is necessary to constitute a quorum at the Sonat Offshore Special Meeting. If there are insufficient votes to constitute a quorum, the Sonat Offshore Special Meeting may be adjourned in order to permit further solicitation of proxies. Broker non-votes and abstentions count for the purpose of determining a quorum. At the Sonat Offshore Special Meeting, each Sonat Offshore Stockholder is entitled to one vote for each share of Company Common Stock held. The affirmative vote of a majority of the shares voting at the Sonat Offshore Special Meeting, provided that the total vote cast represents a majority of the outstanding shares of Company Common Stock, is required to approve the Exchange Offer Proposal and the affirmative vote of a majority of the outstanding shares of Company Common Stock is required to approve the Charter Amendments. See "The Sonat Offshore Special Meeting--Record Date, Stockholders Entitled to Vote and Required Vote."

SOLICITATION, REVOCATION AND USE OF PROXIES

  All holders of Company Common Stock represented at the Sonat Offshore Special Meeting by properly executed proxies received prior to or at the Sonat Offshore Special Meeting, unless such proxies previously have been revoked, will be voted at the Sonat Offshore Special Meeting in accordance with the instructions on the proxies. If no contrary instructions are indicated, such proxies will be voted FOR the approval and adoption of the Proposals.

  Any proxy given pursuant to this solicitation may be revoked by the person giving such proxy at any time before it is voted. Proxies with respect to Company Common Stock may be revoked by filing with the Secretary of Sonat Offshore written notice of revocation bearing a later date than the proxy, by duly executing a later-dated proxy relating to the same Company Common Stock or by attending the Sonat Offshore Special Meeting and voting in person (although attendance at the Sonat Offshore Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy with respect to Company Common Stock must be sent to Secretary, Sonat Offshore Drilling Inc., 4 Greenway Plaza, Houston, Texas 77046.

                               MARKET PRICE DATA

  The last sale price of Company Common Stock as reported on the New York Stock Exchange Composite Tape on July 26, 1996, was $51.50 per share. The last sale price of the Transocean Stock on July 26, 1996, on the Oslo Stock Exchange was Nkr 169 per share.

  HOLDERS OF SHARES OF COMPANY COMMON STOCK AND TRANSOCEAN STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SUCH SECURITIES.

  SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF THE COMBINED COMPANY

  The following selected unaudited pro forma combined financial data illustrate the estimated effects of the proposed Combination. The unaudited condensed pro forma combined balance sheet data is based on the unaudited March 31, 1996 condensed consolidated balance sheets of both Sonat Offshore and Transocean and assume the Combination occurred on that date. The unaudited condensed pro forma combined statement of operations data is based on the condensed consolidated statements of operations of Sonat Offshore and Transocean for the year ended December 31, 1995, and the unaudited three month period ended March 31, 1996 and assume the Combination occurred at January 1, 1995. The Unaudited Condensed Pro Forma Combined Financial Statements of the Combined Company have been prepared applying U.S. GAAP, under which the Combination has been accounted for as a "purchase". The selected unaudited pro forma combined financial data should be read in conjunction with the Unaudited Condensed Pro Forma Combined Financial Statements of the Combined Company and accompanying Notes, together with the historical financial statements, including notes thereto, and other financial information of Sonat Offshore and Transocean included elsewhere in this Prospectus/Offer to Purchase/Proxy Statement.

  THE SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF THE COMPANY DOES NOT PURPORT TO REPRESENT WHAT THE FINANCIAL POSITION OR RESULTS OF OPERATIONS OF THE COMPANY WOULD ACTUALLY HAVE BEEN IF THE COMBINATION HAD IN FACT OCCURRED ON THE DATES INDICATED OR TO PROJECT THE FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

                                             PRO FORMA
                                -------------------------------------------
                                  THREE MONTHS
                                     ENDED                  YEAR ENDED
                                 MARCH 31, 1996          DECEMBER 31, 1995
                                ------------------      -------------------
                                (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Operating Revenues............      $  170                  $ 671
Operating Income..............           9                     20
Income (Loss) from Continuing
 Operations...................         (17)                    10
Income (Loss) from Continuing
 Operations per Common Share..      $(0.32)                $ 0.19
BALANCE SHEET DATA
 (at end of period)
Total Assets..................      $2,483
Total Debt--Excluding Current
 Portion......................         560
Stockholders' Equity..........       1,566

          SUMMARY UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION

  The following table sets forth (i) the historical income from continuing operations per common share, the historical book value per share data and cash dividends per common share of the Company Common Stock; (ii) the historical income from continuing operations (loss) per common share and the historical book value per share data of Transocean Stock (applying U.S. GAAP); (iii) the unaudited pro forma income (loss) per common share and the unaudited pro forma book value per share data of the Company Common Stock after giving effect to the Combination accounted for as a purchase, as if it had occurred at the beginning of the period; and (iv) the Transocean unaudited equivalent pro forma income per share and the unaudited equivalent pro forma book value per share attributable to .53 shares of the Company Common Stock. The information presented in the table has been prepared applying U.S. GAAP and should be read in conjunction with the Unaudited Condensed Pro Forma Combined Financial Statements and the separate historical consolidated financial statements of Sonat Offshore and Transocean and the notes thereto included elsewhere herein.

                                   HISTORICAL                 PRO FORMA
                          ----------------------------- ----------------------
                                                                  TRANSOCEAN
                          SONAT OFFSHORE TRANSOCEAN (2) COMBINED EQUIVALENT(1)
                          -------------- -------------- -------- -------------
INCOME (LOSS) FROM
 CONTINUING OPERATIONS
 PER COMMON SHARE
  Three months ended
   March 31, 1996........     $ 0.42         $(0.36)     $(0.32)    $(0.17)
  Year ended December 31,
   1995..................     $ 1.65         $  .01      $ 0.19     $ 0.10
BOOK VALUE PER SHARE
  March 31, 1996.........     $13.13         $ 7.08      $30.47     $16.15
  December 31, 1995......     $12.80         $ 7.06        N/A        N/A
CASH DIVIDENDS PER SHARE
  Three months ended
   March 31, 1996........     $ 0.06         $    0      $ 0.06     $ 0.03
  Year ended December 31,
   1995..................     $ 0.24         $    0      $ 0.24     $ 0.13

- --------
(1) Transocean's pro forma equivalent per share information assumes each of 43,248,358 shares of Transocean Stock are exchanged for .53 of a share of Company Common Stock.
(2) Amounts translated into U.S. dollars for purposes of this presentation at a rate of $1.00 = Nkr 6.409 and Nkr 6.319 as of March 31, 1996 and December 31, 1995, respectively, and using the weighted average rates of exchange for the three-month period ended March 31, 1996 and for the year ended December 31, 1995 of $1.00 = Nkr 6.412 and Nkr 6.329, respectively.

              SONAT OFFSHORE SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data for each of the five years ended December 31, 1995 have been derived from audited consolidated financial statements of Sonat Offshore. The selected financial data for the three month periods ended March 31, 1996 and 1995 have been derived from the unaudited condensed consolidated financial statements of Sonat Offshore which include all adjustments, consisting only of normal recurring accruals, which Sonat Offshore considers necessary for a fair presentation of its financial position and results of operations for these periods. The following data should be read in conjunction with "Sonat Offshore Management's Discussion and Analysis of Financial Condition and Results of Operations" and Sonat Offshore's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus/Offer to Purchase/Proxy Statement.

                                      THREE MONTHS
                                          ENDED
                                        MARCH 31,     YEAR ENDED DECEMBER 31,
                                      ------------- ---------------------------
                                       1996   1995  1995  1994  1993  1992 1991
                                      ------ ------ ----- ----- ----- ---- ----
                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
 Operating Revenues.................. $   81 $   71 $ 323 $ 243 $ 271 $202 $173
 Operating Income....................     14     11    52    21    24    7   22
 Income Before Cumulative Effect of
  Accounting Change(1)...............     12      7    47    13    24  --     9
 Income Before Cumulative Effect of
  Accounting Change Per Share(2)..... $ 0.42 $ 0.26 $1.65 $0.45 $1.00
BALANCE SHEET DATA
 (at end of period)
 Total Assets........................ $  562        $ 542 $ 493 $ 472 $440 $417
 Total Debt--Excluding Current
  Portion............................     30           30    30   --   178  165
 Stockholders' Equity................    374          364   321   314  108  108
 Cash Dividends Declared Per
  Share(3)........................... $ 0.06        $0.24 $0.24 $0.06  --   --

- --------
(1) 1993 excludes a $10 million charge ($7 million after tax) which was recognized as a cumulative effect of accounting change relating to recording the transition obligation in connection with the adoption of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, in January 1993 and includes $24 million ($16 million after tax) of interest income relating to the settlement of Sonat Inc.'s consolidated federal income tax case for the years 1983 to 1985.
(2) Earnings per share are not presented for periods prior to 1993, since Sonat Offshore was wholly owned by Sonat Inc.
(3) 1993 excludes $106 million paid to Sonat Inc. prior to Sonat Offshore's initial public offering on June 4, 1993.

                                 RECENT RESULTS

  Sonat Offshore had net income for the quarter ended June 30, 1996, of $25.5 million, or $0.89 per share, compared to $8.2 million, or $0.29 per share for the same period in 1995. Revenues for the 1996 quarter were $108.9 million, compared to $85.5 million for the same period in 1995. During the 1996 period, Sonat Offshore recognized an after-tax gain of $4.3 million, or $0.15 per share, resulting from the disposal of the Offshore Bahram, a bottom-supported rig out of service since January, 1996.

  For the six months ended June 30, 1996, net income was $37.3 million, or $1.31 per share, compared to net income of $15.5 million, or $0.54 per share for the six months ended June 30, 1995. Revenues for the first six months of 1996 were $190.1 million, compared to revenues of $156.2 million in the 1995 period.

                TRANSOCEAN SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth a summary of the financial information for Transocean as of the dates and for the periods indicated. The financial information for periods prior to 1996 has been restated to reflect the merger of Wilrig and Transocean under the pooling of interests accounting method. The information for periods prior to 1994 has been restated to reflect the merger of Ross Offshore under the pooling of interests accounting method for Norwegian generally accepted accounting principles ("Norwegian GAAP") purposes. The selected statement of operations data for each of the three years ended 1995 and the balance sheet data as of the end of 1995 and 1994 have been derived from the audited consolidated financial statements of Transocean, and the other annual selected financial data has been derived from unaudited consolidated financial statements of Transocean. The selected financial data for the three month periods ended March 31, 1996 and 1995 have been derived from unaudited condensed consolidated financial statements of Transocean. The following data should be read in conjunction with "Transocean Management's Discussion and Analysis of Financial Condition and Results of Operations" and Transocean's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus/Offer to Purchase/Proxy Statement. The following table reflects a translation for convenience of the Norwegian kroner amounts included in Transocean's consolidated financial statements into U.S. dollars using the exchange rate at March 29, 1996 and December 29, 1995 of U.S.$1.00 = Nkr 6.415 and Nkr 6.321, respectively. Transocean prepares its consolidated financial statements in accordance with Norwegian GAAP, which differs in certain significant respects from U.S. GAAP. See Note 34 to the Consolidated Financial Statements of Transocean and Note 5 to the Condensed Consolidated Financial Statements of Transocean included elsewhere in this Prospectus/Offer to Purchase/Proxy Statement for a description of the significant differences between Norwegian GAAP and U.S. GAAP affecting Transocean's consolidated net income (loss) and shareholders' equity. In particular, under Norwegian GAAP the results of Anchor Drilling Fluids, which Transocean sold in June 1996, are included in the operating results of Transocean, whereas under U.S. GAAP such results are excluded from the operating results of Transocean and shown as results of discontinued operations.

                           THREE MONTHS
                               ENDED
                             MARCH 31,                YEAR ENDED DECEMBER 31,
                         -------------------   ----------------------------------------
                         1996   1996   1995    1995  1995  1994    1993    1992   1991
                         -----  -----  -----   ----- ----- -----  ------  ------  -----
                         U.S.$                 U.S.$
                          (IN MILLIONS OF NORWEGIAN KRONER OR, IN THE INDICATED
                           COLUMN, MILLIONS OF U.S.$, EXCEPT PER SHARE DATA )
STATEMENT OF OPERATIONS
 DATA
Amounts in accordance
 with Norwegian GAAP:
  Operating Revenues....  $128    822    699   $501  3,164 3,044   3,292   2,953  2,604
  Operating Income
   (Loss)...............     3     16    (42)    20    127   (16)   (239)   (221)    (2)
  Net Income (Loss).....    (4)   (24)  (110)     3     19  (128)   (580)   (561)  (209)
  Net Income (Loss) Per
   Share................ (0.07) (0.45) (2.09)  0.06   0.36 (2.61) (12.95) (14.53) (8.04)
Amounts in accordance
 with U.S. GAAP:
  Operating Revenues....    89    571    476    349  2,203 1,805   1,557
  Operating Income
   (Loss)...............     1      9    (65)    16    100  (116)     17
  Income (Loss) from
   Continuing
   Operations...........   (19)  (125)    39      0      2   (91)   (133)
  Income (Loss) from
   Continuing Operations
   Per Share............ (0.37) (2.33)  0.74   0.01   0.03 (1.86)  (2.97)
  Net Income (Loss).....   (19)  (119)    40      3     20   (17)    (76)
  Net Income (Loss) Per
   Share................ (0.35) (2.23)  0.76   0.06   0.39 (0.35)  (1.70)
BALANCE SHEET DATA
 (at end of period)
Amounts in accordance
 with Norwegian GAAP:
  Total Assets..........   769  4,934           797  5,035 5,387   5,704   6,090  6,153
  Total Debt--Excluding
   Current Portion......   258  1,654           265  1,672 2,050   2,034   2,240  2,223
  Stockholders' Equity..   368  2,362           362  2,290 2,269   2,201   2,653  3,168
  Cash Dividends
   Declared Per Share...     0      0             0      0     0
Amounts in accordance
 with U.S. GAAP:
  Total Assets..........   727  4,663           757  4,782 5,157
  Total Debt--Excluding
   Current Portion......   248  1,594           243  1,533 1,977
  Stockholders' Equity..   372  2,388           382  2,412 2,384
  Cash Dividends
   Declared Per Share...     0      0             0      0     0

                                 RISK FACTORS

INTEGRATION OF SONAT OFFSHORE AND TRANSOCEAN

  The Combination will involve the integration of two companies that have previously operated independently. No assurance can be given that the Company will not encounter difficulties in integrating the respective operations of Sonat Offshore and Transocean. Any unexpected costs incurred in connection with such integration could have a material adverse effect on the Combined Company's business, operating results or financial condition. There can be no assurance that the Combined Company will not experience the loss of key Sonat Offshore or Transocean personnel.

LABOR RELATIONS

  Subsequent to the announcement of the agreement in principle between Sonat Offshore and Transocean relating to the Combination, certain representatives of employees of Transocean indicated their opposition to any business combination of Transocean with a non-Norwegian company and requested that the Norwegian government block the Combination. In addition, the three employee representatives on the Transocean Board voted against recommending that the shareholders of Transocean accept the Exchange Offer, stating that they preferred that Transocean remain independent. See "The Exchange Offer-- Background of the Combination." Although the Company believes that the Combination is in the best interests of Transocean and Sonat Offshore, including their respective employees, no assurance can be given that the Norwegian government will not seek to prevent the consummation of the Combination.

  The Company believes that its future success will be dependent, to a significant extent, on good relations with employees. Sonat Offshore has operated in Norway since 1985, and it believes that its employee relations have been good. However, the Company cannot predict the future course of employee relations.

NON-TENDERING TRANSOCEAN STOCKHOLDERS

  If the Company acquires more than 45% of all of the issued and outstanding shares of Transocean Stock pursuant to the Exchange Offer, it will be required under Norwegian law to make a Mandatory Bid to be settled in cash or including a cash alternative for any remaining shares of Transocean Stock at a price not less than the highest price paid by the Company to acquire Transocean Stock during the six months preceding consummation of the Exchange Offer. For these purposes, the Company has been advised by the OSE that the price paid in the case of shares of Transocean Stock acquired for Company Common Stock pursuant to the Exchange Offer will be determined based upon the closing price of the Company Common Stock on the NYSE Composite Tape on the day preceding the date that the Company purchases shares of Transocean Stock pursuant to the Exchange Offer. If the Company acquires more than 90% of the shares of Transocean Stock, it has the right to acquire the remaining shares and the holders thereof have the right to require the Company to purchase such shares pursuant to a Compulsory Acquisition. If the parties cannot agree on the purchase price in the Compulsory Acquisition, it will be submitted to a court for final determination.

  As a result of the foregoing provisions of Norwegian law, the Company may be required to acquire shares of Transocean for more than the anticipated $295 million of cash in the aggregate (equivalent to 20% of the outstanding shares of Transocean Stock on a fully diluted basis at $27.25 per share) if the price required to be paid in the Mandatory Bid or the Compulsory Acquisition exceeds $27.25 per share or if the Company waives the Minimum Condition, acquires less than 80% of the outstanding Transocean Stock for Company Common Stock pursuant to the Exchange Offer and acquires more than 20% of the outstanding Transocean Stock for cash.

  If the Company does not acquire all of the outstanding shares of Transocean Stock pursuant to the Exchange Offer, the Mandatory Bid and the Compulsory Acquisition, provided that the Company acquires a majority of such shares, the Company will have control of Transocean but its flexibility in managing Transocean may be reduced. For example, any dividend paid by Transocean would be paid on all of its shares, including those held by any public stockholders. In addition, the Transocean Stock may continue to be listed on the OSE, subjecting Transocean to additional regulation. Moreover, any shares of Transocean Stock that are not acquired by the Company pursuant to the Exchange Offer, any Mandatory Bid or any Compulsory Acquisition would remain outstanding and, depending on the number thereof, the liquidity and market value thereof could be adversely affected.

POSSIBLE VOLATILITY OF MARKET PRICE OF COMPANY COMMON STOCK FOLLOWING THE EXCHANGE OFFER

  Assuming the Minimum Condition is satisfied, approximately 23 million additional shares of Company Common Stock will be issued and will be freely tradeable. As a result of the issuance of this large number of additional shares, the market price of Company Common Stock may experience temporary volatility or decline unrelated to the financial performance of the Company.

ANTI-TAKEOVER PROVISIONS

  The Company Charter and By-Laws contain provisions that could prevent or delay an acquisition of the Company by means of a tender offer, a proxy contest or otherwise. Such provisions also may adversely affect prevailing market prices for the Company Common Stock. These provisions, among other things: (i) classify the Company Board into three classes of directors, each of which will serve for different three-year periods; (ii) provide that the Company's Board may designate the terms of any new series of preferred stock of the Company; (iii) provide that any stockholder of the Company who wishes to propose any business or to nominate a person or persons for the election as director at any annual meeting may only do so if advance notice is given to the Secretary of the Company; (iv) provide that no stockholder action may be effected by written consent; (v) provide that any newly created directorship (resulting from any increase in the number of the directors or otherwise) will be filled by the affirmative vote of the remaining directors; (vi) provide that only a majority of the directors may call special meetings of the stockholders of the Company; and (vii) limit the ability of the stockholders of the Company to amend or repeal certain provisions of the Company Charter and By-laws. In addition, the Company is subject to Section 203 of the Delaware General Corporate Law (the "DGCL"), which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of the Company's outstanding capital stock). See "Description of Capital Stock and the Company Charter." The Company may in the future adopt a stockholder rights plan pursuant to which the holders of Company Common Stock would be issued rights to acquire, in certain circumstances, shares of convertible preferred stock of the Company. Such rights might, if issued, have certain anti-takeover effects.

CHANGES IN RIGHTS OF TRANSOCEAN STOCKHOLDERS

  Upon consummation of the Exchange Offer, holders of Transocean Stock who tender such shares into the Exchange Offer and are not paid cash therefor will own shares of Company Common Stock. Transocean is a corporation organized under the laws of the Kingdom of Norway and the Company is a corporation incorporated under the laws of the State of Delaware. There are a number of significant differences between the rights of holders of Transocean Stock and holders of Company Common Stock as a result of differences between the corporate laws of the Kingdom of Norway and the State of Delaware, as well as from differences between the governing instruments of the two companies. For example, the directors of the Company are divided into three classes, each of which is elected for a three year term. The directors of Transocean are elected for two year terms. Directors of the Company may be removed only for cause, and vacancies on the Board of the Company may be filled only by the remaining directors. Directors of Transocean may be removed at any time by a general meeting of stockholders, and vacancies may be filled by stockholders. See "Certain Changes in Rights of Transocean Stockholders Resulting from the Combination" for a fuller discussion of such differences.

ARCADE DRILLING RIGS

  Two of the fourth-generation semisubmersibles in which Sonat Offshore has an ownership interest are owned by Arcade Drilling as. ("Arcade Drilling"), a Norwegian corporation in which Sonat Offshore owns a 25% equity interest but which is controlled by Reading & Bates Corporation, a competitor of Sonat Offshore. Sonat Offshore entered into agreements with Arcade Drilling under which Sonat Offshore managed these rigs.

The management contract for one of these rigs expired in December 1995. The other rig is bareboat chartered to Sonat Offshore in connection with a drilling contract that expires September 1996. Sonat Offshore's management contract with Arcade Drilling for this rig will run for the term of such drilling contract. During 1995, Sonat Offshore had operating income of $2.7 million as a result of its management agreement and bareboat charter contract with respect to these two Arcade Drilling rigs. The Company had operating income of $0.4 million in the first quarter of 1996 relating to the management and bareboat charter of one of such rigs. All management fees and bareboat charter fees to the Company will cease with the termination of such management and charter. See "Description of Sonat Offshore--Arcade Drilling" and "Description of Sonat Offshore--Drilling Contracts."

TURNKEY CONTRACTS AND FLUCTUATION IN QUARTERLY RESULTS

  Sonat Offshore engages in drilling services pursuant to turnkey drilling contracts under which Sonat Offshore agrees to drill a well to a specified depth for a fixed price. Generally, Sonat Offshore is not entitled to payment unless the well is drilled to the specified depth. Sonat Offshore must bear the costs of performing drilling services until the well has been drilled and, accordingly, turnkey projects typically require significant cash commitments by Sonat Offshore. In addition, profitability of the contract is dependent upon keeping expenses within the estimates used by Sonat Offshore in determining the contract price. In performing a turnkey project, Sonat Offshore employs a drilling unit from its own fleet or from another drilling contractor under a dayrate contract. Drilling a well under a turnkey contract offers the possibility of financial gains and losses that are substantially greater than those which would ordinarily result from drilling such well under a conventional dayrate contract, since Sonat Offshore retains any excess of the fixed price over its expenses (including the drilling unit dayrate) but must pay any excess of expenses over such price. The financial results of a turnkey contract depend upon the performance of the drilling unit, drilling conditions and other factors. See "Description of Sonat Offshore--Drilling Contracts." For a discussion of the contribution of turnkey projects to the Sonat Offshore's results, see "Sonat Offshore Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Results."

  Sonat Offshore's earnings may fluctuate from quarter-to-quarter as a result of, among other reasons, the manner in which Sonat Offshore accounts for its turnkey contracts. Turnkey profits are recognized on completion of the well and acceptance by the customer; provisions for turnkey losses are made on contracts in progress when losses are anticipated.

LIMITATION ON OWNERSHIP BY NON-U.S. CITIZENS

  The Company, as the owner of United States flag vessels, is subject to the Shipping Act, 1916, which provides that a controlling interest in the Company may not be acquired by a non-U.S. citizen without the consent of the U.S. Secretary of Transportation, acting through the United States Maritime Administration ("MARAD"). A similar restriction applies to the Company under the terms of agreements between the Company and MARAD with respect to certain non-United States flag vessels. If a non-U.S. citizen were to acquire a controlling interest in the Company without MARAD's consent, MARAD would have the right to exercise various remedies under the Shipping Act, 1916, and the Company's agreements with MARAD, including seizure of vessels, civil penalties and certain misdemeanor criminal penalties.

                              RECENT DEVELOPMENTS

  Sonat Offshore had net income for the quarter ended June 30, 1996, of $25.5 million, or $0.89 per share, compared to $8.2 million, or $0.29 per share for the same period in 1995. Operating income for the three months ended June 30, 1996 and 1995 was $30.2 million and $11.9 million, respectively. Revenues for the 1996 quarter were $108.9 million, compared to $85.5 million for the same period in 1995.

  For the six months ended June 30, 1996, net income was $37.3 million, or $1.31 per share, compared to net income of $15.5 million, or $0.54 per share for the six months ended June 30, 1995. Operating income for the six months ended June 30, 1996 and 1995 was $44.2 million and $22.6 million, respectively. Revenues for the first six months of 1996 were $190.1 million, compared to revenues of $156.2 million in the 1995 period.

  The increases in net income for the three and six months ended June 30, 1996 were primarily due to increases in both operating income and other income, slightly offset by a related increase in income taxes. Operating income increases are primarily attributable to improved dayrates during the 1996 periods. Since operating expenses do not necessarily increase with higher dayrates, the increase in operating income is attributable to higher revenues without a corresponding increase in expenses.

  Other income increased $8.1 million and $11.6 million for the three and six months ended June 30, 1996, respectively, primarily due to a $6.6 million pre-tax ($4.3 million or $0.15 per share after-tax) gain on the disposal of the Offshore Bahram, a bottom-supported rig out of service since January 1996, increased equity in unconsolidated joint ventures, and additional interest income on cash balances. Other income for the six months ended June 30, 1996 includes $1.0 million of interest income related to the finalization of the interest component on a previously settled tax case and a gain of $0.8 million on the sale of Sonat Inc. stock owned by Sonat Offshore.

  General and administrative expense decreases of $1.1 million and $1.2 million for the three and six months ended June 30, 1996, respectively, were primarily attributable to higher general and administrative expense amounts in the 1995 periods due to non-recurring expenses associated with accelerated vesting of restricted stock and potential corporate acquisition costs.

  In light of the continued improvements in the market and planned upgrades, Sonat Offshore has reevaluated and extended the remaining lives on nine of its rigs by an average of approximately five years, effective July 1, 1996.

                              THE EXCHANGE OFFER

TERMS OF THE OFFER

  General. The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus/Offer to Purchase/Proxy Statement, to exchange for the outstanding shares of Transocean Stock (i) .53 of a share of Company Common Stock for each of 43,248,358 shares of Transocean
Stock, representing 80% of the currently outstanding shares of Transocean Stock on a fully diluted basis, and (ii) U.S. $27.25 for each remaining share of Transocean Stock. A tendering Transocean Stockholder may elect to receive cash rather than shares of Company Common Stock, provided that no cash consideration will be paid unless shares of Transocean Stock in excess of the Share Amount are duly tendered. Subject to the rules and regulations of the Commission and the OSE, the Company may elect (but shall not be obligated) (i) to increase the Share Amount or the number of shares that will be accepted for exchange for cash and (ii) to accept for exchange for shares of Company Common Stock or for cash all or any additional shares of Transocean Stock pursuant to such increase.

  Cash Payments. If the number of shares of Transocean Stock acquired by the Company pursuant to the Exchange Offer exceeds the Share Amount (such excess, the "Share Excess"), then an aggregate amount (the "Aggregate Cash Amount") equal to U.S. $27.25 multiplied by the Share Excess shall be paid in cash for tendered Transocean Stock on the following basis:

    (i) If the number of shares of Transocean Stock as to which the Cash Election is made equals or is less than the Share Excess, then the Company shall pay U.S. $27.25 for each such share (the "Full Cash Shares");

    (ii) If the number of shares of Transocean Stock as to which the Cash Election is made exceeds the Share Excess, then the Company shall deliver for each such share (A) cash in an amount equal to U.S. $27.25 multiplied by a fraction (the "Oversubscription Fraction"), the numerator of which shall be the Aggregate Cash Amount and the denominator of which shall be U.S. $27.25 multiplied by the number of shares as to which the Cash Election was made and (B) a fraction of a share of Company Common Stock equal to .53 multiplied by a fraction equal to one minus the Oversubscription Fraction; and

    (iii) If the number of shares of Transocean Stock as to which the Cash Election is made is less than the Share Excess, then the Company shall deliver for each share of Transocean Stock acquired by it in the Exchange Offer other than the Full Cash Shares (A) cash in an amount equal to U.S. $27.25 multiplied by a fraction (the "Undersubscription Fraction") the numerator of which shall be (x) the Aggregate Cash Amount less (y) the product of U.S. $27.25 and the number of Full Cash Shares, and the denominator of which shall be (x) U.S. $27.25 multiplied by (y) the number of shares acquired by the Company in the Exchange Offer minus the number of Full Cash Shares and (B) a fraction of a share of Company Common Stock equal to .53 multiplied by a fraction equal to one minus the Undersubscription Fraction.

  Pursuant to the foregoing formula, if the Cash Election is oversubscribed, tendering Transocean Stockholders making the Cash Election will receive a pro rata share of $27.25 in cash and .53 of a share of Company Common Stock for each tendered Transocean share, determined based on the proportion of (i) the aggregate amount of cash offered by the Company pursuant to the Exchange Offer to (ii) the aggregate amount that would be required to pay $27.25 for all shares as to which the Cash Election was made. If the Cash Election is undersubscribed, tendering Transocean Stockholders making the Cash Election will receive $27.25 per Transocean share, and the tendering Transocean Stockholders not making the Cash Election will receive a pro rata share of $27.25 and .53 of a share of Company Common Stock for each tendered Transocean share, determined based on the proportion of (i) the aggregate amount of cash offered by the Company pursuant to the Exchange Offer, minus the aggregate amount of cash to be paid to those making the Cash Election, to (ii) the aggregate amount that would be required to pay $27.25 per Transocean share for all tendered shares other than those as to which the Cash Election was made.

  Illustration. The following table illustrates the terms of the Exchange Offer and the consideration to be received in respect thereof based on the number of shares of Transocean Stock validly tendered and accepted in the Exchange Offer and the number of such shares as to which the Cash Election has been validly made.

                          % OF OUTSTANDING       CONSIDERATION TO BE        CONSIDERATION TO BE
  % OF OUTSTANDING           SHARES OF        RECEIVED FOR EACH SHARE OF RECEIVED FOR EACH SHARE OF
      SHARES OF           TRANSOCEAN STOCK         TRANSOCEAN STOCK           TRANSOCEAN STOCK
  TRANSOCEAN STOCK     TENDERED AND ACCEPTED    TENDERED AND ACCEPTED      TENDERED AND ACCEPTED
TENDERED AND ACCEPTED  AND AS TO WHICH A CASH  AND AS TO WHICH NO CASH     AND AS TO WHICH A CASH
IN THE EXCHANGE OFFER  ELECTION HAS BEEN MADE      ELECTION IS MADE           ELECTION IS MADE
- ---------------------  ---------------------- -------------------------- --------------------------
         80%                     0%                 .53 shares of                   N/A
                                                 Company Common Stock
         80%                    10%                 .53 shares of              .53 shares of
                                                 Company Common Stock       Company Common Stock
         80%                    80%                      N/A                   .53 shares of
                                                                            Company Common Stock
         90%                     0%                .4711 shares of                  N/A
                                                 Company Common Stock
                                                         and
                                                      $3.03 cash
         90%                    10%                 .53 shares of                  $27.25
                                                 Company Common Stock
         90%                    90%                      N/A                  .4711 shares of
                                                                            Company Common Stock
                                                                                    and
                                                                                 $3.03 cash
        100%                     0%                 .424 shares of                  N/A
                                                 Company Common Stock
                                                         and
                                                      $5.45 cash
        100%                    10%                .4711 shares of                 $27.25
                                                 Company Common Stock
                                                         and
                                                      $3.03 cash
        100%                    100%                     N/A                   .424 shares of
                                                                            Company Common Stock
                                                                                    and
                                                                                 $5.45 cash

  Fractional Shares. No fractional shares of Company Common Stock will be issued to holders of Transocean Stock in connection with the Exchange Offer. In lieu thereof, the Company shall pay to such holders otherwise entitled to a fractional share cash in an amount equal to the product of such fraction and the closing price for a share of Company Common Stock on the NYSE on the first trading day after the Expiration Date.

MANDATORY BID AND COMPULSORY ACQUISITION

  If the Company acquires more than 45% of all of the issued and outstanding shares of Transocean Stock pursuant to the Exchange Offer, it will be required to make a Mandatory Bid settled in cash or including a cash alternative for any remaining shares of Transocean Stock at a price not less than the highest price paid by the Company to acquire Transocean Stock during the six months preceding consummation of the Exchange Offer, as determined by the OSE. For these purposes, the Company has been advised by the OSE that the price paid in the case of shares of Transocean Stock acquired for Company Common Stock pursuant to the Exchange Offer will be determined based on the closing price of the Company Common Stock on the NYSE Composite Tape on the day preceding the date that the Company purchases shares of Transocean Stock pursuant to the Exchange Offer.

  If, as a result of the Exchange Offer or otherwise, the Company acquires shares of Transocean Stock representing more than 90% of the issued and outstanding shares of Transocean Stock, the Company (and each remaining Transocean Stockholder) would have the right under Section 3-15 of the Companies Act to commence a process leading to the Compulsory Acquisition. If this level is obtained by the Company as a result of the Exchange Offer or otherwise, the Company intends to exercise its right to effect the Compulsory Acquisition. Any Compulsory Acquisition initiated by the Company will relate to all shares of Transocean Stock.

  If the Company and all remaining holders of Transocean Stock are not able to agree as to the price to be paid in the Compulsory Acquisition, the price will be submitted to a court convened under the Act on Valuation Procedure 1917 for final determination. The court will determine the price based on an evaluation of Transocean.

THE OFFER PERIOD

  The term "Offer Period" shall mean the period from and including      , 1996
to and including the Expiration Date. The term "Expiration Date" shall mean 4:00 P.M., Oslo, Norway time on August 29, 1996, unless and until the Company extends the Offer Period, in which event the "Expiration Date" shall mean the latest time and date at which the Offer Period, as so extended, shall expire.

  The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offer Period for the Exchange Offer for any reason, including the occurrence of any of the events specified in the conditions set forth in "The Exchange Offer--Certain Conditions of the Exchange Offer," by giving oral or written notice of such extension to the Depositary.

  Subject to the applicable rules and regulations of the Commission and the OSE, the Company also reserves the right, in its sole discretion, at any time, to (i) delay acceptance for exchange of and, regardless of whether any Transocean Stock has theretofore been accepted for exchange, delay delivery of shares of the Company Common Stock for any Transocean Stock tendered into the Exchange Offer pending receipt of any governmental or other regulatory approvals or other actions specified in "Regulatory Approvals," (ii) terminate the Exchange Offer and not accept for exchange any Transocean Stock upon the occurrence of any of the events specified in the conditions set forth in "The Exchange Offer--Certain Conditions of the Exchange Offer," and (iii) waive (to the extent permissible) any condition described in "The Exchange Offer-- Certain Conditions of the Exchange Offer," or otherwise amend the Exchange Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Depositary and to the OSE and by making a public announcement thereof.

  Without limiting the manner in which the Company may choose to make any public announcement, whether in connection with an extension, delay, termination, amendment or waiver of any of the terms of the Exchange Offer, and except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service and to the OSE. If such press release relates to an extension of the Exchange Offer, the Company shall issue such press release no later than 9:00 a.m. on the next business day after the scheduled termination of the Exchange Offer. For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  Transocean has arranged for the Company to obtain a list of holders of record of Transocean Stock. This Prospectus/Offer to Purchase/Proxy Statement and related materials will be mailed by the Company to such record holders and will be furnished by the Company to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on such lists for subsequent transmittal to beneficial owners of Transocean Stock, or who otherwise indicate to the Company that they are holding Transocean Stock.

PROCEDURES FOR TENDERING TRANSOCEAN STOCK

  General. In order for a holder of Transocean Stock to validly tender Transocean Stock pursuant to the Exchange Offer, an Acceptance Form or facsimile copy thereof, properly completed and duly executed, together with any other required documents, shall be delivered to the Depositary specified therein and must be received by the Depositary at one of its addresses set forth on the back cover of this Prospectus/Offer to Purchase/Proxy Statement prior to the Expiration Date.

  ANY TRANSOCEAN STOCKHOLDER WHOSE TRANSOCEAN STOCK IS REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH PERSON IF SUCH TRANSOCEAN STOCKHOLDER DESIRES TO TENDER SUCH TRANSOCEAN STOCK.

  IN ORDER FOR A HOLDER OF TRANSOCEAN STOCK TO VALIDLY TENDER TRANSOCEAN STOCK PURSUANT TO THE EXCHANGE OFFER, THE ACCEPTANCE FORM MUST BE SIGNED BY THE SHAREHOLDER OR HIS AUTHORIZED ATTORNEY AND, IF APPLICABLE, BY ANY REGISTERED HOLDER OF RIGHTS TO SUCH HOLDER'S RELEVANT VERDIPAPIRSENTRALEN (THE NORWEGIAN REGISTRY OF SECURITIES) ACCOUNT(S).

  The valid tender of Transocean Stock pursuant to the procedure described above will constitute a binding agreement between the tendering Transocean Stockholder and the Company upon the terms and subject to the conditions of the Exchange Offer.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Transocean Stock will be determined by the Company with respect to the Exchange Offer, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders determined by it not to be in proper form, or the acceptance for exchange of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any Transocean Stock. No tender of Transocean Stock will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Company, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The interpretation by the Company of the terms and conditions of the Exchange Offer (which includes the Acceptance Form and the instructions thereto) will be final and binding.

  If the Acceptance Form is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Depositary, proper evidence satisfactory to the Depositary of their authority to so act must be submitted.

  The acceptance of Transocean Stock by the Company pursuant to any of the procedures described above will constitute a binding agreement between the tendering Transocean Stockholder and the Company upon the terms and subject to the conditions applicable to the Exchange Offer.

WITHDRAWAL RIGHTS

  AFTER ACCEPTING THE EXCHANGE OFFER BY SUBMITTING AN ACCEPTANCE FORM, AS DESCRIBED IN "--PROCEDURES FOR TENDERING TRANSOCEAN STOCK" ABOVE, HOLDERS OF TRANSOCEAN STOCK WILL NOT HAVE WITHDRAWAL RIGHTS UNLESS THE EXPIRATION DATE HAS BEEN EXTENDED BEYOND SEPTEMBER 13, 1996.

  If the Expiration Date is extended beyond September 13, 1996, Transocean Stock tendered pursuant to the Exchange Offer may be withdrawn pursuant to the procedures set forth below during the five day period ending September 20, 1996. Holders of Transocean Stock will not have any other withdrawal rights.

  To be effective, a written notice of withdrawal or a facsimile transmission thereof must be timely received by the Depositary at one of its addresses set forth on the back cover of this Prospectus/Offer to Purchase/Proxy Statement and must specify the name of the person having tendered Transocean Stock to be withdrawn, the number of shares of Transocean Stock to be withdrawn and the VPS account number of the person who tendered the shares of Transocean Stock to be withdrawn.

  Withdrawals of tendered Transocean Stock may not be rescinded, and any Transocean Stock properly withdrawn will thereafter be deemed not validly tendered for the purposes of the Exchange Offer. However, withdrawn Transocean Stock may be re-tendered by following one of the procedures described in "-- Procedures for Tendering Transocean Stock" above at any time during the Offer Period.

  All questions as to the validity (including the time of receipt) of notices of withdrawal with respect to the Exchange Offer will be determined by the Company in its sole discretion, whose determination will be final and binding. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

ACCEPTANCE FOR EXCHANGE; DELIVERY OF COMPANY COMMON STOCK

  Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for exchange, and will exchange, as promptly as practicable after the Expiration Date, all Transocean Stock validly tendered into the Exchange Offer and not withdrawn prior to the Expiration Date. Subject to applicable rules of the Commission, the Company expressly reserves the right to delay acceptance for exchange of, or delivery of any consideration for, Transocean Stock tendered into the Exchange Offer pending receipt of any governmental or other regulatory approvals, orders or actions specified in "Regulatory Approvals." The issuance of Company Common Stock pursuant to the Exchange Offer will be subject to all applicable requirements of law.

  In all cases, Transocean Stock accepted for exchange pursuant to the Exchange Offer will be exchanged only after timely receipt by the Depositary of an Acceptance Form (or facsimile copy thereof) properly completed and duly executed and any other documents required by the Acceptance Form.

  For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby acquired, Transocean Stock validly tendered to it pursuant to the Exchange Offer as, if and when the Company gives oral or written notice to the Depositary of its acceptance for exchange of such Transocean Stock tendered pursuant to the Exchange Offer.

  If the Company is delayed in its acceptance for exchange of, or issuance of the Company Common Stock in exchange for, Transocean Stock or is unable to accept for exchange, or issue the Company Common Stock in exchange for, Transocean Stock pursuant to the Exchange Offer for any reason, then, without prejudice to the rights of the Company with respect to the Exchange Offer under this Prospectus/Offer to Purchase/Proxy Statement (but subject to compliance with applicable rules of the Commission), the Depositary may nevertheless, on behalf of the Company, retain tendered Transocean Stock. Under no circumstances will interest be paid, nor will any additional Company Common Stock be issued, by the Company, regardless of any delay in making such exchange.

  If any tendered shares of Transocean Stock are not accepted for exchange or exchanged for any reason, any such stock will be returned, without expense to the tendering Transocean Stockholder, as promptly as practicable after the Expiration Date or termination of the Exchange Offer.

DIVIDENDS AND DISTRIBUTIONS

  If, on or after the date hereof, Transocean should make a dividend or distribution of Transocean Stock or split, combine or otherwise change any Transocean Stock or its capitalization, or disclose that it has taken any such action, then, without prejudice to the rights of the Company under "The Exchange Offer--Certain Conditions of the Exchange Offer," the Company may make such adjustments to the purchase price (or portion thereof), Exchange Ratio and other terms of the Exchange Offer as it deems appropriate to reflect such split, combination or other change.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept for exchange or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Company's obligation to pay for or return tendered Transocean Stock promptly after the termination or withdrawal of the Exchange Offer), to exchange any shares of Transocean Stock not theretofore accepted for exchange or exchanged, and may terminate or amend the Exchange Offer as described herein, if (1) at the Expiration Date, each of (a) the Minimum Condition, (b) the Sonat Offshore Stockholder Approval Condition, (c) the Regulatory Approval Condition, and (d) the Norwegian Business Acquisition Act Condition shall not have been satisfied, or (2) at any time on or after June 1, 1996, and before the acceptance of such shares of Transocean Stock for exchange or the exchange thereof, any of the following conditions shall exist:

    (a) there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by U.S. securities laws and the Norwegian Business Acquisition Act, in connection with, the making of the Exchange Offer, the acceptance for exchange, or exchange, or ownership, of some of or all of the shares of Transocean Stock by the Company or any other affiliate of the Company, or the consummation by the Company or any affiliate of the Company of a Mandatory Bid for, or Compulsory Acquisition of, shares of Transocean Stock, or otherwise directly or indirectly relating to the transactions contemplated by the Exchange Offer, (ii) seeking to prohibit the ownership or operation by the Company or any affiliate of the Company of all or any portion of the business or assets of Transocean and its subsidiaries or of the Company or any affiliate of the Company or to compel the Company or any affiliate of the Company to dispose of or hold separate all or any portion of the business or assets of the Company or any affiliate of the Company or of Transocean or any of its subsidiaries or seeking to impose any limitation on the ability of the Company or any affiliate of the Company to conduct its business or own such assets, (iii) seeking to obtain material damages against Transocean or any of its affiliates or the Company or any of its affiliates, (iv) seeking any material diminution in the benefits expected to be derived by the Company or any affiliate of the Company as a result of the transactions contemplated by the Exchange Offer and the Combination, (v) adversely affecting the financing of the Exchange Offer or the transactions contemplated thereby or (vi) materially adversely affecting the business, properties, assets, condition (financial or otherwise), operations, results of operations or prospects of Transocean or any of its subsidiaries;

    (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to
  (i) Transocean or any affiliate of Transocean or the Company or any affiliate of the Company or (ii) the Exchange Offer, by any legislative body, court, government or governmental authority or agency, domestic or foreign, that, in the sole judgment of the Company, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

    (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, condition (financial or otherwise), operations, results of operations or prospects of Transocean or any of its subsidiaries that is or may be materially adverse to Transocean and its subsidiaries taken as a whole, or the Company shall have become aware of any facts that have or may have material adverse significance with respect to either the value of Transocean or any of its subsidiaries or the value of the shares of Transocean Stock to the Company or any affiliate of the Company;

    (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or Norway, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or Norway, including, without limitation, a decline of more than 25% in the Standard & Poor's 500 Index,
  (iii) a suspension of, or limitation on, the markets for United States or Norwegian currency, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Norway,
  (v) any limitation (whether or not mandatory) by any government or governmental authority or agency, domestic or foreign, on, or other event that, would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Norway or (vii) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

    (e) Transocean or any of its subsidiaries shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the shares of Transocean Stock or Transocean's capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any currently outstanding shares of Transocean Stock or other securities, (iii) issued or sold, or authorized or proposed the issuance or sale of, additional shares of Transocean Stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of 38,500 shares of Transocean Stock reserved for issuance as of May 1, 1996), (iv) declared, paid or proposed to declare or pay any cash dividend or other distribution on any shares of capital stock of Transocean, (v) altered or proposed to alter any material term of any outstanding security, (vi) incurred any debt other than in the ordinary course of business, (vii) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of Transocean or any of its subsidiaries or any comparable event not in the ordinary course of business (other than the sale of the Anchor Drilling Fluids), (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that in the sole judgment of the Company could adversely affect either the value of Transocean or any of its subsidiaries or the value of the shares of Transocean Stock to the Company or any affiliate of the Company, (ix) entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to the employees as a result of or in connection with the transactions contemplated by the Exchange Offer, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan of Transocean or any of its subsidiaries, or the Company shall have become aware of any such action that was not disclosed in publicly available filings prior to December 31, 1995, or (xi) amended, or authorized or proposed any amendment to, its Articles of Association, or the Company shall become aware that Transocean or any of Transocean's subsidiaries shall have proposed or adopted any such amendment, that was not disclosed in publicly available filings prior to December 31, 1995;

    (f) the Company shall have otherwise learned that (i) any person, entity (including Transocean or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of 10% or more of any class or series of capital stock of Transocean (including the shares of Transocean Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 10% or more of any class or series of capital stock of Transocean (including the shares of Transocean Stock), other than acquisitions for bona fide arbitrage purposes only, (ii) any such person, entity or group that prior to December 31, 1995 had owned 10% or more of the outstanding Transocean Stock has acquired, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1% or more of any class or series of capital stock of Transocean (including the shares of Transocean Stock), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1% or more of any class or series of capital stock of Transocean (including the shares of Transocean Stock);

    (g) the Company shall become aware (i) that any material contractual right of Transocean or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or that any material amount of indebtedness of Transocean or any of its subsidiaries shall become accelerated or otherwise become due prior to its stated due date, in either case with or without notice or the lapse of time or both as a result of the transactions contemplated by the Exchange Offer or (ii) of any covenant, term or condition in any of Transocean's or any of its subsidiaries' instruments or agreements that has or may have, in the sole judgment of the Company, a material adverse effect on (A) the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of Transocean or any of its subsidiaries (including, but not limited to, any event of default that may ensue as a result of the consummation of the Exchange Offer or the acquisition of control of Transocean) or (B) the value of the shares of Transocean Stock in the hands of the Company or any affiliate of the Company;

which, in the sole judgment of the Company in any such case, and regardless of the circumstances (including any action or inaction by the Company or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or exchange.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all persons.

  The Company has not determined to waive any of the foregoing conditions. In evaluating any possible waiver of any of the foregoing conditions, the Company would consider the likely effect of the waiver on the Company after giving effect to the acquisition of the shares of Transocean Stock pursuant to the Exchange Offer. In particular, in evaluating any waiver of the Minimum Condition, the Company would consider, among other things, the advisability of offering to acquire a greater number of shares of Transocean Stock for cash pursuant to the Mandatory Bid, the Company's ability to finance such greater cash consideration, the effect of such waiver on the Company's ability to comply with the Credit Agreement and the Company's ability to exercise control over Transocean after giving effect to the purchase of 80% or less of the shares of Transocean Stock pursuant to the Exchange Offer. Although the Credit Agreement permits the Company to waive the Minimum Condition so long as the Company acquires not less than 78% of the Transocean Stock for Company Common Stock, other provisions of the Credit Agreement may effectively limit the Company's ability to waive the Minimum Condition, including the cash availability requirements and other financial covenants of the Credit Agreement. The ability of the Company to comply with such provisions cannot be predicted, since it will be dependent on a number of factors, including the offer price required in the Mandatory Offer (which in turn is dependent on the closing price of the Company Common Stock on the day preceding the Expiration
Date), the Company's projected liquidity requirements for three months after consummation of the Exchange Offer and the financial condition and results of operations of Sonat Offshore and Transocean. Accordingly, the Company cannot predict if it would be able to waive the Minimum Condition should it desire to do so and, if it were able to do so, the extent to which the Minimum Condition could be reduced.

  If the Company waives the Minimum Condition and acquires less than 80% of the outstanding Transocean Stock, provided that the Company acquires a majority of such shares, the Company will have control of Transocean but its flexibility in managing Transocean may be reduced. For example, any dividend paid by Transocean would be paid on all of its shares, including those held by any public stockholders. In addition, the Transocean Stock may continue to be listed on the OSE, subjecting Transocean to additional regulation. Moreover, any shares of Transocean Stock that are not acquired by the Company pursuant to the Exchange Offer, any Mandatory Bid or any Compulsory Acquisition would remain outstanding and, depending on the number thereof, the liquidity and market value thereof could be adversely affected. To the extent that this Prospectus/Offer to Purchase/Proxy Statement, as it may be amended or supplemented, omits to state a material fact necessary to make the statements herein not misleading with respect to any waiver of the Minimum Condition, the Company may be required to resolicit holders of Transocean Stock who have tendered their Transocean Stock prior to correction of such omission.

FINANCING ARRANGEMENTS

  The total amount of funds required by the Company to purchase the shares of Transocean Stock tendered by holders of Transocean Stock pursuant to the Exchange Offer (assuming all outstanding shares are tendered) and to pay the fees and expenses associated with the Combination will be in the aggregate approximately $310 million. In addition, if the Exchange Offer is consummated the Company will repay approximately $150 million of outstanding indebtedness of Transocean.

  The Credit Agreement, among ABN Amro Bank N.V., Houston Agency, as Agent (the "Agent"), Bank of Montreal, Houston Agency, The Fuji Bank Limited, Royal Bank of Canada and Wells Fargo Bank (Texas), National Association, as Co-Agents, SunTrust Bank, Atlanta, and Credit Lyonnais, New York Branch, as Documentation Agents, the other lenders named therein and the Company (the "Credit Agreement"), provides, upon satisfaction of the conditions contained therein and described below, for borrowing by the Company under (i) a six-year term loan facility in the amount of $200 million and (ii) a six-year revolving credit facility in the amount of $400 million. In addition to providing the above described required funds to satisfy the cash requirements of the Exchange Offer, to pay expenses relating to the Combination and to repay Transocean indebtedness, the borrowing capacity under the Credit Agreement will be used to provide working capital for general corporate purposes and may be used to refinance Sonat Offshore's $30 million 6.9% Senior Notes if the noteholders do not agree to certain amendments requested by Sonat Offshore to accommodate the Combination. Loans under the Credit Agreement will bear interest, at the option of the Company, at either (i) a base rate equal to the higher of (A) the federal funds rate, as published by the Federal Reserve Bank of New York one business day in arrears, plus 1/2% per annum and (B) the commercial loan rate of the Agent as announced from time to time at its office as its base rate for U.S. dollar loans in the United States or (ii) an annual rate equal to the London Interbank Offered Rate plus a margin based upon the Company's ratio of funded debt to total capital, which margin is initially expected to be .45%.

  The Credit Agreement contains various conditions to the funding of the loans thereunder, including the following: (i) the lack of any material legal proceedings relating to the Exchange Offer; (ii) receipt of all necessary consents and governmental approvals; (iii) availability of sufficient cash and cash resources to consummate the Combination, to fund the Company's reasonably anticipated capital expenditure needs for three months after consummation of the Exchange Offer and to maintain specified cash reserves and/or availability under the Credit Agreement during such period; (iv) receipt by the Agent of customary legal opinions; (v) accuracy of representations and warranties in all material respects; (vi) receipt by the Agent of evidence of insurance, evidence of existence, good standing, authority and authorization of the Company, legal organizational chart, and officer's certificates; (vii) absence of any default, material adverse litigation or material adverse change in the financial condition, business, affairs, properties or prospects of the Company or of Transocean; (viii) payment of the fees and expenses of the Agent pursuant to the Credit Agreement; and (ix) satisfaction or, in certain instances, waiver (if such waiver is not reasonably likely to have a material adverse effect or, in the case of the Minimum Condition, so long as the Company acquires not less than 78% of the Transocean Stock for Company Common Stock) of the conditions to the Exchange Offer.

  Immediately after consummation of the Exchange Offer, the Company intends to transfer all of the acquired Transocean Stock to a newly formed Norwegian subsidiary of the Company ("Newco") in part as a capital contribution and in part as a sale in exchange for a promissory note of Newco in the principal amount of $300 million. Such promissory note and 65% of the stock of Newco will be pledged by the Company as security for its obligations under the Credit Agreement. The Company's obligations under the Credit Agreement will be guaranteed by its direct, domestic material subsidiaries and will be secured by pledges of the stock of 65% of the outstanding stock of direct, foreign material subsidiaries and of all intercompany notes payable to the Company by Newco.

  The Credit Agreement contains various covenants applicable to the Company and its subsidiaries, including the following: (i) maintenance of existence and compliance with applicable legal requirements; (ii) maintenance of property and equipment necessary to the proper conduct of its business in reasonably good repair; (iii) maintenance of (x) interest coverage ratio at or above three to one, (y) funded debt to total capital ratio at or below 45% for the quarters ended on or prior to December 31, 1998 and 40% thereafter and (z) consolidated net worth at or above 90% of the consolidated net worth after consummation of the Exchange Offer and prior to consummation of the Mandatory Bid and thereafter at or above $1.4 billion plus the greater of (A) zero and (B) 50% of adjusted net income added quarterly or annually from the date of the Combination; (iv) compliance with limitations on additional indebtedness, mergers, consolidations, changes of control, asset dispositions, investments, advances and extensions of credit; (v) no creation or assumption of any lien on assets unless previously disclosed, permitted as an exception or aggregating $5 million or less; (vi) not to enter into transactions with certain related parties other than on an arms-length basis; and (vii) not to optionally prepay any other debt while a default exists.

  The Company has other significant capital commitments, including those relating to the upgrade of the Offshore Marianas, the construction of the Discoverer Enterprise, the upgrade of the Offshore Amirante and certain other matters. See "Sonat Offshore Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

FEES AND EXPENSES

  Tendering Transocean Stockholders will not be obligated to pay brokerage fees or commissions in connection with the Exchange Offer. CS First Boston and Pareto are acting as financial advisors to Transocean with respect to the Combination, and their fees will paid by Transocean. Goldman Sachs and Simmons & Co. International ("Simmons") are acting as financial advisors to Sonat Offshore with respect to the Combination, and their fees will be paid by Sonat Offshore. See "The Combination--Fairness Opinion." In addition, Sundal Collier & Co. a.s is acting as Norwegian financial advisor to Sonat Offshore, for which services Sonat Offshore has agreed to pay it $100,000 plus 0.1% of the product of $27.25 multiplied by the Share Excess, subject to a minimum payment of $300,000.

  The Company has retained Morrow & Co., Inc. to act as the Information Agent and Sundal Collier & Co a.s to act as the Depositary in connection with the Exchange Offer. The Information Agent may contact Transocean Stockholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominee security holders to forward the materials for the Exchange Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

  The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Transocean Stock pursuant to the Exchange Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding offering material of the Company to their clients.

AGREEMENT WITH TIGER MANAGEMENT

  Tiger Management Corp., the owner of 9,315,762 shares of Transocean Stock (approximately 17.2% of the outstanding shares), has agreed with the Company to tender such shares pursuant to the Exchange Offer. Such agreement may be terminated by either Tiger Management or the Company if (i) the Company shall not have acquired Tiger Management's shares of Transocean Stock on or before the 45th day after commencement of the Exchange Offer, (ii) a court of competent jurisdiction shall have issued an order that shall be final and nonappealable that prohibits or makes illegal the performance of the agreement or the purchase of Transocean Stock pursuant to the Exchange Offer, or (iii) the Sonat Offshore Stockholder Approval Condition shall not have been satisfied on or before the 45th day after commencement of the Exchange Offer.

MISCELLANEOUS

  The Exchange Offer is not being made to (nor will tenders of Transocean Stock be accepted from or on behalf of) holders of Transocean Stock in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by Goldman Sachs or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      THE SONAT OFFSHORE SPECIAL MEETING

PURPOSE OF MEETING

  This Prospectus/Offer to Purchase/Proxy Statement is being furnished by Sonat Offshore to Sonat Offshore Stockholders in connection with the solicitation of proxies by the Sonat Offshore Board for use at the Sonat Offshore Special Meeting. At the Sonat Offshore Special Meeting, Sonat Offshore Stockholders will consider proposals (i) to approve the issuance of up to 28,652,037 shares of Company Common Stock pursuant to the Exchange Offer, (ii) to amend the Company Charter to increase the authorized number of shares of Company Common Stock that the Company is authorized to issue from 55,000,000 to 150,000,000 shares, and (iii) to amend the Company Charter to change the name of Sonat Offshore to "Transocean Offshore Inc."

DATE, TIME AND PLACE OF MEETING

  The Sonat Offshore Special Meeting will be held at 4 Greenway Plaza, Room C-100, Houston, Texas on August 29, 1996, at 8:00 a.m.

RECORD DATE, STOCKHOLDERS ENTITLED TO VOTE AND REQUIRED VOTE

  Only holders of record of Company Common Stock at the close of business on July 22, 1996 are entitled to notice of and to vote at the Sonat Offshore Special Meeting. As of July 22, 1996, there were 28,476,589 shares of Company Common Stock outstanding, which is the only class of capital stock entitled to vote at the Sonat Offshore Special Meeting. These shares were held by 195 holders of record on such date.

  The presence in person or by proxy of a majority of the outstanding shares of Company Common Stock is necessary to constitute a quorum at the Sonat Offshore Special Meeting. If there are insufficient votes to constitute a quorum, the Sonat Offshore Special Meeting may be adjourned in order to permit further solicitation of proxies. Broker non-votes and abstentions all count for the purpose of determining a quorum. At the Sonat Offshore Special Meeting, each Sonat Offshore Stockholder is entitled to one vote for each share of Company Common Stock held.

SOLICITATION, REVOCATION AND USE OF PROXIES

  All holders of Company Common Stock represented at the Sonat Offshore Special Meeting by properly executed proxies received prior to or at the Sonat Offshore Special Meeting, unless such proxies previously have been revoked, will be voted at the Sonat Offshore Special Meeting in accordance with the instructions on the proxies. If no contrary instructions are indicated, such proxies will be voted FOR the approval of each of the Proposals.

  Any proxy given pursuant to this solicitation may be revoked by the person giving such proxy at any time before it is voted. Proxies with respect to Company Common Stock may be revoked by filing with the Secretary of Sonat Offshore written notice of revocation bearing a later date than the proxy, by duly executing a later-dated proxy relating to the same Company Common Stock or by attending the Sonat Offshore Special Meeting and voting in person (although attendance at the Sonat Offshore Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy with respect to Company Common Stock must be sent to Secretary, Sonat Offshore Drilling Inc., 4 Greenway Plaza, Houston, Texas 77046.

  Proxies will be solicited by use of the mails. Directors, officers and employees of Sonat Offshore may also solicit proxies by telephone, telecopy, telegram or personal contact and such persons will receive no additional compensation for such services. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Company Common Stock held in their names. Sonat Offshore has also retained Morrow & Co., Inc. to aid in the solicitation of proxies with respect to the Proposals for a fee of $15,000 plus reimbursement for reasonable and customary out-of-pocket expenses. Sonat Offshore will bear the cost of preparing and mailing the proxy material in connection with the Sonat Offshore Special Meeting, Commission filing fees, the printing costs in connection with this Prospectus/Offer to Purchase/Proxy Statement and the fees and expenses of the proxy solicitor.

NO DISSENTERS OR APPRAISAL RIGHTS

  Holders of the Company Common Stock do not have statutory appraisal or dissenters rights with respect to the Proposals.

PROPOSAL TO APPROVE THE ISSUANCE OF COMPANY COMMON STOCK PURSUANT TO THE EXCHANGE OFFER

  The Company Common Stock is listed on the NYSE. Under the rules of the NYSE, the issuance by a listed company of more than 20% of its outstanding shares must be approved by such company's shareholders. Accordingly, since the Exchange Offer contemplates the issuance of more than 20% of the outstanding shares of Company Common Stock, the Sonat Offshore Stockholders must approve such issuance in order for the Exchange Offer to be consummated. See "The Combination" and "The Exchange Offer" for additional information regarding the issuance of Company Common Stock pursuant to the Exchange Offer.

  If the Company exchanges 80% of the shares of Transocean Stock for .53 of a share of Company Common Stock per Transocean share, as provided in the Exchange Offer as initially promulgated, a maximum of 22,921,629 shares of Company Common Stock will be issued. However, the Company has reserved the right to increase the shares of Company Common Stock or cash offered, although the Company has no plans to do so. If the Exchange Offer Proposal is approved by the Sonat Offshore Stockholders, no further vote will be required to revise the terms of the Exchange Offer, including any increase in the shares of Company Common Stock offered, provided that the number of shares of Company Common Stock issued will not exceed 28,652,037 shares.

  Vote Required for the Proposal. The favorable vote of a majority of the shares of Company Common Stock voted at the Sonat Offshore Special Meeting, provided that the total vote cast represents a majority of the outstanding shares of Company Common Stock, will be required to approve the issuance of Company Common Stock pursuant to the Exchange Offer.

  Under the Company Charter and By-Laws and under Delaware law, abstentions and broker non-votes will be counted for quorum purposes but will not be counted in determining votes cast on the proposal. Accordingly, abstentions and broker non-votes (shares not voted on a matter because a nominee holding shares for a beneficial owner neither receives voting instructions from such beneficial owner nor has discretionary voting power with respect thereto) may have the effect of a vote against the proposal if they result in a failure of the total vote cast to represent a majority of the outstanding shares of Company Common Stock.

  The Sonat Offshore Board recommends a vote FOR approval of the proposal to issue Company Common Stock pursuant to the Exchange Offer.

PROPOSAL TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMPANY COMMON STOCK

  The Sonat Offshore Board has authorized and approved, subject to stockholder approval, an amendment to Article Fourth of the Company Charter, increasing the number of authorized shares of Common Stock to 150,000,000. The text of the Share Increase Amendment is set forth in Annex C to this Prospectus/Offer to Purchase/Proxy Statement. It is contemplated that, if the proposed amendment is approved by the Sonat Offshore Stockholders, it will be filed in accordance with the laws of the State of Delaware so as to become effective as soon as practicable thereafter.

  Purpose of the Increase. Sonat Offshore's authorized capital stock presently consists of 55,000,000 shares of Company Common Stock and 50,000,000 shares of Preferred Stock. As of July 1, 1996, 28,475,338 shares of Company Common Stock were issued and outstanding and 2,747,410 shares were reserved for issuance pursuant to stock options issued under the Sonat Offshore Stock Incentive Plan and for future awards under such Plan. As of July 1, 1996, no shares of Preferred Stock were issued and outstanding. If the Exchange Offer is consummated as originally promulgated, an additional 22,921,629 shares of Company Common Stock would be issued. Accordingly, only 855,623 shares of Company Common Stock would remain available for issuance. If the Company revises the offer to increase the shares of Company Common Stock to be issued pursuant to the Exchange Offer by more than 855,623 shares, the Exchange Offer, as revised, could not proceed unless the Share Increase Amendment proposal was approved by the Sonat Offshore Stockholders. Whether or not the Exchange Offer is consummated, the Company intends to implement the Share Increase Amendment if it is approved by the Sonat Offshore Stockholders.

  In addition to the shares of Company Common Stock that may be issued in connection with the Exchange Offer, the Sonat Offshore Board believes it is desirable to have authorized, unissued and unreserved shares of Company Common Stock available for purposes such as financings, acquisitions, stock dividends and stock splits. The presence of an adequate supply of authorized, unissued and unreserved shares of Company Common Stock provides flexibility by allowing shares to be issued without further action by the stockholders unless such action is required in a specific case by applicable law or the rules of any exchange on which the Company's securities may then be listed.

  The additional shares of Company Common Stock which will be authorized by the Share Increase Amendment would have the same rights and privileges as the shares of Company Common Stock currently authorized and issued, and will be available for issuance, without further action by the Company's stockholders, unless such action is required by applicable laws, rules and regulations. Except as noted herein, the Company does not have any present plans, proposals, commitments, understandings or arrangements which would result in the issuance of any share of Company Common Stock. Holders of shares of Company Common Stock are not entitled to preemptive rights.

  Other Considerations. Although the Sonat Offshore Board does not deem the proposed amendment to be an "anti-takeover" proposal, the amendment could be considered as having the effect of discouraging an attempt by another person to acquire control of the Company since the issuance of additional shares of Company Common Stock could be used to dilute the stock ownership of such person or could be sold to persons who might side with the Sonat Offshore Board in opposing a takeover bid. The proposed amendment is not part of a plan or arrangement intended to have an anti-takeover effect, and management has no present intention to propose additional measures to stockholders that might have such an effect. Management reserves the right, however, as laws, interpretations thereof, or circumstances, in management's judgment, suggest a need for the same, to recommend such measures to the stockholders.

  The Company currently has provisions in the Company Charter and By-Laws which are intended to reduce the detrimental effects associated with certain unsolicited takeover proposals. See "Description of Capital Stock and Charter Documents of the Company".

  Vote Required for the Proposal. The favorable vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Sonat Offshore Special Meeting will be required for approval of the Share Increase Amendment. Under the Company Charter and By-Laws and under Delaware law, abstentions and broker "non-votes" (shares not voted on a matter because a nominee holding shares for a beneficial owner neither receives voting instructions from such beneficial owner nor has discretionary voting power with respect thereto) will have the effect of a "no" vote on this proposal.

  The Sonat Offshore Board recommends a vote FOR approval of the Share Increase Amendment.

PROPOSAL TO CHANGE THE COMPANY'S NAME TO "TRANSOCEAN OFFSHORE INC."

  The Board of Directors has authorized and approved, subject to stockholder approval, an amendment to Article First of the Company Charter, changing the Company's name to "Transocean Offshore Inc." The text of the Name Change Amendment is set forth in Annex C to this Prospectus/Offer to Purchase/Proxy Statement. It is contemplated that, if the Name Change Amendment is approved by the Company's stockholders and the Company acquires a majority of the shares of Transocean Stock pursuant to the Exchange Offer, it will be filed in accordance with the laws of the State of Delaware so as to become effective as soon as practicable thereafter.

  Reasons for the Change. If the Exchange Offer is consummated, the Company believes that its corporate name should reflect its interests in both Sonat Offshore and Transocean. In addition, the name "Sonat" is associated with Sonat Inc., formerly the sole stockholder of Sonat Offshore but which no longer owns any interest in Sonat Offshore. The Name Change Amendment will not be effected if the Company does not acquire a majority of the shares of Transocean Stock pursuant to the Exchange Offer.

  Stockholders are not required to turn in their stock certificates for new certificates should this proposal be adopted.

  Vote Required for the Proposal. Approval of the Name Change Amendment requires the affirmative vote at the Sonat Offshore Special Meeting of a majority of the Company Common Stock outstanding on the record date. Under the Company Charter and By-Laws and under Delaware law, abstentions and broker non-votes (shares not voted on a matter because a nominee holding shares for a beneficial owner neither receives voting instructions from such beneficial owner nor has discretionary voting power with respect thereto) will have the effect of a "no" vote on this proposal.

  The Sonat Offshore Board recommends a vote FOR the approval of the Name Change Amendment.

STOCKHOLDER PROPOSALS

  Stockholder Proposals in the Company's Proxy Statement. In order for proposals by stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 Annual Meeting of Stockholders, such proposals must be received at the principal executive offices of the Company, 4 Greenway Plaza, Houston, Texas, 77046 by no later than November 15, 1996.

  Stockholder Proposals and Nominations for Directors to be Presented at Meetings. A stockholder who desires to propose any business at any annual meeting of stockholders must give the Company written notice not less than 90 days prior to the anniversary of the date of the immediately preceding annual meeting that was specified in the initial formal notice of such meeting or, if the date of the forthcoming annual meeting is more than 30 days before or after such anniversary date, by the close of business on the tenth day following public disclosure by the Company of the meeting date. The stockholder's notice must set forth (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address of the stockholder who intends to propose such business; (c) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business; and (d) any material interest of the stockholder in such business.

  A stockholder who desires to nominate Directors at an annual meeting of stockholders must give the Company written notice within the time period described in the preceding paragraph. A stockholder who desires to nominate Directors at a special meeting at which the Board of Directors has determined that Directors will be elected must give the Company written notice by the close of business on the tenth day following disclosure by the Company of the meeting date. The stockholder's notice must set forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and setting forth the class and number of shares so held (including shares held beneficially); (c) a representation that such stockholder intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee proposed by the stockholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission; and (f) the consent of each nominee to serve as a Director of the Company if so elected.

  The Chairman of the meeting may refuse to transact any business or to acknowledge the nomination of any person if a stockholder has failed to comply with the foregoing procedures.

  A copy of the Company's By-Laws, in which these procedures are set forth, may be obtained from the Company upon written request to the Company at its principal place of business.

OTHER BUSINESS

  Pursuant to the terms of the Company Charter, no business other than the Proposals may be considered at the Sonat Offshore Special Meeting.

                                THE COMBINATION

BACKGROUND OF THE COMBINATION

  Over the past several years, Sonat Offshore has explored a variety of strategies designed to position it for the next decade and beyond as a leader in the deep water and harsh environment drilling markets. In 1995, Sonat Offshore held discussions with Reading & Bates Corporation ("Reading & Bates"), an offshore drilling company, regarding the acquisition by Sonat Offshore of Reading & Bates, but those discussions were terminated in May 1995.

  Since 1990, Transocean has implemented a consistent strategy focused on creating a major international contract drilling and well intervention company with emphasis on modern high specification floating drilling equipment. Transocean has pursued its strategy through a number of acquisitions and mergers including the acquisition of Ross Offshore AS ("Ross Offshore") in 1994 and Wilrig AS ("Wilrig") in 1995. In late 1995 and early 1996 Transocean concluded that the drilling industry would continue to consolidate worldwide and that continued implementation of its growth strategy would be best served if Transocean were to combine with a drilling company located outside of Western Europe. At the same time Transocean remained committed to the drilling industry and determined that its future prospects would best be served through a "combination of equals" with another major company also committed to the industry and to growth.

  In February 1996, Transocean announced that its Board was considering alternatives for further integration within the industry, including a possible business combination and listing of its shares on the NYSE. Thereafter, representatives of Transocean, either directly or through CS First Boston, held informal discussions with a number of potential United States domiciled "combination of equals" partners, including Sonat Offshore and Reading & Bates.

  On April 18, 1996, a standstill agreement was executed by Transocean and Sonat Offshore pursuant to which, among other things, each agreed not to purchase securities of the other or to commence a takeover bid for the other without the other's consent for a period of three months. On April 19, 1996, Transocean entered into a standstill and confidentiality agreement with Reading & Bates pursuant to which each agreed not to purchase the other's securities except under certain circumstances and each agreed to keep confidential information received from the other.

  On April 24, 1996, Sonat Offshore submitted a proposal to the Board of Directors of Transocean providing for the conversion of 80% of the outstanding shares of Transocean Stock into .5005 of a share of Company Common Stock per Transocean share and the remaining Transocean Stock into $26.70 per Transocean share. Beginning April 30, 1996, negotiations between the senior management of Sonat Offshore and Transocean and their advisors occurred. On May 2, 1996, an agreement in principle between Sonat Offshore and Transocean was reached providing for a business combination in which 80% of the outstanding shares of Transocean Stock would be converted into .515 of a share of Company Common Stock per Transocean share and the remaining Transocean Stock would be converted into $27.25 per Transocean share. During this time period Transocean also received a business combination proposal from Reading & Bates, but the Transocean Board decided that the proposal with Sonat Offshore constituted the best alternative for Transocean and its stockholders.

  On May 4 and 5, 1996, the parties' counsel and financial advisors began negotiation of definitive documentation relating to the proposed combination. On May 5, 1996, Sonat Offshore and Transocean each executed, as is customary, a confidentiality agreement providing for the exchange of confidential, proprietary information between Sonat Offshore and Transocean for the purpose of evaluating the proposed Exchange Offer and Combination, and during the week of May 5 each party undertook a review of information about the other party, although no confidential information was exchanged.

  On May 7, 1996, Reading & Bates submitted a revised proposal to Transocean. In reviewing the revised proposal of Reading & Bates and comparing it to Sonat Offshore's proposal, Transocean consulted with its advisors and also engaged Pareto, a Norwegian investment banking firm, as an advisor. On May 9, 1996,

Transocean's Board determined that the Sonat Offshore proposal "was clearly superior" to the revised Reading & Bates proposal.

  On May 9, 10 and 11, 1996, members of the senior management of Sonat Offshore and Transocean and the companies' respective counsel and financial advisors met to continue negotiations of the definitive documentation. In connection with those negotiations, Sonat Offshore requested certain arrangements in support of the transactions typical in the United States, but Transocean advised Sonat Offshore that these arrangements were not permitted under Norwegian law or OSE regulations. Ultimately, Sonat Offshore determined that further efforts to negotiate a definitive agreement with Transocean would delay consummation of its proposal, and Sonat Offshore determined to proceed with an offer made directly to Transocean Stockholders. Transocean subsequently agreed to this procedure.

  During the week of May 12, 1996, Sonat Offshore held discussions with major Transocean Stockholders seeking their support for its proposal. Tiger Management Corp. ("Tiger"), the owner of 9,315,762 shares of Transocean Stock, or approximately 17.2% of the outstanding shares, advised Sonat Offshore that it would support a business combination of Sonat Offshore and Transocean if Sonat Offshore improved the terms of its proposal to all Transocean stockholders. As a result, after consulting with the Chairman of Transocean, Sonat Offshore agreed to increase the shares of Company Common Stock offered in exchange for Transocean Stock to .53 of a share, subject to adjustment if the average of the closing prices of the Company Common Stock on the NYSE Composite Tape during the ten trading days ending with the second business day preceding the commencement of the Exchange Offer multiplied by .53 exceeded $32.00 or was less than $25.08. In addition, Tiger agreed to tender its shares pursuant to the Exchange Offer, subject to the approval of the Sonat Offshore Board of such agreement. No adjustment was required in the terms of the Exchange Offer pursuant to such agreement with Tiger.

  A special meeting of the Sonat Offshore Board was held on May 20, 1996 to discuss the progress of the negotiations. At that meeting, Sonat Offshore's senior management and financial advisors made detailed presentations to the Sonat Offshore Board, and the Sonat Board approved the agreement with Tiger. Another special meeting of the Sonat Offshore Board was held on July 10, 1996 to consider the Exchange Offer and Combination. At that meeting, Sonat Offshore's senior management, counsel and financial advisors again made detailed presentations to the Sonat Offshore Board concerning all aspects of the Exchange Offer and Combination. A regular meeting of the Sonat Offshore Board was held on July 26, 1996, at which Sonat Offshore's senior management, counsel and financial advisors made further presentations regarding the Exchange Offer and the Combination. Following such presentations, the Sonat Offshore Board unanimously approved the Exchange Offer and Combination and voted unanimously to recommend that holders of Company Common Stock vote FOR adoption of the Proposals.

  Meetings of the Transocean Board were held on April 24, May 2, May 8-9, May 16, and June 14, 1996 to discuss the progress of the negotiations with Sonat Offshore. A special meeting of the Transocean Board was held on July 26, 1996 to consider the Exchange Offer and Combination, at which the Transocean Board determined by a vote of four to three to recommend that holders of Transocean Stock ACCEPT the Exchange Offer. All of the stockholder representatives on the Transocean Board voted for the recommendation. The three employee representatives on the Transocean Board voted against this recommendation because they prefer that Transocean remain independent. The employee representatives recommend however, that if Transocean Stockholders prefer a business combination to remaining independent, the Sonat Offshore offer is the preferable offer.

REASONS FOR THE COMBINATION; BOARDS' RECOMMENDATIONS

 Sonat Offshore

  The Sonat Offshore Board believes that the terms of the Proposals, the Exchange Offer and the Combination are fair to, and in the best interests of, Sonat Offshore and its stockholders and unanimously recommends that the stockholders of Sonat Offshore vote FOR approval of the Proposals.

  The Sonat Offshore Board believes that the Combination offers the unique opportunity to combine two successful companies into one company, which will be one of the world's premier deep water and harsh environment drillers, based upon its technically advanced fleet of drilling units, financial strength, engineering capabilities, management expertise and experienced workforce. The Sonat Offshore Board considered the significant benefits associated with combining Sonat Offshore's and Transocean's offshore drilling contract businesses in light of the Board's belief that the Combination represents an excellent fit of the two companies' respective strategic advantages in key geographic markets.

  In arriving at its determination, the Sonat Offshore Board considered a number of factors, including the opinion of Goldman Sachs, financial advisor to Sonat Offshore, described herein. See "--Fairness Opinions." In addition, the Sonat Offshore Board considered a number of other factors, including, without limitation, the following:

    1. The Sonat Offshore Board's view that in the future large companies will be better able to compete in the offshore contract drilling industry and that, following the consummation of the Exchange Offer and the Combination, the Company will have the efficiencies and resources that are likely to be critical to growth and success in the offshore drilling contract industry.

    2. The Sonat Offshore Board's view that Sonat Offshore's and Transocean's respective cash flows and relatively low debt ratios will, following the consummation of the Exchange Offer and the Combination, provide the Company with enhanced ability to pursue strategic acquisitions and invest in the development of its businesses.

    3. The Sonat Offshore management's projections concerning the probable financial performance and condition, business operations and prospects of the Company on a pro forma combined basis.

    4. The Sonat Offshore Board's belief that Transocean's businesses are complementary to those of Sonat Offshore in terms of geographic area concentration and that diversification will reduce the possible impact of any future downturn in a single geographic area.

    5. The role that Sonat Offshore's and Transocean's management is expected to play following the consummation of the Exchange Offer and the Combination in the management of the Company, and the Sonat Offshore Board's assessment of the experience and skill of Sonat Offshore's and Transocean's respective management teams.

    6. The Sonat Offshore Board's assessment of Sonat Offshore's strategic alternatives to the Exchange Offer and the Combination, including remaining an independent company, conducting acquisitions, and merging or consolidating with a party or parties other than Transocean.

    7. The presentation of Sonat Offshore's financial advisor, Goldman Sachs, and the delivery of its written opinion, dated as of July 26, 1996, that, as of such date, the Aggregate Consideration proposed to be paid in the Exchange Offer to holders of 100% of the Transocean Stock was fair to Sonat Offshore.

  The Sonat Offshore Board did not quantify or attempt to assign relative weights to the specific factors considered in reaching its determination.

 Transocean

  The Transocean Board has determined by a vote of four to three that the terms of the Exchange Offer are fair to, and in the best interests of, Transocean and the Transocean Stockholders. Accordingly, the Transocean Board recommends that the Transocean Stockholders ACCEPT the Exchange Offer. All of the stockholder representatives on the Transocean Board voted for the recommendation. The three employee representatives on the Transocean Board voted against this recommendation because they prefer that Transocean remain independent. The employee representatives recommend however, that if Transocean Stockholders prefer a business combination to remaining independent, the Sonat Offshore offer is the preferable offer.

  Since 1990 Transocean has implemented a consistent strategy focused on creating a major international drilling and well intervention company with emphasis on modern high specification floating drilling equipment. The Transocean Board believes that the Combination offers the opportunity to create an outstanding combined company with the financial resources, the competitive strengths and the flexibility to provide its customers with a wide range of quality drilling services. Transocean's Board also concluded that, through a "combination-of-equals" transaction such as the Combination, Transocean would, among other things, increase significantly its diversity of geographic markets. Among the factors considered by Transocean's Board in reaching the decision to recommend that Transocean stockholders accept the Exchange Offer were the following:

    1. The Combination facilitates the continuation of Transocean's strategy of creating a major international drilling and well intervention company by strengthening its position in selected regions of the world outside of the North Sea and further increasing its capabilities in deepwater markets.

    2. Sonat Offshore's business activities are complementary to those of Transocean in terms of geographic concentration and rigfleet combination.

    3. The amount and form of consideration offered in the Combination in relation to the underlying share values of Transocean and Sonat Offshore stock and the potential for increases in the share value of the stock in the Combined Company based on the Combination as compared to the respective share values of Sonat Offshore and Transocean stock based on continuing their respective businesses as separate entities.

    4. The advice of CS First Boston and Pareto, Transocean's financial advisors, with respect to, and management analysis of, future earnings, financial strength, business operations and prospects of the Combined Company on a pro forma combined basis.

    5. The increased ability of the Combined Company based on its highly trained managers and employees to compete in the drilling industry and to take advantage of business opportunities.

    6. The exchange of technology, experience and knowledge between Sonat Offshore and Transocean following the consummation of the Combination will be of significant benefit.

    7. The assessment of the Transocean Board and executive officers of strategic alternatives other than the proposed Combination between Sonat Offshore and Transocean.

    8. The written opinion of CS First Boston dated July 17, 1996 to the effect that, as of the date of such opinion, as set forth in such opinion, the Exchange Ratio was fair from a financial point of view to the holders of Transocean Stock.

    9. The relative certainty of consummation of the Combination between Sonat Offshore and Transocean as compared to the other transactions proposed to Transocean's Board.

  In view of the wide variety of factors considered in connection with its evaluation of the proposed Exchange Offer and Combination, the Transocean Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

FAIRNESS OPINIONS

 Sonat Offshore Financial Advisor

  On July 26, 1996 Goldman Sachs delivered to the Sonat Offshore Board its written opinion, dated as of July 26, 1996, that, as of the date of such opinion, the Aggregate Consideration proposed to be paid in the Exchange Offer to the holders of 100% of the Transocean Stock was fair to Sonat Offshore.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED AS OF JULY 26, 1996, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX A TO THIS PROSPECTUS/OFFER TO PURCHASE/PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SONAT OFFSHORE STOCKHOLDERS SHOULD READ SUCH OPINION IN ITS ENTIRETY. GOLDMAN SACHS' OPINION IS DIRECTED ONLY TO THE EXCHANGE OFFER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SONAT OFFSHORE STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SONAT OFFSHORE SPECIAL MEETING.

  In connection with their opinion, Goldman Sachs reviewed, among other things:
(i) Sonat Offshore's Amendment No. 1 to the preliminary version of this Prospectus/Offer to Purchase/Proxy Statement filed with the Commission on July 18, 1996; (ii) Sonat Offshore's Annual Reports to Stockholders and Annual Reports on

Form 10-K for the three years ended December 31, 1995, 1994 and 1993; (iii) Sonat Offshore's Registration Statement on Form S-1, including the prospectus, dated May 27, 1993, relating to the initial public offering of the Company Common Stock; (iv) Sonat Offshore's Registration Statement on Form S-3, including the prospectus, dated July 20, 1995, relating to a secondary offering of the Company Common Stock; (v) certain interim reports to Sonat Offshore Stockholders and Quarterly Reports on Form 10-Q of Sonat Offshore;
(vi) Transocean's Annual Reports to Stockholders for the three years ended December 31, 1995, 1994 and 1993; (vii) certain interim reports to stockholders of Transocean; (viii) the prospectus, dated May 12, 1995, related to the merger between Transocean and Wilrig AS; (ix) certain other communications from Sonat Offshore and Transocean to their respective stockholders; and (x) certain internal financial analyses and forecasts for Sonat Offshore and Transocean prepared (as described below) by management of the Company (the "Management Forecasts").

  Goldman Sachs also held discussions with members of the senior management of Sonat Offshore and Transocean regarding the strategic rationale for, and benefits of, the combination and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Company Common Stock and the Transocean Stock, compared certain financial and stock market information for Sonat Offshore and Transocean with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil drilling industry and performed such other studies and analyses as they considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by them for purposes of their opinion. Forecasts for Transocean prepared by its management were not made available to Goldman Sachs but were provided to Simmons. Sonat Offshore's management developed the Management Forecasts in consultation with Simmons based, in part, on Simmons' review of such forecasts for Transocean. For purposes of their opinion Goldman Sachs assumed, with Sonat Offshore's consent, that the Management Forecasts, including, without limitation, projected cost savings and operating synergies resulting from the acquisition of 100% of the Transocean Shares, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Sonat Offshore and that such forecasts will be realized in the amounts and at the times contemplated thereby. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Sonat Offshore or Transocean or any of their respective subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs' advisory services and the opinion expressed by them are provided for the information and assistance of the Sonat Offshore Board in connection with their consideration of the transaction contemplated hereby.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing their written opinion, dated as of July 26, 1996, to the Sonat Offshore Board attached hereto as Annex A.

    (i) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Sonat Offshore and Transocean to corresponding financial information, ratios and public market multiples for six publicly traded corporations: Diamond Offshore, ENSCO International, Global Marine, Noble Drilling, Reading & Bates and Rowan Companies (the "Selected Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Sonat Offshore, Transocean and the Selected Companies were calculated using the closing prices of each on July 24, 1996 and were based on the most recent publicly available information, other than the calculations of the net asset value of Sonat Offshore and Transocean, which were provided by Sonat Offshore's management and Simmons. Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of Latest Twelve Months ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") and as a multiple of estimated (based on Institutional Brokers Estimate System ("IBES") estimates) levered multiples of 1996 EBITDA. Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM

  EBITDA, which ranged from 15.1x to 28.6x and estimated 1996 EBITDA, which ranged from 9.7x to 19.8x, compared to LTM EBITDA and estimated 1996 EBITDA levered multiples of 17.0x and 10.0x, respectively, for Sonat Offshore and 16.7x and 15.6x, respectively, for Transocean. Goldman Sachs also calculated the Selected Companies' estimated calendar year 1996 and 1997 price to cash flow ratios, which ranged from 11.0x to 17.6x for 1996 and from 8.2x to 12.5x for 1997, compared to estimated 1996 and 1997 ratios of 15.0x and 10.2x, respectively, for Sonat Offshore and 10.0x and 8.9x, respectively, for Transocean; and estimated calendar year 1996 and 1997 price to earnings ratios, which ranged from 20.6x to 28.1x for 1996 and from 11.8x to 17.0x for 1997, compared to estimated 1996 and 1997 ratios of 20.5x and 13.7x, respectively, for Sonat Offshore and 20.0 and 14.8x, respectively, for Transocean. Goldman Sachs reviewed the price to net asset value ratios based on various industry analysts' research studies of the Selected Companies, Sonat Offshore and Transocean, such ratios ranged from 193% to 321% for the Selected Companies, compared to 199% for Sonat Offshore and 159% for Transocean.

    (ii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis of Transocean using the Management Forecasts for Transocean. Using Transocean's terminal values in the year 2002 based on multiples ranging from 7.0x earnings before income taxes and depreciation ("EBITD") to 12.0x EBITD and discounting that terminal value to present value using discount rates ranging from 8.0% to 14.0%, the implied per share value for Transocean ranged from $22.70 to $43.10.

    (iii) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the oil drilling industry since 1993 (the "Selected Transactions"). Using a price of $51.75, the closing price of the Company Common Stock on July 24, 1996, to value the portion of the Stock Consideration proposed to be paid in the Exchange Offer, such analysis indicated that for the Selected Transactions on the one hand, as compared to the proposed transaction on the other, (i) levered aggregate consideration as a multiple of LTM sales ranged from 1.5x to 5.4x, as compared to 3.0x; (ii) levered aggregate consideration as a multiple of LTM earnings before interest and taxes ("EBIT") ranged from 11.9x to 105.9x, as compared to 30.3x and (iii) levered aggregate consideration as a multiple of LTM EBITD ranged from 7.2x to 21.6x, as compared to 14.7x.

    (iv) Pro Forma Merger Analysis. Goldman Sachs reviewed pro forma analyses of the financial impact of the proposed transaction prepared by Sonat Offshore's management and Simmons calculating the goodwill associated with the consideration proposed to be paid in the Exchange Offer for 100% of the Transocean Stock based on a price of $52.28 per share of the Company Common Stock (the average per share price for the five days prior to May 20, 1996). Goldman Sachs compared the earnings per share ("EPS") and the cash flow per share ("CFPS") of the Company Common Stock, on a stand-alone basis, to the EPS and CFPS, respectively, of the common stock of the combined companies on a pro forma basis using earnings estimates for Sonat Offshore and Transocean included in the Management Forecasts for the years 1996 through 2001, adjusting the projections for the combined company for certain cost increases and cost decreases as well as certain reductions in overhead associated with the combination of the two companies, the net effect of such adjustment ranged from $0 in 1996 to $13.6 million in benefits in 2001. Based on such analysis, the proposed transaction, would, on an EPS basis, be accretive in 1996 and then dilutive for the years 1997 through 2000 and breakeven in the year 2001, and, on a CFPS basis, be accretive for the years 1996 through 2001. Additionally, Goldman Sachs reviewed a sensitivity analysis prepared by Simmons for three different scenarios and Goldman Sachs calculated the accretive or dilutive effect of each scenario on the EPS and CFPS of Sonat Offshore and the combined company: (i) Case 1, Geographic Diversity, in which utilization rates for certain Company rigs were down twelve percentage points and dayrates were down 20% for different years depending on the type of rig; (ii) Case 2, Higher Costs, in which the capital expenditures and the daily operating costs for the Company's three new rigs Discoverer Enterprise, Offshore Amirante and Offshore Marianas are assumed to be 15% greater and (iii) Case 3, Capital Expansion Program, in which 2 additional drillships identical to the Discoverer Enterprise are purchased at a cost of $230 million each, to be operating at the end of 1998 and the end of 1999. The analyses indicated that, after giving effect to the combination with Transocean, (i) Case 2 would be more dilutive to Sonat Offshore in 1997, 1998 and 1999 and less dilutive to Sonat Offshore in 1996, 2000 and 2001 on an EPS basis than Case 2 would be to Sonat Offshore EPS on a stand-alone basis; (ii) Case 3 would be more dilutive to Sonat Offshore in 1997, 1998, 1999, 2000 and 2001 and less dilutive to Sonat Offshore in 1996 on an EPS basis than Case 3 would be to the Sonat Offshore EPS on a stand-alone basis; (iii) Case 1 would be less dilutive to Sonat Offshore on an EPS basis than Case 1 would be to Sonat Offshore EPS on a stand-alone basis and (iv) each of Case 1, Case 2 and Case 3 would be less dilutive to Sonat Offshore on a CFPS basis than each of Case 1, Case 2 and Case 3 would be to the Sonat Offshore CFPS on a stand-alone basis.

    (v) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, revenues, EBITDA, EBIT, net income and total assets) for Sonat Offshore, Transocean and the pro forma combined company based on the Management Forecasts for each of Sonat Offshore, Transocean and the pro forma combined entity. Goldman Sachs analyzed the relative income statement contribution of Sonat Offshore and Transocean to the combined company on a pro forma basis, before taking into account any of the possible benefits that may be realized following the Combination and based on actual 1995 and estimated 1996, 1997, 1998 and 1999 financial data prepared by Sonat Offshore's management. This analysis indicated that in 1995 Sonat Offshore would have contributed 40% to combined revenues, 54.3% to combined EBITDA, 81.9% to combined EBIT, 55.9% to combined net income and 40.9% to combined cash flow. In addition, this analysis indicated that in 1996, 1997, 1998 and 1999, Sonat Offshore would contribute 50.5%, 50.0%, 53.1% and 53.6% to combined revenues, 52.2%, 53.5%, 58.5% and 58.6% to combined EBITDA, 62.7%, 58.9%, 62.4% and 62.3% to combined EBIT, 59.1%, 52.2%, 54.3% and 54.4% to combined net income and 47.9%, 46.5%, 51.5% and 53.5% to combined cash flows, respectively.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Sonat Offshore or Transocean or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing their opinion to the Sonat Offshore Board of Directors as to the fairness to Sonat Offshore of the Aggregate Consideration proposed to be paid for 100% of the Transocean Stock pursuant to the Exchange Offer and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control the parties or their respective advisors, none of Sonat Offshore, Transocean, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Sonat Offshore Board was one of many factors taken into consideration by the Sonat Offshore Board in making its determination to commence the Exchange Offer and to recommend that the Sonat Offshore Stockholders vote for the Proposals. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex A hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Sonat Offshore selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Exchange Offer. In addition, Goldman Sachs acted as managing underwriter of the initial public offering and a secondary offering of the Company Common Stock in May 1993 and July 1995, respectively.

  Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold net long or short positions in the securities or options on securities of Sonat Offshore and/or Transocean for its own account and for the account of customers. As of the date hereof, Goldman Sachs holds no securities of Sonat Offshore or of Transocean for its own account.

  Pursuant to a letter agreement dated April 2, 1996, (the "Engagement Letter"), Sonat Offshore engaged each of Goldman Sachs and Simmons to act as its financial advisors in connection with the contemplated transaction. Pursuant to the terms of the Engagement Letter, Sonat Offshore has agreed to pay each of Goldman Sachs and Simmons a minimum fee of $100,000 and upon, among other things, consummation of any transaction pursuant to which Sonat Offshore acquires 50% or more of the Transocean Stock, a transaction fee of $4,000,000 towards which payment the minimum fee will be credited. Sonat Offshore has agreed to reimburse each of Goldman Sachs and Simmons for their respective reasonable out-of-pocket expenses, including attorney's fees, and to indemnify each of Goldman Sachs and Simmons against certain liabilities, including certain liabilities under the federal securities laws.

 Transocean Financial Advisor

  ON JULY 17, 1996, CS FIRST BOSTON DELIVERED ITS WRITTEN OPINION TO THE TRANSOCEAN BOARD THAT, AS OF THE DATE OF SUCH OPINION, THE EXCHANGE RATIO WAS FAIR TO THE TRANSOCEAN STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. CS FIRST BOSTON'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO AS SET FORTH IN THE EXCHANGE OFFER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY TRANSOCEAN STOCKHOLDER AS TO WHETHER SUCH TRANSOCEAN STOCKHOLDER SHOULD TENDER ITS SHARES IN THE EXCHANGE OFFER.

  THE FULL TEXT OF THE WRITTEN OPINION OF CS FIRST BOSTON, DATED AS OF JULY 17, 1996, WHICH SUMMARIZES ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX B TO THIS PROSPECTUS/OFFER TO PURCHASE/PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. TRANSOCEAN STOCKHOLDERS SHOULD READ SUCH OPINION IN ITS ENTIRETY, ESPECIALLY WITH REGARD TO THE ASSUMPTIONS MADE AND MATTERS CONSIDERED BY CS FIRST BOSTON.

  In connection with rendering its written opinion dated July 17, 1996, CS First Boston, among other things: (i) reviewed Sonat Offshore's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and its quarterly report on Form 10-Q for the period ended March 31, 1996; and Transocean's Annual Report for the fiscal year ended December 31, 1995, and its quarterly report dated March 31, 1996; (ii) reviewed certain information, including financial projections prepared by Transocean and Sonat Offshore, relating to the business, earnings, cash flow, assets and prospects of Transocean and Sonat Offshore; (iii) compared the results of operations of Sonat Offshore and Transocean with each other and with that of certain other companies CS First Boston deemed to be reasonably similar to Sonat Offshore and Transocean; (iv) compared the proposed financial terms with the financial terms of certain other mergers and acquisitions that CS First Boston deemed to be relevant including proposals made to Transocean by Reading & Bates Corporation; (v) considered the pro forma effect of the transactions contemplated by the Exchange Offer on Sonat Offshore's capitalization ratios and revenues; earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings before interest and taxes ("EBIT"); net income, and net income plus depreciation ("After-Tax Cash Flow"); (vi) evaluated the contribution to combined revenues, EBITDA, EBIT, net income and After-Tax Cash Flow of Sonat Offshore and Transocean relative to their respective ownership positions following the completion of the transactions contemplated by the Exchange Offer; (vii) reviewed the Exchange Offer; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as CS First Boston deemed necessary or appropriate.

  In connection with its opinion, CS First Boston performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Consequently, the analysis underlying such an opinion is not readily susceptible to summary description. In arriving at its opinion, CS First Boston did not attribute any particular weight to any analysis or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CS First Boston believes that its analyses must be considered as a whole and that considering any portions of such analyses or such factors without considering all analyses and factors could create an incomplete or misleading view of the process CS First Boston undertook with respect to rendering its opinion. The data employed by CS First Boston in its analyses contained numerous assumptions made by Transocean and Sonat Offshore with respect to general business and economic conditions, industry performance and other matters, many of which are beyond Sonat Offshore's or Transocean's control. Any estimates contained in such materials or described below are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may trade or be acquired or sold.

  The following summary does not purport to be a complete description of the opinion rendered to the Transocean Board of Directors on July 17, 1996 or of the analyses performed by CS First Boston in connection with the Exchange Offer.

 Valuation of Transocean

  Comparable Company Analysis. CS First Boston reviewed certain financial data for the following selected public companies in the offshore drilling industry deemed to be comparable to Transocean (in alphabetical order): Diamond Offshore Drilling, Inc., Global Marine Inc., Reading & Bates Corporation, Rowan Companies, Inc. and Sonat Offshore. For purposes of this analysis, data with respect to comparable companies were derived from a compilation of certain publicly available information concerning estimates of historical and future operating and financial performance of the companies as prepared by a number of oilfield service equity research analysts, including but not limited to CS First Boston's oilfield services equity analyst. Data with respect to Transocean were based on financial projections provided by Transocean management in consultation with CS First Boston. CS First Boston met with Transocean management to discuss such projections and to discuss assumptions for periods beyond those covered by data provided by Transocean. Transocean management reviewed and approved these assumptions as well as the financial projections used by CS First Boston. Using this information, CS First Boston determined the relationship for these companies between "Adjusted Market Value" (equity value plus debt and redeemable preferred stock and minority interest less cash and cash equivalents) and EBITDA for fiscal years 1995, 1996 and 1997. CS First Boston also evaluated equity market values as multiples of After-Tax Cash Flow and Net Income for each of these periods. In addition, CS First Boston employed two additional valuation techniques used by CS First Boston's equity research analysts to evaluate offshore drilling companies: "Normalized EBITDA" analysis and "Depreciated Replacement Cost Economics" analysis, or "DRCE," each of which is described below. CS First Boston also employed traditional Net Asset Value analysis, which is based on the estimated current market value of offshore drilling and other assets in a company's fleet.

  Normalized EBITDA analysis is a theoretical valuation technique that evaluates the current Adjusted Market Value of a company relative to the expected Adjusted Market Value of such company upon achievement of market equilibrium in the offshore drilling industry. Current Adjusted Market Values for each company in the reference group were compared to projected Adjusted Market Values for each company to derive relative trading levels. A reference range of multiples was then derived upon review of the comparable companies, and these multiples were then applied to the projected Adjusted Market Value for Transocean to calculate an implied current Adjusted Market Value.

  DRCE analysis is a theoretical valuation technique which is based primarily on the estimated replacement cost of the assets in an offshore drilling company's fleet if such assets were to be replaced today. Such replacement costs are depreciated based on the age of the particular rig under evaluation and on estimates of the useful lives of particular asset classes to derive the depreciated replacement cost of the fleet. Estimates of market values for other assets are then added to the total depreciated replacement cost of the company's offshore drilling fleet to determine a gross DRCE value, which is then adjusted by adding estimates of other assets and cash and cash equivalents to derive a DRCE-based Adjusted Market Value. Current Adjusted Market Values for each company in the reference group were compared to Adjusted Market Values determined using DRCE to derive relative trading levels. A reference range of multiples was then derived upon review of the comparable companies, and these multiples were then applied to the DRCE-based Adjusted Market Value for Transocean to calculate an implied current Adjusted Market Value.

  Based upon its analysis of the comparable companies, CS First Boston applied comparable multiple reference ranges to Transocean's estimated EBITDA, After-Tax Cash Flow, and Net Income for years 1996 and 1997. For 1996 and 1997 EBITDA, the ranges were 12.0x to 13.0x and 8.0x to 9.0x, respectively; for 1996 and

1997 After-Tax Cash Flow, the ranges were 14.0x to 16.0x and 10.5x to 11.5x, respectively; and for 1996 and 1997 Net Income, the ranges were 21.0x to 23.0x and 13.0x to 14.0x, respectively. The comparable company reference range for DRCE was 150% to 160% of estimated DRCE Adjusted Market Value and for Normalized EBITDA, 70% to 90% of estimated Adjusted Market Value based on Normalized EBITDA analysis. CS First Boston considered the application of these reference ranges and arrived at an equity valuation range of $1,400.0 million to $1,600.0 million for Transocean, or $25.88 to $29.57 per fully-diluted share.

  Because of some inherent differences between the operations of Transocean and those of the selected comparable companies, CS First Boston believed that a purely quantitative comparable company analysis would not be appropriate in the context of the Exchange Offer. CS First Boston believed that the appropriate use of a comparable company analysis in this instance involved qualitative judgments concerning differences between the financial and operating characteristics of Transocean and those of the selected companies, including growth prospects, which judgments are reflected in CS First Boston's opinion.

  Discounted Cash Flow Analysis. Employing certain data provided by Transocean, CS First Boston performed a discounted cash flow analysis of Transocean in order to estimate the present value of the future unlevered free cash flows that the Company could be expected to generate during the period from January 1, 1996 to December 31, 2005.

  Data with respect to Transocean were based on financial projections provided by Transocean management in consultation with CS First Boston. CS First Boston met with Transocean management to discuss such projections and to discuss assumptions to be used for periods beyond those covered by data provided by the Company. Transocean management reviewed and approved these assumptions as well as the financial projections used by CS First Boston. CS First Boston also conducted discounted cash flow analyses for Transocean employing more optimistic and pessimistic economic and operating assumptions. The estimated future unlevered free cash flows for the ten-year period from January 1, 1996 through December 31, 2005 were discounted at after-tax discount rates of 11.50% and 12.50%, based on a review of the weighted average cost of capital of Transocean and its comparable companies. In addition, CS First Boston calculated a terminal value by discounting the estimated free cash flow of Transocean assuming that the estimated free cash flow in 2005 under each scenario would grow at rates of 2.0% to 4.0% in perpetuity. These terminal values were then discounted to present value using the range of discount rates described above. CS First Boston believes its projections represent a reasonable earnings scenario based on current rig contracts and projections for future periods that were based on information provided by Transocean's management and other sources. CS First Boston's discounted cash flow analysis yielded an equity valuation range for Transocean of $1,187.0 million to $1,537.0 million or $21.94 to $28.42 per fully-diluted share.

  Comparable Acquisition Analysis. CS First Boston analyzed Adjusted Market Values as a multiple of latest twelve-months EBITDA for a selected universe of offshore drilling and broader oilfield service acquisitions and business combinations, including, but not limited to Diamond Offshore Drilling's acquisition of Arethusa (Off-Shore) Limited, ENSCO International's announced acquisition of Dual Drilling, Noble Drilling Corporation's announced acquisition of the Neddrill oil and gas drilling division of Royal Nedlloyd Group NV, Tidewater Inc.'s acquisition of Hornbeck Offshore Services, Inc., BJ Services Company's acquisition of The Western Company of North America, Noble Drilling Corporation's acquisition of Chiles Offshore Corporation, and Ensco International's acquisition of Penrod Drilling.

  CS First Boston analyzed the multiples of the total consideration paid in each transaction to, among other measures, such acquired companies' respective EBITDA as reported for the latest available twelve-month period. CS First Boston derived a range of multiples of transaction value to latest twelve months' EBITDA and applied these multiples to the financial data of Transocean. Based on Transocean's EBITDA for the latest twelve months and a multiple range of 18.0x to 22.0x for offshore drilling operations and 8.0x to 10.0x for platform drilling services, this analysis suggested an implied equity valuation range for Transocean of $1,100 million to $1,400 million, or $20.34 to $25.88 per fully-diluted share.

  Because the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse, because there are inherent differences between the operations of Transocean and many of the selected companies involved in the comparable acquisitions, and because of the historical rather than the prospective nature of the analysis, CS First Boston believed that a purely quantitative comparable transaction analysis would not be appropriate in the context of the proposed Exchange Offer. CS First Boston further believed that the appropriate use of a comparable transaction analysis in this instance involved qualitative judgments concerning differences between the characteristics of these transactions and the Exchange Offer that would affect the acquisition value of the acquired companies and businesses and Transocean, which judgments are reflected in CS First Boston's opinion.

 Valuation of Sonat Offshore

  Comparable Company Analysis. CS First Boston reviewed certain financial results of the following selected public companies in the offshore drilling industry deemed to be comparable to Sonat Offshore (in alphabetical order):
Diamond Offshore, Global Marine Inc., Reading & Bates Corporation, Rowan Companies, Inc. and Transocean. For purposes of this analysis, data with respect to comparable companies were derived from a compilation of certain publicly available information concerning historical and estimates of future operating and financial performance of the companies as prepared by a number of oilfield service equity research analysts, including but not limited to CS First Boston's oilfield service equity analyst. Data with respect to Sonat Offshore were based on financial projections provided by Sonat Offshore management and reviewed by CS First Boston. Using this information, CS First Boston determined the relationship for these companies between Adjusted Market Value and EBITDA for fiscal years 1996 and 1997. CS First Boston also evaluated equity market values as multiples of After-Tax Cash Flow and Net Income for each of these periods. In addition, CS First Boston employed the Normalized EBITDA analysis and DRCE analysis described above under the caption "Valuation of Transocean--Comparable Company Analysis," as well as traditional Net Asset Value analysis.

  Based upon its analysis of the comparable companies, CS First Boston applied comparable multiple reference ranges to Sonat Offshore's estimated EBITDA, After-Tax Cash Flow, and Net Income for years 1996 and 1997 that were similar to those applied to Transocean. For 1996 and 1997 EBITDA, those ranges were 12.0x to 13.0x and 8.0x to 9.0x, respectively; for 1996 and 1997 After-Tax Cash Flow, the ranges were 14.0x to 16.0x and 10.5x to 11.5x, respectively; and for 1996 and 1997 Net Income, the ranges were 21.0x to 23.0x and 13.0x to 14.0x, respectively. The comparable company reference range for DRCE was 150% to 160% of estimated DRCE Adjusted Market Value and for Normalized EBITDA, 70% to 90% of estimated Adjusted Market Value based on Normalized EBITDA analysis. CS First Boston considered the application of these reference ranges and arrived at an equity valuation range of $1,650.0 million to $1,750.0 million for Sonat Offshore, or $56.90 to $60.34 per fully-diluted share.

  Because of some inherent differences between the operations of Sonat Offshore and those of the selected comparable companies, CS First Boston believed that a purely quantitative comparable company analysis would not be appropriate in the context of the Exchange Offer. CS First Boston believed further that an appropriate use of a comparable company analysis in this instance involved qualitative judgments concerning differences between the financial and operating characteristics of Sonat Offshore and those of the selected companies, including growth prospects, which judgments are reflected in CS First Boston's opinion.

  Discounted Cash Flow Analysis. Employing certain data provided by Sonat Offshore, CS First Boston performed a discounted cash flow analysis of Sonat Offshore in order to estimate the present value of the future unlevered free cash flows that Sonat Offshore could be expected to generate during the period from January 1, 1996 to December 31, 2005.

  Sonat Offshore's projected earnings and cash flows for 1996 through 2001 were provided by Sonat Offshore management and reviewed by CS First Boston. CS First Boston discussed with Sonat Offshore management such projections and also discussed assumptions for periods beyond those covered by data provided by Sonat Offshore. Sonat Offshore management reviewed those assumptions as well as the financial projections used by CS First Boston. CS First Boston also conducted discounted cash flow analyses for Sonat Offshore employing more optimistic and pessimistic economic and operating assumptions. The estimated future unlevered free cash flows for the ten-year period from January 1, 1996 through December 31, 2005 were discounted at after-tax discount rates of 11.50% and 12.50% based on a review of the weighted average cost of capital of Sonat Offshore and its comparable companies. In addition, CS First Boston calculated a terminal value by discounting the estimated free cash flow of Sonat Offshore assuming that the Company's estimated free cash flow in year 2005 would grow at rates of 2.0% to 4.0% in perpetuity. These terminal values were then discounted to present value using the range of discount rates described above. CS First Boston believes its projections represent a reasonable earnings scenario based on current rig contracts and projections for future periods that were based on information provided by Sonat Offshore's management and judgments made by CS First Boston. CS First Boston's discounted cash flow analysis yielded an equity valuation range for Sonat Offshore of $1,578 million to $2,104.0 million or $54.41 to $72.55 per fully-diluted share.

  Comparable Acquisition Analysis. CS First Boston analyzed Adjusted Market Values as a multiple of latest twelve-months EBITDA for a selected universe of offshore drilling and broader oilfield service acquisitions and business combinations, including Diamond Offshore Drilling, Inc.'s acquisition of Arethusa (Off-Shore) Limited, Ensco International, Inc.'s acquisition of Dual Drilling, Noble Drilling Corporation's acquisition of Neddrill oil and gas drilling division of Royal Nedllyod Group NV, Tidewater Inc.'s acquisition of Hornbeck Offshore Services, Inc., BJ Services Company's acquisition of The Western Company of North America, Noble Drilling Corporation's acquisition of Chiles Offshore Corporation, and Ensco International, Inc.'s acquisition of Penrod Holding Corporation.

  CS First Boston analyzed the multiples of the total consideration paid in each transaction to, among other measures, such acquired companies' respective EBITDA for the latest available twelve-month period. CS First Boston derived a range of multiples of transaction value to latest twelve months' EBITDA and applied these multiples to the financial data of Sonat Offshore. Based on Sonat Offshore's EBITDA for the latest twelve months and a multiple range of 18.0x to 22.0x, this analysis suggested an implied equity valuation range for Sonat Offshore of $1,500 million to $1,800 million, or $51.72 to $62.07 per fully-diluted share.

  Because the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse, and because there are inherent differences between the operations of Sonat Offshore and many of the selected companies involved in the comparable acquisitions, and because of the historical rather than prospective nature of the analysis, CS First Boston believed that a purely quantitative comparable transaction analysis would not be appropriate in the context of the proposed Exchange Offer. CS First Boston further believed that the appropriate use of a comparable transaction analysis in this instance involved qualitative judgments concerning differences between the characteristics of these transactions and the Exchange Offer that would affect the acquisition value of the acquired companies and businesses and Sonat Offshore, which judgments are reflected in CS First Boston's opinion.

REVIEW OF PRO FORMA RESULTS

  Pro Forma Transaction Analysis. CS First Boston also deemed it appropriate for purposes of its evaluation to consider the pro forma capitalization and expected benefits from the formation of the new combined entity. The data employed in this analysis assumed the completion of the transactions contemplated by the Exchange Offer and excluded non-recurring charges relating to the transaction except as they affected debt levels. Taking into account the transactions contemplated by the Exchange Offer and Sonat Offshore's other planned capital expenditure projects that have not yet been reflected on the Company's balance sheet, CS First Boston projected that total debt as a percentage of capitalization for Sonat Offshore could increase from approximately 7% at March 31, 1996 to 38% on a pro forma basis assuming all planned capital expenditures for upgrades and new vessels were to be completed as of this date. This analysis does not account for (i) the expected debt reduction associated with the free cash flows to be generated by Sonat Offshore during the upgrade and construction phase for this equipment, which could reduce borrowing needs, and (ii) the financial benefits of cost reductions and synergies on the Combined Companies. CS First Boston's review of pro forma results also indicated that the pro forma After-Tax Cash Flow per share of the combined company would be accretive in 1996 and 1997 as compared to the comparable stand-alone projections for Sonat Offshore. The analysis also indicated that there would be considerable earnings per share dilution in 1996 and 1997. In addition, CS First Boston evaluated the contribution to combined revenues, EBITDA and EBIT of Sonat Offshore and Transocean relative to their respective ownership positions following the completion of the transactions contemplated by the Exchange Offer. Upon completion of the transactions contemplated by the Exchange Offer, current Transocean shareholders will own the equivalent of approximately 44% of the total outstanding shares of Transocean Offshore Inc. Using CS First Boston's projections for both Sonat Offshore and Transocean in 1996, Transocean will contribute 57%, 49% and 43% of the revenues, EBITDA, and EBIT of the combined entity, respectively; and for 1997, 51%, 46% and 41%, respectively; and for 1998, 47%, 41% and 37%, respectively.

  In connection with rendering its opinion, CS First Boston relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all of the financial and other information furnished to CS First Boston by Transocean and Sonat Offshore. With respect to the projected financial information furnished to CS First Boston by Transocean and Sonat Offshore management, CS First Boston assumed such information to have been reasonably prepared or developed to reflect the best currently available estimates and judgments of the management of Transocean and Sonat Offshore as to the expected future financial performance of Transocean and Sonat Offshore, respectively, and of the two companies combined. In rendering its opinion, CS First Boston did not make or receive an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Transocean or Sonat Offshore, nor did it independently verify any of the publicly available information relating to Transocean and Sonat Offshore or the information with which it was provided pertaining to Transocean and Sonat Offshore. The opinion of CS First Boston is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. In rendering its opinion, CS First Boston relied upon Transocean as to certain accounting matters and assumed, with Transocean's consent, that the transactions contemplated by the Exchange Offer would be treated as a taxable purchase for Transocean stockholders for U.S. federal income tax purposes.

  CS First Boston is an internationally recognized investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Transocean selected CS First Boston to act as its financial advisor in connection with the Exchange Offer on the basis of such firm's expertise.

  In consideration of financial advisory services rendered in connection with the Exchange Offer, Transocean has agreed to pay CS First Boston total fees of $4,000,000 plus up to an additional $4,500,000, the exact amount to be determined by a formula comparing the average price of Transocean Stock during a certain period prior to announcement of the Exchange Offer to the average price of Transocean Stock for the five-day trading period ending on the day immediately preceding consummation of the Exchange Offer. In addition, Transocean has agreed to reimburse CS First Boston for all reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel and any other advisor retained by CS First Boston resulting from or arising out of Transocean's engagement of CS First Boston with respect to the Exchange Offer and has agreed to indemnify CS First Boston (and its directors, officers, employees, and persons controlling CS First Boston) against certain liabilities and expenses in connection with the Exchange Offer, and transactions contemplated in connection therewith, including certain liabilities under federal securities laws.

BUSINESS STRATEGY OF THE COMBINED COMPANY

  Upon consummation of the Combination, the Combined Company will be one of the world's leading deep water and harsh environment drillers. The Combined Company's fleet of technically advanced floating drilling units will be one of the largest in the industry. Its financial strength, engineering capabilities, management expertise and experienced workforce, coupled with its fleet of floating drilling units, represent important strategic assets. The Combined Company's strategy will be to focus on the deep water and harsh environment drilling markets with a goal of being recognized by customers as the contractor of choice for deepwater drilling as well as the pre-eminent offshore driller in Norway.

STOCK EXCHANGE LISTINGS

  The Company Common Stock is listed on the NYSE. The additional listing on the NYSE of the shares of Company Common Stock to be issued in the Exchange Offer has been approved, subject to satisfaction of the Sonat Offshore Stockholder Approval Condition and to official notice of issuance.

  The Company Common Stock has been approved for a secondary listing on the OSE, subject to at least 50 persons, each owning at least one trading lot, having registered their Company Common Stock in the Norwegian Share Registry.

THE NORWEGIAN SHARE REGISTRY

  Norway has a paperless, centralized securities registry, the Verdipapirsentralen ("VPS"). All transactions relating to securities registered with the VPS are handled through computerized book entries. The VPS confirms each entry by sending a transcript to the registered investor. In order to effect such entries, the individual investor must establish a share account with a Norwegian account agent. Norwegian banks, the Bank of Norway and authorized securities brokers in Norway are among those authorized to act as such agents.

  The Company has applied for a secondary listing of its shares on the OSE. It is a Norwegian law requirement that the shares of the Company which are available for trading on the OSE be registered in the VPS. The OSE has agreed to admit the shares of the Company to listing on the condition that at least 50 persons, each owning at least one trading lot, having registered their Company Common Stock in the VPS.

  Shares of the Company which shall be registered in the VPS will be entered in the register of stockholders of the Company in the name of Den norsk Bank or its designee, who will hold such shares as nominee for the relevant investor registered in the VPS. These arrangements are set out in a Registrar Agreement between the Company and Den norsk Bank. For the purposes of the VPS system, Den norsk Bank will act as the operator of the Company's share account and investors will be entered in the VPS system as owners of shares acquired in the Company.

  Under the VPS registration system all investors who have a Norwegian address and have supplied the VPS with details of their Norwegian bank account will receive any dividends paid on the Company Common Stock converted to Norwegian kroner. This will also apply to foreign banks who have supplied the VPS with details of their LORO account with a Norwegian bank. Investors who have a non-Norwegian address or who have a Norwegian address but who have not supplied details of any Norwegian bank account to the VPS will receive any dividends by check in U.S. dollars. In addition, Den norsk Bank will vote shares of Company Common Stock held by it for owners registered in the VPS in accordance with each owner's instructions. Furthermore, an investor may at any time require Den norsk Bank to procure the issuance of a stock certificate representing shares registered in its name in the VPS in the name of such investor, in which event the relevant shares will cease to be registered in the VPS and accordingly will not be tradeable on the OSE.

ACCOUNTING TREATMENT

  The Combination will be accounted for under the purchase method of accounting, in accordance with U.S. generally accepted accounting principles. Under the purchase method of accounting, the purchase price of Transocean, including direct costs of the Combination, will be allocated to the assets acquired based upon their estimated relative fair values and a portion of such direct costs will be charged to stockholders' equity, with the excess purchase consideration allocated to goodwill. The results of the Company's operations will include the results of operations of Transocean commencing at the Expiration Date.

  The Unaudited Condensed Pro Forma Combined Financial Statements appearing elsewhere in this Prospectus/Offer to Purchase/Proxy Statement are based upon certain assumptions and allocate the purchase price to assets and liabilities based upon preliminary estimates of their respective fair values. The unaudited pro forma adjustments and combined amounts are included for informational purposes only. If the Combination is consummated, then the Company's financial statements will reflect effects of acquisition adjustments only from the Expiration Date. The actual allocation of the purchase price may differ significantly from the allocation reflected in the Unaudited Condensed Pro Forma Combined Financial Statements.

THE COMPANY BOARD OF DIRECTORS

  The Company believes it to be appropriate that representatives chosen by the existing Boards of Directors of Sonat Offshore and of Transocean constitute the Board of Directors of the Combined Company after the consummation of the Combination. In addition, it is the consensus of the Sonat Offshore Board and the Transocean Board that the size of the Board of Directors of the Company be ten directors. Accordingly, if the Exchange Offer is consummated, the Company intends to take necessary action to cause the following individuals to constitute the Board of Directors of the Company: Richard D. Kinder, Ronald L. Kuehn, Jr., Robert J. Lanigan, Max L. Lukens, Martin B. McNamara, and J. Michael Talbert, who currently serve as directors of Sonat Offshore, and Fridtjof Lorentzen, Reidar Lund, Einar Kloster and Kristian Siem, who currently serve as directors or officers of Transocean. The existing directors of Sonat Offshore will continue as members of the class of directors to which they were previously elected. Mr. Lorentzen will be elected as a Class II director, Mr. Lund as a Class III director, Mr. Kloster as a Class III director and Mr. Siem as a Class I director. See "Description of Sonat Offshore--Directors of Sonat Offshore" and "Description of Transocean-- Directors of Transocean" and "--Executive Officers of Transocean" for additional information regarding the persons who will serve as directors of the Company after the consummation of the Combination. In addition, the Company intends that J. Michael Talbert serve as Chairman of the Board and Chief Executive Officer of the Combined Company and that Reidar Lund serve as President of Transocean following consummation of the Combination.

OPERATIONS AFTER THE COMBINATION

  The Combined Company intends to set up its and its subsidiaries' organization with a view to obtaining rational and cost-efficient utilization of the Combined Company's and its subsidiaries' resources. Any future reorganizations are expected to be carried out in such a manner that the existing organizations are given the necessary time to adjust. Against this background, the Combined Company expects that Transocean's activities that are currently managed in Tananger will, to a large degree, continue to be managed in Tananger and Sonat Offshore's activities that are currently managed in Houston will, to a large degree, continue to be managed in Houston. The principal executive offices of the Combined Company will be in Houston. These measures will be carried out in close cooperation with the employees and their organizations in accordance with existing agreements.

  The Combined Company expects that the Combination will have a limited overall effect on Transocean's and Sonat Offshore's employees. It must, however, be expected that changes and rationalization will be carried out and it will therefore be necessary to transfer functions and relocate staff after the Combination. Such changes will be based primarily on the employees' expertise, experience and seniority. Rationalization of the administration may result in certain staff members being given different jobs and responsibilities from those before the Combination.

     TAX CONSEQUENCES OF THE EXCHANGE OFFER, MANDATORY BID AND COMPULSORY
                                  ACQUISITION

INTRODUCTION

  The following discussion is a summary of the principal generally applicable United States federal, Norwegian, and United Kingdom income tax consequences of the Exchange Offer, the Mandatory Bid and the Compulsory Acquisition and is not intended to be a complete discussion of all potential tax effects that might be relevant to the Exchange Offer, the Mandatory Bid or Compulsory Acquisition. This summary may not be applicable to certain taxpayers, including, without limitation, expatriates, insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, persons who hold Transocean Stock as part of a straddle or conversion transaction, and persons who acquired Transocean Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation. Moreover, any tax consequences under the laws of jurisdictions other than the United States, Norway and the United Kingdom or any state, local and estate tax consequences are not discussed, unless otherwise indicated.

  This summary is based on statutory provisions, existing and proposed regulations, administrative pronouncements and judicial decisions, all of which are subject to change and changes to any of which (possibly retroactive) may affect the tax consequences described herein. No ruling has been or will be requested from any taxing authority on any tax matter relating to the consequences of the Exchange Offer, Mandatory Bid or the Compulsory Acquisition.

UNITED STATES TAX CONSEQUENCES

 Tax Consequences to Sonat Offshore Stockholders

  The consummation of the Exchange Offer, the Mandatory Bid and the Compulsory Acquisition will not have any United States federal income tax consequences to Sonat Offshore or the Sonat Offshore stockholders.

 Tax Consequences to U.S. Holders of Transocean Stock

  Exchanges or sales by U.S. Holders of Transocean Stock pursuant to the Exchange Offer, Mandatory Bid and the Compulsory Acquisition will be taxable transactions for United States federal income tax purposes. For purposes hereof, a U.S. Holder is any person that is, for United States tax purposes, a citizen or resident of the United States, a corporation or partnership created or organized under the laws of the United States or any state thereof, or an estate or trust that is subject (or potentially subject) to U.S. federal income tax on its worldwide income on a net basis. In general, a U.S. Holder will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Transocean Stock transferred and the amount of cash and/or the fair market value of Company Common Stock received in exchange therefor. If the Transocean Stock was held as a capital asset, such gain or loss will be capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the Transocean Stock was held for more than one year. U.S. Holders owning 5% or more in value of the outstanding stock of Transocean may be required to file IRS Form 5471 to reflect the exchange or sale of Transocean Stock.

  If Transocean is or was during a five-year lookback period a "controlled foreign corporation" (within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the "Code")), any United States person that directly, indirectly or constructively owns or owned 10 percent or more of the combined voting power of all classes of its voting stock ("Ten Percent U.S. Shareholder") during any portion of such period when Transocean was a controlled foreign corporation may be subject to special rules under Section 1248 of the Code. Ten Percent U.S. Shareholders should consult their United States tax advisors regarding the effect of any Section 338 election that Sonat Offshore may make with respect to Transocean and its subsidiaries and the application of Section 1248 of the Code to their sale or exchange of Transocean Stock. Sonat Offshore has been advised by Transocean management that Transocean management does not believe that, as of the date hereof, Transocean is or has ever been a "controlled foreign corporation." However, there can be no assurance that this belief is or will continue to be correct.

  If Transocean is, or was at any time during a U.S. Holder's holding period, a "passive foreign investment company" within the meaning of Section 1296 of the Code, any gain recognized by a U.S. Holder on sale or exchange of Transocean Stock generally will be treated as an "excess distribution" subject to special rules under the Code, including an interest charge. Sonat Offshore has been advised by Transocean management that Transocean management does not believe that Transocean is or has ever been a "passive foreign investment company."

  A U.S. Holder of Transocean Stock may be subject to backup withholding tax at a 31% rate with respect to the receipt of cash pursuant to the Exchange Offer, the Mandatory Bid or the Compulsory Acquisition if (i) the payee fails to furnish a social security or other taxpayer identification number ("TIN") to the payer or establish an exemption from backup withholding, (ii) the United States Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting with respect to interest or dividends described in Section 3406(c) of the Code or (iv) under certain circumstances, there is a failure of the payee to certify under the penalties of perjury that it has furnished a correct TIN and has not been notified by the IRS that it is subject to withholding as described in Section 3406 of the Code for failure to report interest and dividend payments. Backup withholding may be credited against the holder's U.S. tax liability for the year and may be refunded to the extent that it exceeds the holder's U.S. tax liability.

  U.S. Taxation and Backup Withholding on Disposition of Transocean Stock by Non-U.S. Holders. A "Non-U.S. Holder" is any person other than (1) a citizen or resident of the United States for U.S. federal income tax purposes, (2) a corporation or partnership created or organized under the laws of the United States or any state thereof, or (3) an estate or trust that is subject (or potentially subject) to U.S. federal income tax on its worldwide income on a net basis. In general, Non-U.S. Holders who sell or exchange Transocean Stock for cash and/or shares of Company Common Stock are not subject to U.S. income tax on any gain recognized on such sale or exchange. However, a Non-U.S. Holder will be subject to U.S. tax on any gain if (1) the holder is an individual who holds the Transocean Stock as a capital asset and is present in the U.S. for 183 days or more during the taxable year in which such stock is sold and either has a "tax home" in the United States or an office or fixed place of business in the United States to which the disposition is attributable, or (2) the holder is engaged in a U.S. trade or business with which the sale of such stock is effectively connected, unless, in either case, the tax on such gain is reduced or eliminated under an applicable tax treaty.

  In order to avoid U.S. backup withholding at the rate of 31% on the cash proceeds paid, Non-U.S. Holders who exchange Transocean Stock through brokers or intermediaries subject to the backup withholding requirements may be required to certify to the broker or intermediary on Internal Revenue Service Form W-8 that the holder is an "exempt foreign person" for backup withholding purposes, or otherwise to establish an exemption. Non-U.S. Holders should consult with their broker or intermediary regarding the possible application of U.S. backup withholding to cash proceeds received upon the disposition of Transocean Stock.

  Withholding Tax and Information Reporting on Dividends Paid by Sonat Offshore to Non-U.S. Holders. In general, dividends paid by Sonat Offshore to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30 percent rate (or such lower rate as may be prescribed by an applicable tax treaty). To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country generally are presumed under current Treasury regulations to be paid to a resident of that country, unless the payor has definite knowledge that such presumption is not warranted. Recently proposed treasury regulations, if finally adopted, however, would require Non-U.S. Holders to comply, directly or through an intermediary, with certain certification and other requirements to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends paid after December 31, 1997 (or December 31, 1999 in the case of dividends on stock traded on a U.S. established financial market paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations). In addition, under the proposed regulations, for a foreign partnership to claim such benefit, (i) the certification requirements generally would be applied to the partners of the partnership and (ii) the partnership generally would be required to provide certain information, including a TIN. The proposed regulations also provide look-through rules for tiered partnerships.

  In addition, dividends paid to a Non-U.S. Holder will not be subject to U.S. withholding tax if the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder (or, in the case of a Non-U.S. Holder eligible for benefits under a treaty, attributable to a permanent establishment) within the United States (if the Non-U.S. Holder files certain forms with the payor of the dividend prior to the payment of the dividend) but will instead generally be subject to U.S. federal income tax at the same rates applicable to United States persons. In the case of a Non-U.S. Holder which is a corporation, such effectively connected income may also be subject to an additional "branch profits tax" (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits) at a 30% rate (subject to possible reduction or elimination under an applicable treaty).

  Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding at a rate of 31% if the Non-U.S. Holder fails to certify to its foreign status, provide a correct taxpayer identification number, or establish it is otherwise entitled to an exemption. Backup withholding will generally not apply to dividends paid to a Non-U.S. Holder at an address outside the United States (unless the payor has definite knowledge that the payee is a U.S. person). Under proposed regulations, however, dividend payments generally will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to the rules applicable to foreign partnerships under the proposed regulations.

  United States Taxation and Backup Withholding and Information Reporting on Dispositions of Company Common Stock by Non-U.S. Holders. Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain recognized upon the disposition of such Non-U.S. Holder's shares of Company Common Stock except under the circumstances described in the first paragraph of "U.S. Taxation of Non-U.S. Holders and Backup Withholding on Disposition of Transocean Stock", above, unless the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes (which the Company does not believe that it is or is likely to become) and, in the event that the Company Common Stock is regularly traded on an established securities market, the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5 percent of the Company Common Stock.

  The payment of the proceeds for the disposition of Company Common Stock to or through the United States office of a broker will be subject to United States information reporting and backup withholding unless the owner certifies, among other things, such owner's status as a Non-U.S. Holder (and the broker does not have actual knowledge to the contrary), or otherwise establishes an exemption. The payment of proceeds from the disposition of Company Common Stock to or through a non-U.S. office of a non-U.S. broker will generally not be subject to information reporting (except under the circumstances described in the following sentence) and, under current temporary regulations, will not be subject to backup withholding. Unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and does not have actual knowledge to the contrary), information reporting (but not backup withholding) will apply to dispositions through (a) a non-U.S. office of a U.S. broker or (b) a non-U.S. office of a non-U.S. broker that is either a "controlled foreign corporation" for United States federal income tax purposes or a person 50% or more of whose gross income from all sources for a certain three-year period was effectively connected with a United States trade or business. Under proposed regulations that are not currently effective, backup withholding could apply to proceeds from such dispositions, but generally only if such broker has actual knowledge that the payee is a U.S. Holder.

  United States Estate Tax Considerations of Non-U.S. Holders. Shares of Company Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death generally will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise. Such an individual's estate may be subject to United States federal estate tax on the property includible in the estate for United States federal estate tax purposes.

NORWEGIAN TAX CONSEQUENCES

  The following discussion is a summary of the principal generally applicable Norwegian income tax consequences of the Exchange Offer, Mandatory Bid and the Compulsory Acquisition and is not intended to be a complete discussion of all potential tax effects that might be relevant to the Exchange Offer, Mandatory Bid or Compulsory Acquisition.

 Tax Consequences to Norwegian Stockholders of Transocean

  Shareholders resident in Norway for tax purposes will be liable for income tax in respect of capital gains arising upon the disposal of the Transocean Stock. Correspondingly, losses upon disposal of the Transocean Stock will reduce their taxable income. Gains will be taxable as ordinary income and losses will be allowed as a deduction from ordinary income in the year of sale. Ordinary income is currently taxed at a rate of 28%.

  The capital gain or loss on each Transocean share will be equal to the difference between the consideration received and an adjusted base cost. The consideration received will be equal to the value of the Company Common Stock and the cash received as of the date of receipt thereof by the selling stockholders. The adjusted base cost is the acquisition price (or, for certain stockholders who on January 1, 1992, had held the shares for more than three years without connection to the business of the stockholder, an increased cost price), adjusted up or down in accordance with the changes in the taxed capital of Transocean during the time the shareholder has been the owner of the share (so-called "RISK" adjustment; RISK is the Norwegian abbreviation for the adjustment of the base cost through changes in taxed retained earnings). The adjustment of the base cost for each tax year is allocated to the owner of the share on January 1 of the following year.

  RISK-adjustment for Transocean has been as follows:

              On 1 January 1993:              Nkr 0.00 per share
              On 1 January 1994:              Nkr 0.00 per share
              On 1 January 1995:              Nkr 0.00 per share
              On 1 January 1996:              Nkr 0.00 per share

  The RISK-adjustment on 1 January 1996 is Transocean's computation, but has not yet been determined by the tax authorities.

  If the holder disposes of only some of his shares, then the first in, first out (FIFO) principle is applied in determining the cost of shares sold.

  Costs in connection with both the purchase and sale of shares are deductible when calculating capital gain or loss.

 Tax Consequences to Non-Norwegian Stockholders of Transocean

  Non-Norwegian stockholders are not normally taxable in Norway on capital gains on the sale of shares. A tax liability in Norway may nevertheless arise if, (1) the shares were held in connection with a business carried out in Norway by the stockholder or (2) the stockholder has previously been resident in Norway for tax purposes and the share is sold within five years of the expiration of the calendar year when residency for tax purposes in Norway ceased. In both cases, the Norwegian tax liability may be limited by tax treaties. When a foreign owner is taxable in Norway on the sale of shares, the calculation of the capital gain or loss follows the same principles as described above for Norwegian shareholders. The rate of tax is also the same (28%).

 Duties on the Transfer of Shares

  No duties are currently imposed in Norway on the transfer of shares, whether on acquisition or disposal.

 Tax Consequences to Norwegian Holders of Company Common Stock

  Dividends received from the Company by Norwegian resident stockholders will be taxed as ordinary income, currently at a rate of 28%. The stockholder will be given credit for U.S. withholding taxes imposed on the dividend (generally at a 15% rate under the income tax treaty between the U.S. and Norway). There will be no credit given for corporate income tax paid by the Company, while dividends from a Norwegian company are effectively tax free to the stockholder due to an imputation system but reduce the cost price of the shares according to the RISK regulation system.

  Gains or losses from a future disposal of stock in the Company are taxable or deductible in the same manner as described above with respect to transfers of Transocean Stock, except that the RISK-regulation system will not apply. The capital gain or loss on the sale of shares of the Company is calculated as the difference between the consideration received and the cost price (which should be the fair market value of the Company Common Stock used for the purpose of computing gains/losses on the exchange of Transocean Stock pursuant to the Exchange Offer). Costs in connection with both the purchase and sale of shares are deductible when calculating capital gain or loss.

  Shareholders resident in Norway will be subject to wealth tax on their shareholdings in the Company. The value for wealth tax purposes of listed shares is 75% of the market price at the end of the income year. If the Company Stock is listed both on the OSE and the NYSE, the market price on the OSE shall be applied.

UNITED KINGDOM TAX CONSEQUENCES

  The following discussion is a summary, based on current United Kingdom ("U.K.") legislation and Inland Revenue practice, of the principal generally applicable aspects of the U.K. tax consequences of the Exchange Offer, Mandatory Bid and Compulsory Acquisition and is intended as a general guide only and not as a complete discussion of all potential tax effects that might be relevant to the Exchange Offer, Mandatory Bid or Compulsory Acquisition. The discussion relates only to Transocean Stockholders who hold their Transocean Stock as an investment and who are resident in the U.K. for U.K. tax purposes.

 Tax Consequences to U.K. Stockholders on Disposal of Transocean Stock-- Taxation of Chargeable Gains

  Liability to U.K. taxation of chargeable gains will depend upon the individual circumstances of Transocean Stockholders and on the form of consideration received.

  A Transocean Stockholder who, together with persons connected with him, does not hold more than 5% of Transocean Stock will not be treated as having made a disposal of Transocean Stock for the purposes of U.K. taxation of chargeable gains to the extent that he receives Company Common Stock in exchange for his Transocean Stock. Instead the Company Common Stock issued to a Transocean Stockholder in exchange for the transfer of his Transocean Stock is treated as the same asset acquired at the same time and at the same price as his Transocean Stock with the consequence that his tax basis in his Transocean Stock is carried over to the Company Common Stock so that no taxable gain or allowable loss arises on the exchange.

  Any Transocean Shareholder who, either alone or together with persons connected with him, holds more than 5% of the Transocean Stock should also be treated in the same manner as that described in the preceding paragraph, although no clearance has been, or is being, sought under s. 138 of the Taxation of Chargeable Gains Act 1992 of the U.K.

  A subsequent disposal of Company Common Stock by a Transocean Stockholder may, depending upon individual circumstances, give rise to a liability to U.K. taxation on chargeable gains with any gain (or loss) calculated by reference to his carried over tax basis (as discussed above) in such Company Common Stock as increased by the applicable indexation allowance.

  To the extent that a Transocean Stockholder receives cash for his Transocean Stock this will constitute a disposal or (if he also receives Company Common Stock for such Stock) part disposal of his Transocean Stock for the purposes of U.K. taxation of chargeable gains. Such a disposal, or part disposal, may, depending on the Transocean Stockholder's individual circumstances, give rise to a liability to U.K. taxation on chargeable gains with any gain (or loss) calculated by reference to his tax basis in such Transocean Stock as increased by the applicable indexation allowance.

  Tax Consequences to U.K. Holders of Company Common Stock--Taxation of
Dividends

  Gross dividends received from the Company by U.K. resident stockholders will be taxed in the same way as dividends from Transocean, i.e., at the corporate tax rate of 33% for corporate stockholders and a marginal tax rate of up to 40% for individuals and up to 39% for trustees. The stockholder may offset U.S. tax withheld from dividends, (normally at the rate of 15% of the gross dividend under the income tax treaty between the U.S. and the U.K.), against the U.K. tax liability on the same dividends.

  Gains or losses from a future sale or disposal of stock in the Company are taxable or deductible in the same manner as described above with respect to transfer of Transocean Stock.

  BECAUSE OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH HOLDER OF TRANSOCEAN STOCK IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER, A MANDATORY BID OR A COMPULSORY ACQUISITION, INCLUDING THE EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX RULES AND THE EFFECT OF POSSIBLE CHANGES IN THE TAX LAWS.

                              REGULATORY MATTERS

  Consummation of the Exchange Offer and the Combination is conditioned upon the receipt of all applicable governmental and stock exchange authorizations, consents, orders and approvals. The Company intends to pursue vigorously all required regulatory approvals. However, there can be no assurance that such approvals will, in fact, be obtained, or, if obtained, as to the timing of their receipt.

U.S. ANTITRUST LAWS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Exchange Offer and the Combination may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Sonat Offshore and Transocean filed a notification and report form under the HSR Act with the FTC and the Antitrust Division on May 10, 1996 and May 31, 1996, respectively. The required waiting period under the HSR Act was terminated on June 5, 1996. At any time before or after consummation of the Exchange Offer and the Combination, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Exchange Offer and the Combination or seeking divestiture of substantial assets of Sonat Offshore or Transocean. At any time before or after the Expiration Date, and notwithstanding that the HSR Act waiting period was terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Exchange Offer and the Combination or seeking divestiture of assets of Sonat Offshore or Transocean or any of their respective businesses. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  On the basis of knowledge and information as to the businesses in which Sonat Offshore, Transocean and their affiliates are engaged, Sonat Offshore believes that consummation of the Exchange Offer and the Combination will not violate U.S. or State antitrust laws. Nevertheless, there can be no assurance that a challenge to the Exchange Offer and the Combination on antitrust grounds will not be made or of the result if such a challenge is made.

NORWEGIAN COMPETITION ACT

  The Norwegian Competition Authority may prohibit or impose conditions for allowing a business acquisition if, in its opinion, the acquisition will result in a significant reduction of competition contrary to the purpose of the Norwegian Competition Act. Before taking any action, the Competition Authority will seek to find an amicable agreement with the acquirer. The Competition Authority can take action against an acquisition within six months after final agreement for the acquisition was made. In particular cases, action can be taken within one year. The acquirer may give notice of the final agreement to the Competition Authority. If the Competition Authority has not within three months after receipt of such notice given notice that it considers taking action, such action can no longer be taken.

NORWEGIAN BUSINESS ACQUISITION ACT

  Pursuant to the Norwegian Business Acquisition Act, an acquisition of at least one-third of the shares or the votes of a company that either (i) has more than 50 employees, or (ii) an annual turn-over greater than Nkr 50 million, or (iii) has received at least Nkr 5 million in public assistance for research and development for at least one project over the last eight years, must be notified to the Ministry of Industry and Energy (the "Ministry"). The Exchange Offer is subject to such Act due to certain businesses of Transocean.

  The obligation to notify the Ministry must be complied with within 30 days after the acquisition of shares. The Ministry must, within 30 days, notify if they want to undertake a closer examination of the acquisition. Such examination may be undertaken if the Ministry deems that the acquisition may have significant negative effects for the company, the business sector, or the society, including effects on employment. The acquisition will be approved unless it is contrary to the public interest. The Ministry can lay down conditions for allowing the acquisition.

  The acquirer will not, without the consent of the Ministry, have any voting or other shareholder rights in the company, other than the right to receive dividends and to subscribe for new shares, in the period from the date of the obligation to notify the Ministry arose until the Ministry has either granted its explicit approval or is deemed to have approved the acquisition by not giving notice as explained above.

  The Ministry has granted an exemption from the application of the Norwegian Business Acquisition Act to the Exchange Offer to the extent that, upon consummation of the Exchange Offer, the Company will be entitled to exercise all voting rights as a holder of Transocean Stock. It is a condition to the Company's obligation to consummate the Exchange Offer that such exemption continue in effect.

STATE TAKEOVER LAWS

  A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated therein.

  Sonat Offshore and Transocean, directly or through subsidiaries, conduct business in a number of states throughout the United States, some of which have enacted takeover laws. Sonat Offshore does not know whether any of these laws will, by their terms, apply to the Exchange Offer and the Combination and has not complied with any such laws. Should any person seek to apply any state takeover law to the Exchange Offer and the Combination, Sonat Offshore will take such action as then appears desirable, which may include contesting the validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover laws applies to the Exchange Offer and the Combination and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Exchange Offer and the Combination, then Sonat Offshore might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Sonat Offshore might be unable to consummate or be delayed in consummating the Exchange Offer and the Combination. In such case, Sonat Offshore may not be obligated to accept for exchange any Transocean Stock deposited under the Exchange Offer.

OTHER LAWS

  Sonat Offshore and Transocean conduct operations in a number of countries where regulatory filings or approvals may be required or advisable in connection with the consummation of the Exchange Offer and the Combination. The Company is currently in the process of reviewing whether other filings or approvals may be required or desirable in other countries which may be material to Sonat Offshore, Transocean and their subsidiaries. It is recognized that certain of such filings may not be completed and certain of such approvals (which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction) may not be obtained prior to the Expiration Date.

                        MARKET PRICE AND DIVIDEND DATA

  As of July 15, 1996, there were approximately 190 holders of record of Company Common Stock. As of July 15, 1996, there were approximately 6,350 holders of record of Transocean Stock.

  The market prices for, and dividends paid on, the Company Common Stock and the Transocean Stock shown below are the market prices and dividends paid for each security without adjustments to give effect to the Combination.

MARKET PRICES

 Sonat Offshore

  The Company Common Stock is listed on the NYSE. Its ticker symbol is "RIG". The table below sets forth, for the calendar quarters indicated, the high and low sale prices of the Company Common Stock as reported on the New York Stock Exchange Composite Tape.

                                                                 COMMON STOCK
                                                                ---------------
                                                                 HIGH     LOW
                                                                ------- -------
      1994
        First Quarter.......................................... $18 1/2 $16
        Second Quarter.........................................  20 1/8  16 1/2
        Third Quarter..........................................  21 1/2  17 3/4
        Fourth Quarter.........................................  20 1/4  17 5/8
      1995
        First Quarter.......................................... $23 1/4 $17 3/4
        Second Quarter.........................................  33 3/8  22 3/4
        Third Quarter..........................................  30 3/4  27 3/4
        Fourth Quarter.........................................  49      31 3/8
      1996
        First Quarter.......................................... $53     $41 1/8
        Second Quarter.........................................  59      46 1/2
        Third Quarter (through July 26)........................  53 3/4  50 3/4

  The high and low sale prices of Company Common Stock on the NYSE Composite Tape on April 24, 1996, the last full trading day prior to the date of the announcement of the proposal for the Combination, was $55 3/4 and $54 1/2, respectively. The last sale price of Company Common Stock as reported on the NYSE Composite Tape on July 26, 1996, was $51.50 per share. HOLDERS OF SHARES OF COMPANY COMMON STOCK AND TRANSOCEAN STOCK ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMPANY COMMON STOCK.

 Transocean

  The principal market for trading in the Transocean Stock is the OSE. Its ticker symbol is TOD. The table below sets forth for the calendar quarters indicated, the high and low sale prices in Norwegian kroner of the Transocean Stock as reported on the OSE.

                                                                   COMMON STOCK
                                                                   -------------
                                                                    HIGH   LOW
                                                                   ------ ------
      1994
        First Quarter.............................................  53.00  37.00
        Second Quarter............................................  49.00  25.00
        Third Quarter.............................................  48.00  25.00
        Fourth Quarter............................................  56.50  40.00
      1995
        First Quarter.............................................  69.50  56.00
        Second Quarter............................................  89.00  61.50
        Third Quarter............................................. 106.00  83.00
        Fourth Quarter............................................ 115.00  91.00
      1996
        First Quarter............................................. 166.00 109.50
        Second Quarter............................................ 185.00 138.50
        Third Quarter (through July 26)........................... 177.00 167.00

  The high and low sale prices of Transocean Stock on the OSE on April 24, 1996, the last full trading day prior to the date of the announcement of the proposal for the Combination, was Nkr 155.00 and Nkr 152.00 respectively. The last sales price of the Transocean Stock on the OSE at the close of business on July 26, 1996, was Nkr 169 per share. HOLDERS OF SHARES OF TRANSOCEAN STOCK ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE TRANSOCEAN STOCK.

DIVIDENDS

 Sonat Offshore

  Sonat Offshore has paid quarterly cash dividends of $0.06 per share of Company Common Stock commencing with the fourth quarter of 1993. Any future declaration and payment of dividends will be (i) dependent upon the Company's results of operations, financial condition, cash requirements and other relevant factors, (ii) subject to the discretion of the Board of Directors of the Company, (iii) subject to restrictions contained in the Company's Credit Agreement (see "Sonat Offshore Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources") and (iv) payable only out of the Company's surplus or current net profits in accordance with the DGCL.

 Transocean

  Transocean has not paid dividends in respect of Transocean Stock since prior to 1994.

                         UNAUDITED CONDENSED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

  The following Unaudited Condensed Pro Forma Combined Balance Sheet as of March 31, 1996 and the Unaudited Condensed Pro Forma Combined Statements of Operations for the three-month period ended March 31, 1996 and the year ended December 31, 1995 have been prepared to illustrate the estimated effects of the proposed Combination of Sonat Offshore and Transocean applying U.S. GAAP under the purchase method of accounting. Allocations of purchase price have been determined based on preliminary estimates of fair values and are subject to change. The Unaudited Condensed Pro Forma Combined Balance Sheet as of March 31, 1996 was prepared as if the Combination were consummated on March 31, 1996. The Unaudited Condensed Pro Forma Combined Statements of Operations for the three-month period ended March 31, 1996 and the year ended December 31, 1995 were prepared as if the Combination were consummated as of January 1, 1995. The Unaudited Condensed Pro Forma Combined Financial Statements are based on the historical consolidated financial statements of Sonat Offshore and Transocean giving effect to the Combination under the assumptions and adjustments outlined in the accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

  The Unaudited Condensed Pro Forma Combined Financial Statements reflect a total purchase price, including direct transaction costs, of $1,498,858,000, which is calculated based on the average of the closing prices of Company Common Stock over the five day period commencing two days before May 20, 1996, the date on which the revised offering price was announced, assuming each of 43,248,358 shares of Transocean Stock are exchanged for .53 of a share of Company Common Stock and U.S.$27.25 is paid for each remaining share of Transocean Stock.

  The Unaudited Condensed Pro Forma Combined Financial Statements have been prepared applying U.S. GAAP. The financial statements of Transocean have been converted from Norwegian GAAP to U.S. GAAP and translated into U.S. dollars for purposes of this presentation (see Note 1 to the Unaudited Condensed Pro Forma Combined Financial Statements). Norwegian GAAP differs in certain significant respects from U.S. GAAP. A reconciliation of net income (loss) and shareholders' equity of Transocean from Norwegian GAAP to U.S. GAAP is presented in Note 34 to the Consolidated Financial Statements of Transocean and Note 5 to the Condensed Consolidated Financial Statements of Transocean included elsewhere in this Prospectus/Offer to Purchase/Proxy Statement.

  The Unaudited Condensed Pro Forma Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the financial position or results of operations of the Company would actually have been if the Combination had in fact occurred on the dates indicated or to project the financial position or results of operations for any future date or period. Although the Company expects to realize cost reductions from the Combination, no effect has been given in the Company's Unaudited Condensed Pro Forma Combined Financial Statements to any such benefits. The Unaudited Condensed Pro Forma Combined Financial Statements should be read in conjunction with the notes thereto and the consolidated financial statements of Sonat Offshore and Transocean and the related notes thereto contained elsewhere herein.

              UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996

                                   HISTORICAL             PRO FORMA
                             ---------------------- ---------------------------
                              SONAT
                             OFFSHORE TRANSOCEAN(1) ADJUSTMENTS       COMBINED
                             -------- ------------- -----------      ----------
                                  (U.S. DOLLAR AMOUNTS IN THOUSANDS)
Cash and Cash Equivalents..  $106,385   $ 52,498    $  309,630 (4)   $  158,883
                                                      (294,630)(2b)
                                                        (6,000)(2c)
                                                        (6,000)(3)
                                                        (3,000)(5)
Accounts and Notes
 Receivable................    58,364     68,974                        127,338
Other Current Assets.......    32,321     24,084                         56,405
Net Assets of Discontinued
 Operations................               56,809        37,260 (2f)      94,069
                             --------   --------    ----------       ----------
 Total Current Assets......   197,070    202,365        37,260          436,695
Property and Equipment,
 net.......................   325,576    501,469       401,431 (2e)   1,228,476
Goodwill and Intangibles...                            751,600 (2g)     751,600
Other Assets...............    39,136     23,659         3,000 (5)       65,795
                             --------   --------    ----------       ----------
Total Assets...............  $561,782   $727,493    $1,193,291       $2,482,566
                             ========   ========    ==========       ==========
Current Liabilities........  $ 68,365   $ 77,543    $   28,000 (4)   $  173,908
Long-Term Debt.............    30,000    248,647       281,630 (4)      560,277
Deferred Taxes and Other
 Credits...................    89,766     28,657        64,079 (2h)     182,502
Stockholders' Equity.......   373,651    372,646      (372,646)(2d)   1,565,879
                                                     1,198,228 (2a)
                                                        (6,000)(3)
                             --------   --------    ----------       ----------
Total Liabilities and
 Stockholders' Equity......  $561,782   $727,493    $1,193,291       $2,482,566
                             ========   ========    ==========       ==========



 See accompanying notes to the Unaudited Condensed Pro Forma Combined Financial
                                  Statements.

         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                     HISTORICAL                         PRO FORMA
                          ----------------------------------  -------------------------------------
                              SONAT
                            OFFSHORE        TRANSOCEAN(1)       ADJUSTMENTS           COMBINED
                          --------------  ------------------  ----------------      ---------------
                           (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues......  $       81,220    $        88,991                         $       170,211
                          --------------    ---------------                         ---------------
Costs and Expenses
  Operating and
   Maintenance..........          56,155             69,100                                 125,255
  Depreciation and
   Amortization.........           6,058             11,693    $         6,099 (6)           23,850
  General and
   Administrative.......           5,056              6,706                                  11,762
                          --------------    ---------------    ---------------      ---------------
                                  67,269             87,499              6,099              160,867
                          --------------    ---------------    ---------------      ---------------
Operating Income........          13,951              1,492             (6,099)               9,344
Other Income (Expense),
 Net....................           4,212            (20,838)            (4,576)(7)          (21,202)
                          --------------    ---------------    ---------------      ---------------
Income (Loss) from
 Continuing Operations
 Before Taxes...........          18,163            (19,346)           (10,675)             (11,858)
Income Taxes............           6,338                 85             (1,674)(8)            4,749
                          --------------    ---------------    ---------------      ---------------
Income (Loss) from
 Continuing Operations..  $       11,825    $       (19,431)   $        (9,001)     $       (16,607)
                          ==============    ===============    ===============      ===============
Income (Loss) from
 Continuing Operations
 per Common Share.......  $         0.42    $         (0.36)                        $         (0.32)
                          ==============    ===============                         ===============
Weighted Average Shares
 Outstanding............          28,435             53,434                                  51,357 (9)
                          ==============    ===============                         ===============




 See accompanying notes to the Unaudited Condensed Pro Forma Combined Financial
                                  Statements.

         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                    HISTORICAL                         PRO FORMA
                         ----------------------------------  -------------------------------------
                             SONAT
                           OFFSHORE        TRANSOCEAN(1)       ADJUSTMENTS           COMBINED
                         --------------- ------------------  ----------------      ---------------
                          (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues...... $       322,658   $       348,112                         $       670,770
Costs and Expenses......
  Operating and
   Maintenance..........         222,367           268,259                                 490,626
  Depreciation..........          26,995            49,608    $        25,190 (6)          101,793
  General and
   Administrative.......          21,208            36,924                                  58,132
                         ---------------   ---------------    ---------------      ---------------
                                 270,570           354,791             25,190              650,551
                         ---------------   ---------------    ---------------      ---------------
Operating Income
 (Loss).................          52,088            (6,679)           (25,190)              20,219
Other Income (Expense),
 Net....................          23,061             7,337            (19,341)(7)           11,057
                         ---------------   ---------------    ---------------      ---------------
Income from Continuing
 Operations Before
 Taxes..................          75,149               658            (44,531)              31,276
Income Taxes............          28,201               405             (7,207)(8)           21,399
                         ---------------   ---------------    ---------------      ---------------
Income from Continuing
 Operations............. $        46,948   $           253           $(37,324)     $         9,877
                         ===============   ===============    ===============      ===============
Income from Continuing
 Operations per Common
 Share.................. $          1.65   $          0.01                         $          0.19
                         ===============   ===============                         ===============
Weighted Average Shares
 Outstanding............          28,374            52,550                                  51,296(9)
                         ===============   ===============                         ===============



 See accompanying notes to the Unaudited Condensed Pro Forma Combined Financial
                                  Statements.

     NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

  (1) The Unaudited Condensed Pro Forma Combined Financial Statements have been prepared applying U.S. GAAP. The financial statements of Transocean have been converted from Norwegian GAAP to U.S. GAAP and translated into U.S. dollars for purposes of this presentation at a rate of $1.00 = Nkr 6.409 as of March 31, 1996 and using the weighted average rates of exchange for the three-month period ended March 31, 1996 and for the year ended December 31, 1995 of $1.00 = Nkr 6.412 and 6.329, respectively. Norwegian GAAP differs in certain significant respects from U.S. GAAP. A reconciliation of net income (loss) and shareholders' equity of Transocean from Norwegian GAAP to U.S. GAAP is presented in Note 34 to the Consolidated Financial Statements of Transocean and Note 5 to the Condensed Consolidated Financial Statements of Transocean included elsewhere in this Prospectus/Offer to Purchase/Proxy Statement. Certain reclassifications have been made to conform the Transocean historical financial statements to the pro forma presentation. Such reclassifications have no effect on total stockholders' equity or net income (loss) from continuing operations.
  (2) To reflect the purchase of 100% of the outstanding shares of Transocean Stock for a total consideration of $1,492,858,000, assuming each of 43,248,358 shares of Transocean Stock will be exchanged for .53 of a share of Company Common Stock and $27.25 in cash will be paid for each remaining share of Transocean Stock. The value of Company Common Stock to be issued in the Combination was calculated based on $52.275, which was the average of the closing prices of Company Common Stock over the five day period commencing two days before May 20, 1996, the date on which the revised offer was announced.

                                                               ($ IN THOUSANDS)
                                                               ----------------

   (a) Company Common Stock to be issued......................     $1,198,228
   (b) Cash consideration paid................................        294,630
                                                                   ----------
     Total consideration to be paid...........................      1,492,858
   (c) Direct transaction costs...............................          6,000
                                                                   ----------
     Total purchase price.....................................     $1,498,858
                                                                   ==========
  The purchase price will be allocated based upon estimated fair values of the
Transocean assets and liabilities. For purposes of the Unaudited Condensed Pro
Forma Combined Financial Statements, the purchase price has been allocated as follows:
                                                                ($ IN THOUSANDS)
                                                                ----------------
   (d) Historical net book value of Transocean................     $  372,646
   (e) Fair value adjustment of property and equipment, net...        401,431
   (f) Fair value adjustment of net assets for the fluid
       services business segment to be disposed of............         37,260
   (g) Excess of purchase price over the sum of fair value of
       identifiable assets acquired less liabilities assumed..        751,600
   (h) Adjustment for related deferred income taxes payable...        (64,079)
                                                                   ----------
     Total purchase price.....................................     $1,498,858
                                                                   ==========

  (3) To record costs directly associated with the issuance of Company Common Stock.
  (4) To record financing obtained in connection with the Combination including $15 million of related costs, consisting of $6 million in direct transaction costs, $6 million in costs directly associated with the issuance of Company Common Stock, and $3 million in debt refinancing costs.
  (5) To record costs directly associated with financing obtained in connection with the Combination.
  (6) To record additional depreciation expense and amortization of goodwill resulting from the allocation of the purchase price. The pro forma adjustment assumes estimated remaining useful lives ranging from 6 to 24 years for depreciation and a 40 year amortization period for goodwill.
  (7) To adjust interest expense, including amortization of debt issuance costs, assuming that the additional financing was obtained as of January 1, 1995. Interest expense has been calculated using an interest rate of 6.1375%, based on the 3-month LIBOR rate of 5.6875% as of July 15, 1996 plus a margin of .45% and assumes principal repayments of $33.75 million over the pro forma period as required by the Credit Agreement. A one-half percent change in interest rates would impact interest expense in the amount of approximately $2 million over the 15 month pro forma period.
  (8) To record income tax expense on the effect of the pro forma adjustments to depreciation and interest expense. The Norwegian statutory income tax rate of 28% has been used. Goodwill amortization has been treated as a permanent difference for income tax purposes; therefore, it does not give rise to an income tax effect.
  (9) Weighted average shares outstanding as if the 22.9 million shares to be issued by the Company in consideration of the Transocean Stock had taken place on January 1, 1995.

                         DESCRIPTION OF SONAT OFFSHORE

  Sonat Offshore is engaged in contract drilling of oil and gas wells in offshore areas throughout the world. The offshore contract drilling business involves the drilling of wells for oil and gas located beneath the sea bed. An offshore drilling contractor is generally retained by a client to provide drilling equipment and work crews to drill a well or wells at an offshore location for which the client holds drilling rights. The client may also retain the drilling contractor to provide an array of other services, such as well engineering and planning, associated with the drilling of a well.

  Sonat Offshore, which operated under the name "The Offshore Company" until 1982, was founded in 1953 to develop the first jack-up rig in the Gulf of Mexico. Sonat Offshore began international drilling operations in the late 1950's and was one of the first contractors to offer drilling services in the North Sea. Sonat Offshore is a Delaware corporation.

  On June 4, 1993, Sonat Offshore completed a public offering of 15,500,000 shares of common stock (the "Offering"), approximately 60% of its total issued and outstanding shares. Sonat Inc., a Delaware corporation, of which Sonat Offshore had been a wholly owned subsidiary prior to the Offering, continued to own 39.7% of the outstanding shares of Sonat Offshore. The net proceeds of the Offering were used to repay all amounts due to Sonat Inc. under various borrowing arrangements and to pay a cash dividend to Sonat Inc. For further discussion of the Offering, see Note 2 to the Notes to Consolidated Financial Statements. In July, 1995 Sonat Inc. sold the remaining 39.7% of Sonat Offshore through a secondary public offering. At March 31, 1996, Sonat Inc. owned no shares of Company Common Stock.

BUSINESS STRATEGY

  Sonat Offshore's strategy is to be a leader in the technically demanding segment of the offshore drilling industry, particularly in ultra deep-water and harsh environment markets. Sonat Offshore is committed to achieving long-term growth within this strategic niche. As part of this strategy, in February 1996 Sonat Offshore purchased and agreed to convert a semisubmersible multi-service vessel, the MSV P.Portia (to be renamed the "Offshore Marianas"), to an ultra deep-water drilling rig. In May 1996, Sonat Offshore announced plans to construct the world's largest deepwater mobile offshore drilling rig, to be called the "Discoverer Enterprise," and to purchase and upgrade for deepwater drilling capability a second generation semisubmersible. See "--Drilling Units" below. In addition, consummation of the Combination of Transocean and Sonat Offshore will result in one of the world's leading deepwater and harsh environment drillers.

DRILLING UNITS

  Sonat Offshore principally uses the following three types of rigs:

    SEMISUBMERSIBLES. Semisubmersibles are floating vessels that can be submerged so that a substantial portion of the lower hull is below the water surface during drilling operations. They are well suited for operations in rough water conditions.

    JACK-UPS. Jack-ups stand on the ocean floor with their hull and drilling equipment elevated above the water on connected support legs. They are best suited for water depths of 350 ft. or less.

    DRILLSHIPS. Drillships are generally self-propelled and designed to drill in deep water. Shaped like a conventional ship, they are the most mobile of the major rig types.

  At July 1, 1996, Sonat Offshore had an ownership interest in 16 offshore drilling units, two of which are owned by a corporation in which Sonat Offshore has a 24.89% equity interest. One of the two rigs owned by the corporation in which Sonat Offshore has a 24.89% equity interest is also managed by Sonat Offshore. See "--Arcade Drilling".

  The search for oil and gas has increasingly been moving into deeper and more demanding offshore environments, and Sonat Offshore's primary focus has been on the technically demanding deep-water and harsh environment segments. Sonat Offshore has historically been a leader in the development of offshore drilling technology, and in recent years Sonat Offshore has selectively upgraded its fleet of technically advanced drilling units able to drill in deep water and under harsh environmental conditions. Sonat Offshore also maintains a fleet of jack-up and semisubmersible rigs that provide cost-efficient equipment suitable for work in less demanding offshore drilling environments.

  Sonat Offshore operates four of the world's 13 fourth generation semisubmersibles and has an ownership interest in a fifth unit. Fourth generation semisubmersibles are those built after 1984 that have larger physical size than other semisubmersibles, harsh environment capability, high variable deck load capability (greater than 4,000 metric tons), 15,000 psi blowout preventers and superior motion characteristics. Fourth generation semisubmersibles are frequently the most suitable for operations in deep water and harsh environments, or for development drilling that requires larger variable loads and the ability to handle large pieces of subsea equipment. Three of these fourth generation semisubmersibles are owned by Sonat Offshore and the other is owned by a corporation in which the company has a 24.89% equity interest. The management contract for this rig expires in September 1996. Two of these units are operating in the U.S. Gulf of Mexico, one is operating offshore Norway and one is operating in the North Sea. Sonat Offshore also operates three other semisubmersibles, including a third generation unit currently under contract in the North Sea and two second generation units operating in the Gulf of Mexico.

  Sonat Offshore owns two dynamically-positioned drillships which have drilled in deeper water than have any other offshore drilling rigs. Dynamic positioning allows a vessel to maintain a constant position through the use of its on-board propulsion system. Sonat Offshore's dynamically-positioned drillship Discoverer 534 set the current world record for deep-water drilling in connection with a project during 1996 for Shell.

  During 1995 Sonat Offshore drilled 34 percent of all wells drilled in over 3,000 feet of water, 67% of the wells drilled in excess of 4,000 feet of water and all 8 wells drilled in water depths exceeding 5,000 feet.

  All of Sonat Offshore's drilling equipment is suitable for both exploration and development drilling, and Sonat Offshore is normally engaged in both types of drilling activity. Sonat Offshore's drilling rigs are mobile and can be moved to new locations in response to customer demand. All of Sonat Offshore's drilling units are designed for operations away from port for extended periods of time and have living quarters for the crews, a helicopter landing deck and storage space for pipe and drilling supplies.

  During 1995, Sonat Offshore sold six bottom-supported drilling rigs which were not strategically aligned with Sonat Offshore's long-term focus. Five of these rigs were located in the U.S. Gulf of Mexico: the Offshore Taurus, the Sonat D-F 77, the Sonat D-F 84, the Sonat D-F 85, and the Sonat D-F 86. The sixth rig, the Offshore Aquarius, was located in the Middle East. Proceeds from the sales amounted to $40.7 million. Dixilyn-Field Drilling Company, a subsidiary of Panhandle Eastern Corporation, received 30 percent, or approximately $9.4 million, of the proceeds from the sale of the four rigs which Sonat Offshore had previously acquired from Dixilyn-Field.

  In January 1996, the Offshore Bahram sank while in tow offshore Egypt. All personnel were evacuated without injury. The Company sold the rig in June 1996 for a net pre-tax gain of approximately $6.6 million.

  In February 1996, Sonat Offshore acquired the semisubmersible multi-service vessel MSV P.Portia for $40 million. The rig, to be renamed the "Offshore Marianas," will be upgraded and converted to a drilling mode with a water depth capability of 4,500 feet, at a total cost of approximately $160 million. Sonat Offshore has a letter of intent with Shell Offshore regarding a proposed three-year contract (subject to being increased to five years at the customer's option) for the rig following its purchase and upgrade.

  In May 1996, Sonat Offshore announced plans to construct the world's largest deepwater mobile offshore drilling rig, to be called the "Discoverer Enterprise," which will initially be outfitted to drill in 7,000 feet of water but will be capable of exploration and development drilling in water depths up to 10,000 feet. The

Discoverer Enterprise will possess dual-activity drilling functions, a methodology for constructing offshore wells that should produce substantial cost savings and shorten the amount of time required for drilling tasks on a single well by allowing such tasks to be accomplished in a concurrent rather than sequential manner. Sonat Offshore has prepared and filed an application for a patent with the U.S. Patent and Trademark Office with respect to this well construction method. Sonat Offshore and Amoco Exploration and Production Company ("Amoco") have entered into an agreement under which Sonat Offshore will provide the Discoverer Enterprise and a second generation semisubmersible to Amoco for a combined minimum commitment of six years. Sonat Offshore has purchased a second generation semisubmersible for this purpose, to be called the Offshore Amirante, which will be upgraded and is expected to be operational by mid-1997. The Discoverer Enterprise is expected to be operational by mid-1998.

  Sonat Offshore's fleet is currently located principally in the Gulf of Mexico, the North Sea, the Middle East, and offshore Brazil. Sonat Offshore also maintains offices, land bases and other facilities worldwide, including in Houston, Texas; Metairie, Amelia and Morgan City, Louisiana; Macae, Brazil; Aberdeen, Scotland; Cairo and Ras Shukhair, Egypt; Bergen, Norway; Ciudad Del Carmen, Mexico; Doha, Qatar; Singapore; and Sharjah, United Arab Emirates. Most of these facilities are leased by Sonat Offshore.

  The following table provides information about the offshore drilling units in which Sonat Offshore has an ownership interest:

                                SONAT OFFSHORE
                          OFFSHORE EQUIPMENT SUMMARY
                                 JULY 1, 1996

                            YEAR      WATER       DRILLING
                           ENTERED    DEPTH        DEPTH                                      ESTIMATED CONTRACT
     TYPE AND NAME         SERVICE  CAPABILITY   CAPABILITY    LOCATION         CUSTOMER        EXPIRATION(1)
     -------------        --------- ----------   ---------- --------------- ----------------- ------------------
                                     (EXPRESSED IN FEET)
FOURTH GENERATION
 SEMISUBMERSIBLES
Paul B. Loyd,                                                                                 November 1999
 Jr.(2)(3)(5)...........       1991   2,000        25,000   North Sea       British Petroleum
Sonat Rather(5).........       1988   4,000        25,000   Gulf of Mexico  Shell             July 1998
Sonat Richardson(5).....       1988   5,000        25,000   Gulf of Mexico  Shell             February 1998
Henry Goodrich(4)(5)....       1985   2,000        30,000   North Sea       Shell U.K.        September 1996(9)
Polar Pioneer(5)........       1985   1,500        25,000   Norway          Norsk Hydro       August 1997
OTHER SEMISUBMERSIBLES
John Shaw(5)............       1982   2,000        25,000   North Sea       Amerada Hess      October 1996(12)
Offshore Marianas(10)...  1979/1997   4,500        25,000   Singapore       --                --
Offshore Amirante(14)...  1978/1997   3,500        25,000   Gulf of Mexico  --                --
Sonat D-F 97(5).........       1977     660        25,000   Gulf of Mexico  UNOCAL            October 1996(13)
Sonat D-F 96(5).........       1975     660(11)    25,000   Gulf of Mexico  Texaco            May 1997
DYNAMICALLY-POSITIONED
 DRILLSHIP
Discoverer Seven
 Seas(2)................       1976   6,000        25,000   Brazil          Petrobras         December 1996(6)
Discoverer 534(2)(5)....       1975   7,800        25,000   Gulf of Mexico  Amoco             October 1998
JACK-UP RIGS
Offshore Jupiter(7).....       1981     130        16,000   Sharjah, U.A.E. Idle              --
Offshore Comet(5)(7)....       1980     250        20,000   Gulf of Suez--  Gulf of Suez      October 1996
                                                            Egypt           Petroleum Co.
Interocean III(5)(8)....       1978     300        20,000   Gulf of Suez--  Gulf of Suez      July 1996
                                                            Egypt           Petroleum Co.
Offshore Mercury(5)(7)..       1969     250        20,000   Gulf of Suez--  Gulf of Suez      October 1996
                                                            Egypt           Petroleum Co.

- --------
(1) Expiration dates represent Sonat Offshore's current estimate of the earliest date the contract for each rig is likely to expire. Many contracts permit the customer to terminate early or to extend the contract. See "--Drilling Contracts."
(2)  Dynamically positioned.
(3) Owned by a corporation in which Sonat Offshore has a 25% interest and which is controlled by a competitor; managed by the competitor. See "-- Arcade Drilling."
(4) Owned by a corporation in which Sonat Offshore has a 25% interest and which is controlled by a competitor; managed by Sonat Offshore under a management contract expiring in September 1996. See "--Arcade Drilling."
(5)  Equipped with top drive drilling system.
(6) Upon completion, this unit will be mobilized to the Gulf of Mexico and upgraded to increase the water depth capability to 6,500 feet after which it will commence a contract with Exxon, which expires in April 1999.
(7)  Cantilever rigs.
(8) Equipped with skid-off drilling package and capable of working in tender-assist mode.
(9)  Letter of intent for follow on contract with BP for three years.
(10) Originally constructed in 1979, with upgrades and conversion to drilling mode expected to be completed in 1997. Letter of intent with Shell for a three year contract expected to commence September 1997.
(11)  Upgrade to 2,300 feet planned.
(12) Letter of intent with Shell for two and a half year follow on contract.
(13) Letter of intent for four month follow on contract with BHP.
(14) Originally constructed in 1978, with upgrades expected to be completed in 1997. The agreement with Amoco provides, in conjunction with construction of Discoverer Enterprise, for minimum combined contract period of six years.

  Upon the expiration of existing contracts, there can be no assurance that such contracts will be renewed or extended, that new contracts will be available or, if contracts are available, that they will provide revenues adequate to cover all fixed and variable costs associated with the rigs.

DRILLING CONTRACTS

  Sonat Offshore's contracts to provide offshore drilling services are individually negotiated and vary in their terms and provisions. Sonat Offshore obtains most of its contracts through competitive bidding against other contractors. However, it is not unusual for Sonat Offshore to be awarded drilling contracts for its deep water and harsh environment units without competitive bidding. Drilling contracts generally provide for a basic drilling rate on a dayrate basis and for lower rates for periods of travel or when drilling operations are interrupted or restricted by equipment breakdowns, adverse environmental conditions or other conditions beyond the control of Sonat Offshore. Sonat Offshore also performs drilling services under turnkey contracts, which provide for payment of a fixed price per well. Revenues from dayrate contracts have historically accounted for substantially more of Sonat Offshore's revenues than turnkey contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Results."

  A dayrate drilling contract generally extends over a period of time covering either the drilling of a single well or group of wells or covering a stated term and may be terminated by the customer in the event the drilling unit is destroyed or lost or if drilling operations are suspended for a specified period of time as a result of a breakdown of major equipment or, in some cases, due to other events beyond the control of either party. Some of Sonat Offshore's contracts permit the customer to terminate the contract early by giving notice and in some circumstances may require the payment of an early termination fee by the customer. In addition, the contract term in many instances may be extended by the customer exercising options for the drilling of additional wells or for an additional term.

  Under turnkey contracts, Sonat Offshore agrees to drill a well to a specified depth for a fixed price. In general, no payment is received by Sonat Offshore unless the well is drilled to the specified depth. Sonat Offshore must bear the costs of performing drilling services until the well has been drilled and, accordingly, such projects require significant cash commitments by Sonat Offshore. In addition, profitability of the contract is dependent upon keeping expenses within the estimates used by Sonat Offshore in determining the contract price. In performing a turnkey project, Sonat Offshore employs a drilling unit from its own fleet or from another contractor under a dayrate contract. Drilling a well under a turnkey contract offers the possibility of financial gains or losses that are substantially greater than those which would ordinarily result from drilling such well under a conventional dayrate contract, since Sonat Offshore retains any excess of the fixed price over its expenses (including the drilling unit dayrate) but must pay any excess of expenses over such price. The financial results of turnkey contracts depend upon the performance of the drilling unit, drilling conditions and other factors.

  In 1987, Sonat Offshore entered into a partnership with Petroleum Engineers International Inc. ("PEII") of Lafayette, Louisiana, a firm that specializes in well planning, to provide petroleum engineering and related expertise on turnkey projects in the U. S. Gulf of Mexico. PEII has worked on most of Sonat Offshore's turnkey projects since 1987 in exchange for fixed fees and a small equity participation in those projects. See "Sonat Offshore Management's Discussion and Analysis of Financial Condition and Results of Operations-- Market Outlook" for a discussion of Sonat Offshore's current turnkey projects.

  Sonat Offshore believes that its operating and engineering expertise enhances its ability to compete for and complete turnkey contracts successfully. However, no assurance can be given as to the level of future turnkey operations or the results that may occur under turnkey contracts. For information concerning the contribution of turnkey projects to Sonat Offshore's results, see "Sonat Offshore Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Results."

  Some of Sonat Offshore's customers are seeking to establish continuing relationships with a small number of preferred drilling contractors rather than seeking competitive bids for each drilling contract from a large number of contractors. In some circumstances, to acquire preferred contractor status, a drilling contractor must be able to provide services such as planning, well engineering and project management, which are in addition to traditional drilling services. Sonat Offshore believes that those contractors who are able to provide the highest quality and the greatest range of services will be the ones to achieve preferred contractor status. Sonat Offshore also believes that its operational and engineering expertise may provide it an advantage in competing for this work. Sonat Offshore has established a business unit to provide integrated services to meet these customer requirements.

  During the past five years, Sonat Offshore has engaged in offshore drilling for most of the leading international oil companies (or their affiliates) in the world, as well as for many government-controlled and independent oil companies. During this period, Sonat Offshore's principal customers included the Royal Dutch Shell Group, Texaco, British Petroleum, Pemex, Gulf of Suez Petroleum Company, Amoco, Petrobras and Norsk Hydro. Sonat Offshore's four largest customers (measured by Sonat Offshore's 1995 consolidated operating revenues) were the Royal Dutch Shell Group, Pemex, Norsk Hydro and British Petroleum, accounting for 23.0%, 11.4%, 10.9% and 8.5%, respectively, of such operating revenues.

ARCADE DRILLING

  In December 1990, Sonat Offshore contributed one of its fourth-generation, harsh environment drilling rigs, the Henry Goodrich, to Arcade Drilling for $70 million in cash and 21.75% of Arcade Drilling's common stock. Arcade Drilling also owns another fourth generation, harsh-environment drilling rig, the Sonat Arcade Frontier (renamed to the Paul B. Loyd, Jr. in early 1996). Since December 1992 Sonat Offshore has purchased additional shares of Arcade Drilling stock on the open market, increasing its interest in Arcade Drilling to 24.89%.

  In December 1990, Sonat Offshore was engaged by Arcade Drilling to manage both of Arcade Drilling's rigs (the "Arcade Rigs") under five-year management contracts (the "Management Agreements"). The Management Agreement for one of these rigs, the Paul B. Loyd, Jr., expired in December 1995 and the rig is now managed by a competitor of Sonat Offshore. The other rig, the Henry Goodrich, has been bareboat chartered by Arcade Drilling to Sonat Offshore in connection with a drilling contract entered into with Shell Exploration and Production U.K. Limited. This drilling contract was extended by the customer for an additional year expiring at the end of September 1996. Sonat Offshore's Management Agreement with Arcade Drilling for the Henry Goodrich will run for the term of such drilling contract. The minimum management fee under the Management Agreement is $3,000 per day per rig while the rig is operating. In addition, Sonat Offshore is entitled to be reimbursed for all costs and expenses incurred in connection with its management of the Arcade Rig and to receive payment for an allocable share of certain overhead expenses. During 1995, Sonat Offshore had operating income of $2.7 million as a result of its Management Agreement and bareboat charter contract with respect to the Arcade Rigs. The Company had operating income of $0.4 million in the first quarter of 1996 related to the management and bareboat charter of one of such Rigs. All management fees and bareboat charter fees to the Company will cease with the termination of the Company's management of the Henry Goodrich.

  In August 1991 Reading & Bates, a competitor of Sonat Offshore, acquired effective control of Arcade Shipping as ("Shipping"), a company which had a 46.25% interest in Arcade Drilling. Reading & Bates' control of Shipping, together with the shares of Arcade Drilling that it owned individually, gave Reading & Bates control of Arcade Drilling. In August 1991 Reading & Bates, Shipping and Sonat Offshore entered into an agreement (the "Standstill Agreement") providing that Reading & Bates and Shipping will not during the Standstill Period, subject to certain exceptions, enter into a business combination with Arcade Drilling, engage in any transaction with Arcade Drilling on terms less favorable to it than those which might be obtained from an unaffiliated third party, acquire the Arcade Rigs, permit Arcade Drilling to dispose of any interest in the Arcade Rigs except for a cash sale of its entire interest at an appraized price, permit Arcade Drilling to take any action that would allow it to terminate the Management Agreements otherwise than in accordance with their terms or engage in certain other transactions. This Standstill Period continues (as to Reading & Bates and its affiliates) until the earliest of (i) the date when Reading & Bates and its affiliates shall have disposed of all of the 46.25% of Arcade Drilling stock initially acquired by Shipping, (ii) September 1, 1998 or (iii) the date when Sonat Offshore owns less than

5% of Arcade Drilling. Pursuant to the Standstill Agreement, each of Sonat Offshore, Shipping and Reading & Bates has agreed that it will not buy or sell any of its shares in Arcade Drilling to or from any of Sonat Offshore, Shipping, Reading & Bates or their respective affiliates (other than Arcade Drilling), unless the acquiring party affords both non-acquiring parties the opportunity to sell all their shares to the acquiring party on substantially identical terms and at the same time.

  In 1994, Reading & Bates purchased the 46.25% of the Arcade Drilling stock previously owned by Shipping and tendered for the remaining outstanding shares of Arcade Drilling. Sonat Offshore declined to tender the shares it owns. Arcade Drilling was delisted from the Oslo Stock Exchange in February 1995.

INDUSTRY CONDITIONS AND COMPETITION

  Historically, the offshore contract drilling industry has been highly competitive and cyclical, with periods of high demand, short rig supply and high dayrates followed by periods of low demand, excess rig supply and low dayrates. The industry is characterized by high capital costs, long lead times for construction of new rigs and numerous competitors. The offshore contract drilling business is influenced by many factors, including the current and anticipated prices of oil and gas (which affect the expenditures by oil companies for exploration and production) and the availability of drilling units.

  Domestically, oil and natural gas prices have been directly affected by such factors as natural gas production, availability of new oil and gas leases and governmental laws and regulations regarding, among other things, environmental protection and taxation. Factors which influence demand for Sonat Offshore's services include worldwide demand for oil and gas, the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the level of production by non-OPEC countries, contractual terms imposed by governments with respect to exploration and development of oil and gas resources, and advances in the technology relating to the exploration and development of hydrocarbon reserves. In addition, worldwide political and economic events, including initiatives by OPEC, are likely to cause price volatility. See "Sonat Management's Discussion and Analysis of Financial Condition and Results of Operations--Market Outlook" for a discussion of current market conditions.

  Drilling contracts are traditionally awarded on a competitive bid basis. While an operator selecting a rig may consider, among other things, quality of service and equipment, intense price competition is often the primary factor in determining which qualified contractor is awarded a job. However, in the markets for large, modern semisubmersibles and deep-water drillships (on which Sonat Offshore has focused), demand has been increasing in recent years while the supply has remained relatively constant, thus resulting in increasing rates for these drilling units. In addition, it is not unusual for Sonat Offshore to be awarded contracts for its technically advanced drilling units on a negotiated basis rather than through competitive bidding. See "--Drilling Contracts".

OPERATING RISKS

  Sonat Offshore's operations are subject to the usual hazards inherent in the drilling of oil and gas wells, such as blow-outs, reservoir damage, loss of production, loss of well control, cratering or fires, the occurrence of which could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury or death to rig personnel. Damage to the environment could also result from Sonat Offshore's operations, particularly through oil spillage or extensive uncontrolled fires. In addition, offshore drilling operations are subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather.

  Sonat Offshore maintains broad insurance coverage, including insurance against general and marine public liability. Sonat Offshore's drilling equipment is covered by physical damage insurance policies against marine and other perils, including losses due to capsizing, grounding, collision, fire, lightning, hurricanes, wind, storms, action of waves, cratering, blowouts and explosions, and by policies against war risks to its rigs located in foreign countries. Sonat Offshore also carries employer's liability and other insurance customary in the drilling business.

  Sonat Offshore believes it is adequately insured in accordance with industry standards against normal risks in its operations; however, such insurance coverage may not in all situations provide sufficient funds to protect Sonat Offshore from all liabilities that could result from its drilling operations. Although Sonat Offshore's current practice is to insure its drilling units for at least the net book value of the units, Sonat Offshore's insurance would not cover the costs that would be required to replace certain of its units, including certain of its fourth generation semisubmersibles and drillships. Moreover, Sonat Offshore's insurance coverage in most cases does not protect against loss of revenues. Accordingly, the occurrence of a casualty or loss against which Sonat Offshore is not fully insured could have a material adverse effect on Sonat Offshore's financial position and results of operations.

  Sonat Offshore is subject to liability under various environmental laws and regulations. See "--Regulation." Sonat Offshore has generally been able to obtain some degree of contractual indemnification pursuant to which Sonat Offshore's customer agrees to protect and indemnify Sonat Offshore from liability for pollution and environmental damages. However, there is no assurance that Sonat Offshore can obtain such indemnities in all of its contracts or that, in the event of extensive pollution and environmental damages, the customer will have the financial capability to fulfill its contractual obligation to Sonat Offshore. Also, these indemnities may not be enforceable in all instances. No such indemnification is typically available for turnkey operations.

INTERNATIONAL OPERATIONS

  Sonat Offshore has derived a majority of its revenues from its foreign drilling operations in each of the past three years. Sonat Offshore cannot predict whether foreign drilling operations will account for a greater or lesser percentage of such revenues in future periods. See Note 14 of the Notes to Consolidated Financial Statements of Sonat Offshore.

  Sonat Offshore's foreign operations are subject to certain political and other uncertainties not encountered in domestic operations, including risks of war, expropriation of equipment, renegotiation or modification of existing contracts, taxation policies and the general hazards associated with foreign sovereignty over certain areas in which operations are conducted. Sonat Offshore is protected to a substantial extent against capital loss (but typically not loss of revenues) from most of such risks through insurance, indemnity provisions in its drilling contracts or both, but usually not risk of expropriation or other political risks. See "--Operating Risks". Sonat Offshore's operations are also subject to extensive regulation by foreign governments. See "--Regulation."

  Sonat Offshore's ability to compete in the international drilling market may be adversely affected by foreign governmental practices which favor or effectively require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Sonat Offshore expects to continue to structure certain of its operations through joint ventures or other appropriate means in order to remain competitive in the world market.

  Other risks inherent in foreign operations are the possibility of currency exchange losses where revenues are received in currencies other than United States dollars and losses resulting from an inability to collect dollar revenues because of a shortage of convertible currency available to the foreign country. Generally, Sonat Offshore limits these risks by obtaining compensation in United States dollars or freely convertible foreign currencies and, to the extent possible, by limiting acceptance of blocked currencies to amounts which match its expense requirements in local currency. To date, Sonat Offshore's foreign operations have not been materially affected by these currency risks.

REGULATION

  Sonat Offshore's operations are affected from time to time in varying degrees by governmental laws and regulations. The drilling industry is dependent on demand for services from the oil and gas exploration industry and, accordingly, is affected by changing tax and other laws relating to the energy business generally.

  Foreign contract drilling operations are subject to various laws and regulations in countries in which Sonat Offshore operates. Such laws and regulations regulate various aspects of foreign operations, including the equipping and operation of drilling units, currency conversions and repatriation, oil exploration and development, taxation of foreign earnings and earnings of expatriate personnel and use of local employees and suppliers by foreign contractors. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exportation of oil and other aspects of the oil industries in their countries. In addition, government action, including initiatives by OPEC, may continue to cause oil price volatility. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies and may continue to do so.

  In the United States, regulations applicable to Sonat Offshore's operations include certain regulations controlling the discharge of materials into the environment, requiring removal and cleanup of materials that may harm the environment or otherwise relating to the protection of the environment. For example, Sonat Offshore, as an operator of mobile offshore drilling units in navigable United States waters and certain offshore areas, may be liable for damages and costs incurred in connection with oil spills for which it is held responsible, subject to certain limitations. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose "strict liability," rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose Sonat Offshore to liability for the conduct of or conditions caused by others, or for acts of Sonat Offshore which were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on Sonat Offshore's financial position and results of operations.

  The Oil Pollution Act of 1990, as amended ("OPA"), and regulations promulgated pursuant thereto impose a variety of requirements on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills. Few defenses exist to the liability imposed by the OPA, and such liability could be substantial. A failure to comply with ongoing requirements or inadequate cooperation in a spill event could subject a responsible party to civil or criminal liability and enforcement action.

  The Outer Continental Shelf Lands Act authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating on the Outer Continental Shelf. Specific design and operational standards may apply to Outer Continental Shelf vessels, rigs, platforms, vehicles and structures. Violations of environmental related lease conditions or regulations issued pursuant to the Outer Continental Shelf Lands Act can result in substantial civil and criminal penalties, as well as potential court injunctions curtailing operations and canceling leases. Such enforcement liabilities can result from either governmental or citizen prosecution.

  Certain of the foreign countries in whose waters Sonat Offshore is presently operating or may operate in the future have regulations covering the discharge of oil and other contaminants in connection with drilling operations.

  Sonat Offshore believes that it has conducted its operations in substantial compliance with applicable environmental laws and regulations governing its activities. Although significant capital expenditures may be required to comply with such governmental laws and regulations, such compliance has not in the past materially adversely affected the earnings or competitive position of Sonat Offshore. In 1992, regulations relating to offshore drilling rigs were issued in the U.K. which required a comprehensive review of the technical characteristics of and operating procedures for each rig in the U.K. sector of the North Sea. It is possible that such laws and regulations in the future may add to the cost of operating offshore drilling equipment or may significantly limit drilling activity.

EMPLOYEES

  As of June 30, 1996, Sonat Offshore had approximately 1,800 employees, of which approximately 1,500 were assigned to rigs. Sonat Offshore requires highly skilled personnel to operate its drilling units. As a result, Sonat Offshore conducts extensive personnel training and safety programs. Sonat Offshore has won awards for safety from various industry associations.

  Sonat Offshore is concerned that there could be a shortage of qualified personnel due to recent increases in demand for oilfield services. This may also make retention of qualified people more difficult without significant increases in compensation. Sonat Offshore is undertaking a significant increase in recruiting and training programs in response to these trends. Sonat Offshore does not have any collective bargaining agreements which are material to Sonat Offshore, and considers relations with its employees to be good.

LEGAL PROCEEDINGS

  In August 1990 and October 1990, Sonat Offshore do Brasil Perfuracoes Maritimas Ltda. ("Sonat Offshore Brasil"), a subsidiary of Sonat Offshore, was served with assessments from the municipality of Rio de Janeiro, Brazil, to collect a municipal tax on services ("ISS") for the period from August 1985 through August 1987. These assessments collectively total approximately $1,500,000. In June 1991, the municipality of Rio de Janeiro, Brazil served an additional ISS assessment for the equivalent of approximately $11,300,000 naming both Sonat Offshore Brasil and another subsidiary of Sonat Offshore, Sonat Offshore S.A. Neither subsidiary believes that it is liable for the taxes claimed in the assessments. However, Sonat Offshore Brasil's defenses were recently rejected by the Taxpayer's Council as to the August 1990 and June 1991 assessments. If these defenses are unsuccessful, Sonat Offshore believes that the Brazilian government-controlled oil company, Petrobras, has a contractual obligation to reimburse Sonat Offshore's subsidiaries for ISS payments required to be paid by them. In the opinion of management, the outcome of these assessments will not have a material adverse effect on the financial condition of Sonat Offshore.

  Sonat Offshore and its subsidiaries are involved in a number of other lawsuits, all of which have arisen in the ordinary course of Sonat Offshore's business. Sonat Offshore does not believe that ultimate liability resulting from any pending litigation will have a material adverse effect on the operations or financial position of Sonat Offshore.

DIRECTORS OF SONAT OFFSHORE

  The Sonat Offshore Board is divided into three classes (Class I, Class II and Class III). The directors of each class are elected to serve for a three-year term. The election of the Sonat Offshore Board is staggered such that the terms of only one class of directors will expire and only that class of directors will be elected at the annual stockholders meeting in each year. The term of Class I will expire in 1997, the term of Class II will expire in 1998 and the term of Class III will expire in 1999.

  The following individuals are the directors of Sonat Offshore:

  Richard D. Kinder, age 51, is President and Chief Operating Officer of Enron Corporation, a producer, transporter and marketer of natural gas. He was elected as a Director of the Company in 1994. Mr. Kinder is also a Director of Baker Hughes Incorporated and Enron Corporation and certain of its subsidiaries and affiliates. During the past five years, Mr. Kinder has served as an executive officer of Enron Corporation and certain of its subsidiaries. Mr. Kinder is a Class I director.

  Ronald L. Kuehn, Jr., age 60, is Chairman of the Board, President and Chief Executive Officer of Sonat Inc., a diversified natural gas company. He has served as a Director of the Company since 1975. Mr. Kuehn is also a Director of Amsouth Bancorporation, Praxair, Inc., Protective Life Corporation and Union Carbide Corporation, and is a member of the Board of Trustees of Birmingham-Southern College and Tuskegee University. During the past five years, Mr. Kuehn has served as an executive officer of Sonat Inc. Mr. Kuehn is a Class I director.

  Robert J. Lanigan, age 67, is Chairman Emeritus of the Board of Directors of Owens-Illinois, Inc., the principal business of which is the manufacture and sale of packaging products. He has served as a Director of the Company since 1993. Mr. Lanigan is also a Director of Chrysler Corporation, Owens-Illinois, Inc., Sonat Inc., The Dun & Bradstreet Corporation and The Coleman Company, Inc. During the past five years prior to appointment to his current position, Mr. Lanigan served as an executive officer of Owens-Illinois, Inc. Mr. Lanigan is a Class III director.

  Max L. Lukens, age 47, is President, Chief Operating Officer and a Director of Baker Hughes Incorporated, the principal business of which is the manufacture and sale of oil and gas related drilling and process products. He has served as a Director of the Company since 1993. Mr. Lukens is also a Director of Sonat Inc. During the past five years, Mr. Lukens has served as an executive officer of Baker Hughes Incorporated and certain of its subsidiaries. Mr. Lukens is a Class III director.

  Donald G. Russell, age 64, is Executive Vice President of Sonat Inc. and Chairman and Chief Executive Officer of its subsidiary Sonat Exploration Company. He has served as a director of the Company since 1993. Mr. Russell is also a Director of Sonat Inc. During the past five years, Mr. Russell has served as an executive officer of Sonat Inc. and certain of its subsidiaries. Mr. Russell is a Class III director.

  Martin B. McNamara, age 48, is Partner-in-Charge of the Dallas, Texas, office of the law firm of Gibson, Dunn and Crutcher and is a member of the Executive Committee of such firm. He was elected as a director of the Company in 1994. During the past five years, Mr. McNamara has been in the private practice of law and has served as an executive officer of Texas Oil and Gas Corporation, a domestic oil and gas producer. Mr. McNamara is a Class II director.

  Gilbert M.A. Portal, age 65, is President and Director of G.M.H. International Oil and Gas Consulting, an oil and gas consulting firm. He has served as a Director of the Company since 1993. Mr. Portal is also a Director of Sterling Chemicals, Inc. and CNCCEF. During the past five years Mr. Portal was Secretary General of the European Petroleum Industry Association, a trade association representing the interests of oil companies in the European Community. Mr. Portal is a Class I director.

  J. Michael Talbert, age 49, is Chairman of the Board and Chief Executive Officer of the Company. He was elected as a Director of the Company in 1994. Mr. Talbert is also a Director of Equitable Resources, Inc. During the past five years prior to assuming his current position with the Company, Mr. Talbert served as an executive officer of Lone Star Gas Company, a natural gas distribution company, and Texas Oil and Gas Corporation. Mr. Talbert is a Class II director.

  The Company believes it to be appropriate that representatives chosen by the existing Boards of Directors of Sonat Offshore and of Transocean constitute the Board of Directors of the Company after the consummation of the Combination. In addition, it is the consensus of the Sonat Offshore Board and the Transocean Board that the size of the Board of Directors of the Company be ten directors. Accordingly, if the Exchange Offer is consummated, the Company intends to take necessary action to cause the following individuals to constitute the Board of Directors of the Company: Richard D. Kinder, Ronald L. Kuehn, Jr., Robert J. Lanigan, Max L. Lukens, Martin B. McNamara, and J. Michael Talbert, who currently serve as directors of Sonat Offshore, and Fridtjof Lorentzen, Reidar Lund, Einar Kloster and Kristian Siem, who currently serve as directors or officers of Transocean. The existing directors of Sonat Offshore will continue as members of the class of directors to which they were previously elected. Mr. Lorentzen will be elected as a Class II director, Mr. Lund as a Class III director, Mr. Kloster as a Class III director and Mr. Siem as a Class I director. In addition, the Company intends that J. Michael Talbert serve as Chairman of the Board and Chief Executive Officer following consummation of the Combination.

  In light of the consensus that the size of the Company's Board of Directors be ten directors, Donald G. Russell and Gilbert M.A. Portal have agreed to resign as directors of the Company, effective upon the consummation of the Exchange Offer. Concurrent with such resignations, the Company will enter into advisory agreements with each of Mr. Russell and Mr. Portal. Pursuant to such advisory agreements, each of Messrs. Russell and Portal will be available for consultation by the Board of Directors of the Company and will receive compensation at a rate equal to the annual retainer provided to him for his service as a director prior to his resignation for a period equal to his remaining term.

EXECUTIVE OFFICERS OF SONAT OFFSHORE

                                                                             AGE AS OF
        OFFICER                               OFFICE                       MARCH 1, 1996
        -------                               ------                       -------------
J. Michael Talbert...... Chairman of the Board and Chief Executive Officer       49
W. Dennis Heagney....... President and Chief Operating Officer                   48
Jon C. Cole............. Senior Vice President                                   43
Robert L. Long.......... Senior Vice President                                   50
Eric B. Brown........... Vice President, General Counsel and Secretary           44
G. Austin King.......... Vice President                                          56
Barbara S.
 Koucouthakis........... Vice President and Controller                           37
Donald R. Ray........... Vice President                                          49
Forrest E. Wylie........ Treasurer                                               32

  There is no family relationship between any of the above-named executive officers.

  The officers of Sonat Offshore are elected annually by the Board of Directors. The identification of an individual as an executive officer in this report does not constitute a determination by Sonat Offshore or its Board of Directors that such individual is an officer of Sonat Offshore for purposes of
Section 16 of the Securities Exchange Act of 1934.

  J. Michael Talbert was elected a director and Chairman of the Board and Chief Executive Officer of Sonat Offshore effective September 1, 1994, and currently serves in that capacity. During the past five years, prior to assuming his current position with Sonat Offshore, Mr. Talbert served as an executive officer of Lone Star Gas Company, a division of Ensearch Corporation, and Texas Oil and Gas Corporation.

  W. Dennis Heagney was elected President of Sonat Offshore effective April 1, 1986, and currently serves in that capacity. During the past five years, Mr. Heagney has served as an officer of Sonat Offshore.

  Jon C. Cole was elected Senior Vice President of Sonat Offshore effective April 1, 1993, and currently serves in that capacity. During the past five years, Mr. Cole has served as an officer of Sonat Offshore.

  Robert L. Long was elected Senior Vice President of Sonat Offshore effective May 1, 1990, and currently serves in that capacity. During the past five years, Mr. Long has served as an officer of Sonat Offshore.

  Eric B. Brown was elected Vice President and General Counsel of Sonat Offshore effective February 1, 1995, and Secretary effective September 29, 1995, and currently serves in those capacities. During the past five years, prior to assuming his current position with Sonat Offshore, Mr. Brown served as General Counsel of Coastal Gas Marketing Company.

  G. Austin King was elected Vice President of Sonat Offshore effective May 1, 1987, and currently serves in that capacity. During the past five years, Mr. King has served as an officer of Sonat Offshore.

  Barbara S. Koucouthakis was elected Controller of Sonat Offshore effective January 1, 1990, and Vice President effective April 1, 1993, and currently serves in those capacities. During the past five years, Ms. Koucouthakis has served as an officer of Sonat Offshore.

  Donald R. Ray was elected Vice President of Sonat Offshore effective April 30, 1986, and currently serves in that capacity. During the past five years, Mr. Ray has served as an officer of Sonat Offshore.

  Forrest E. Wylie was elected Treasurer of Sonat Offshore effective February 1, 1995. During the past five years, prior to assuming his current position, Mr. Wylie served as Manager of Treasury Services for Sonat Offshore from July 12, 1993, to February 1, 1995, and prior to that as Treasury Manager for American Exploration Company.

OWNERSHIP OF COMPANY COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table shows the amount and nature of beneficial ownership of shares of Company Common Stock beneficially owned by each of the Directors and certain executive officers of the Company, and by all Directors and executive officers of the Company as a group, as of June 30, 1996.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

NAME OF BENEFICIAL OWNER                                     COMMON STOCK(1)
- ------------------------                                     ---------------
Jon C. Cole.................................................     119,644(2)
W. Dennis Heagney...........................................     171,460(2)(3)
Richard D. Kinder...........................................      10,666(4)
Ronald L. Kuehn, Jr. .......................................       2,000
Robert J. Lanigan...........................................       3,000
Robert L. Long..............................................      92,770(2)(5)
Max L. Lukens...............................................       2,000
Martin B. McNamara..........................................         666
Gilbert M.A. Portal.........................................       2,000
Donald R. Ray...............................................      74,209(2)(6)
Donald G. Russell...........................................       2,000(7)
J. Michael Talbert..........................................     225,224(2)(8)
All Directors and Executive Officers as a Group (16
 Persons)...................................................     789,880(9)

- --------
(1) Each Director and executive officer has sole voting power and sole investment power with respect to all shares beneficially owned by him, unless otherwise indicated. As of June 30, 1996, each such individual beneficially owned less than 0.80% of the outstanding shares of common stock of the Company and all present Directors and executive officers of the Company as a group, consisting of 16 persons, beneficially owned less than 2.78% of the outstanding shares of common stock of the Company.
(2) The number of shares of Company Common Stock shown for Messrs. Cole, Heagney, Long, Ray and Talbert includes 14,620 shares, 24,060 shares, 14,270 shares, 12,880 shares and 14,730 shares, respectively, of restricted stock granted under the Company's Long-Term Incentive Plan, which shares had not vested as of June 30, 1996. Such persons have the right to vote and receive dividends on such shares, but do not have the power to dispose of, or to direct the disposition of, such shares until such shares are vested pursuant to the terms of such plan. The number of shares shown for Messrs. Cole, Heagney, Long, Ray and Talbert also includes 91,443 shares, 138,220 shares, 71,197 shares, 53,790 shares, and 188,010 shares, respectively, covered by stock options granted under the Company's Long-Term Incentive Plan that are exercisable within 60 days after June 30, 1996, and 2,587 shares, 1,057 shares, 912 shares, 880 shares, and 319 shares, respectively, held by the Trustee under the Company's Savings Plan as of June 30, 1996.
(3) The number of shares shown for Mr. Heagney includes 10 shares held by each of two of his children.
(4) The number of shares shown for Mr. Kinder includes 1,000 shares owned by his wife.
(5) The number of shares shown for Mr. Long includes 6,391 shares held in a joint account with his wife.
(6) The number of shares shown for Mr. Ray includes 6,659 shares held in a joint trust account with his wife.
(7) Mr. Russell's Form 5 filing for 1995 was one day late with respect to one stock option grant.
(8) The number of shares shown for Mr. Talbert includes 1,000 shares held in a joint account with his wife.
(9) The number of shares of Company Common Stock includes 101,687 shares of restricted stock granted under the Company's Long-Term Incentive Plan, which shares had not vested as of June 30, 1996; 609,356 shares covered by stock options granted under the Company's Long-Term Incentive Plan that are exercisable within 60 days after June 30, 1996; and 7,571 shares held by the Trustee under the Company's Savings Plan.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below sets forth certain information with respect to each person or entity known by Sonat Offshore to be the beneficial owner of more than 5% of Company Common Stock as of December 31, 1995 (based upon Schedule 13G filing with the Securities and Exchange Commission).

                                                   NUMBER OF SHARES  PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED   CLASS
- ------------------------------------              ------------------ ----------
FMR Corp.(1).....................................     3,790,000        13.36%
 82 Devonshire Street
 Boston, MA 02109
Capital Growth Management Limited
 Partnership(2)..................................     1,422,900         5.02%
 1 International Place
 Boston, MA 02110

- --------
(1) FMR Corp. reported in its Schedule 13G that it has sole voting power with respect to 430,000 shares and sole dispositive power as to 3,790,000 shares. It further reported that various persons have the right to receive or power to direct the receipt of dividends from or proceeds from the sale of Company Common Stock . It further reported that the interest of one person, Fidelity Contrafund, amounted to 1,546,600 shares or 5.45% of Company Common Stock at December 31, 1995.
(2) Capital Growth Management Limited Partnership reported in its Schedule 13G that it has sole voting power as to 735,000 shares and shared dispositive power as to 1,422,900 shares.

              SONAT OFFSHORE SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data for each of the five years ended December 31, 1995 have been derived from audited consolidated financial statements of Sonat Offshore. The selected financial data for the three month periods ended March 31, 1996 and 1995 have been derived from the unaudited condensed consolidated financial statements of Sonat Offshore which include all adjustments, consisting only of normal recurring accruals, which Sonat Offshore considers necessary for a fair presentation of its financial position and results of operations for these periods. The following data should be read in conjunction with "Sonat Offshore Management's Discussion and Analysis of Financial Condition and Results of Operations", Sonat Offshore's Consolidated Financial Statements and Notes thereto and Sonat Offshore's Condensed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus/Offer to Purchase/Proxy Statement.

                                  THREE MONTHS
                                 ENDED MARCH 31,    YEAR ENDED DECEMBER 31,
                                 --------------- -----------------------------
                                  1996    1995   1995  1994  1993  1992  1991
                                 ------- ------- ----- ----- ----- ----- -----
                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Operating Revenues.............. $    81 $    71 $ 323 $ 243 $ 271 $ 202 $ 173
Operating Income................      14      11    52    21    24     7    22
Income Before Cumulative Effect
 of Accounting Change(1)........      12       7    47    13    24   --      9
Income Before Cumulative Effect
 of Accounting Change Per
 Share(2)....................... $  0.42 $  0.26 $1.65 $0.45 $1.00
BALANCE SHEET DATA
 (at end of period)
Total Assets.................... $   562         $ 542 $ 493 $ 472 $ 440 $ 417
Total Debt--Excluding Current
 Portion........................      30            30    30   --    178   165
Stockholders' Equity............     374           364   321   314   108   108
Cash Dividends Declared Per
 Share(3)....................... $  0.06         $0.24 $0.24 $0.06   --    --

- --------
(1) 1993 excludes a $10 million charge ($7 million after tax) which was recognized as a cumulative effect of accounting change relating to recording the transition obligation in connection with the adoption of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, in January 1993 and includes $24 million ($16 million after tax) of interest income relating to the settlement of Sonat Inc.'s consolidated federal income tax case for the years 1983 to 1985.
(2) Earnings per share are not presented for periods prior to 1993, since Sonat Offshore was wholly owned by Sonat Inc.
(3) 1993 excludes $106 million paid to Sonat Inc. prior to the initial public offering of Sonat Offshore on June 4, 1993.

              SONAT OFFSHORE MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Sonat Offshore and its consolidated subsidiaries provide contract drilling services for oil and gas wells located in offshore areas throughout the world. A broad array of integrated services are provided to customers on either a dayrate or turnkey basis. Sonat Offshore's fleet of mobile offshore drilling rigs includes some of the industry's most technically advanced rigs.

  Prior to Sonat Offshore's initial public offering of 15,500,000 shares of common stock in June 1993, Sonat Offshore was a wholly owned subsidiary of Sonat Inc. In July 1995 Sonat Inc. sold its remaining 40 percent of the outstanding shares of Sonat Offshore through a secondary public offering.

OPERATING RESULTS

 Quarter Ended March 31, 1996 Compared to Quarter Ended March 31, 1995

  Net income for the quarter ended March 31, 1996 was $11.8 million compared to net income of $7.3 million in 1995. This increase of $4.5 million was due to increases in both operating income and other income, slightly offset by the related increase in income taxes.

  Comparative data relating to Sonat Offshore's revenues and operating income by segment and geographic area is as follows:

                                                 THREE MONTHS ENDED MARCH 31,
                                                 ------------------------------
                                                      1996            1995
                                                 --------------  --------------
                                                        (IN THOUSANDS)
REVENUES
Dayrate Operations
  U.S. Gulf of Mexico........................... $       28,445  $       24,874
  Europe........................................         27,334          26,311
  Other Western Hemisphere......................          6,141           6,047
  Middle East/Africa............................         13,421           7,061
                                                 --------------  --------------
                                                         75,341          64,293
                                                 --------------  --------------
Turnkey Operations
  U.S. Gulf of Mexico...........................          4,012           6,927
  Other Western Hemisphere......................          1,867             --
                                                 --------------  --------------
                                                          5,879           6,927
                                                 --------------  --------------
Intersegment Eliminations(1)....................            --             (494)
                                                 --------------  --------------
Total Revenues.................................. $       81,220  $       70,726
                                                 ==============  ==============
OPERATING INCOME (LOSS)
Dayrate Operations
  U.S. Gulf of Mexico........................... $        8,250  $        5,502
  Europe........................................          6,569           7,142
  Other Western Hemisphere......................          1,284           1,069
  Middle East/Africa............................          3,205           2,587
  Other.........................................           (435)           (117)
                                                 --------------  --------------
                                                         18,873          16,183
                                                 --------------  --------------
Turnkey Operations
  U.S. Gulf of Mexico...........................             99             592
  Other Western Hemisphere......................            294            (935)
  Other.........................................           (105)            --
                                                 --------------  --------------
                                                            288            (343)
                                                 --------------  --------------
Corporate Expenses..............................         (5,210)         (5,132)
                                                 --------------  --------------
Operating Income................................ $       13,951  $       10,708
                                                 ==============  ==============

- --------
(1) Intersegment eliminations reflect the elimination of the dayrate revenues earned when Sonat Offshore's rigs are utilized in its turnkey operations.

  Revenues increased to $81.2 million for the quarter ended March 31, 1996 from $70.7 million for the prior year quarter, an increase of $10.5 million or 15 percent. Operating income increased by $3.2 million or 30 percent, up from $10.7 million in the first quarter of 1995 to $13.9 million in the same quarter of 1996. The increase in revenues was primarily attributable to improved dayrates during the first quarter of 1996. Since operating expenses do not necessarily increase with higher dayrates, the increase in operating income for the first quarter of 1996 compared to the first quarter of 1995 is attributable to higher revenues without a corresponding increase in expenses.

  Revenues and operating income from dayrate operations increased in the first quarter of 1996 compared to the same quarter of 1995. The increases in the U.S. Gulf of Mexico reflect a shift in the operations of one rig to the area from offshore Italy (included in Europe), where it worked during the first quarter of 1995. The increases in the U.S. Gulf of Mexico also resulted from dayrate increases which were offset by decreased utilization of one of the drillships in drydock for a scheduled survey and water depth upgrade during part of the 1996 quarter. While in drydock, additional maintenance costs were incurred on special projects. The 1995 quarter includes revenues and operating income of $5.8 million and $.6 million, respectively, for five bottom supported rigs located in the U.S. Gulf of Mexico that were sold in the third quarter of 1995. Revenues and operating income from the Middle East/Africa increased primarily due to integrated services provided in Qatar in the first quarter of 1996. No such services were provided during the prior year's first quarter. In Europe, the increases resulted primarily from significantly higher dayrates earned in the first quarter of 1996 over the prior year quarter, partially offset by the shift in operations of one of the rigs from Europe to the U.S. Gulf of Mexico.

  Revenues from turnkey operations were $5.9 million for the 1996 quarter as compared to $6.9 million for the prior year quarter. In the first quarter of 1996, one turnkey well was completed in the U.S. Gulf of Mexico versus two completed turnkey wells in the U.S. Gulf of Mexico in the first quarter of 1995. Turnkey operations in 1995 included an estimated loss of $1.7 million for the first well in a five-well Pemex project, resulting in turnkey operating loss of $.3 million for the 1995 quarter.

  Other income increased to $4.2 million in the first quarter of 1996, up from $0.6 million in the prior year quarter, an increase of $3.6 million. Equity in earnings of joint ventures increased by $0.9 million primarily as a result of higher dayrates earned by the two rigs owned by Arcade Drilling. Interest income increased due to higher cash balances during the first quarter 1996 compared to the first quarter 1995. Interest income also included $1.0 million related to the finalization of the interest component on a previously settled tax case. Other income included a gain of $0.8 million on the sale of Sonat Inc. stock owned by Sonat Offshore.

  Income tax expense increased $2.3 million in the first quarter of 1996 due to increased pre-tax income.

 1995 Compared to 1994

  Net income for the year ended December 31, 1995 was $46.9 million, or $1.65 per share. This compares to net income of $12.7 million, or $0.45 per share, in 1994, an improvement of $34.2 million, or $1.20 per share. The increase in 1995 was largely due to increased utilization and improved dayrates for the drilling fleet, as well as a net $10.8 million after-tax gain on the sale of six bottom-supported rigs. Total fleet utilization reached 88 percent in 1995 versus 77 percent in 1994. Utilization of the eight semisubmersibles and two deep-water drillships reached 99 percent in 1995 compared to 80 percent in the previous year.

  Comparative data relating to Sonat Offshore's revenues and operating income by segment and geographic area were as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                         1995          1994
                                                     ------------  ------------
                                                          (IN THOUSANDS)
REVENUES
Dayrate Operations
  U.S. Gulf of Mexico............................... $    108,836  $     90,325
  Europe............................................       99,800        83,305
  Other Western Hemisphere..........................       24,364        21,207
  Middle East/Africa................................       29,070        28,258
  Other foreign areas...............................        1,500         1,700
                                                     ------------  ------------
                                                          263,570       224,795
                                                     ------------  ------------
Turnkey Operations
  U.S. Gulf of Mexico...............................       20,230         3,726
  Mexico............................................       36,711        23,438
  Asia/Pacific......................................        4,300           --
                                                     ------------  ------------
                                                           61,241        27,164
                                                     ------------  ------------
Intersegment Eliminations(1)........................       (2,153)       (9,006)
                                                     ------------  ------------
Total Revenues...................................... $    322,658  $    242,953
                                                     ============  ============
OPERATING INCOME (LOSS)
Dayrate Operations
  U.S. Gulf of Mexico............................... $     32,678  $     17,679
  Europe............................................       23,312        10,335
  Other Western Hemisphere..........................        3,908        (2,060)
  Middle East/Africa................................        8,244        10,425
  Other foreign areas...............................         (521)       (1,141)
                                                     ------------  ------------
                                                           67,621        35,238
                                                     ------------  ------------
Turnkey Operations
  U.S. Gulf of Mexico...............................        1,511           292
  Mexico............................................        4,247         4,032
  Asia/Pacific......................................        1,033             3
  Middle East/Africa................................         (826)          --
                                                     ------------  ------------
                                                            5,965         4,327
                                                     ------------  ------------
Corporate Expenses..................................      (21,498)      (18,668)
                                                     ------------  ------------
Operating Income.................................... $     52,088  $     20,897
                                                     ============  ============

- --------
(l) Intersegment eliminations reflect the elimination of the dayrate revenues earned when Sonat Offshore's rigs are utilized in its turnkey operations.

  Revenues were $322.7 million for 1995 compared to $243.0 million in 1994, an increase of $79.7 million or 33 percent. Revenue from dayrate operations increased by $38.8 million from $224.8 million in 1994 to $263.6 million in 1995. The increase in the U.S. Gulf of Mexico was primarily due to improved contributions from four of Sonat Offshore's floating drilling units in this area. Both the drillship Discoverer 534, as well as the second-generation semisubmersible Sonat D-F 96, operated in the U.S. Gulf of Mexico under higher dayrates with increased occupancy in 1995 compared to 1994. The fourth-generation semisubmersible Sonat Richardson received higher bonus revenue in 1995. Sonat Offshore's other fourth-generation semisubmersible in the U.S.

Gulf of Mexico, the Sonat Rather, was mobilized from Italy in the third quarter of 1995 and contributed four months of revenue to this area's results. In Europe, the increased revenue was largely a result of the full utilization and significantly higher average dayrates of the John Shaw. In 1994 this third-generation semisubmersible rig was stacked for 283 days. Also contributing to the 1995 increased revenues for Europe was a full year of revenue from the Polar Pioneer, a fourth-generation semisubmersible, which has been operating offshore Norway since March 1994. The Polar Pioneer was purchased in February 1994 from a partnership in which Sonat Offshore holds a
47.5 percent interest. Partially offsetting these increases for Europe were lower contributions from various incentive drilling programs in the North Sea, as well as only 8 months of activity in this area from the Sonat Rather in 1995. The drillship Discoverer Seven Seas operated at 100 percent utilization offshore Brazil (included in Other Western Hemisphere) with an average dayrate 23 percent greater than 1994, when the vessel operated at 77 percent utilization.

  Turnkey revenues increased by $34.1 million to $61.2 million for 1995 from $27.1 million in 1994. During 1995 Sonat Offshore completed six turnkey wells in the U.S. Gulf of Mexico, three offshore Mexico and one offshore China. In comparison, 1994 turnkey revenue was generated from the completion of one turnkey well in the U.S. Gulf of Mexico and one well offshore Mexico (and completed daywork operations on three other turnkey wells).

  Operating income increased to $52.1 million in 1995 from $20.9 million in 1994, an increase of $31.2 million or 150 percent. The greatest share of this increase was due to improved contributions from dayrate operations, after depreciation, which increased $32.4 million from 1994, an improvement of 92 percent. The increase in the U.S. Gulf of Mexico was principally due to the contribution from the Sonat Rather beginning in the third quarter, bonus revenue from the Sonat Richardson and higher dayrates and utilization of the Sonat D-F 96 and the Discoverer 534. The 125 percent increase in operating income from European operations was primarily due to improved results of the John Shaw and Polar Pioneer, tempered by only a partial year of the Sonat Rather's operations. The Discoverer Seven Seas, with higher utilization and dayrates, was responsible for the significantly increased operating income from Other Western Hemisphere. Depreciation expense for 1995 included a $2.2 million valuation adjustment on the Offshore Jupiter, a jackup rig which is stacked in the Middle East, to adjust the net book value of this asset to its estimated net realizable value.

  Although turnkey activity increased significantly in 1995 from 1994, operating income from this segment increased only slightly as a result of operating losses of $2.4 million incurred on two completed wells: one well completed offshore Mexico and one well in the U.S. Gulf of Mexico. Also, Sonat Offshore accrued a loss of $0.8 million for a well in Senegal that was planned to start in December 1995. The third party rig that was contracted to perform the drilling incurred operational difficulties in mobilizing to the site, resulting in a delay in the program and a change in the rig to be used. Operations on this well subsequently began and were completed during the second quarter of 1996 at approximately breakeven, resulting in the reversal of the previously accrued loss.

  Corporate expenses increased $2.8 million in 1995. The increase resulted primarily from $1.2 million of expense related to the early vesting of a restricted stock grant, $0.7 million of costs incurred in conjunction with a potential corporate acquisition and $0.5 million of other non-recurring corporate charges.

  Other income for 1995 included the pretax net gains of $16.6 million from the sale of six bottom-supported rigs and $1.8 million of net interest income related to the settlement of Sonat Inc.'s consolidated U.S. federal income tax examination for the years 1986 to 1988. Higher cash balances in 1995 resulted in a corresponding increase in interest income. The increased equity in the earnings of joint ventures was primarily attributable to the increased utilization and dayrate of the Paul B. Loyd, Jr. (formerly the Sonat Arcade Frontier), a fourth-generation semisubmersible owned by Arcade Drilling, a Norwegian corporation in which Sonat Offshore has a 25 percent equity interest.

  Income tax expense increased in 1995 to $28.2 million from $7.5 million, largely due to the increase in pretax income. 1995's income tax expense included $24.5 million of current U.S. federal income taxes, $7.9 million of current foreign income taxes and $0.1 million of U.S. state income taxes, reduced by $4.3 million of deferred U.S. federal income tax benefits. Income tax expense for 1994 consisted of $4.0 million of current U.S. federal income taxes, $0.9 million of current foreign income taxes, $2.2 million of deferred U.S. federal income taxes, and $0.4 million of U.S. state income taxes.

 1994 Compared to 1993

  Net income for the year ended December 31, 1994 was $12.7 million, or $0.45 per share, compared to net income before the cumulative effect of a change in accounting for postretirement benefits of $24.0 million, or $1.00 per share, in 1993. This decrease of $ 11.3 million, or $0.55 per share, was due to decreases in operating income and other income of $3.3 million and $17.5 million, respectively, partially offset by a $9.5 million reduction in Sonat Offshore's provision for income taxes. Other income for 1993 included $16.2 million related to the U.S. federal income tax settlement for 1983 through 1985 which was partially offset by interest expense on the debt owed to Sonat Inc. that was extinguished with proceeds from the 1993 Offerings.

  Comparative data relating to Sonat Offshore's revenues and operating income by segment and geographic area were as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                         1994          1993
                                                     ------------  ------------
                                                          (IN THOUSANDS)
REVENUES
Dayrate Operations
  U.S. Gulf of Mexico............................... $     90,325  $     59,691
  Europe............................................       83,305        63,864
  Other Western Hemisphere..........................       21,207        46,441
  Middle East/Africa................................       28,258        23,547
  Other foreign areas...............................        1,700         1,882
                                                     ------------  ------------
                                                          224,795       195,425
                                                     ------------  ------------
Turnkey Operations
  U.S. Gulf of Mexico...............................        3,726         2,981
  Mexico............................................       23,438        96,263
  Other foreign areas...............................          --            384
                                                     ------------  ------------
                                                           27,164        99,628
                                                     ------------  ------------
Intersegment Eliminations(1)........................       (9,006)      (23,777)
                                                     ------------  ------------
Total Revenues...................................... $    242,953  $    271,276
                                                     ============  ============
OPERATING INCOME (LOSS)
Dayrate Operations
  U.S. Gulf of Mexico............................... $     17,679  $     14,384
  Europe............................................       10,335         3,870
  Other Western Hemisphere..........................       (2,060)       10,690
  Middle East/Africa................................       10,425         4,959
  Other foreign areas...............................       (1,141)       (4,327)
                                                     ------------  ------------
                                                           35,238        29,576
                                                     ------------  ------------
Turnkey Operations
  U.S. Gulf of Mexico...............................          292           674
  Mexico............................................        4,032         9,637
  Other foreign areas...............................            3           138
                                                     ------------  ------------
                                                            4,327        10,449
                                                     ------------  ------------
Corporate Expenses..................................      (18,668)      (15,781)
                                                     ------------  ------------
Operating Income.................................... $     20,897  $     24,244
                                                     ============  ============

- --------
(1) Intersegment eliminations reflect the elimination of the dayrate revenues earned when Sonat Offshore's rigs are utilized in its turnkey operations.

  Revenues were $243.0 million for 1994, a decrease of $28.3 million, or 10 percent, from the $271.3 million earned in 1993. Revenues from turnkey activity totaled $27.1 million for 1994 compared to $99.6 million in 1993, a decrease of $72.5 million or 73 percent. Sonat Offshore's dayrate operating revenue, including management fees, increased by $29.4 million, to $224.8 million in 1994 from $195.4 million in 1993, an increase of 15 percent. Dayrate revenue increases for the U.S. Gulf of Mexico were primarily due to increased utilization of rigs that were mobilized from the North Sea to the U.S. Gulf of Mexico. The Sonat D-F 97 and the Sonat D-F 96, both stacked for much of 1993 in the North Sea, began mobilizing in the second half of the year and completed their mobilization in the fourth quarter of 1993 and the first quarter of 1994, respectively. The Sonat Richardson was mobilized from the North Sea in the first quarter of 1993. Revenues for 1994 in the U.S. Gulf of Mexico included $7.3 million for the Auger Platform services project compared to $3.1 million in 1993, reflecting the progression of this contract from the engineering and construction phase to the drilling and production phase in 1994. The North Sea incentive drilling programs, included in revenues from Europe, contributed $8.6 million in 1994, compared to $4.8 million in 1993. Also, 1994 revenues from Europe included $24.8 million related to the Polar Pioneer's operations in Norway. Until February 1994 this rig was owned and operated by a partnership in which Sonat Offshore has a 47.5 percent equity interest. Revenue increases in the Middle East were due primarily to the increased utilization of the Offshore Bahram and the Interocean III, which combined had an average utilization of 97 percent for 1994 compared to 80 percent in 1993. Tempering these revenue improvements in 1994 were lower contributions due to decreased utilization of the Discoverer Seven Seas in Brazil (included in Other Western Hemisphere) and the John Shaw, which was idle much of the year in the North Sea. Sonat Offshore completed two turnkey wells in 1994: one offshore Mexico and the other in the U.S. Gulf of Mexico. During 1993 seven turnkey wells were completed: six offshore Mexico and one in the U.S. Gulf of Mexico.

  Operating income for the year decreased by $3.3 million, to $20.9 million in 1994 from $24.2 million in 1993. This decrease of 14 percent resulted from a combination of lower turnkey contributions and higher depreciation and general and administrative expenses, partially offset by increased income from dayrate operations. Dayrate operations contributed $35.2 million to operating income in 1994, an increase of 19 percent over 1993. Operating income for 1993 included $3.2 million of mobilization charges for the Sonat D-F 96 and Sonat D-F 97. The increased utilization and dayrates of the Sonat Richardson and the Sonat D-F 97 combined with increased utilization of the Interocean III and the inclusion of the Polar Pioneer's operating results in 1994 were the major contributing factors to the increased income from dayrate operations. The lower contributions from the Discoverer Seven Seas and the John Shaw tempered these increases. Turnkey operations represented $4.3 million of operating income in 1994 compared to $10.4 million in 1993. Depreciation expense for 1994 increased $3.5 million from 1993, primarily as a result of the acquisition of the Polar Pioneer in February 1994.

  Other expense was $0.7 million in 1994 as compared to other income of $16.8 million in 1993. During 1994 Sonat Offshore incurred $1.8 million of interest expense on the $30 million senior notes partially offset by $1.6 million of interest income on cash balances. Other income for 1993 included $24.0 million of interest income related to the settlement with the Internal Revenue Service of Sonat Inc.'s consolidated U.S. federal income tax liability for the years 1983 through 1985, partially offset by $7.8 million of interest expense on debt owed to Sonat Inc. which was extinguished with the proceeds from the 1993 Offerings.

  Income tax expense decreased in 1994, primarily due to a reduction of pretax income. The 1994 income tax expense of $7.5 million consisted of $4.0 million of current U.S. federal income taxes, $0.9 million of current foreign income taxes, $2.2 million of deferred U.S. federal income taxes, and $0.4 million of U.S. state income taxes. Income tax expense for 1993 of $17.0 million included $1.7 million to adjust the January 1, 1993 deferred tax liability resulting from the increased corporate tax rate required by the Omnibus Budget Reconciliation Act of 1993.

OTHER FACTORS AFFECTING OPERATING RESULTS

  The rate of inflation in the United States has been moderate over the past several years and has not had a material impact on Sonat Offshore's results of operations.

  Sonat Offshore has derived a majority of its revenues from its foreign drilling operations in each of the past three years. Sonat Offshore cannot predict whether foreign drilling operations will account for a greater or lesser percentage of such revenues in future periods.

  Sonat Offshore's foreign operations are geographically dispersed and are therefore subject to certain political and other uncertainties not encountered in domestic operations, including risks of war, expropriation of equipment, renegotiation or modification of existing contracts, taxation policies, and the general hazards associated with foreign sovereignty over certain areas in which operations are conducted. Sonat Offshore is protected to a substantial extent against capital loss (but not loss of revenue) from most of such risks through insurance, indemnity provisions in its drilling contracts, or both. The necessity of insurance coverage for risks associated with political unrest, expropriation and environmental remediation is evaluated on an individual contract basis.

  Sonat Offshore's operations are also subject to extensive regulation by foreign governments. Sonat Offshore's ability to compete in the international drilling market may be adversely affected by foreign governmental practices which favor or effectively require the awarding of drilling contracts to local contractors. Sonat Offshore expects to continue to structure certain of its operations through joint ventures or other appropriate means in order to remain competitive in the international markets.

  Other risks inherent in foreign operations are the possibility of currency exchange losses where revenues are received in currencies other than United States dollars and losses resulting from an inability to collect dollar revenues because of a shortage of convertible currency available to the foreign country. Generally, Sonat Offshore seeks to limit these risks by structuring contracts such that compensation is made in United States dollars or freely convertible foreign currencies and, to the extent possible, by limiting acceptance of blocked currencies to amounts which match its expense requirements in local currency.

  During 1995, the Company managed two fourth generation semisubmersibles owned by Arcade Drilling. See "Description of Sonat Offshore--Arcade Drilling." Sonat Offshore had operating income of $2.7 million in 1995 as a result of its management agreements and related bareboat charter contract with respect to the Arcade Rigs. The Company had operating income of $0.4 million in the first quarter of 1996 relating to the management and bareboat charter of one of such rigs. The Company's management of one of these rigs ended in December 1995, and its management and charter of the other is expected to end in September 1996. All management fees and bareboat charter fees to the Company will cease with the termination of such management and charter.

MARKET OUTLOOK

  Sonat Offshore achieved an average fleet utilization of 88 percent in the first quarter of 1996 compared to 90 percent (excluding the six bottom-supported rigs sold in the third quarter of 1995) in the comparable 1995 quarter. Utilization of the floating drilling equipment, which in 1996 included seven semisubmersibles and two deep-water drillships, was 96 percent compared to 95 percent in 1995.

  Sonat Offshore achieved an average fleet utilization of 88 percent in 1995. Utilization of the floating drilling equipment, which included eight semisubmersibles and two deep-water drillships in 1995, was 99 percent. The increased interest in deep-water and harsh environment drilling that began in 1994 continued through 1995 and long-term contracts with major operators have been secured for all of Sonat Offshore's strategic rigs. Demand for rigs suitable to operate in these conditions is expected to increase. Sonat Offshore continues to evaluate alternatives, through conversions, acquisitions, upgrades or new construction, to meet this growing demand.

  The improved demand and higher dayrates in the deep-water and harsh environment markets that began in 1995 continued into the first quarter of 1996. The improvement in the markets was due to increased interest by major operators in harsh environment and deep-water locations caused in part by the increasing impact of technological advances that have broadened opportunities for offshore exploration and development. The U.S. Gulf of Mexico and North Sea markets have experienced increased utilization and significantly higher dayrates in 1995, and customers increasingly are seeking to contract rigs serving in these markets under long-term contracts (as opposed to single-well or well-to-well contracts).

  The demand for floating drilling rigs in the U.S. Gulf of Mexico remains strong. After the completion of its current contract in Brazil, expected to be in late 1996, the Discoverer Seven Seas is committed to begin work with Exxon which will keep the rig utilized for up to two years. The Discoverer 534 is under contract with Amoco at higher dayrates than it earned in 1995. This contract is expected to keep the drilling unit utilized until October 1998. The Sonat Rather and Sonat Richardson are operating for Shell Offshore under contracts which are at higher dayrates than earned in 1995 and which will keep both rigs occupied into 1998. The Sonat D-F 96, a second-generation semisubmersible, will undergo planned capital upgrades in the U.S. Gulf of Mexico in connection with operations for Texaco under a one-year term contract which began May 1996 at a dayrate more than double that of early 1995. A new U.S. law that provides royalty relief to certain projects in deep-water areas of the central and western Gulf of Mexico is expected to result in additional drilling opportunities. This law provides relief on production levels ranging from the first 17.5 million to the first 87.5 million barrels depending on the water depth of the field. Further indications of the strength of the Gulf of Mexico market are the recent transactions involving the Discoverer Enterprise and the Offshore Marianas. See "--Liquidity and Capital Resources."

  The North Sea market continues to strengthen. The John Shaw is operating for Amerada Hess through November 1996 and has a letter of intent from Shell for a two and a half year follow-on contract at rates significantly higher than those earned in 1995. The Henry Goodrich, a fourth-generation semisubmersible owned by Arcade Drilling as and managed by Sonat Offshore, is operating for Shell U.K. through September 1996, and has a letter of intent from BP for a three year follow-on contract. The Company does not expect to manage the rig following the completion of the current contract with Shell. The Paul B. Loyd, Jr., which is managed by the majority owner of Arcade Drilling, a competitor, is contracted to British Petroleum in the North Sea until November 1999. Offshore Norway, the Polar Pioneer is under contract with Norsk Hydro through mid-1997. Contract options with Norsk Hydro could keep the rig operating for an additional four years.

  In response to the increasing demands of our customers, Sonat Offshore provides well engineering and planning through integrated service teams. These teams may consist of Sonat Offshore personnel as well as third-party well servicing subcontractors, with Sonat Offshore acting as lead contractor. Such services may be provided on either a dayrate or turnkey basis. Sonat Offshore was selected by Elf Petroleum as lead contractor on a four-well integrated services contract in Qatar, which project has recently been completed.

  In April 1996, turnkey operations were successfully completed on the fourth well of the multi-well program offshore Mexico for Pemex and operations have commenced on a fifth well. In the U.S. Gulf of Mexico, turnkey operations have been completed on three wells during 1996, are in progress on one well as of July 1, 1996 and are expected to commence in July on one additional well. A one-well project offshore Senegal was completed in the second quarter of 1996.

  Historically, the contract drilling market has been highly competitive and cyclical, and Sonat Offshore cannot predict the extent to which the current market conditions will continue.

LIQUIDITY AND CAPITAL RESOURCES

  Cash flows provided by operations for the three months ended March 31, 1996 increased $10.3 million from $5.7 million in 1995 to $16.0 million in 1996. The higher level of cash provided by operations during the current year quarter resulted in part from an increase in operating income earned in 1996 versus 1995 as discussed above. In addition, a $6.0 million increase in cash provided by operations (included in Other net cash provided by operating activities) resulted from capital upgrade reimbursements received from a client which will be recognized as revenue over the term of the contract beginning in the second quarter of 1996. Net cash provided by (used in) operating activities totaled $59.5 million in 1995, $63.9 million in 1994 and ($10.7) million in 1993. The increase in 1994 was primarily due to significant collections of accounts receivable from 1993 Mexico turnkey operations.

  Cash used in investing activities increased by $20.1 million in the first quarter of 1996 primarily as a result of progress payments made for the purchase and conversion of the multi-service vessel, the MSV P.Portia. Cash provided by (used in) investing activities for 1995, 1994 and 1993 totaled $13.3 million, ($61.1) million, and ($12.2) million, respectively. Cash provided by investing activities in 1995 resulted primarily from the sale of six bottom-supported rigs (see discussion below) partially offset by capital improvements to the existing rig fleet. Cash used in investing activities in 1994 was primarily for the purchase of the interests in the Polar Pioneer not previously owned by Sonat Offshore and other capital improvements.

  Additionally, financing activities during 1994 included the issuance of $30.0 million of senior notes, the proceeds of which were used in the Polar Pioneer purchase. In 1993 Sonat Offshore issued 15.5 million shares of common stock. Proceeds from this issuance were used to extinguish $300.6 million of debt owed to Sonat Inc. and pay $16.4 million of dividends to Sonat Inc. Dividends paid to shareholders totaled $6.8 million in 1995 and 1994.

  During 1995, through two separate transactions, Sonat Offshore sold six bottom-supported drilling rigs which were not strategically aligned with Sonat Offshore's long-term focus. Five of these rigs were located in the U.S. Gulf of Mexico: the Offshore Taurus, the Sonat D-F 77, the Sonat D-F 84, the Sonat D-F 85, and the Sonat D-F 86. The sixth rig, the Offshore Aquarius, was located in the Middle East. Proceeds from the sales amounted to $40.7 million, with Dixilyn-Field Drilling Company, a subsidiary of Panhandle Eastern Corporation, receiving 30 percent, or approximately $9.4 million, of the proceeds from the sale of four of the rigs, which Sonat Offshore previously acquired from Dixilyn-Field Drilling Company.

  Sonat Offshore's cash requirements for capital improvements result primarily from the need to maintain efficient drilling operations by continuously upgrading and expanding its drilling fleet. Sonat Offshore has flexibility in varying its capital budget based on its assessment of current and anticipated industry conditions. Sonat Offshore currently expects to make capital expenditures during 1996 for additions and improvements to its existing rigs of approximately $71 million, excluding expenditures relating to the Offshore Marianas, the Amoco agreement and the Combination, more fully discussed below. Sonat Offshore's current turnkey projects scheduled for 1996 are expected to require a working capital commitment of $10.0 million to $14.0 million. These amounts should be recovered from payments received upon completion of turnkey contracts. Additional working capital commitments could be required if Sonat Offshore is successful in obtaining additional turnkey projects.

  In January 1996, the Offshore Bahram sank while in tow offshore Egypt. All personnel were evacuated without injury. The Company sold the rig in June 1996 for a net pre-tax gain of approximately $6.6 million.

  In February 1996 Sonat Offshore purchased a semisubmersible multi-service vessel, the MSV P. Portia (to be renamed the "Offshore Marianas"), which it intends to convert to an ultra deep-water drilling unit. After certain hull modifications to the vessel, Sonat Offshore will mobilize it to a U.S. Gulf Coast facility where it will undergo the remaining conversion to drilling mode. The purchase and conversion of this rig, together with additions and improvements to existing rigs, could result in capital spending of approximately $150 million during 1996. Sonat Offshore has received a letter of intent from Shell Offshore regarding a proposed three-year contract for the Offshore Marianas, which could be extended to five years at the customer's option. This contract, which is contingent upon Sonat Offshore's conversion of the rig, should generate revenue from $128 million to $211 million, depending on final contract length.

  In May 1996, Sonat Offshore announced plans to construct the world's largest deepwater mobile offshore drilling rig, which will initially be outfitted to drill in 7,000 feet of water but will be capable of exploration and development drilling in water depths up to 10,000 feet, to be called the "Discoverer Enterprise". The Discoverer Enterprise will possess dual-activity drilling functions, a methodology for constructing offshore wells that should produce substantial cost savings and shorten the amount of time required for drilling tasks on a single well by allowing such tasks to be accomplished in a concurrent rather than sequential manner. Sonat Offshore has prepared and filed an application for a patent with the U.S. Patent and Trademark Office with respect to this well construction method. Sonat Offshore and Amoco have entered into an agreement under which Sonat Offshore will provide the Discoverer Enterprise and a second generation semisubmersible to Amoco for a combined minimum commitment of six years. In June 1996, Sonat Offshore purchased for $32 million a second-generation semisubmersible for this purpose, to be called the Offshore Amirante, which will be upgraded and is expected to be operational by mid-1997. In July 1996, Sonat Offshore entered into a contract, at approximately $75 million, with a Spanish shipyard, Astilleros y Talleres del Noroeste SA, for the construction of the hull and major marine systems of the Discoverer Enterprise. Construction will begin immediately and the drillship is expected to be operational by mid-1998. The required capital commitment for both rigs (including the purchase price for the Offshore Amirante) is expected to reach $320 million, while revenues generated from the base dayrates over the minimum period of the Amoco agreement are expected to range from $330 million to $375 million.

  As more fully discussed elsewhere in this Prospectus/Offer to Purchase/Proxy Statement, Sonat Offshore intends to engage in the Combination with Transocean through an offer to exchange .53 of a share of Company Common Stock per Transocean share for 80% of the outstanding shares of Transocean and $27.25 per Transocean share for 20% of the outstanding shares of Transocean. See "The Exchange Offer" and "The Combination." The cash component of the Exchange Offer (assuming all Transocean shares are tendered), together with the expenses relating thereto, is expected to aggregate approximately $310 million. In addition, if the Combination is consummated, the Company intends to repay substantially all of the outstanding debt of Transocean, which is expected to be approximately $150 million.

  The Company intends to fund the cash requirements relating to the upgrade of the Offshore Marianas, the cash requirements of the Exchange Offer and the repayment of Transocean debt through available cash balances and borrowings under the Credit Agreement. The Credit Agreement provides for borrowing by the Company under (i) a six-year term loan facility in the amount of $200 million and (ii) a six-year revolving credit facility in the amount of $400 million. In addition to providing the above described required funds, the borrowing capacity under the Credit Agreement will be used to provide working capital for general corporate purposes and may be used to refinance Sonat Offshore's $30 million 6.9% Senior Notes if the noteholders do not agree to certain amendments requested by Sonat Offshore to accommodate the Combination. Loans under the Credit Agreement would bear interest, at the option of the Company, at either (i) a base rate equal to the higher of (A) the federal funds rate, as published by the Federal Reserve Bank of New York one business day in arrears, plus 1/2% per annum and (B) the commercial loan rate of the Agent as announced from time to time at its office as its base rate for U.S. dollar loans in the United States or (ii) an annual rate equal to the London Interbank Offered Rate plus a margin based upon the Company's ratio of funded debt to total capital, which margin is initially expected to be .45%. The Credit Agreement includes various covenants applicable to the Company, including requirements that the Company's interest coverage ratio be at or above three to one, its funded debt to total capital ratio be 45% or below for the 10 quarters ended on or prior to December 31, 1998 and 40% or below thereafter, its consolidated net worth be not less than 90% of the consolidated net worth following the consummation of the Exchange Offer and prior to consummation of the Mandatory Bid and thereafter at or above $1.4 billion, subject to increase for adjusted net income, and restrictions in the Company's incurrence of additional indebtedness, asset dispositions, incurrence of liens and investments. Although the Credit Agreement does not expressly restrict the payment of dividends by the Company, the consolidated net worth requirement effectively imposes a limitation.

  The Company has requested that the holders of its $30 million 6.9% Senior Notes consent to amendments to the covenants applicable to such Notes to accommodate the transactions relating to the Combination. If such consents are not obtained, the Notes will be redeemed at par, without any prepayment premium (based on current Treasury rates applicable to the calculation).

  The Company intends to finance the construction of the Discoverer Enterprise and the upgrade of the Offshore Amirante required for the Amoco agreement through additional financing. Sonat Offshore has no definitive arrangements relating to such additional financing, but has entered into discussions with financial institutions regarding its financing alternatives and is confident of its ability to finalize necessary financing absent significant changes in the capital markets.

  Sonat Offshore regularly reviews possible acquisitions of businesses and drilling units, and may from time to time in the future make significant capital commitments for such purposes. Any such acquisition could involve payment by Sonat Offshore of a substantial amount of cash and the issuance of a substantial number of additional shares of Company Common Stock. Sonat Offshore would expect to fund the cash portion of any such acquisition through cash balances on hand, the incurrence of additional debt, sales of assets or a combination of all three.

  In September 1995 the Sonat Offshore Board approved the use of up to $50 million for the purchase of Company Common Stock from time to time. At July 1, 1996, no shares of Company Common Stock had been repurchased.

  Sonat Offshore believes that its cash and cash equivalents, cash generated from operations, borrowings available under the Credit Agreement and access to other financing sources will be adequate to meet its anticipated short-term and long-term liquidity requirements.

NEW ACCOUNTING PRONOUNCEMENTS

  In March 1995 the Financial Accounting Standards Board (the "FASB") issued the Statement of Financial Accounting Standard (the "SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This statement provides authoritative guidance on when an impairment loss should be recognized and how the amount of that loss should be calculated. Sonat Offshore adopted SFAS No. 121 in the first quarter of 1996. Its adoption had no effect on the financial statements.

  In October 1995 the FASB issued SFAS No. 123, Accounting and Disclosure of Stock-Based Compensation. SFAS No. 123 establishes an alternative method of accounting for stock-based compensation to the method outlined in the Accounting Principles Board Opinion No. 25. This new computation is based on the fair value of stock options and similar instruments. SFAS No. 123 encourages, but does not require, adoption of that method. Sonat Offshore adopted the disclosure provisions of SFAS No. 123 in the first quarter of 1996 with no disclosures required before the 1996 annual report.

                           DESCRIPTION OF TRANSOCEAN

  Transocean is a major international drilling contractor and well service company, providing diversified offshore drilling and well services from fixed and mobile units worldwide. Transocean has divided its business into three operating business areas: Mobile Units, Platform Drilling & Well Intervention, and Engineering & Construction. The three business areas enable Transocean to serve its customers as a fully integrated drilling contractor which can provide a total package for offshore drilling activities. On June 11, 1996, Transocean consummated the sale of substantially all of the assets of Anchor Drilling Fluids, which was a wholly-owned subsidiary of Transocean, to M-I Drilling Fluids LLC ("M-I Drilling") for a sales price of approximately
Nkr 695 million, subject to certain adjustments not yet completed. Anchor Drilling Fluids had offered drilling fluid systems and associated services and accounted for 29% of Transocean's revenues in 1995. Upon the sale of Anchor Drilling Fluids, Transocean disposed of its fluid services business segment. However, M-I Drilling and Transocean have established a strategic alliance in order to provide integrated contracts to customers.

  Transocean is among the world's largest operators of modern third and fourth generation semisubmersible drilling rigs. Including these third and fourth generation drilling rigs Transocean has operational and ownership interests in eleven semisubmersible drilling rigs and two jack-up rigs. Additionally, pursuant to a cooperation agreement (the "Cooperation Agreement") between Transocean and Global Marine, Inc. ("Global Marine"), Transocean participates in the cash flow from three jack-up rigs which are owned and operated by Global Marine and Global Marine participates in the cash flow from a jack-up rig owned by Transocean. Transocean's fourth generation drilling rigs are:
Transocean No. 8 and Transocean Arctic (formerly Ross Rig), and the third generation drilling rigs are: Transocean Searcher (formerly Ross Isle), Treasure Saga, Treasure Prospect, Transocean Driller (formerly Drillmar I), Treasure Legend and Kan Tan IV (management contract, no ownership).

  In July 1995, Statoil, an entity owned by the Norwegian government, and Transocean signed an extensive cooperation agreement. It is the intent of Statoil and Transocean that the agreement foster safe and cost-effective operations through close collaboration and exchange of information relating to the planned activities of both parties and that Transocean be a main provider of rigs to Statoil for the term of the agreement. The agreement also provides for joint development of new technology. The term of the agreement is for 10 years and provides initially for four mobile offshore rigs (Treasure Prospect, Transocean Searcher, Treasure Saga, and Transocean Wildcat) to be contracted to Statoil for periods estimated by Transocean to range from 2 1/2 to 4 years with options to extend the contracts in minimum one year intervals for the remainder of the 10 year term. The dayrate for the initial periods of these contracts is fixed except certain escalation provisions. Option periods will be at market dayrates. The agreement further provides on certain conditions for Statoil to use Transocean services on their fixed installations, Gulfaks A, B and C, Troll and Heidrun.

  Transocean was founded in Norway in 1972 under the name Morco Norge A/S to serve as a drilling contractor on the Norwegian Continental Shelf of the North Sea. Subsequently, Transocean expanded its operations through a series of strategic business combination transactions, including its 1994 acquisition of Ross Offshore which, at the time of the acquisition, was operating seven floating drilling rigs and three jack-ups, and its 1995 merger with Wilrig AS. Wilrig had at the time of the merger ownership and operational interests in eight semisubmersible drilling rigs and was concentrating its operations in the areas of deep water drilling, subsea completion work and drilling of high temperature/high pressure wells. At the time of the merger, Wilrig's fleet was operating in Southeast Asia, West Africa and Brazil in addition to the North Sea and its acquisition by Transocean significantly expanded Transocean's geographic diversity.

BUSINESS STRATEGY

  Transocean's strategy is to create a major international contract drilling and well intervention company with emphasis on modern high specification floating drilling equipment and to provide drilling and well services for the exploration and development of offshore oil and gas reserves in Norway and other major offshore regions.

As part of this strategy Transocean maintains a fleet of eight third and fourth generation semisubmersible drilling rigs. See "--Business Areas--Mobile Units." Transocean is also focusing on providing its customers with integrated service packages in connection with offshore drilling contracts.

BUSINESS AREAS

  Transocean has divided its business into three operating business areas:
Mobile Units, Platform Drilling & Well Intervention and Engineering & Construction. The separate business areas enable Transocean to serve its customers as a fully integrated drilling contractor which can provide a total package for offshore drilling activities.

 Mobile Units

  Transocean's Mobile Units business area is among the world's largest operators of modern semi-submersible rigs. Through the merger with Wilrig in 1995 Mobile Units acquired a fleet of eight semisubmersible rigs with operations in Southeast Asia, West Africa and Brazil in addition to the North Sea. Mobile Units currently has operational and ownership interests in eleven semisubmersible drilling rigs and two jack-up rigs. These rigs are used to drill production wells and exploration wells, and to provide well completion services. Mobile Units accounted for approximately 49% of Transocean's revenues in 1995.

  Equipment Description. Mobile drilling rigs are primarily used for offshore exploration drilling (wildcat and appraisal drilling) and pre-drilling of production wells. They can also be used as production platforms (early or permanent production), accommodation platforms or a combination of drilling and production. Mobile Units principally uses semisubmersible drilling rigs and jack-up rigs.

  Semisubmersible rigs are floating rigs that can be submerged so that a substantial portion of the lower hull is below the water surface during drilling operations. The hull consists of two separate pontoons with a deck where the drilling unit and other technical equipment are located. When these rigs are in operation, the pontoons are positioned below the water surface with the rig being kept in position by anchor chains or by dynamic positioning equipment consisting of computer controlled propellers and engines.

  Jack-up rigs have a base consisting of three or more legs. When the rig is relocated it floats on its hull. As the rig is positioned for drilling, the legs are lowered to the seabed and driven in until stable. The hull is then jacked out of the water until reaching a height above the water surface in relation to maximum wave heights in the area. Jack-up rigs are normally built for use in shallow water, i.e. water depths up to 100 meters.

  The following table sets forth offshore drilling units owned or operated by Mobile Units and the location, customer and the dates on which Mobile Units estimates that existing contracts will expire with respect to the presently operating units. The water depth for which each rig is designed and equipped to drill and its drilling depth capability are also indicated. As part of its strategy to maintain a modern fleet, Mobile Units sold four older rigs during the last year. As collateral for its long-term debt, Transocean has mortgaged ten of its rigs and made a collateral assignment of such rigs' revenues and such rigs' insurance policies. The rigs that Transocean has not mortgaged are Transocean Driller and Transocean Discoverer.

                     TRANSOCEAN OFFSHORE EQUIPMENT SUMMARY
                                 JULY 1, 1996

                           YEAR     WATER     DRILLING
                          ENTERED   DEPTH      DEPTH                               ESTIMATED CONTRACT
     TYPE AND NAME        SERVICE CAPABILITY CAPABILITY LOCATION      CUSTOMER       EXPIRATION (1)
- ------------------------  ------- ---------- ---------- --------- ---------------- ------------------
                               (EXPRESSED IN FEET)
FOURTH GENERATION
 SEMISUBMERSIBLES
Transocean No. 8(2).....   1987     2,000      25,000   North Sea Kerr McGee        August 1996(3)
Transocean Arctic(2)....   1986     1,650      25,000   Norway    Statoil           September 1997
THIRD GENERATION
 SEMISUBMERSIBLES
Treasure Prospect(2)....   1983     1,500      25,000   Norway    Statoil           December 1999(4)
Transocean Searcher(2)..   1983     1,500      25,000   Norway    Statoil           May 2001(4)
Treasure Legend.........   1983     3,500      25,000   Brazil    Petrobras         December 1997
Treasure Saga(2)........   1983     1,500      25,000   Norway    Norsk Hydro       April 1997(4)
Transocean Driller(2)...   1991     2,800      25,000   Nigeria   Statoil           May 1997
Kan Tan IV (2)
 (management)...........   1983     2,000      25,000   North Sea Amerada Hess      December 1997
OTHER SEMISUBMERSIBLES
Transocean Wildcat(2)...   1977     1,300      25,000   Norway    Statoil           December 1999(4)
Transocean
 Discoverer(2)..........   1977     1,250      25,000   North Sea Amerada Hess      December 1997
Transocean Explorer(2)..   1976     1,000      25,000   North Sea Elf Enterprise    August 1996(5)
JACK-UP RIGS
Transocean Nor-
 dic(2)(7)(8)...........   1984       300      25,000   North Sea Kerr McGee        July 1996(6)
Shelf Explorer(2)(7)....   1982       300      25,000   Denmark   Maersk Oil & Gas  April 1997

- --------
(1) Expiration dates represent Transocean's current estimate of the earliest date the contract for each rig is likely to expire. Many contracts permit the customer to terminate early or to extend the contract.
(2) Equipped with top drive drilling system.
(3) Follow-on contract with Esso(UK) and Phillips Petroleum in Norway expiring November 1997. Thereafter the rig will be upgraded to deep water drilling west of Shetland for a two year drilling contract with Amerada Hess commencing in the spring of 1997.
(4) Contract alliance with Statoil.
(5) Follow-on contract with Total in North Sea expiring November 1996.
(6) Follow-on contract with Amoco in Norway expiring August 1997.
(7) Cantilever rig
(8) Operated pursuant to the Cooperation Agreement with Global Marine. Transocean Nordic is owned and operated by Transocean, but Global Marine participates in the cash flow from the Transocean Nordic under the terms of the Cooperation Agreement. Under the terms of the Cooperation Agreement Transocean also participates in the cash flow from three rigs which are owned and operated by Global Marine.

  Operations. The majority of the Mobile Units' rigs worked in the North Sea during 1995. However, Transocean Driller (formerly Drillmar I), Treasure Legend and Transocean Discoverer (formerly Treasure Seeker) operated offshore West Africa, Brazil and Vietnam, respectively. During 1995 the utilization rate for Mobile Units' rig fleet was 87%. As of December 31, 1995, the utilization rate was 89%.

  Drilling Contracts, Marketing and Customers. Mobile Units' contracts to provide offshore drilling services are individually negotiated and vary in their terms and provisions. Mobile Units' obtains most of its contracts through competitive bidding against other contractors. However, contracts may be awarded without bidding for Mobile Units' harsh environment semisubmersible drilling rigs in light of recent increased demand for modern semisubmersible drilling rigs. Drilling contracts generally provide for a basic drilling rate on a dayrate basis and for lower rates for periods of movement between wells or when drilling operations are interrupted or restricted by equipment breakdowns, adverse environmental conditions or other conditions beyond the control of Mobile Units. Mobile Units also provides drilling services under contracts which include incentive elements linked to performance and/or quality related parameters which are negotiated at the time the contract is entered into.

  A dayrate drilling contract generally extends over a period of time covering either the drilling of a single well or group of wells or covering a stated term and may be terminated by the customer in the event the drilling unit is destroyed or lost or if drilling operations are suspended for a specified period of time as a result of breakdown of major equipment, or in some cases, due to other events beyond the control of either party. Many of Transocean's contracts permit customers to terminate the contract early by giving notice and in some circumstances these contracts may require the payment of an early termination fee by the customer. In addition, the contract term in many instances may be extended by the customer exercising options for the drilling of additional wells or for an additional term.

  In July 1995, Statoil, an entity owned by the Norwegian government, and Transocean signed an extensive cooperation agreement. The agreement, which has a duration of 10 years, includes mobile rigs and drilling from Statoil's fixed installations Gullfaks A, B and C, Troll and Heidrun in the Norwegian part of the North Sea. The mobile drilling rigs currently included in the agreement are Treasure Prospect, Transocean Searcher, Treasure Saga and Transocean Wildcat (formerly Vildkat Explorer). Such agreement also provides for co-operation in technological development between Statoil and Transocean.

  Some of Transocean's customers are seeking to establish continuing relationship with a small number of preferred drilling contractors rather than seeking competitive bids for each drilling contract from a large number of contractors. Transocean believes that its broad range of services enhances its capabilities to be selected as a partner to its clients.

  During the last year, the Mobile Units' largest customers included Statoil, Saga and Norsk Hydro which accounted for 30.5%, 8.8% and 8.4% respectively of Mobile Units' total revenue in 1995.

 Platform Drilling and Well Intervention

  Transocean's platform drilling and well intervention is conducted through Transocean Petroleum Technology AS, a wholly-owned subsidiary of Transocean ("TPT"). TPT is involved in production drilling and maintenance on fixed installations in the Norwegian sector of the North Sea. Additionally, in 1995, TPT expanded its operations into Argentina and Canada. Transocean believes that TPT has a significant presence in the platform drilling market in the Norwegian sector of the North Sea.

  TPT, as of June 1, 1996, had drilling contracts on six Norwegian fields:
Gullfaks, Valhall, Snorre, Draugen, Troll and Heidrun. The drilling contract with Statoil for work on Gullfaks A, B and C, consists of three combined drilling and maintenance crews, and the drilling contracts for Amoco on the Valhall field and for Saga on the Snorre field consist of one combined drilling and maintenance crew per installation.

  TPT also provides well intervention services, including coiled tubing, nitrogen and hydraulic workover services, and owns several highly specified coiled tubing units. TPT has tried to position itself in the most technologically sophisticated segments of the well intervention market and is in the process of constructing one of the most technologically advanced hydraulic workover rigs in the market today.

  In addition, TPT performs directional drilling services in the UK and Argentina and considers itself a leader in slim hole drilling technology. Slim hole drilling involves drilling wells with a diameter of less than five inches at the end of the well. Historically, wells with a diameter of 8.5 inches have been regarded as optimal. The use of slim hole drilling as a supplement to traditional drilling methods makes it profitable to exploit oil and gas reserves which would have not otherwise been commercially viable using traditional drilling methods.

  Platform Drilling & Well Intervention accounted for approximately 20% of Transocean's revenues in 1995.

  Platform Drilling Contracts, Marketing and Customers. TPT's contracts to provide offshore drilling services from fixed platform installations are individually negotiated and vary in their terms and provisions. TPT obtains most of its contracts through competitive bidding against other contractors. Drilling contracts generally provide for a basic day rate covering crew and other services performed and for lower rates for periods when drilling operations are interrupted or restricted by equipment breakdowns, adverse environmental conditions or other conditions beyond the control of TPT. TPT also performs drilling services under contracts which include incentive elements linked to performance and/or quality related parameters which are negotiated at the time the contract is entered into.

  Platform Drilling contracts are typically long term contracts with a duration of 2 to 5 years plus extension options for the customer. Well services contracts typically are frame agreements with a duration of 2 to 5 years. Under these frame agreements, TPT may work on a call-out basis and the level of business activity would typically vary according to customers' needs. Both platform drilling and the well services contracts may be terminated early by the customer, although early terminations within platform drilling are rare, due to the stable level of activity.

  In July 1995, Statoil, an entity owned by the Norwegian government, and Transocean signed an extensive cooperation agreement. The agreement, which has a duration of 10 years, includes mobile rigs and drilling from Statoil's fixed installations Gullfaks A, B and C, Troll and Heidrun in the Norwegian part of the North Sea. The agreement also provides for co-operation in technological development between Statoil and Transocean.

  TPT's largest customers during 1995 were Statoil, Saga and Amoco which accounted for 51.0%, 13.6% and 7.0% respectively of TPT's total revenue in 1995.

 Engineering & Construction

  Transocean's engineering and construction business ("Engineering & Construction") offers engineering services and studies, as well as upgrading, modification and construction of drilling facilities and drilling equipment. In cooperation with Transocean's other business areas, Engineering & Construction coordinates the development of technology throughout Transocean, including the development of new conceptual solutions in drilling. Major recent developments include a cutting reinjection system, rig up frame for coiled tubing systems and the hydraulic workover rig currently being constructed by TPT. Engineering and Construction accounted for approximately 2% of Transocean's revenues in 1995.

  Transocean acquired 100% of the shares in Procon Engineering ("Procon"), an engineering based technology company in January 1996. Procon has achieved success in the acceptance of its technology with its product packages for process control based on weighting and dosing. Transocean believes that Procon is a market leader in weighting and dosing equipment within the drilling fluid process offshore in the North Sea and for the aluminium industry.

  Operations. Engineering & Construction had an increased level of activity in 1995 in all departments compared to 1994. In Stavanger, the upgrading work on the drilling unit Ekofisk 2/7 Bravo for Phillips Petroleum was the largest project. In Bergen, there has been a high level of activity in connection with the cuttings injection systems for Gullfaks, Oseberg and Sleipner, a pipe-handling installation on Gullfaks and extensive modification work on the Troll drilling unit.

  Contracts and Customers. Engineering & Construction has most of the oil companies in Norway as customers, and has a long term relationship with Statoil on the Heidrun field. The modification and maintenance contract for Heidrun has a duration of four years with options to continue the work up to ten years. Among Engineering & Construction's largest customers during 1995 were Statoil and Phillips.

 Fluid Services

  Transocean, through Anchor Drilling Fluids, offered drilling fluid systems and associated services to its customers. Anchor Drilling accounted for approximately 29% of Transocean's revenues in 1995. On June 11, 1996, Transocean sold Anchor Drilling Fluids to M-I Drilling for a price of Nkr
695.75 million, subject to certain adjustments, paid in cash. Upon the sale of Anchor Drilling Fluids, Transocean disposed of its fluid services business segment. Transocean has no current plans to pursue further activity in this segment. However, M-I Drilling and Transocean have established a strategic alliance in order to provide integrated contracts to customers.

KEY CUSTOMERS

  Other than Statoil (who accounted for 29.6% of Transocean's revenues in 1995) and Norsk Hydro (who accounted for 10.7% of Transocean's revenues in
1995), no customer of Transocean accounted for more than 10% of Transocean's total revenues in 1995. In July 1995, Statoil and Transocean signed an extensive cooperation agreement. The cooperation agreement ensures a long term relationship with Statoil. Statoil was a major customer for all business areas also prior to the agreement. Mobile Units had individual contracts with Statoil for the mobile rigs Treasure Searcher, Treasure Prospect and Transocean Driller (formerly Drillmar I) during 1995. Treasure Saga has been working for Norsk Hydro throughout 1995 and will continue to do so under a contract that is firm to the end of August 1996. See "--Business Areas--Mobile Units--Drilling Contracts, Marketing and Customers."

FOREIGN OPERATIONS

  Foreign operations have historically accounted for a significant part of Transocean's consolidated revenues from drilling operations. Transocean's operations in some parts of the world are exposed to certain political, economic and other uncertainties including risks of war, expropriation, and other general hazards associated with the assertion of foreign sovereignty over certain areas in which operations are conducted not encountered in domestic operations. When Transocean undertakes contracts in regions which are considered politically unstable, Transocean will normally either (1) include terms protecting against political risk in the agreement or (2) purchase insurance against such risk, if available. Transocean has not incurred material losses as a result of such political risks. For a full breakdown of Transocean's operations by geographical area, see Note 23 to Transocean's Consolidated Financial Statements, included elsewhere in this Prospectus/Offer to Purchase/Proxy Statement.

LEGAL PROCEEDINGS

  Other than set forth below, neither Transocean nor any of its subsidiaries or properties is a party to, or is otherwise subject to, any material legal proceedings or governmental investigations. Additionally, no material proceedings are known to be contemplated by any governmental authorities.

  Danish authorities claim that Transocean is obligated to pay vacation related compensation to its employees whom have been working on the Shelf Explorer offshore Denmark. Transocean denies this obligation, and Transocean is considering commencing legal action against appropriate Danish governmental authorities in order to determine the applicability of Danish law to these individuals. Transocean believes that this case will be filed in the "Ostre Landsrett" (lower court) later this year. Transocean estimates that the exposure is approximately US$ 1.5 million as of June 15, 1996. In addition, police investigations of fatal accidents onboard Transocean Arctic on December 13, 1993 and Transocean Wildcat on March 25, 1993 are ongoing. Transocean does not believe that these proceedings and the outcome thereof will have a material adverse impact on Transocean.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

  There are no limitations either under the laws of the Kingdom of Norway or under the Articles of Association of Transocean restricting the right of non-residents to buy, sell, hold or vote Transocean Stock. There are no restrictions on the remittance of dividends to non-resident holders.

INDUSTRY CONDITIONS AND COMPETITION

  The offshore contract drilling industry is highly competitive and cyclical, with periods of high demand, short rig supply and high dayrates followed by periods of low demand, excess rig supply and low dayrates. The industry is characterized by high capital costs, long lead times for construction of new rigs and numerous competitors. The offshore contract drilling business is influenced by many factors, including the current and anticipated prices of oil and gas (which affect the expenditures by oil companies for exploration and production) and the availability of drilling units.

  Factors which influence demand for Transocean's services include worldwide demand for oil and gas, the ability of OPEC to set and maintain production levels and prices, the level of production by non-OPEC countries, contractual terms imposed by governments with respect to exploration and development of oil and gas resources, and advances in the technology relating to the exploration and development of hydrocarbon reserves.

  Historically, oil companies have sought to use a large number of vendors in order to complete a drilling project. In recent years, however, Transocean believes that oil companies have been seeking to reduce the number of vendors used on drilling projects by seeking drilling contractors that offer a complete package of integrated services. These integrated services include operating and engineering expertise in drilling services, well intervention services, well planning, project management, and maintenance of existing wells. In addition, a number of oil companies have been seeking to establish continuing relationships with a small number of preferred contractors, rather than seeking competitive bids for each drilling contract from a large number of contractors. Transocean believes that those drilling contractors offering integrated services will benefit from this trend.

REGULATION

  Transocean and its operations are subject to and affected by Norwegian laws and regulations, as well as the laws and regulations of other jurisdictions. Such laws and regulations regulate to a greater or lesser degree nearly all aspects of Transocean's domestic and foreign operations, including but not limited to regulations concerning Transocean's relation to its employees, the environment and protection from pollution, health and safety at sea and onshore and taxation.

  Transocean is subject to numerous domestic and foreign environmental regulations that relate directly or indirectly to its operations, including certain regulations controlling the discharge of materials into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. For example, Transocean may be liable for damages and costs incurred in connection with oil spills originating from the drilling units for which it is not contractually indemnified. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose "strict liability" and render a company liable for environmental damages without regard to negligence or fault. Such laws and regulations may expose Transocean to liability for the conduct of or conditions caused by others, or for acts of Transocean that were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on Transocean.

  Transocean has generally been able to obtain some degree of contractual indemnification from its customer for liability for pollution and environmental damages, but there can be no assurance that Transocean can or will obtain such indemnities in all of its contracts or that, in the event of extensive pollution and environmental damages, any customer will be financially able to comply with its indemnity obligations, or that Transocean will be able to obtain such indemnification agreements in the future.

  Transocean maintains insurance coverage in amounts and in a scope of coverage which it believes is customary for similarly situated companies. Such insurance provides coverage against certain environmental liabilities, including pollution caused by sudden and accidental oil spills. There can be no assurance that such insurance will continue to be available or carried by Transocean or, if available and carried, will be adequate to cover Transocean's liability in all circumstances.

EMPLOYEES

  As of June 15, 1996, Transocean had approximately 2,300 employees, of which approximately 1,850 were assigned to rigs. Transocean's employees are represented by five Norwegian unions, each of which participates in one or several nationwide agreements concerning salary, and other specific terms and conditions for employees working in each area. These nationwide agreements are established as a result of bi-annual negotiations between the various employers' nationwide associations and the respective employees' unions. In addition, if necessary, local agreements are made to adapt to local conditions within each area. At present, Transocean is a part of eleven nationwide agreements and seven local agreements. All of these agreements are currently being renegotiated. As at June 15, 1996, 1,164 employees of Transocean were organized under a union.

DIRECTORS OF TRANSOCEAN

  The Transocean Board constitutes seven members, three of whom are elected by and among the employees. Each director is elected for a two year term. The following individuals are the directors of Transocean:

  Kristian Siem, age 47, is Chairman of the Board of Transocean. He was elected as a director in 1995 following the merger of Transocean and Wilrig. Mr. Siem was Chairman of the Board of Wilrig prior to such merger. Mr. Siem is Chairman of the Board of Norex America, Inc. and Chairman of the Board of NCL Holding ASA, the principal business of which is the operation of the Norwegian Cruise Lines Ltd. Mr. Siem is also a director of Ivar Holding ASA, Invesco Blue Chip Trust Plc, Det Sondenfjeldske Norske Dampskipsselskab ASA, Prosperity Investments, Inc., Pronor Holdings Ltd. and Lowndes Lambert Group Holding Plc. Mr. Siem's term expires in 1997.

  Fridtjof Lorentzen, age 66, is Vice Chairman and a director of Transocean and has served as a director since 1993. Mr. Lorentzen is the owner of Lorentzen Skibs AS and the Chief Executive Officer and Chairman of the Board of Lorentzen Skibs AS. Mr. Lorentzen is the Chairman of the Board of AS Frilo, AS Knemb, Gubbe Finans AS, Jane Stove AS, Treco AS, AS Rosshavet, Lorentzen Bulkcarriers Ltd., Matheson & Enger AS, Bilhuset AS, Lorentzen Maritime AS, Lorentzen Eiendom AS, F.H. Lorentzen & Sons AS and Lorentzen & Sonners Reideri AS, and a director of AS Pater, AS Free, Mary Stove AS, Rosshavet Tankers Ltd. and Naerings-Invest AS. Mr. Lorentzen is also Chairman of the Northern Shipowners' Defense Club, President of the Baltic and International Maritime Counsel and Unitas and a counsel member of The Norwegian Veritas and Intertanko. Mr. Lorentzen's term expires in 1997.

  Geir Aune, age 37, is a director of Transocean and has served as a director since 1995. Mr Aune is President of Norex & Co. and of NCL Holding ASA, the principal business of which is the operation of the Norwegian Cruise Lines Ltd. Mr. Aune is a director of NCL Holding ASA, Norex & Co., Ivar Holding ASA, Norwegian Cruise Line Ltd., Norex Offshore Holding AS and Norex Drillco AS and a member of the board of directors committee of Tandberg Data ASA. Mr. Aune is Chairman of the Board of the Directors of Det Sondenfjeldske Norske Dampskipsselskab ASA. Mr. Aune's term expires in 1997.

  Einar Kloster, age 58, is a director of Transocean and has served as a director since 1996. Mr. Kloster is President of Eki AS, the principal business of which is financial investments. Mr. Kloster was until 1994 the Chief Executive Officer and Chairman of the Board of Phillips Lighting Holding, Holland, and a member of the Group Management Committee of N.V. Phillips Electronics. Mr. Kloster is Vice Chairman of the Board of Norsk Hydro AS and a director of AS Backe, Heidmar, Leif Hoegh & Co. AS, Medinor AS, Scancoil AS, Schibsted ASA, and Stormbull AS. Mr. Kloster's term expires in 1998.

  Per Inge Grimsmo, age 45, is a director of Transocean and has served as a director since 1993. Mr. Grimsmo is an employee of Transocean and has held such position for the last five years. Mr. Grimsmo's term expires in 1998.

  Jon M. Fjose, age 45, is a director of Transocean and has served as a director since 1993. Mr. Fjose is an employee of Transocean and has held such position for the last five years. Mr. Fjose's term expires in 1998.

  Jostein Rasmussen, age 51, is a director of Transocean and has served as a director since 1996. Mr. Rasmussen is an employee of Transocean and has held such position for the last five years. Mr. Rasmussen's term expires in 1998.

EXECUTIVE OFFICERS OF TRANSOCEAN

  The following individuals are the executive officers of Transocean:

                                                                                    AGE AS OF
        OFFICER                                   OFFICE                          MARCH 1, 1996
        -------                                   ------                          -------------
Reidar Lund............. President and Chief Executive Officer                          54
Erik Gloersen........... Executive Vice President and Vice President Mobile Units       52
Arne Austreid........... Vice President Human Resources and Corporate Services          40
Jan Erik Tveteraas...... Chief Financial Officer                                        35
Hakon Skretting......... President Transocean Petroleum Technology                      41
Svein Inge Eide......... Vice President Engineering & Construction                      41

  Mr. Lund is appointed by the Board of Directors of Transocean for an indefinite term and serves at the pleasure of the Board. The other executive officers of Transocean are appointed by Mr. Lund for indefinite terms and serve at the pleasure of Mr. Lund. There is no family relationship between any of the above-named executive officers.

  Reidar Lund was appointed President and Chief Executive Officer of Transocean, effective March 3, 1990, and currently serves in those capacities. During the past five years, Mr. Lund has served as an officer of Transocean. Mr. Lund is Chairman of the Board of Mokster Shipping, he is also a member of the Board of the Norwegian Oil Industry Association, member of the Board of the Norwegian Petroleum Society and a deputy member of the Board of the Drilling and Construction Vessel Group, a division of the Norwegian Shipowner's Association.

  Erik Gloersen was appointed Executive Vice President and Vice President Mobile Units, effective January 1, 1994. During the past two years, prior to assuming his current position with Transocean, Mr. Gloersen served as President of Ross Offshore, which was merged with Transocean in 1994. Prior to that, Mr. Gloersen served as President of IM Skougen ASA (1990-1992).

  Arne Austreid was appointed Vice President Human Resources and Corporate Services effective August 1, 1994. During the past five years prior to assuming his current position, Mr. Austreid served as Vice President Engineering & Construction from 1990 until 1992, and Deputy Manager for Transocean's well service operations in United Kingdom from 1992-1994 in combination with postgraduate education.

  Jan Erik Tveteraas was appointed Chief Financial Officer effective October 1, 1994. During the past five years Mr. Tveteraas, prior to assuming his current position, served as Vice President Finance.

  Hakon Skretting was appointed President of Transocean Petroleum Technology, effective June 10, 1996. During the past five years, prior to assuming his current position, Mr. Skretting served as Vice President of Engineering & Construction since March 3, 1993. Before that he was technical manager at Hitec.

  Svein Inge Eide was appointed Vice President Engineering & Construction effective June 19, 1996. During the past years prior to assuming his current position, Mr. Eide served as Manager Engineering & Construction, Stavanger since March 1996, and as Manager Engineering Projects, Stavanger at Kvaerner Installasjon (Kvaerner

Engineering before the 1995 merger) from 1993 until 1995, and as Project Manager at Kvaerner Engineering in the period 1991-1993.

RELATED PARTY TRANSACTIONS

  In March 1994, Transocean entered into an agreement with Norex Drillco AS to acquire the third generation semisubmersible drilling rig, Transocean Driller (formerly Drillmar I), for a purchase price of $37.65 million. Norex Drillco AS is a subsidiary of Norex Holding ASA. Norex Holding ASA, as of March 31, 1996, held 5.38% of Transocean's outstanding shares. In addition, Mr. Kristian Siem, Chairman of Transocean, is chairman of Norex America, Inc. and a Director of Norex Holding ASA. Mr. Siem excused himself from all proceedings and deliberations relating to the negotiation of the terms and conditions of the purchase of the Transocean Driller by Transocean from Norex Drillco AS.

  During the period that Norex Drillco AS owned the Transocean Driller, a management agreement between Norex and Transocean existed for the operation of Transocean Driller. In accordance with this agreement, Transocean received a management fee.

  Mr. Kristian Siem, Chairman of Transocean, is a non-executive director of Lowndes Lambert Group Holding Plc which owns the insurance broker Lowndes Lambert Holding Limited. Norex American, Inc., of which Mr. Siem is the Chairman, owns approximately 1.75% of Lowndes Lambert Group Holding Plc. As of March 1, 1996, Lowndes Lambert Holding Limited was placing about 65% of Transocean's hull & machinery insurance policies.

  In December 1995, Erik Gloersen, an executive vice president of Transocean, borrowed Nkr 350,000 from Transocean. Such loan had an interest rate of 6%. As of April 30, 1996 the loan was repaid in full.

  In January 1993, Jan Erik Tveteraas, Chief Financial Officer of Transocean, borrowed Nkr 166,447 from Transocean. Such loan had an initial interest rate at 5%, but currently has an interest rate of 6%. As of March 31, 1996 the loan had an outstanding balance of Nkr 50,000.

BENEFICIAL OWNERSHIP OF CERTAIN TRANSOCEAN STOCKHOLDERS AND MANAGEMENT

  The following table sets forth the record ownership of Transocean Stock, as of June 15, 1996 by stockholders of Transocean known by Transocean to own more than 10% of the Transocean Stock.

                                                                        PERCENT
STOCKHOLDERS                                             NO. OF SHARES OWNERSHIP
- ------------                                             ------------- ---------
Tiger Management Corp. .................................   9,315,762     17.2
Chase Manhattan Bank....................................   6,207,145     11.5

  The following table sets forth beneficial ownership of Transocean Stock, as of June 15, 1996 by the directors and officers of Transocean and the aggregate number of options to purchase shares of Transocean Stock as of June 15, 1996 held by the directors and officers of Transocean.

                                                            SHARES   OPTIONS
                                                           --------- -------
OFFICERS
- --------
Reidar Lund, President and CEO............................    71,124      0
Erik Gloersen, Executive Vice President...................    48,037      0
Arne Austreid, Vice President Human Resources and
 Corporate Services.......................................    20,057      0
Jan Erik Tveteraas, Chief Financial Officer...............    20,067      0
Hakon Skretting, President, Transocean Petroleum
 Technology...............................................    10,537      0
Svein Ingc Eide, Vice President Engineering &
 Construction.............................................         0      0
DIRECTORS
- ---------
Kristian Siem, Chairman(1)................................        14      0
Einar Kloster.............................................     1,000      0
Geir Aune.................................................    55,425 37,500(2)
Fridtjof Lorentzen, Vice Chairman(3)...................... 2,532,569      0
Per Inge Grimsmo..........................................        37      0
Jon M. Fjose..............................................        57      0
Jostein Rasmussen.........................................        37      0
Directors and Officers as a group (13 persons)............ 2,758,961 37,500

- --------
(1) Does not include 2,908,233 shares owned of record by Norex America, Inc. and affiliated companies of which Mr. Siem is the Chairman of the Board.
(2) Options have an exercise price of Nkr 40 and expire on March 16, 1999.
(3) Includes shares owned by companies of which Mr. Lorentzen is a director or officer.

COMPENSATION OF DIRECTORS AND OFFICERS

  For the year ended December 31, 1995 the aggregate amount of compensation paid by Transocean to all directors and officers as a group was Nkr 7.3 million (US$1.1 million). Transocean does not currently have a performance related bonus plan. For the year ended December 31, 1995, the aggregate amount set aside or accrued by Transocean for its officers and directors as a group for pension, retirement or similar benefits was Nkr 0.6 million (US$0.1 million).

                TRANSOCEAN SELECTED CONSOLIDATED FINANCIAL DATA
  The following table sets forth a summary of the financial information for Transocean as of the dates and for the periods indicated. The financial information for periods prior to 1996 has been restated to reflect the merger of Wilrig and Transocean under the pooling of interests accounting method. The information for periods prior to 1994 has been restated to reflect the merger of Ross Offshore under the pooling of interests accounting method for Norwegian GAAP purposes. The selected statement of operations data for each of the three years ended 1995 and the balance sheet data as of the end of 1995 and 1994 have been derived from the audited consolidated financial statements of Transocean, and the other annual selected financial data has been derived from unaudited consolidated financial statements of Transocean. The selected financial data for the three month periods ended March 31, 1996 and 1995 have been derived from unaudited condensed consolidated financial statements of Transocean. The following data should be read in conjunction with "Transocean Management's Discussion and Analysis of Financial Condition and Results of Operations" and Transocean's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus/Offer to Purchase/Proxy Statement. The following table reflects a translation for convenience of the Norwegian kroner amounts included in Transocean's consolidated financial statements into U.S. dollars using the Noon Buying Rate at March 29, 1996 and December 29, 1995 of U.S.$1.00=Nkr 6.415 and Nkr 6.321, respectively. Transocean prepares its consolidated financial statements in accordance with Norwegian GAAP, which differs in certain significant respects from U.S. GAAP. See Note 34 to the Consolidated Financial Statements of Transocean and Note 5 to the Condensed Consolidated Financial Statements of Transocean included elsewhere in this Prospectus/Offer to Purchase/Proxy Statement for a description of the significant differences between Norwegian GAAP and U.S. GAAP affecting Transocean's consolidated net income (loss) and shareholders' equity. In particular, under Norwegian GAAP the results of Anchor Drilling Fluids, which Transocean sold in June 1996, are included in the operating results of Transocean, whereas under U.S. GAAP such results are excluded from the operating results of Transocean and shown as results of discontinued operations.

                              THREE MONTHS ENDED
                                   MARCH 31,                     YEAR ENDED DECEMBER 31,
                            -------------------------  ----------------------------------------------
                             1996     1996     1995     1995   1995   1994    1993     1992     1991
                            -------- -------  -------  ------------- ------  -------  -------  ------
                             U.S.$                     U.S.$
                               (IN MILLIONS OF NORWEGIAN KRONER OR, IN THE INDICATED COLUMN,
                                         MILLIONS OF U.S.$, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA
Amounts in accordance with
 Norwegian GAAP:
  Operating Revenues......     $128      822      699   $501   3,164  3,044    3,292    2,953   2,604
  Operating Income
   (Loss).................        3       16      (42)    20     127    (16)    (239)    (221)     (2)
  Net Income (Loss).......       (4)     (24)    (110)     3      19   (128)    (580)    (561)   (209)
  Net Income (Loss) Per
   Share..................    (0.07)   (0.45)   (2.09)  0.06    0.36  (2.61)  (12.95)  (14.53)  (8.04)
Amounts in accordance with
 U.S. GAAP:
  Operating Revenues......       89      571      476    349   2,203  1,805    1,557
  Operating Income
   (Loss).................        1        9      (65)    16     100   (116)      17
  Income (Loss) from
   Continuing Operations..      (19)    (125)      39      0       2    (91)    (133)
  Income (Loss) from
   Continuing Operations
   Per Share..............    (0.37)   (2.33)    0.74   0.01    0.03  (1.86)   (2.97)
  Net Income (Loss).......      (19)    (119)      40      3      20    (17)     (76)
  Net Income (Loss) Per
   Share..................    (0.35)   (2.23)    0.76   0.06    0.39  (0.35)   (1.70)
BALANCE SHEET DATA
 (at end of period)
Amounts in accordance with
 Norwegian GAAP:
  Total Assets............      769    4,934             797   5,035  5,387    5,704    6,090   6,153
  Total Debt--Excluding
   Current Portion........      258    1,654             265   1,672  2,050    2,034    2,240   2,223
  Stockholders' Equity....      368    2,362             362   2,290  2,269    2,201    2,653   3,168
  Cash Dividends Declared
   Per Share..............        0        0               0       0      0        0
Amounts in accordance with
 U.S. GAAP:
  Total Assets............      727    4,663             757   4,782  5,157
  Total Debt--Excluding
   Current Portion........      248    1,594             243   1,533  1,977
  Stockholders' Equity....      372    2,388             382   2,412  2,384
  Cash Dividends Declared
   Per Share..............        0        0               0       0      0

  TRANSOCEAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
                             RESULTS OF OPERATIONS

  The following discussion of Transocean's financial condition and results of operations is based on Transocean's Consolidated Financial Statements and the related notes thereto. These financial statements are prepared in accordance with Norwegian GAAP, which differs in certain respects from US GAAP. For a summary of the principal differences between Norwegian GAAP and US GAAP as they relate to Transocean's Consolidated Financial Statements, see Note 34 to the Consolidated Financial Statements of Transocean and Note 5 to the Condensed Consolidated Financial Statements of Transocean included elsewhere in this Prospectus Proxy Statement.

  Effective October 6, 1995, Wilrig AS was merged into Transocean. Transocean, the surviving entity in such merger, became a foreign registrant in connection with the assumption of Wilrig publicly registered debt and filed periodic reports with the Commission. Such merger was accounted for as a "pooling-of-interests", and the Transocean Management's Discussion and Analysis of Financial Conditions and Results of Operations have been prepared on the basis of Transocean's restated financial statements.

OVERVIEW

  Transocean and its subsidiaries operate in the offshore drilling industry. Transocean owns rigs and provides offshore drilling services on a worldwide basis. Transocean's business is currently divided into three business areas:
Mobile Units, Platform Drilling & Well Intervention, and Engineering & Construction. Prior to June 11, 1996, Transocean also had operations in a fourth business area, Fluid Services, which was conducted through Anchor Drilling Fluids. On June 11, 1996, the sale of substantially all of the assets of Anchor Drilling Fluids to M-I Drilling was consummated for a sales price of approximately Nkr 695 million, subject to certain adjustments not yet completed. Upon the sale of Anchor Drilling Fluids, Transocean has disposed of its Fluid Services business segment. Transocean has no current plans to pursue further activity in this segment. However, M-I Drilling and Transocean have established a strategic alliance in order to provide integrated contracts to customers.

  In July 1995, Statoil, the Norwegian state-owned oil company, and Transocean signed an extensive cooperation agreement (the "Statoil Agreement"). The Statoil Agreement, which has a duration of 10 years, includes four semi-submersible rigs, Treasure Prospect, Transocean Searcher, Treasure Saga and Transocean Wildcat. The Statoil Agreement will also involve work on the Gullfaks, Heidrun and Troll installations, as well as co-operation in technological development.

  The following table sets forth certain financial information relative to Transocean's business by industry segment for the periods indicated.

                          THREE MONTHS ENDED
                              MARCH 31,           YEAR ENDED DECEMBER 31,
                          -------------------  -------------------------------
                            1996      1995       1995       1994       1993
                          --------- ---------  ---------  ---------  ---------
                                       (AMOUNTS IN NKR 1,000)
MOBILE UNITS
  Total Revenues........   371,537    365,990  1,565,391  1,474,111  1,800,294
  Operating Income
   (Loss)...............    12,810    (43,906)    77,733   (125,134)  (349,365)
PLATFORM DRILLING & WELL
 INTERVENTION
  Total Revenues........   167,218    136,513    646,308    563,605    516,218
  Operating Income......       561     (2,913)    27,666     30,056     36,641
FLUID SERVICES
  Total Revenues........   245,938    188,049    906,636    974,385    891,938
  Operating Income......     6,809      9,637     34,359     92,439     76,676
ENGINEERING & CONSTRUC-
 TION
  Total Revenues........    53,625     11,444     71,279     49,699     95,860
  Operating Income
   (Loss)...............     1,835       (536)       509     (8,915)     1,562
TOTAL OPERATIONS
  Total Revenues(1).....   822,394    698,748  3,164,236  3,044,343  3,292,093
  Operating Income
   (Loss)(2)............    16,485    (41,788)   126,597    (16,079)  (239,478)
  Net Financial Income
   (Expense)............   (37,889)   (62,738)   (93,550)   (98,198)  (320,900)
  Net Income (Loss).....   (24,221)  (109,617)    18,741   (127,986)  (580,099)

- --------
(1) Reflects eliminations for intra-company amounts for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 of (15,924), (3,248), (25,378), (17,457) and (12,217),
    respectively.
(2) Reflects eliminations for intra-company amounts for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 of (5,530), (4,070), (13,670), (4,525) and (4,992), respectively.

OPERATING RESULTS

Quarter Ended March 31, 1996 compared to Quarter Ended March 31, 1995

 Revenues By Business Area

  Transocean's total revenues for the first quarter of 1996 were Nkr 822.4 million compared to Nkr 698.7 million for the comparable period in 1995, an increase of Nkr 123.7 million or 17.7%. The increase was a result of revenue improvements in all business areas.

  Revenues for Mobile Units were Nkr 371.5 million for the first quarter of 1996 compared to Nkr 366.0 million for the comparable period in 1995, an increase of Nkr 5.5 million or 1.5%. This increase was primarily caused by increased day rates in 1996 as compared to 1995 for a number of Transocean's rigs. This increase was partly offset by the sale of four rigs in 1995, the revenues of which were included in the results of the first quarter of 1995, and significant time at zero rate for certain rigs in the first quarter of 1996. Rig utilization was 83% for the first quarter of 1996 compared to 86% for the same period in 1995.

  Revenues for Platform Drilling & Well Intervention were Nkr 167.2 million for the first quarter of 1996 compared to Nkr 136.5 million for the comparable period in 1995, an increase of Nkr 30.7 million or 22.5%. Nkr 16.8 million of the increase in revenues was attributable to Transocean's Platform Drilling business. Although this segment has fixed long term contracts, the activity and resulting revenues vary during the term of long-term contracts depending on the stage of development of the field. The increase in revenues of Platform Drilling in 1996 was primarily related to operations on the Troll and Heidrun fields, which were fully operational in 1996 compared to 1995, when such fields were in the pre-drilling phase, which was a lower revenue producing phase for Transocean. The remaining Nkr 13.9 million of such increase was related to the business of Well

Intervention, where utilization of coiled tubing units increased to 64% in the first quarter of 1996 compared to 43% in the comparable quarter in 1995.

  Revenues for Fluid Services were Nkr 245.9 million for the first quarter of 1996 compared to Nkr 188.0 million for the comparable period in 1995, an increase of Nkr 57.9 million or 30.8%. The sales growth was primarily due to increased sales under a contract with Statoil.

  Revenues for Engineering & Construction were Nkr 53.6 million for the first quarter of 1996 compared to Nkr 11.4 million for the comparable period in 1995, an increase of Nkr 42.2 million or 370%. The improvement was primarily due to the acquisition, for Nkr 20.1 million, of Procon Engineering as of January 1, 1996, which contributed Nkr 22.7 million in revenues in the first quarter of 1996. Procon specializes in control systems used in the drilling process. The remainder of such increase in revenues, Nkr 19.5 million was primarily attributable to revenues generated from a new maintenance and modification contract for the Heidrun field and project activity for Gullfaks and Troll.

 Operating Income By Business Area

  Transocean's total operating income for the first quarter of 1996 was Nkr
16.5 million compared to an operating loss of Nkr 41.8 million for the comparable period in 1995, an increase of Nkr 58.3 million.

  Operating income for Mobile Units was Nkr 12.8 million for the first quarter of 1996 compared to an operating loss of Nkr 43.9 million for the comparable period in 1995, an increase of Nkr 56.7 million. The operating loss in the first quarter of 1995 was due to several rigs operating under contracts negotiated during the Fall of 1994, when dayrates were significantly lower than those operated under during 1996. In addition, several rigs were laid up during the first quarter in 1995. The improvement in operating income during the first quarter of 1996 was primarily attributable to higher day rates in the first quarter of 1996 compared to the same period in 1995 on certain of Transocean's rigs. The increase caused by higher day rates was partially offset by increased expenses and loss of revenue on a number of rigs. Both Transocean Searcher and Transocean Discoverer were on zero rate for an extended period of time during the first quarter of 1996. Transocean Searcher completed its intermediate periodic survey in January/February 1996, resulting in 25 days without any revenues generated from such rig. Transocean Discoverer was mobilized from Vietnam in January and arrived in Norway on January 31 for a special periodic survey and upgrading for work in the North Sea. The yard stay lasted throughout the first quarter and was terminated May 9. In addition, during the first quarter of 1996, the Transocean Wildcat, Transocean Explorer, Treasure Saga and Treasure Prospect had a total of 21 days at zero rate due to operational difficulties.

  Operating income for Platform Drilling & Well Intervention was Nkr 0.6 million for the first quarter of 1996 compared to an operating loss of Nkr 2.9 million for the comparable period in 1995, an increase of Nkr 3.5 million. Within the Platform Drilling business, the improvement in operating income in the first quarter of 1996 is primarily attributable to increased operations on the Troll and Gullfaks fields compared to 1995 partly offset by reduced project activity on Heidrun as compared to 1995. Within the Well Intervention business, the coiled tubing drilling and directional drilling operations in the U.K. improved. This increase was partially offset by losses on two wells drilled in Argentina with coiled tubing units on a turnkey basis. During the drilling of these two wells, problems in the formation and unstable pressure disrupted drilling operations, which resulted in the recognition of an operating loss of Nkr 7 million.

  Operating income for Fluid Services was Nkr 6.8 million for the first quarter of 1996 compared to Nkr 9.6 million for the comparable period in 1995, a decrease of Nkr 2.8 million or 29%. The decrease in operating income was primarily caused by reduced sales in the United States, attributable primarily to uncertainties caused by the then pending sale of Anchor Drilling Fluids. The sale was consummated on June 11, 1996, resulting in a gain of approximately Nkr 360 million. The agreed upon sales price was Nkr 695.75 million paid in cash, subject to certain adjustments not yet completed. The sales proceeds were immediately used to repay debt outstanding under the revolving credit facility. Upon the sale of Anchor Drilling Fluids, Transocean has disposed of its Fluid Services business segment. Transocean has no current plans to pursue further activity in this segment.

  Operating income for Engineering & Construction was Nkr 1.8 million for the first quarter of 1996 compared to an operating loss of Nkr 0.5 million for the comparable period in 1995, an increase of Nkr 2.3 million. The improvement in operating income is primarily attributable to the acquisition of Procon Engineering, which contributed approximately Nkr 1.7 million to operating income for the first quarter of 1996.

 Net Financial Expenses

  Transocean's net financial expenses for the first quarter of 1996 were Nkr
37.9 million compared to Nkr 62.7 million for the comparable period in 1995, a decrease of Nkr 24.8 million or 39.6%. The reduction in financial expenses was primarily attributable to Nkr 18 million reduction in interest expense and a Nkr 67.9 million currency exchange gain offset by a Nkr 74.2 million expense related to the repurchase of U.S. $80.2 million of Senior Secured Notes. See "--Liquidity and Capital Resources."

 Income Taxes

  Taxes were Nkr 2.3 million in the first quarter of 1996 compared to Nkr 4.7 million for the comparable period in 1995, a decrease of Nkr 2.4 million or 51.1%. The reduction in 1996 is due primarily to reduced net income in the foreign subsidiaries of Anchor Drilling Fluids.

Fiscal Year 1995 Compared to Fiscal Year 1994

 Revenues By Business Area

  Transocean's total revenues for the year ended December 31, 1995 were Nkr 3,164.2 million compared to Nkr 3,044.3 million for the year ended December 31, 1994, an increase of Nkr 119.9 million or 3.9%. The increase was primarily a result of revenue improvements in the Mobile Units, Platform Drilling & Well Intervention and Engineering & Construction business areas. Revenues for the Fluid Services business segment decreased.

  Revenues for Mobile Units were Nkr 1,565.4 million for the year ended December 31, 1995 compared to Nkr 1,474.1 million for the year ended December 31, 1994, an increase of Nkr 91.3 million or 6.2%. The revenue growth in 1995 reflected an increase in rig utilization from 69% in 1994 to 87% in 1995, primarily due to an improved activity level for semisubmersible rigs in the North Sea. Utilization for the semisubmersible rigs was 84% in 1995 compared to 58% in 1994, while utilization for the jack-ups was 98% in 1995 compared to 93% in 1994.

  Revenues for Platform Drilling & Well Intervention were Nkr 646.3 million for the year ended December 31, 1995 compared to Nkr 563.6 million for the year ended December 31, 1994, an increase of Nkr 82.7 million or 14.7%. The revenue growth was primarily a result of high project activity in the Platform Drilling segment throughout the year. This was mainly due to more extensive pre-drilling phases on Heidrun and Troll platforms involving planning of drilling operations and drilling of two extra wells on the Draugen platform.

  Revenues for Fluid Services were Nkr 906.6 million for the year ended December 31, 1995 compared to Nkr 974.4 million for the year ended December 31, 1994, a decrease of 67.8 million or 7.0%. The reduction was due primarily to reduced activity in the Norwegian and US markets and Indonesia. On June 11, 1996, Transocean consummated the sale of substantially all of the assets of Anchor Drilling Fluids, which comprised its Fluid Services business to M-I Drilling for an aggregate purchase price equal to approximately Nkr 695 million, subject to certain adjustments not yet completed. Under U.S. GAAP, Anchor Drilling Fluids has been accounted for as a discontinued operation.

  Revenues for Engineering & Construction were Nkr 71.3 million for the year ended December 31, 1995 compared to Nkr 49.7 million for the year ended December 31, 1994, an increase of Nkr 21.6 million or 43.5%. Engineering & Construction increased its activity level throughout the year compared to 1994, especially on the Eldfisk platform for Phillips Petroleum and the Troll and Gullfaks platforms for Statoil.

 Operating Income By Business Area

  Transocean's total operating income for the year ended December 31, 1995 was Nkr 126.6 million compared to an operating loss of Nkr 16.1 million for the year ended December 31, 1994, an increase of Nkr 142.7 million. The improved result in 1995 was primarily due to higher utilization of the rigs within the Mobile Units business area.

  Operating income for Mobile Units was Nkr 77.7 million for the year ended December 31, 1995 compared to an operating loss of Nkr 125.1 million for the year ended December 31, 1994, an increase of Nkr 202.8 million. The primary reasons for such increase were improved rig utilization in 1995 compared to 1994 and a Nkr 84 million net gain on the sale of four rigs, partially offset by a nonrecurring expense of Nkr 35 million related to the Wilrig merger.

  Operating income for Platform Drilling & Well Intervention was Nkr 27.7 million for the year ended December 31, 1995 compared to Nkr 30.1 million for the year ended December 31, 1994, a decrease of Nkr 2.4 million or 8.0%. The primary reasons for such decrease were high start-up costs incurred in Argentina (Nkr 3.7 million) where the business unit obtained a 10 well contract for a coiled tubing unit, and high mobilization costs for other units which were relocated from Norway to the UK to meet expected demand.

  Operating income for Fluid Services was Nkr 34.4 million for the year ended December 31, 1995 compared to Nkr 92.4 million for the year ended December 31, 1994, a decrease of Nkr 58.0 million or 62.8%. The decrease resulted primarily from a greater amount of sales being comprised of lower margin products and a reduction in sales in the United States, which generally had higher margins.

  Operating income for Engineering & Construction was Nkr 0.5 million for the year ended December 31, 1995 compared to an operating loss of Nkr 8.9 million for the year ended December 31, 1994, an increase of Nkr 9.4 million. This improvement in operating income reflects a substantial increase in project activity, including cutting injection systems for Gullfaks, Oseberg and Sleipner, a pipe handling installation on Gullfaks and modification work on Troll.

 Net Financial Expenses

  Transocean's net financial expenses for the year ended December 31, 1995 was Nkr 93.6 million compared to Nkr 98.2 million for the year ended December 31, 1994, a decrease of Nkr 4.6 million or 4.7%. The reduction resulted primarily from a Nkr 5.6 million reduction in interest expense from Nkr 196 million to Nkr 190 million attributable to lower interest rates, partially offset by a reduction in currency gains and other income of Nkr 1 million.

  Refinancing costs incurred in 1995 amounted to Nkr 18 million and were included in financial expenses. The accounting treatment for recording loan fees has been changed from capitalization and amortization to expense when incurred. The new principle is consistent with the principle followed by Wilrig prior to the merger. The change in accounting principle has been made effective from January 1, 1995 and the accumulated effect of the change was included in refinancing costs for 1995.

 Income Taxes

  Income tax for 1995 amounted to Nkr 12.8 million compared to Nkr 11.8 million in 1994, an increase of Nkr 1.0 million or 8.5%. The income tax expense for both years were mainly current foreign taxes from drilling and mining operations.

Fiscal Year 1994 Compared to Fiscal Year 1993

 Revenues By Business Area

  Transocean's total revenues for the year ended December 31, 1994 were Nkr 3,044.3 million compared to Nkr 3,292.1 million for the year ended December 31, 1993, a decrease of Nkr 247.8 million or 7.5%. The decrease was primarily a result of revenue decline from Mobile Units.

  Revenues for Mobile Units were Nkr 1,474.1 million for the year ended December 31, 1994 compared to Nkr 1,800.3 million for the year ended December 31, 1993, a decrease of Nkr 326.2 million or 18.1%. The decrease in revenues in 1994 was the result of a decrease of rig utilization to 69% in 1994 from 75% in 1993. As a result of the excess supply of drilling units in the North Sea, dayrates were less than total operating costs for several of Mobile Units' contracts. The principal reasons for the weak market in the North Sea was the decline in oil prices beginning at the end of 1993, changes in the Petroleum Revenue Taxation in the UK which discouraged exploration drilling and cost reduction programs at several of the major oil companies.

  Revenues for Platform Drilling & Well Intervention were Nkr 563.6 million for the year ended December 31, 1994 compared to Nkr 516.2 million for the year ended December 31, 1993, an increase of Nkr 47.4 million or 9.2%. The improvement in 1994 compared to 1993 was primarily attributable to the Platform Drilling business. The project start-up phases on the Heidrun and Troll platforms began at the end of 1993 and continued throughout 1994, and drilling activity at the Draugen platform commenced year-end 1993 and lasted to the end of 1994.

  Revenues for Fluid Services were Nkr 974.4 million for the year ended December 31, 1994 compared to Nkr 891.9 million for the year ended December 31, 1993, an increase of 82.5 million or 9.3%. The revenue growth was primarily a result of high demand for newly developed advanced drilling fluids in the North Sea.

  Revenues for Engineering & Construction were Nkr 49.7 million for the year ended December 31, 1994 compared to Nkr 95.9 million for the year ended December 31, 1993, a decrease of Nkr 46.2 million or 48.2%. The decrease was attributed primarily to the reduced level of activity in the North Sea rig market.

 Operating Income by Business Area

  Transocean's total operating loss for the year ended December 31, 1994 was Nkr 16.1 million compared to Nkr 239.5 million for the year ended December 31, 1994, an improvement of Nkr 223.4 million or 93.3%.

  Operating loss for Mobile Units was Nkr 125.1 million for the year ended December 31, 1994 compared to Nkr 349.4 million for the year ended December 31, 1993, an improvement of Nkr 224.3 million or 64.2%. The improvement was primarily attributable to the impact on 1993 operating income of a Nkr 283 million write-down in the value of seven rigs due to the fact that the book value of such rigs was in excess of their perceived market value. This improvement was partially offset by Nkr 45 million write-down in 1994 and reduced utilization of the rigs from 75% in 1993 to 69% in 1994.

  Operating income for Platform Drilling & Well Intervention was Nkr 30.1 million for the year ended December 31, 1994 compared to Nkr 36.6 million for the year ended December 31, 1993, a decrease of Nkr 6.5 million or 17.8%. The decrease in operating income is mainly due to write-downs in 1994 of Nkr 3.7 million related to wireline equipment in Nigeria (Nkr 1.5 million), a patent (Nkr 0.9 million) and directional drilling equipment (Nkr 1.3 million). In addition, a restructuring of such business through a transfer of the Platform Drilling & Well Intervention segments to Transocean Petroleum Technology, a wholly-owned subsidiary of Transocean involving a consolidation of U.K. operations in 1994 resulted in certain increases in indirect overhead costs.

  Operating income for Fluid Services was Nkr 92.4 million for the year ended December 31, 1994 compared to Nkr 76.7 million for the year ended December 31, 1993, an increase of Nkr 15.7 million or 20.5%. The increase was primarily attributable to increased sales as a result of high demand for the newly developed, advanced drilling fluids.

  Operating loss for Engineering & Construction was Nkr 8.9 million for the year ended December 31, 1994 compared to operating income of Nkr 1.6 million for the year ended December 31, 1993 a decrease of Nkr 10.5 million. Such decrease was primarily due to the impact of the termination of a major maintenance contract partially offset by a reduction in labor employed in the construction business.

 Net Financial Expenses

  Transocean's net financial expense for the year ended December 31, 1994 was Nkr 98.2 million compared to net financial expense of Nkr 320.9 million for the comparable year ended December 31, 1993, a decrease of Nkr 222.7 million or 69.4%. The reduction was primarily due to currency exchange gains of Nkr
89.5 million in 1994 compared to a Nkr 120.7 million loss recorded in 1993.

 Income Taxes

  Income tax expense for 1994 amounted to Nkr 11.8 million compared to Nkr
16.0 million in 1993. While the tax expense in 1994 was mainly foreign current taxes, Nkr 14 million was foreign current taxes in 1993 and the remaining Nkr 2 million was mainly deferred tax in Morocco.

OTHER FACTORS AFFECTING OPERATING RESULTS

  Operating income of the second quarter of 1996 was adversely affected by Nkr 26 million due to a 24 day long strike by the employees of the Norwegian sector oil service companies. Although Transocean was not a party in this conflict, the five rigs operating in the Norwegian sector were forced to suspend operations as a result of the strike.

  The rate of inflation in Norway has been moderate over the past several years and has not had a material impact on Transocean's results of operations.

  Transocean's foreign operations are geographically dispersed and are therefore subject to certain political and other uncertainties not encountered in domestic operations, including risks of war, expropriation of equipment, renegotiation or modification of existing contracts, taxation policies, and the general hazards associated with foreign sovereignty over certain areas in which operations are conducted. Transocean is protected to some extent against capital loss from most of such risks through indemnity provisions in its drilling contracts.

  Transocean's operations are also subject to extensive regulation by foreign governments. Transocean's ability to compete in the international drilling market may be adversely affected by foreign governmental practices which favor or effectively require the awarding of drilling contracts to local contractors. To minimize such risks, Transocean occasionally operates through joint ventures with foreign partners and/or with the assistance of local agents.

  The possibility of currency exchange losses is a risk inherent to foreign operations. Generally, Transocean seeks to limit these and interest rate risks by using hedging instruments such as forward contracts and currency options. See "--Foreign Currency and Interest Rate Risk Management" below.

MARKET OUTLOOK

  Commencing in 1995, the North Sea market has experienced increased utilization and improving day rates. Transocean has recently entered into an agreement with Amerada Hess Ltd relating to the rigs Transocean No. 8, Transocean Discoverer and Kan Tan IV. The agreement as it relates to Transocean No. 8 will result in upgrading such rig to deep water drilling west of Shetland. Such Agreement is for a fixed period of two years, with an estimated start-up in the spring of 1997. Amerada Hess has three one year options to extend such Agreement. As a result of such Agreement, Transocean has its rigs fully contracted throughout 1996.

  Transocean No. 8 is currently operating in the UK sector. The rig has been operating for BP during the first and second quarters of 1996, and commenced a contract with Kerr McGee in July 1996. Thereafter, Transocean No. 8 will commence a contract with Esso which is expected to terminate in October 1996. After the Esso contract, such rig will be mobilized to Norwegian waters for a one month contract with Phillips Petroleum Company Norway. Subsequently, the rig will be upgraded and commence its drilling program for Amerada Hess as discussed above.

  Transocean Arctic commenced operating for Statoil on the Norwegian shelf in April 1996. The Statoil contract expires in September 1997. During the term of such contract, such rig will drill one well for Saga on the Norwegian shelf. The well to be drilled for Saga is expected to take approximately four months, commencing in August 1996.

  Kan Tan IV is operating for Amerada in the UK sector. Such Agreement which was entered into in 1995 has been extended to two years as discussed above.

  Transocean Discoverer is currently operating for Amerada Hess on the UK shelf. The contract commenced in May 1996 and has a duration of 19 months.

  Transocean Searcher, Transocean Wildcat, Treasure Prospect and Treasure Saga will commence working under the Statoil contract during the course of 1996. Such rigs are completing their current operation in the Norwegian sector. The Statoil contract provides for day rates which are significantly higher than those which the rigs operated under in 1995.

  Transocean Explorer is currently operating in the UK sector under a contract with Elf. The rig will commence a contract with Total in the UK sector in August 1996.

  The jack-up Shelf Explorer is operating for Maersk Oil and Gas in the Danish sector on a long term contract which expires in April 1997. The contract includes an additional 12 months option period.

  The jack-up rig Transocean Nordic is operating for Kerr McGee in the UK sector. The rig will be mobilized to the Norwegian sector to commence working for Amoco under a twelve month contract which has options for two six month periods. Transocean Nordic is part of the Global Agreement.

  Glomar Adriatic VI (formerly Transocean No. 6) and Glomar Adriatic VII (formerly Transocean No. 7) which are part of the Global Agreement, are both operating in the US Gulf.

  Glomar Adriatic V (formerly Transocean No. 5), the fourth rig of the Global Agreement, was operating under Transocean's management in Abu Dhabi until late April, and under Global's management is currently being mobilized for a one year contract for Elf in Angola.

  The Treasure Legend is working for Petrobras in Brazil under a contract that commenced in January 1995 and terminates by the end of December 1997. Transocean Driller was mobilized to Nigeria in July 1995 to work for Statoil on a contract that terminates in May 1997.

  The business area Platform Drilling & Well Intervention currently has contracts for the Troll, Heidrun, Snorre, Gullfaks and Valhall fields. Commercial drilling on Troll and Heidrun commenced June 15, 1995. The Troll drilling agreement is fixed for three years, until June 1998, with a five-year option for maintenance thereafter. The Heidrun drilling contract is also fixed for three years, until June 1997, with three two-year options thereafter. The Snorre contract was renegotiated in 1995 for another four years, with one additional two-year option thereafter. Amoco reduced the activity on the Valhall platform, and the drilling crew was demobilized in the fourth quarter of 1995. The contract has recently been extended for three years. The Gullfaks contract is fixed until April 1997, with a two-year option.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash flows (used in) operations for the three months ended March 31, 1996, increased by Nkr 35.4 million from (Nkr 36.7) million for the quarter ended March 31, 1995 to (Nkr 72.1) million in 1996. The lower level of cash used in operations during the first quarter of 1995 resulted primarily from the reclassification of a US $11 million (Nkr 70 million) promissory note from current receivables to long term receivables. Net cash provided by operating activities totaled Nkr 299.4 million in 1995, Nkr 190.1 million in 1994 and Nkr 365.6 million in 1993.

 Net Financial Expenses

  Net cash provided by investing activities for the three months ended March 31, 1996, decreased Nkr 33.7 million from Nkr 45.4 million in 1995 to Nkr 11.7 million in 1996. Net cash provided by (used in) investing activities totaled Nkr 3.7 million in 1995, (Nkr 424.0) million in 1994 and (Nkr 74.3) million in 1993. Cash provided by investing activities in 1995 resulted primarily from the sale of the rigs Dundee Explorer, Treasure Searcher, Ross Explorer and Pelerin, which were sold in four different transactions. Total proceeds from the sales received in 1995 amounted to Nkr 316.85 million. The proceeds were partially offset by capital improvements to the existing rig fleet. Cash used in investing activities in 1994 was primarily related to the purchase of Transocean Driller, partly offset by the sale of the Nordic Explorer. Cash used in investing activities in 1993 relates to the purchase of Transocean Nordic, partly offset by the sale of the jack-up rigs Glomar Adriatic V, Glomar Adriatic VI and Glomar Adriatic VII to Global Marine.

  Net cash flows (used in) financing activities for the three months ended March 31, 1996, decreased Nkr 9.0 million from (Nkr 11.1) million for 1995 to (Nkr 2.1) million in 1996 as a result of debt repayments as detailed below. Net cash flows (used in) financing activities totaled (Nkr 337.9) million in 1995, (Nkr 10.6) million in 1994 and (Nkr 103.7) million in 1993. Cash used in financing activities in 1995, 1994 and 1993 was primarily attributable to the repayment of Transocean's debt.

  Capital expenditures during 1995 totaled Nkr 280 million, Nkr 36 million of these financed by leasing. Nkr 187 million related to the business area Mobile Units. Transocean Driller was upgraded for deepwater drilling at a cost of approximately Nkr 64 million. Transocean Explorer was upgraded with a drill string compensator, modification to improve stabilization and various safety case related improvements, amounting to approximately Nkr 72 million. Total maintenance investments for the entire rig fleet amounted to Nkr 51 million. The business area Platform Drilling & Well Intervention made capital expenditures of Nkr 47 million, mainly related to expansion of the well intervention services and the purchase of mud motors. Capital expenditures related to the business area Fluid Services totaled Nkr 45 million, including approximately Nkr 8 million for the establishment of a base in Nigeria and approximately Nkr 7 million for improvements to a barite processing plant.

  Planned capital expenditures for 1996 is approximately Nkr 326 million, of which Nkr 70 million (Nkr 9 million of which related to Anchor Drilling Fluids) was spent during the first quarter. Nkr 15 million of such amount relates to the purchase of Procon Engineering by Engineering & Construction. Nkr 173 million of the remaining planned capital expenditures relates to Mobile Units and Nkr 79 million relates to Platform Drilling & Well Intervention.

  Within the Mobile Units business area, Transocean Discoverer was upgraded for operation in the UK sector during January through May 1996, by approximately Nkr 80 million. Transocean Nordic, Transocean Wildcat and Treasure Saga will be upgraded to fulfill contract requirements for a total of approximately Nkr 50 million. The remainder of the planned capital expenditures, are necessary to maintain the standard of the rigs at their current levels. The upgrade of Transocean No. 8 under the contract with Amerada Hess is estimated at approximately US$45 million. This will take place in 1997.

  Platform Drilling & Well Intervention plans to invest approximately Nkr 45 million in the hydraulic workover rig called Rubicon, which will be financed through a leasing agreement. Furthermore, the planned capital expenditures include miscellaneous coiled tubing equipment of Nkr 15 million, and drillstring for Snorre, of Nkr 7 million.

  In December 1995, Transocean entered into a seven year revolving credit facility providing for borrowings from time to time of up to US$275 million. Borrowings under the facility have been used, among other things, to repay other indebtedness of Transocean, including the repurchase of the remaining outstanding Senior Secured Notes issued by Wilrig in 1994. As collateral for the credit facility, Transocean has mortgaged ten of its rigs and made a collateral assignment of such rigs' revenues and such rigs' insurance policies. At June 15, 1996, following a repayment of US$110 million made on June 12, 1996, US$124 million in borrowings were outstanding under the credit facility. The funds used for the June 12, 1996 repayment represents primarily the proceeds from the sale of Anchor Drilling Fluids to M-I Drilling which was consummated on June 11, 1996.

  US$3.8 million was outstanding under a separate facility which is part of the revolving credit facility agreement. This amount is payable in full in the third quarter of 1996. Nkr 5.2 million was outstanding under credit facilities entered into by Engineering & Construction.

  Operating income of the second quarter of 1996 was adversely affected by Nkr 26 million due to a 24 day long strike by the employees of the Norwegian sector oil service companies. Although Transocean was not a party in this conflict, the five rigs operating in the Norwegian sector were forced to suspend operations as a result of the strike.

FOREIGN CURRENCY AND INTEREST RATE RISK MANAGEMENT

  Transocean's foreign currency risk management strategy has been to maximize income and book equity measured in Norwegian kroner. A minimum of 30% of expected foreign currency net cash flow for a rolling 12 month period is hedged. In order to achieve this, Transocean uses hedging instruments such as forward contracts and currency options. Transocean does not issue or hold foreign currency instruments for trading purposes.

  Transocean has a substantial surplus cash flow in U.S. dollars and a deficit in Norwegian kroner and in U.K. pounds. At December 31, 1995, and June 30, 1996 Transocean had hedged 48% and 43% respectively of the anticipated surplus U.S. dollars cash flow for the following twelve month periods.

  Transocean's interest rate risk management strategy has been intended to ensure that a minimum of 40% of the loan portfolio effectively has a fixed interest rate for a minimum of two years. Interest rate swaps and forward rate agreements are utilized to carry out this strategy. Transocean does not issue or hold interest rate instruments for trading purposes.

       DESCRIPTION OF CAPITAL STOCK AND CHARTER DOCUMENTS OF THE COMPANY

  The summary of the terms of the capital stock of the Company set forth below does not purport to be complete, and for additional information reference is made to the forms of the Company Charter and By-laws, which are Exhibits to the Company's Annual Report on Form 10-K.

CAPITAL STOCK

  Giving effect to the Share Increase Amendment, under the Company Charter the total number of shares of all classes of stock that the Company has authority to issue is 200,000,000 shares, of which 150,000,000 will be shares of Company Common Stock and 50,000,000 will be shares of preferred stock. See "The Sonat Offshore Special Meeting--Proposal to Increase the Authorized Number of Shares of Company Common Stock."

 Common Stock

  Subject to any preferential rights of the Company's preferred stock, holders of shares of Company Common Stock will be entitled to receive dividends on such stock out of the assets or funds of the Company legally available for the payment of dividends when, as and if authorized and declared by the Board of Directors of the Company and to share ratably in the assets of the Company legally available for distribution to the stockholders of the Company in the event of its liquidation, dissolution or winding-up.

  Holders of shares of Company Common Stock will be entitled to one vote per share on all matters voted on generally by the stockholders of the Company, including the election of Directors, and except as otherwise required by law or except as provided with respect any series of preferred stock of the Company, the holders of such shares will possess all voting power. The Company Charter does not provide for cumulative voting for the election of Directors. The shares of Company Common Stock, when issued to holders of outstanding shares of Transocean Stock in connection with the Exchange Offer, will be validly issued, fully paid and nonassessable.

  Holders of the Company Common Stock will have no preferences or preemptive, conversion or exchange rights.

 Preferred Stock

  The Board of Directors of the Company is authorized to issue shares of preferred stock of the Company, in one or more series, and to fix for each such series the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, or terms or conditions of redemption, as are permitted by the DGCL. The Board of Directors of the Company could authorize the issuance of shares of preferred stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of Company Common Stock might believe to be in their best interests or in which such holders might receive a premium for their shares of stock over the then market price of such shares. No series of preferred stock has been established as of the date of this Prospectus/Offer to Purchase/Proxy Statement.

 Preemptive Rights

  No holder of any shares of any class of stock of the Company will have any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

 Transfer Agent and Registrar

  The transfer agent and registrar for Company Common Stock is SunTrust Bank, Georgia.

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS

  The Company Charter and By-Laws have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of the Company and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. The Board of Directors believes that, as a general rule, such takeover proposals would not be in the best interest of the Company and its stockholders.

  Set forth below is a description of such provisions in the Company Charter and By-Laws. The Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

  Pursuant to the Company Charter, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause (as defined) and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of voting stock of the Company, voting together as a single class. Vacancies on the Board of Directors may only be filled by the remaining directors and not by the stockholders.

  The Company Charter provides that the number of directors will be fixed by, or in the manner provided in, the Company's By-Laws. The Company's By-Laws provide that the whole Board of Directors will consist of not less than two nor more than twelve members, the exact number to be set from time to time by the Board of Directors. Accordingly, the Board of Directors, and not the stockholders, has the authority to determine the number of directors and could delay any stockholder from obtaining majority representation of the Board of Directors by enlarging the Board of Directors and filling the new vacancies with its own nominees until the next stockholder election.

  The Company's By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. In general, notice must be received by the Company with respect to annual meetings not later than 90 days prior to the anniversary of the immediately preceding annual meeting and with respect to special meetings not later than 10 days after the public announcement of the meeting date and must contain certain specified information concerning the stockholder submitting the proposal.

  Subject to the terms of any preferred stock, any action required or permitted to be taken by the stockholders of the Company must be taken at a duly called annual or special meeting of stockholders and may not be taken by written consent. Special meetings may only be called by a majority of the entire Board of Directors.

  Stockholders may adopt, alter, amend or repeal provisions of the Company's By-Laws only by vote of 66 2/3% or more of the combined voting power of the then outstanding voting stock of the Company. In addition, the affirmative vote of 66 2/3% of the combined voting power of the then outstanding shares of voting stock of the Company is required to amend certain provisions of the Company Charter, including the provisions referred to above relating to the classification of the Board, filling vacancies on the Board, removal of directors only for cause, prohibiting stockholder action by written consent, prohibiting the calling of special meetings by stockholders and approval of amendments to the Company's By-Laws.

STATUTORY PROVISIONS

  The Company is subject to Section 203 of the DGCL, which prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provisions prohibits certain business combinations

(defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10 percent of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination or the transaction resulting in the person becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.

    CERTAIN CHANGES IN RIGHTS OF TRANSOCEAN STOCKHOLDERS RESULTING FROM THE
                                  COMBINATION

CHANGES IN RIGHTS OF TRANSOCEAN STOCKHOLDERS

  Upon consummation of the Exchange Offer, holders of Transocean Stock who tender such shares into the Exchange Offer and are not paid cash therefor will own shares of Company Common Stock. Transocean is a corporation organized under the laws of the Kingdom of Norway and the Company is a corporation incorporated under the laws of the State of Delaware. The DGCL is the statute which governs Delaware corporations and the Companies Act governs Norwegian companies. The following is a summary of certain significant differences between the rights of holders of Transocean Stock and holders of Company Common Stock. These differences arise from differences between the corporate laws of the Kingdom of Norway and the State of Delaware as well as from differences between Transocean's Articles of Association ("Transocean Articles") and the Company Charter and By-laws, the governing instruments of the two companies. See "Description of Capital Stock and Charter Documents of the Company."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

 The Company

  The Company's By-Laws provide that the Board of Directors of the Company shall consist of not fewer than two nor more than twelve directors, with the number fixed from time to time by resolution of the Board. The Company currently has eight Directors. The Board of Directors of the Company is classified into three classes, each of which is elected for a three year term. One class of directors is elected at each annual meeting of stockholders of the Company.

 Transocean

  The number of members on the board of directors is determined by the Companies Act and the Transocean Articles. The minimum number of directors required by law is three. Pursuant to the Transocean Articles, Transocean's Board may have up to eight members. The number of members is decided by the shareholders at a general meeting. Presently, there are seven Transocean Board members. The managing director and at least half of the members of the board of directors are required to be resident in Norway and to have lived in Norway for the preceding two years, unless they are citizens and residents of a state being party to the agreement establishing the European Economic Area. The board members serve for a two-year period.

  Directors are elected at the general meeting, except for those directors elected by and among the employees. A majority of the employees may demand that up to one-third, but at least two, directors with alternatives be elected by and from among the employees.

REMOVAL OF DIRECTORS

 The Company

  The Company Charter provides that a Director or Directors may be removed only for cause (as defined), by the affirmative vote of the holders of a majority of the Company Common Stock. Vacancies on the Board of Directors of the Company may be filled only by the remaining Directors.

 Transocean

  Under Norwegian law, directors elected by shareholders may be removed from office by a general meeting of stockholders at any time by a shareholder simple majority vote, and vacancies in the Board, may only be filled by stockholder resolution, except where statute or the articles of association prescribe otherwise.

INDEMNIFICATION OF BOARD MEMBERS

 The Company

  The Company Charter contains a provision that eliminates the personal monetary liability of a director to the Company and its stockholders for breach of his fiduciary duty of care as a director to the extent currently allowed under the DGCL.

 Transocean

  Neither Norwegian law nor Transocean Articles contain any provisions concerning indemnification by Transocean of members of its board of directors.

MEETINGS OF STOCKHOLDERS

 The Company

  The Company By-laws provide that the annual meeting of stockholders shall be held as determined by the Board of Directors of the Company. Elections of directors and any other proper business may be transacted at the annual meeting. Under the Company Charter, special meetings of the stockholders of the Company may be called only by a majority of the Board of Directors of the Company.

 Transocean

  An annual general meeting is required to be held within six months from the end of each fiscal year. Extraordinary general meetings are held whenever considered necessary by the board. Extraordinary general meetings will also be convened within one week whenever requested in writing, for the consideration of specific matters, by the auditor of the company or by shareholders representing at least one-tenth of the share capital.

STOCKHOLDER VOTE REQUIRED

 The Company

  In order for action to be taken at a meeting of stockholders of the Company, a quorum consisting of a majority of the outstanding shares of Company Common Stock must be present. In general, stockholder action may be taken by the favorable vote of a majority of the shares voted at a meeting so long as a quorum is present, except that directors may be elected by a plurality vote and certain other actions specified in the DGCL or the Company Charter require a higher vote. For example, certain amendments of the Company Charter require the favorable vote of 66 2/3% of the shares of Company Common Stock. See "-- Amendment of Charter Documents." In addition, the DGCL requires that before a merger can be approved by the stockholders, a resolution approving the merger must be adopted by the corporation's board of directors. After approval by the board of directors, the merger agreement must be submitted to the stockholders for adoption. Pursuant to the DGCL, a merger must be approved by the affirmative vote of at least a majority of the outstanding shares entitled to vote thereon.

 Transocean

  Under the Companies Act, resolutions are normally passed by a simple majority of the votes cast unless otherwise specified in articles of association. There are generally no quorum requirements. However, certain resolutions require special majorities or the approval of all shareholders, including a resolution to disapply shareholders' preemptive rights in connection with an issue of shares, to increase or authorize the Board of Directors to increase the share capital, to reduce the share capital, to approve a merger or to amend the articles of association, all of which requires a majority of at least two-thirds of the votes cast as well as at least two-thirds of the shares represented at the meeting. However, if a resolution to alter the legal relationship between issued shares that were previously equal, the unanimous approval of all stockholders, or all stockholders affected thereby, is normally required.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

 The Company

  Section 203 of the DGCL prohibits a corporation which has securities traded on a national securities exchange, designated on the NASDAQ or held of record by more than 2,000 stockholders from engaging in certain business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with an interested stockholder, or an interested stockholder's affiliates or associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if (i) the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded, (ii) the interested stockholder acquires at one time 85% of the corporation's stock (excluding those shares owned by persons who are directors and also officers as well as employee stock plans in which employees do not have a confidential right to vote) or (iii) the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock excluding shares owned by the interested stockholder. Although a Delaware corporation may elect, pursuant to its certificate or by-laws, not to be governed by this provision, the Company Charter and By-Laws contain no such election.

 Transocean

  The Companies Act has provision similar to those outlined above with respect to business combinations with intersected stockholders, but these only apply for the first two years after incorporation of the company. The provisions are therefore not applicable to Transocean. However, the Companies Act prohibits the general meeting, the Board of Directors or any other person representing a Norwegian company from taking any decision or action which may give certain shareholders or others an unreasonable benefit at the expense of other shareholders or the company.

DISSENTERS' RIGHTS

 The Company

  Under the DGCL, dissenters' rights of appraisal are limited. Rights of appraisal are available to a stockholder of a corporation only in connection with certain mergers or consolidations involving such corporation, amendments to the certificate of incorporation of such corporation (if so provided in the certificate of incorporation) or sales of all or substantially all of the assets of such corporation. However, appraisal rights are not available under the DGCL if the corporation's stock is (prior to the applicable transaction) listed on a national securities exchange or designated on NASDAQ or held of record by more than 2,000 stockholders; provided that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than shares of the surviving corporation, shares of another corporation that will be listed on a national securities exchange, designated on NASDAQ or held of record by more than 2,000 stockholders, cash in lieu of fractional shares of any such corporation, or a combination of such shares and such cash.

 Transocean

  Under the Companies Act, when a person or entity alone or together with one or more subsidiaries owns more than 90% of all the share capital in a company and these shares represent more than 90% of the votes entitled to be cast at a meeting of stockholders, that person is entitled to purchase the remaining shares of such company. A person whose shares are subject to a right of purchase may require the 90% owner to purchase its shares. If the parties fail to reach an agreement regarding the price, the parties may submit thereafter to a court of determination. The valuation of the minority interest would be based on the value of the target company as a going concern. See "The Exchange Offer--Mandatory Bid and Compulsory Acquisition."

  The Companies Act contains a series of minority rights. Normally, the minority must consist of at least one-tenth of the share capital to exercise such rights. Among these rights is the right to require that decision at the ordinary general meeting on adoption of the accounts of the company and decision to discharge the directors and officers from liability shall be delayed to a continued general meeting which shall be held at least one and at the most two months later, the right to demand that an extraordinary general meeting shall be called, as explained above, the right to demand that an additional auditor be appointed, the right to instigate the appointment of external examiners to examine the management or establishment of a company or specific matters concerning the management or the accounts (this right can also be exercised by shareholders representing at least one-third of the capital represented at the general meeting), the right to request the court to determine a higher dividend on the shares than that adopted by the general meeting, and the right to commence liability proceedings on behalf of and in the name of the company against the board members, the managing director, the auditor or others. (This right can also be exercised by shareholders who represent 10% of the total number of shareholders if the company has 100 or more shareholders.) If it has been decided to dissolve the company, shareholders representing at least one-fifth of the share capital can demand that the bankruptcy court shall take over the position of the general meeting.

DIVIDENDS

 The Company

  The Company has paid quarterly cash dividends of $0.06 per share of Company Common Stock commencing with the fourth quarter of 1993. Any future declaration and payment of dividends will be (i) dependent upon the Company's results of operations, financial condition, cash requirements and other relevant factors, (ii) subject to the discretion of the Board of Directors of the Company, (iii) subject to restrictions contained in the Company's Credit Agreement (see "Sonat Offshore Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources") and (iv) payable only out of the Company's surplus or current net profits in accordance with the DGCL.

 Transocean

  Transocean has not paid a dividend since prior to 1994. Under the Companies Act, only a general meeting of stockholders may authorize the payment of dividends, which may not exceed the amount recommended by the Transocean Board (except to a limited extent in the event of a demand by holders of at least 10% of the total number of shares outstanding) and which may be paid only from funds available for dividends. Under Norwegian law, no interim dividends may be paid in respect of a financial period as to which audited financial statements have not been adopted by the annual general meeting of stockholders. The normal practice in Norway is for dividends to be paid only annually. Unless otherwise decided at a general meeting, dividends are paid to the shareholders on the date the general meeting decides to pay dividends. The payment date may not be later than six months after the decision date.

  It is the current practice of Transocean's Board to decide upon their recommendations in respect of the next preceding fiscal year in March of each year, and the decision is made public at the same time. The recommendation of the Transocean Board is considered at Transocean's Annual General Meeting, which is usually held in May of the year following the year with respect to which the dividend is paid.

PREEMPTIVE RIGHTS

 The Company

  The Board of Directors of the Company may approve the issuance of capital stock of the Company to the extent authorized shares are available under the Company Charter, subject to NYSE rules that require stockholders' approval under certain circumstances. The Company Charter and By-laws do not provide for preemptive rights. The DGCL does not provide for preemptive rights unless specifically provided for in the certificate of incorporation of a corporation.

 Transocean

  Under Norwegian law, stockholders must approve each issue of additional shares. Existing stockholders have preferential rights to subscribe for issues of shares and debt instruments convertible into shares in proportion to their stockholdings, unless the resolution for the issue itself or the company's articles of association provide otherwise. A resolution to issue, approve or authorize the issuance of new shares, convertible debt instruments or debt instruments with a right (or option) to subscribe for new shares, the issuance of which is or is not subject to the preemptive rights of existing stockholders, requires the affirmative vote of two-thirds of the votes cast as well as two-thirds of all of the shares represented at the meeting. The general meeting may with the same majority authorize the board of directors to increase the capital with or without preferential rights for shareholders. The total nominal value of the shares that may be issued pursuant to such authorization may not exceed 50% of the company's share capital at the time the resolution was adopted, and such authorization may not be given for more than five years at a time.

AMENDMENT OF CHARTER DOCUMENTS

 The Company

  The Company Charter may be amended if approved by the Board of Directors of the Company and by the favorable vote of a majority of the outstanding shares of Company Common Stock, except that certain amendments require the affirmative vote of 66 2/3% of the outstanding shares. See "Description of Capital Stock and Charter Documents of the Company--Provisions Having Possible Anti-takeover Effects."

  The Company's By-Laws may be amended, repealed, or altered, in whole or in part, by a 66 2/3% vote of the outstanding shares of Company Common Stock. The Board of Directors of the Company may amend the Company's By-Laws but may not repeal any By-Laws adopted by the stockholders.

 Transocean

  The Companies Act provides that the affirmative vote of the holders of two-thirds of the votes cast as well as two-thirds of all shares represented at the general meeting is required to amend provisions of a company's articles of association. Resolutions to amend the Transocean Articles which reduce any stockholder's rights to profits or assets, restrict the transferability of shares or alter the legal relationship between issued shares that were previously equal normally require the unanimous approval of all the stockholders or all stockholders affected thereby. A resolution to amend the Transocean Articles for the purpose of requiring the retention of a larger amount of the net profit than required by the Companies Act or otherwise reducing the amount that may be paid as dividends normally requires the approval of stockholders representing two-thirds of the votes cast and 90% of the shares represented at the meeting.

                                 LEGAL MATTERS

  The validity of the Company Common Stock offered hereby will be passed upon by Hughes Hubbard & Reed LLP, New York, New York. Thommessen Krefting Greve Lund, Oslo, Norway, has acted as Norwegian counsel to the Company. Transocean has been represented by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York, and Wikborg, Rein & Co., Bergen, Norway.

                                    EXPERTS

  The consolidated financial statements of Sonat Offshore Drilling Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and the information under the caption "Sonat Offshore Selected Consolidated Financial Data" for each of the five years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been derived from Sonat Offshore Drilling Inc. consolidated financial statements audited by Ernst & Young LLP, as set forth in their report thereon appearing elsewhere herein.

  Such consolidated financial statements and selected financial data are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Transocean as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of Coopers & Lybrand ANS, independent accountants, appearing elsewhere herein, and upon the authority of such firms as experts in accounting and auditing.

  Representatives of Ernst & Young LLP are expected to be present at the Sonat Offshore Special Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by Sonat Offshore stockholders.

  Facsimiles of the Acceptance Form, properly completed and duly signed, will be accepted. The Acceptance Form and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth on the back page of this Prospectus/Offer to Purchase/Proxy Statement.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
SONAT OFFSHORE
  Report of Ernst & Young LLP.............................................  F-2
  Consolidated Statements of Operations for the years ended December 31,
   1995, 1994 and 1993....................................................  F-3
  Consolidated Balance Sheets as of December 31, 1995 and 1994............  F-4
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1995, 1994 and 1993.......................................  F-6
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1994 and 1993....................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
  Condensed Consolidated Statements of Operations for the three months ended March 31, 1996 and 1995 (unaudited).............................. F-25
  Condensed Consolidated Balance Sheets as of March 31, 1996 and December
   31, 1995 (unaudited)................................................... F-26
  Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1996 and March 31, 1995 (unaudited).................... F-27
  Notes to Condensed Consolidated Financial Statements (unaudited)........ F-28
TRANSOCEAN
  Report of Coopers & Lybrand ANS......................................... F-29
  Consolidated Statements of Operations for the years ended December 31,
   1995, 1994 and 1993.................................................... F-30
  Consolidated Balance Sheets as of December 31, 1995 and 1994............ F-31
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1994 and 1993.................................................... F-32
  Notes to the Consolidated Financial Statements.......................... F-33
  Condensed Consolidated Statements of Operations for the three months ended March 31, 1996 and 1995 (unaudited).............................. F-71
  Condensed Consolidated Balance Sheets as of March 31, 1996 and December
   31, 1995 (unaudited)................................................... F-72
  Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1996 and March 31, 1995 (unaudited).................... F-73
  Notes to the Unaudited Condensed Consolidated Financial Statements...... F-74

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
 Sonat Offshore Drilling Inc.

  We have audited the accompanying consolidated balance sheets of Sonat Offshore Drilling Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sonat Offshore Drilling Inc. and Subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 12 to the consolidated financial statements, in 1993 the Company changed its method of accounting for postretirement benefits other than pensions.

  We also previously have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets as of December 31, 1993, 1992 and 1991 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1992 and 1991 (none of which are presented separately herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected consolidated financial data for each of the five years in the period ended December 31, 1995, appearing on pages 19 and 84, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

                                          Ernst & Young LLP

Houston, Texas
January 17, 1996

                                 SONAT OFFSHORE

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
                                                  (IN THOUSANDS, EXCEPT PER-
                                                         SHARE DATA)
OPERATING REVENUES..............................  $322,658  $242,953  $271,276
                                                  --------  --------  --------
COSTS AND EXPENSES
  Operating and maintenance.....................   222,367   179,279   210,661
  Depreciation..................................    26,995    24,506    20,985
  General and administrative....................    21,208    18,271    15,386
                                                  --------  --------  --------
                                                   270,570   222,056   247,032
                                                  --------  --------  --------
OPERATING INCOME................................    52,088    20,897    24,244
                                                  --------  --------  --------
OTHER INCOME (EXPENSE), NET
  Equity in earnings (losses) of joint ven-
   tures........................................     1,892      (193)      405
  Interest income...............................     4,392     1,594     2,429
  Interest expense
    On indebtedness to affiliate................       --        --     (7,753)
    Other.......................................    (2,519)   (2,027)     (761)
  Interest adjustment related to settlement of
   tax case.....................................     1,824       --     24,030
  Other, net....................................    17,472       (32)   (1,520)
                                                  --------  --------  --------
                                                    23,061      (658)   16,830
                                                  --------  --------  --------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
 OF ACCOUNTING CHANGE...........................    75,149    20,239    41,074
Income Taxes....................................    28,201     7,524    17,027
                                                  --------  --------  --------
Income Before Cumulative Effect of Accounting
 Change.........................................    46,948    12,715    24,047
Cumulative Effect of Change in Method of
 Accounting for Postretirement Benefits, Net of
 Tax............................................       --        --     (6,688)
                                                  --------  --------  --------
NET INCOME......................................  $ 46,948  $ 12,715  $ 17,359
                                                  ========  ========  ========
Earnings Per Share of Common Stock
Earnings Before Cumulative Effect of Accounting
 Change.........................................  $   1.65  $   0.45  $   1.00
Cumulative Effect of Change in Accounting for
 Postretirement Benefits, Net of Tax............       --        --      (0.28)
                                                  --------  --------  --------
EARNINGS PER SHARE..............................  $   1.65  $   0.45  $   0.72
                                                  ========  ========  ========
Weighted Average Shares Outstanding.............    28,374    28,324    24,067
Dividends Paid Per Share........................  $   0.24  $   0.24  $   0.06

                            See accompanying notes.

                                 SONAT OFFSHORE

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
                                                               (IN THOUSANDS)
                           ASSETS
Cash and Cash Equivalents.................................... $112,972 $ 46,991
Accounts Receivable
  Trade (net of allowance for doubtful accounts of $538 and
   $690 in 1995 and 1994, respectively)......................   50,450   38,706
  Other......................................................    2,383    3,813
Federal Income Taxes Receivable From Affiliate...............      --     5,428
Deferred Income Taxes........................................    9,336   10,258
Costs Incurred on Turnkey Drilling Projects in Progress......    1,002    5,299
Materials and Supplies.......................................   10,195    9,974
Prepayments..................................................    8,693    7,214
                                                              -------- --------
    Total Current Assets.....................................  195,031  127,683
                                                              -------- --------
Investments in and Advances to Joint Ventures................   31,891   30,247
                                                              -------- --------
Property and Equipment.......................................  666,526  728,871
Less Accumulated Depreciation................................  363,057  402,807
                                                              -------- --------
    Property and Equipment, net..............................  303,469  326,064
                                                              -------- --------
Other Assets.................................................   11,873    9,503
                                                              -------- --------
Total Assets................................................. $542,264 $493,497
                                                              ======== ========


                            See accompanying notes.

                                 SONAT OFFSHORE

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                             -------------------
                                                               1995      1994
                                                             --------- ---------
                                                               (IN THOUSANDS,
                                                             EXCEPT SHARE DATA)
           LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable
  Trade....................................................  $  14,213 $  15,211
  Affiliates...............................................      6,480     5,151
Accrued Income Taxes.......................................     11,272     3,026
Income Taxes Payable to Affiliate..........................      3,028       --
Other Current Liabilities..................................     27,151    25,099
                                                             --------- ---------
    Total Current Liabilities..............................     62,144    48,487
                                                             --------- ---------
Notes Payable..............................................     30,000    30,000
Deferred Income Taxes......................................     66,405    71,589
Other Long-Term Liabilities................................     20,142    22,274
                                                             --------- ---------
    Total Long-Term Liabilities............................    116,547   123,863
                                                             --------- ---------
Commitments and Contingencies
Preferred Stock, $0.10 par value; 50,000,000 shares
 authorized, none issued and outstanding...................        --        --
Common Stock, $0.01 par value; 55,000,000 shares
 authorized, 28,414,753 shares and 28,361,331 shares issued
 and outstanding at December 31, 1995 and 1994,
 respectively..............................................        284       284
Additional Paid-in Capital.................................    307,093   304,807
Retained Earnings..........................................     56,196    16,056
                                                             --------- ---------
    Total Stockholders' Equity.............................    363,573   321,147
                                                             --------- ---------
Total Liabilities and Stockholders' Equity.................  $ 542,264 $ 493,497
                                                             ========= =========


                            See accompanying notes.

                                 SONAT OFFSHORE

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                COMMON STOCK   ADDITIONAL               TOTAL
                                --------------  PAID-IN   RETAINED  STOCKHOLDERS'
                                SHARES  AMOUNT  CAPITAL   EARNINGS     EQUITY
                                ------  ------ ---------- --------  -------------
                                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)
Balance at December 31, 1992..  12,700   $127   $ 48,976  $59,392     $108,495
  Net income..................     --     --         --    17,359       17,359
  Non-cash capital
   contribution from Sonat
   Inc........................     --     --       3,378      --         3,378
  Dividends to Sonat Inc.--
   prior to initial public
   offering...................     --     --     (65,552) (64,915)    (130,467)
  Issuance of common shares--
   initial public offering....  15,500    155    316,850      --       317,005
  Restricted stock grants, net
   of forfeitures.............      94      1        232      --           233
  Cash dividends ($0.06 per
   share).....................     --     --         --    (1,697)      (1,697)
                                ------   ----   --------  -------     --------
Balance at December 31, 1993..  28,294    283    303,884   10,139      314,306
  Net income..................     --     --         --    12,715       12,715
  Restricted stock grants, net
   of forfeitures.............      67      1        495      --           496
  Unrealized gain on
   marketable security........     --     --         428      --           428
  Cash dividends ($0.24 per
   share).....................     --     --         --    (6,798)      (6,798)
                                ------   ----   --------  -------     --------
Balance at December 31, 1994..  28,361    284    304,807   16,056      321,147
  Net income..................     --     --         --    46,948       46,948
  Exercise of stock options...      59    --       1,172      --         1,172
  Restricted stock grants,
   including early vesting....      (5)   --         634      --           634
  Unrealized gain on
   marketable security........     --     --         141      --           141
  Tax benefit from exercise of
   stock options..............     --     --         689      --           689
  Cost of secondary offering..     --     --        (350)     --          (350)
  Cash dividends ($0.24 per
   share).....................            --         --    (6,808)      (6,808)
                                ------   ----   --------  -------     --------
Balance at December 31, 1995..  28,415   $284   $307,093  $56,196     $363,573
                                ======   ====   ========  =======     ========


                            See accompanying notes.

                                 SONAT OFFSHORE

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEARS ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1995      1994      1993
                                                 --------  --------  ---------
                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income..................................... $ 46,948  $ 12,715  $  17,359
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities
  Depreciation..................................   26,995    24,506     20,985
  Deferred income taxes.........................   (4,337)    2,252      3,074
  Equity in (earnings) losses of joint
   ventures.....................................   (1,892)      193       (405)
  Cumulative effect of accounting change, net of
   tax..........................................      --        --       6,688
  (Gain) loss on disposal of assets.............  (16,106)      460      1,141
  Other, net....................................   (3,857)   (2,313)    (2,762)
  Changes in operating assets and liabilities
   Accounts and notes receivable................  (10,315)   45,265    (67,378)
   Turnkey work in progress.....................    4,297    (1,127)     2,987
   Accounts payable.............................      330    (7,605)    10,039
   Income taxes receivable/payable, net.........   17,391    (2,776)     4,918
   Other current assets.........................   (1,965)   (2,443)    (2,210)
   Other current liabilities....................    2,053    (5,262)    (5,147)
                                                 --------  --------  ---------
  Net cash provided by (used in) operating
   activities...................................   59,542    63,865    (10,711)
                                                 --------  --------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 Capital expenditures...........................  (18,905)  (59,221)    (9,690)
 Proceeds from disposal of assets, net..........   32,011     1,894        509
 Joint ventures and other investments...........      220    (3,793)    (3,002)
                                                 --------  --------  ---------
  Net cash provided by (used in) investing
   activities...................................   13,326   (61,120)   (12,183)
                                                 --------  --------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Changes in minority interest...................       64      (586)    (3,257)
 Net proceeds from issuance of common stock.....      --        --     317,005
 Changes in note payable to affiliate...........      --        --    (178,498)
 Proceeds from issuance of long-term debt.......      --     30,000        --
 Dividends paid.................................   (6,808)   (6,798)  (108,147)
 Other..........................................     (143)      --         --
                                                 --------  --------  ---------
  Net cash provided by (used in) financing
   activities...................................   (6,887)   22,616     27,103
                                                 --------  --------  ---------
Net Increase in Cash and Cash Equivalents.......   65,981    25,361      4,209
                                                 --------  --------  ---------
Cash and Cash Equivalents at Beginning of
 Period.........................................   46,991    21,630     17,421
                                                 --------  --------  ---------
Cash and Cash Equivalents at End of Period...... $112,972  $ 46,991  $  21,630
                                                 ========  ========  =========
Supplemental Disclosures of Cash Flow
 Information
Cash Paid for
 Interest....................................... $  2,472  $  1,374  $  10,897
 Income taxes, net.............................. $ 15,341  $  6,766  $  11,044
                                                 --------  --------  ---------

                            See accompanying notes.

                                SONAT OFFSHORE

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of Sonat Offshore Drilling Inc. and its majority owned subsidiaries. Intercompany transactions and accounts have been eliminated in consolidation. The equity method of accounting is used for investments in joint ventures owned 50 percent or less. The term "Company" refers to Sonat Offshore Drilling Inc. and its consolidated subsidiaries.

 Basis of Presentation

  In April 1993 the Board of Directors authorized an amendment to the Certificate of Incorporation of the Company to increase the total shares of authorized common stock from 1,000 to 55,000,000 shares. The number of issued shares was increased from 1,000 to 12,700,000 and the par value of the common stock was changed from $.25 per share to $.01 per share. The accompanying consolidated financial statements have been adjusted to reflect this stock split and change in par value. Certain reclassifications have been made to prior year amounts to conform with the current year's presentation.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Earnings Per Share

  Earnings per share is based on the weighted average number of common shares outstanding for the years ending December 31, 1995, 1994 and 1993. The weighted average share computation for 1993 includes an adjustment of 5,649,818 additional shares, which was required on a pro forma basis, to cover dividends which were paid out of the proceeds of the Offerings (see Note 2) and which were in excess of cumulative earnings for the interim period and prior fiscal year taken together.

 Cash and Cash Equivalents

  Cash equivalents are stated at cost plus accrued interest, which approximates fair value. Cash equivalents are highly liquid debt instruments with an original maturity of three months or less and consist of time deposits with a number of commercial banks with high credit ratings in the U.S. and England. The Company may invest excess funds in a no-load, open-end, management investment trust ("mutual fund"). The mutual fund invests exclusively in high quality money market instruments. Generally, the maturity date of the Company's investments is the next day of business. The Company does not believe that it is exposed to any significant risk on its investments. Also included is restricted cash totaling $0.9 million and $1.7 million at December 31, 1995 and 1994, respectively. Restrictions relate to operating arrangements between a fully consolidated subsidiary and an affiliate.

 Materials and Supplies

  Materials and supplies are carried at average cost less an allowance for obsolete materials and supplies. This allowance was $2.7 million and $2.9 million at December 31, 1995 and 1994, respectively.

                                SONAT OFFSHORE

 Property and Equipment

  Equipment, land and machinery are carried at cost. The Company generally provides for depreciation on the straight-line method after allowing for salvage values. The estimated useful life of drilling units ranges from 20 to 26 years and 5 to 12 years for other drilling equipment. In 1993 the Company revised the estimated useful lives of its deep-water drillships and fourth-generation semisubmersibles from a range of 16 to 20 years to 25 years. Major renewals and upgrades to existing Company assets are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts.

 Operating Revenues and Expenses

  Operating revenues are recognized as earned, based on contractual daily drilling rates or on a turnkey basis. Turnkey profits are recognized on completion of the well and acceptance by the customer; however, provisions for losses are made on contracts in progress when losses are anticipated. In connection with drilling contracts, the Company may receive lump sum fees for the mobilization of equipment and personnel or for capital improvements to rigs. In connection with mobilization reimbursements, the net of mobilization fees received and expenses incurred is deferred and amortized over the appropriate periods of benefit. Costs of relocating drilling units without contracts to more promising market areas are expensed as incurred. Upon completion of drilling contracts, any demobilization fees received are reflected in income, net of any related expense. Capital upgrade fees received from the client are deferred and recognized as revenue over the period of the drilling project. The actual cost incurred for the capital upgrade is depreciated over the estimated useful life of the asset.

 Foreign Currency Translation

  The U.S. dollar is the functional currency for the Company's foreign operations. Foreign currency exchange gains and losses are included in other income as incurred. Net foreign currency losses amounted to $0.3 million, $1.0 million and $2.1 million in 1995, 1994 and 1993, respectively.

 Concentration of Credit Risk

  Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. At December 31, 1995, trade receivables are predominantly from international oil companies and government-owned and government-controlled oil companies.

 Income Taxes

  The Company accounts for income taxes in accordance with the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standard
(SFAS) No. 109, Accounting for Income Taxes. Taxable income (loss) of the Company and its domestic subsidiaries for taxable periods ended prior to June 5, 1993 is included in the consolidated U.S. federal income tax return of Sonat Inc. (see Note 9). Thereafter, the taxable income (loss) of the Company and its domestic subsidiaries is included in the consolidated U.S. federal income tax return of the Company and its affiliated group. The Company's foreign income tax liabilities are based upon the results of operations of the various companies in those foreign jurisdictions in which they are subject to tax.

 Postretirement Benefits

  In December 1990 the FASB issued SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, which became effective January 1, 1993. The Company chose immediate recognition of its transition obligation of $10.1 million ($6.7 million net of tax) at the date of adoption (see Note 12).

                                SONAT OFFSHORE

 New Accounting Pronouncements

  In March 1995 the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement provides authoritative guidance on when an impairment loss should be recognized and how the amount of that loss should be calculated. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The Company will adopt SFAS No. 121 in the first quarter of 1996. It is anticipated that the impact of adopting this statement will not have a material effect on the financial statements.

  In October 1995 the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 establishes an alternative method of accounting for stock-based compensation to the method outlined in the Accounting Principles Board Opinion No. 25. This new computation is based on the fair value of the stock options and similar instruments. SFAS No. 123 encourages, but does not require, adoption of that method. SFAS No. 123 is effective for financial statements with fiscal years beginning after December 15, 1995. The Company will adopt the disclosure provisions of SFAS No. 123 in the first quarter of 1996. It is anticipated that the impact of adopting this statement will not have a material effect on the financial statements.

NOTE 2--COMMON STOCK OFFERINGS

  On June 4, 1993, the Company completed an initial public offering and sale of 15,500,000 shares of its common stock (the "Offerings"): 12,400,000 shares of which were offered in the United States and 3,100,000 of which were offered in a concurrent international offering outside the United States. Prior to the Offerings the Company was a wholly owned subsidiary of Sonat Inc. Net proceeds of the Offerings totaling $317.0 million were used to retire the Company's outstanding debt, all of which was owed to Sonat Inc., and to pay a dividend of $16.4 million to Sonat Inc. Expenses of the Offerings amounted to $4.0 million and were netted against the proceeds. Subsequent to this offering Sonat Inc. continued to own approximately 40 percent of the outstanding shares of the Company. In July 1995 Sonat Inc. sold its remaining shares of the Company through a secondary public offering. Costs to the Company for the secondary public offering were $0.3 million.

NOTE 3--SALE OF DRILLING RIGS

  In 1995 the Company sold six of its bottom-supported drilling rigs which were not strategically aligned with the Company's long-term focus. Five of these rigs were located in the U.S. Gulf of Mexico: the Offshore Taurus, the Sonat D-F 77, the Sonat D-F 84, the Sonat D-F 85, and the Sonat D-F 86. In a separate transaction, the Company sold the Offshore Aquarius which was located in the Middle East. A net gain of $16.6 million ($10.8 million after tax) was recorded relating to these transactions.

NOTE 4--ACQUISITION OF DRILLING RIG

  In February 1994 the Company purchased the 52.5 percent interest in the Polar Pioneer, a fourth-generation semisubmersible rig, which was previously owned by the Company's Norwegian partners in Partrederiet Polar Frontier Drilling ("Polar Frontier"), NNDC Polar as and Wilhelmsen Offshore Norway as ("Wilhelmsen"). The Company paid $47.5 million which was funded through the proceeds from the issuance of the Notes (see Note 5) and existing cash balances. The agreement with Wilhelmsen provides for payment of limited future consideration contingent upon future operations of the Polar Pioneer (see Note
10).

  As a result of the purchase, the Company owns 100 percent of the Polar Pioneer, and the results of its operations from the date of purchase are included in the Company's consolidated financial statements.

                                SONAT OFFSHORE

NOTE 5--DEBT

 Revolving Line of Credit

  The Company has an agreement for a revolving line of credit with four banks (the "Credit Facility") that provides for borrowing by the Company of up to $100 million from time to time through December 2000. Loans under the Credit Facility bear interest at SunTrust Bank, Atlanta's base rate or, alternatively, at LIBOR plus a margin that varies depending on the Company's fixed charge coverage ratio and funded debt to capitalization ratio. This Credit Facility requires the Company to comply with certain restrictive covenants which, among other things, limit the amount of the Company's total indebtedness and require maintenance of certain financial ratios. In addition, the Credit Facility limits the Company's ability to pay dividends to an aggregate amount not greater than the sum of $55 million plus 50 percent of the Company's cumulative net cash provided by (or minus net cash used in) operating activities subsequent to December 31, 1995. Through December 31, 1995, there have been no borrowings under this line of credit.

 Letters of Credit

  The Company has letters of credit outstanding at December 31, 1995 totaling $1.5 million, which guarantee various insurance and contract bidding activities.

 Private Placement Debt

  In February 1994 the Company issued $30 million principal amount senior notes (the "Notes") in a private placement. The Notes bear interest at 6.9 percent per annum, payable semiannually every February 15 and August 15. The principal amount of the Notes is to be repaid in 13 semiannual installments of $2.3 million from February 1998 through February 2004. The terms of the Notes require the Company to comply with certain restrictive covenants, maintain certain financial ratios and limit the Company's ability to pay dividends. The proceeds from the issuance of the Notes were used to purchase 52.5 percent of the Polar Pioneer (see Note 4). Maturities of long-term debt for the next five years are as follows: 1996 and 1997--none, 1998--$4.6 million, 1999--$4.6 million and 2000--$4.6 million. The carrying value of the debt approximates fair value.

NOTE 6--OTHER CURRENT LIABILITIES

  Other current liabilities are comprised of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
   Accrued Drydock............................................. $ 6,908 $ 7,733
   Accrued Workers' Insurance..................................   4,937   5,320
   Incentive Compensation and Bonus Accruals...................   4,014   3,784
   Accrued Personnel Taxes.....................................   3,949   4,012
   Accrued Taxes, Other Than Income............................   3,657   1,780
   Accrued Interest............................................     808   1,082
   Other.......................................................   2,878   1,388
                                                                ------- -------
                                                                $27,151 $25,099
                                                                ======= =======

                                SONAT OFFSHORE

NOTE 7--OTHER LONG-TERM LIABILITIES

  Other long-term liabilities are comprised of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
   Accrued Retiree Life Insurance and Medical Benefits......... $11,237 $10,997
   Long-Term Portion of Accrued Workers' Insurance.............   4,467   6,288
   Minority Interest...........................................   1,194   1,131
   Accrued Pension and Early Retirement........................   1,047   1,045
   Deferred Income.............................................     608   1,318
   Other.......................................................   1,589   1,495
                                                                ------- -------
                                                                $20,142 $22,274
                                                                ======= =======

NOTE 8--SUPPLEMENTAL CASH FLOW INFORMATION

  Concurrent with the purchase of the 52.5 percent interest in the Polar Pioneer in February 1994 (see Note 4), the Company received a non-cash distribution from Polar Frontier of its 47.5 percent interest in the rig. The adjusted distribution has been reflected in the consolidated balance sheets as a decrease in investments in joint ventures of $38.7 million, with corresponding increases in property and equipment of $37.0 million, materials and supplies of $0.9 million and other assets of $0.8 million.

  In April 1993 the Company declared a $24.0 million dividend to Sonat Inc. of rights to certain tax-related receivables (see Note 9). Prior to the close of the Offerings (See Note 2), Sonat Inc. made a non-cash capital contribution to the Company through the assumption of $3.4 million of liabilities, including certain deferred tax balances related to the Company's benefit plans.

NOTE 9--INCOME TAXES

  The Company is subject to both U.S. and foreign income taxes. Provisions for income taxes represent estimates of expense which will ultimately be paid.

  An analysis of the Company's income taxes (excluding the tax effect on the cumulative effect of change in accounting for postretirement benefits) is as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                        1995     1994     1993
                                                      --------  ----------------
                                                           (IN THOUSANDS)
   CURRENT
     Federal......................................... $ 24,548  $ 3,974 $  7,378
     Foreign.........................................    7,887      890    6,557
     State...........................................      103      408       18
                                                      --------  ------- --------
                                                        32,538    5,272   13,953
                                                      --------  ------- --------
   DEFERRED
     Federal.........................................   (4,337)   2,252    3,074
                                                      --------  ------- --------
                                                        (4,337)   2,252    3,074
                                                      --------  ------- --------
   Income Taxes...................................... $ 28,201  $ 7,524 $ 17,027
                                                      ========  ======= ========

                                 SONAT OFFSHORE

  Deferred tax assets and liabilities are comprised of the following:

                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1994
                                                            --------  --------
                                                             (IN THOUSANDS)
   DEFERRED TAX ASSETS--CURRENT
     Drydock accruals...................................... $  2,418  $  2,693
     Accrued employee taxes................................    1,382     1,404
     Worker's compensation insurance accruals..............    1,201     1,321
     Other accruals........................................    1,032       723
     Retirement and benefit plan accruals..................      737       404
     Insurance accruals....................................      537       418
     Foreign tax credits...................................      --      2,487
     Interest on income taxes..............................      --         96
     Other.................................................    2,066     2,023
                                                            --------  --------
       Total Current Deferred Tax Assets...................    9,373    11,569
                                                            ========  ========
   DEFERRED TAX LIABILITIES--CURRENT
     Deferred turnkey costs................................      (37)   (1,311)
                                                            --------  --------
       Total Current Deferred Tax Liabilities..............      (37)   (1,311)
                                                            --------  --------
   Net Current Deferred Tax Asset.......................... $  9,336  $ 10,258
                                                            ========  ========
   DEFERRED TAX ASSETS--NONCURRENT
     Retirement and benefit plan accruals.................. $  4,304  $  4,221
     Other accruals........................................    2,757     3,404
     Deferred income.......................................      212       825
                                                            --------  --------
       Total Noncurrent Deferred Tax Assets................    7,273     8,450
                                                            --------  --------
   DEFERRED TAX LIABILITIES--NONCURRENT
     Depreciation..........................................  (72,768)  (78,772)
     Other accruals........................................     (910)   (1,267)
                                                            --------  --------
       Total Noncurrent Deferred Tax Liabilities........... $(73,678) $(80,039)
                                                            ========  ========
   Net Noncurrent Deferred Tax Liability................... $(66,405) $(71,589)
                                                            ========  ========

  The Company has not provided a valuation allowance to offset the deferred tax assets because, in the opinion of management, it is more likely than not that all deferred tax assets will be realized.

                                SONAT OFFSHORE

  Income taxes differ from the amount computed by applying the U.S. federal income tax rate to the income before income taxes and cumulative effect of accounting change. The reasons for these differences are as follows:

                                                   YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1995     1994      1993
                                                   --------  -------- --------
                                                        (IN THOUSANDS)
   Income Taxes at Statutory Federal Income Tax
    Rate..........................................  $26,302   $7,084   $14,376
   Increases (Decreases) in Tax Resulting From:
     Effect of change in statutory rate on de-
      ferred taxes................................      --       --      1,703
     Equity earnings (losses) in foreign
      investments.................................     (439)     323       500
     Detriment (benefit) from losses of foreign
      subsidiaries................................       26     (445)      273
     Nondeductible expenses.......................      386      438        52
     Other........................................    1,926      124       123
                                                   --------  -------  --------
   Income Taxes...................................  $28,201   $7,524   $17,027
                                                   ========  =======  ========

  The Company carries out its operations through both domestic and foreign corporations. Income (loss) before income taxes and cumulative effect of accounting change for these corporations is as follows:

                                                   YEARS ENDED DECEMBER 31,
                                                  ---------------------------
                                                    1995     1994      1993
                                                  -------- --------  --------
                                                        (IN THOUSANDS)
   Domestic......................................  $73,705  $21,737   $31,719
   Foreign.......................................    1,444   (1,498)     (779)
                                                  -------- --------  --------
   Income Before Income Taxes and Cumulative
    Effect of Accounting Change..................  $75,149  $20,239   $30,940
                                                  ======== ========  ========

  The Company has been and will be included in the consolidated federal income tax returns filed by Sonat Inc. during all periods in which Sonat Inc. ownership has been greater than 80 percent ("Affiliation Years"). The Company and Sonat Inc. have entered into a Tax Sharing Agreement providing for the manner of determining payments with respect to federal income tax liabilities and benefits arising in Affiliation Years. Under the Tax Sharing Agreement, the Company will pay to Sonat Inc. an amount equal to the Company's share of the Sonat Inc. consolidated federal income tax liability, generally determined on a separate return basis. In addition, Sonat Inc. will pay the Company for utilization by Sonat Inc. of deductions, losses and credits which are attributable to the Company and in excess of that which would be utilized on a separate return basis.

  In 1995 Sonat Inc. and the Company reached an agreement with the IRS on adjustments asserted in connection with the examination of Sonat Inc.'s consolidated U.S. federal income tax returns for the years 1986 through 1988. Pursuant to the Tax Sharing Agreement between Sonat Inc. and the Company, a portion of this final tax settlement along with the associated interest was allocated to the Company. Accordingly, the Company received a refund of federal income tax and the associated interest from Sonat Inc. totaling $7.0 million. The accompanying consolidated financial statements for the year ended December 31, 1995 reflect an increase in net interest income of $1.8 million related to the settlement of this examination.

  In 1993 Sonat Inc. received notification from the IRS that the Joint Committee on Taxation, U.S. Congress accepted the settlement proposed in connection with the examination of its consolidated U.S. federal income tax returns of the years 1983 through 1985. Pursuant to the Tax Sharing Agreement between Sonat Inc. and the Company, a portion this final tax settlement along with the associated interest was allocated to the Company. Accordingly, the accompanying consolidated financial statements for the year ended December 31, 1993 reflect

                                SONAT OFFSHORE
an increase in net interest income of $24.0 million ($15.6 million after-tax) related to the settlement of this examination.

  Sonat Inc. and the Company have been notified by the IRS that examination of Sonat Inc.'s consolidated federal income tax return for the years 1989 through 1991 will commence in 1996. In addition, certain foreign tax authorities have questioned the amounts of income and expense subject to tax in their jurisdiction for prior periods. The Company is currently contesting additional assessments which have been asserted and may contest any future assessments. In the opinion of management, the ultimate resolution of these asserted income tax liabilities will not have a material adverse effect on the Company's consolidated financial statements.

NOTE 10--COMMITMENTS AND CONTINGENCIES

 Leases

  The Company has operating lease commitments expiring at various dates, principally for office space and office equipment, including the lease of its corporate offices from Sonat Inc. In addition to rental payments, some leases provide that the Company pay a pro rata share of operating costs applicable to the leased property. The Company has no significant capital leases.

  At December 31, 1995, future minimum payments for noncancellable operating leases are as follows:

                                                  WITH SONAT INC. OTHER   TOTAL
                                                  --------------- ------ -------
                                                          (IN THOUSANDS)
   1996..........................................     $ 1,045     $  625 $ 1,670
   1997..........................................       1,045        265   1,310
   1998..........................................       1,045        201   1,246
   1999..........................................       1,045        185   1,230
   2000..........................................       1,045        136   1,181
   Thereafter....................................       6,127         65   6,192
                                                      -------     ------ -------
   Total.........................................     $11,352     $1,477 $12,829
                                                      =======     ====== =======

  Rental expense for all operating leases, including leases with terms of less than one year, is as follows.

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1995     1994     1993
                                                     -------- -------- --------
                                                           (IN THOUSANDS)
   Non-Affiliated Operating Leases.................. $  1,200 $  2,007 $  2,796
   Operating Lease with Sonat Inc...................    1,246    1,148    1,146
                                                     -------- -------- --------
                                                     $  2,446 $  3,155 $  3,942
                                                     ======== ======== ========

 Purchase and Conversion of Drilling Rig

  In November 1995 the Company signed a Letter Agreement ("Letter Agreement") and paid $2.0 million for the exclusive right to market the MSV P. Portia as a drilling rig and an option to purchase this multi-service vessel from its owners, Far East Livingston Shipbuilding Limited, ("FELS") for a period of 90 days. All option fees are applicable to the final negotiated purchase price. In February 1996 the Company entered into a definitive agreement with FELS for the purchase of the vessel after certain hull modifications. The Company intends to mobilize the vessel to a U.S. Gulf Coast facility to complete its conversion to a deep-water drilling unit. Dependent on the finalized conversion design, the Company anticipates spending approximately $100 million in 1996 and $60 million in 1997. The Company expects to utilize existing cash balances, cash generated from operations and available financing sources to fund this possible capital expenditure.

                                SONAT OFFSHORE

 Purchase of Capital Equipment

  The Company has entered into agreements with various suppliers to purchase $13.1 million in materials to upgrade existing assets. Delivery of these materials is expected in 1996.

 Contingency Payment

  In connection with the acquisition of the Polar Pioneer (see Note 4), the agreement with Wilhelmsen provides for payment of a conditional purchase price adjustment (up $3.1 million) based upon future operations of the Polar Pioneer. This contingent consideration, if any, is expected to be calculated and paid in 1998.

 Legal Proceedings

  In 1990 and 1991, two of the Company's subsidiaries were served with assessments totaling $12.8 million from the municipality of Rio de Janeiro, Brazil to collect a municipal tax on services ("ISS"). The Company believes that neither subsidiary is liable for the taxes and plans to continue to contest the assessments in the Brazilian administrative and court system, as necessary. In any event, the Company believes that the Brazilian government-controlled oil company, Petrobras, has a contractual obligation to reimburse the Company for ISS payments required to be paid by it. Accordingly, the Company believes that the outcome of these assessments will not materially impact the financial position or operational results of the Company.

 Other

  The Company has other contingent liabilities resulting from litigation, claims and commitments incidental to the ordinary course of business. Management believes that the probable resolution of such contingencies will not materially affect the financial position or results of operations of the Company.

NOTE 11--CAPITAL STOCK

  In June 1993 the Company's common stock began trading on the New York Stock Exchange under the symbol "RIG". Per share prices of the Company's common stock, based on the New York Stock Exchange listing of composite transactions, and dividends paid per common share are summarized below.

                                                            QUARTER
                                                  ----------------------------
                                                       1995          1994
                                                  -------------- -------------
                                                          (UNAUDITED)
   Price Range High-Low
     First....................................... $23 1/4-17 3/4 $18 1/2-16
     Second......................................  33 3/8-22 3/4  20 1/8-16 1/2
     Third.......................................  35 5/8-27 3/4  21 1/2-17 3/4
     Fourth......................................  49    -31 3/8  20 1/4-17 5/8
                                                  -------------- --------------
   Dividends Paid
     First....................................... $         0.06 $        0.06
     Second......................................           0.06          0.06
     Third.......................................           0.06          0.06
     Fourth......................................           0.06          0.06
                                                  -------------- -------------
   Approximate Shareholders of Record at Year-
    End..........................................            140           156
                                                  ============== =============

  There are certain restrictions under the Company's Credit Facility and Notes regarding the payment of dividends (see Note 5).

                                SONAT OFFSHORE

 Long-Term Incentive Plan (the "Incentive Plan")

  In 1993 the Company adopted an incentive plan for key employees and outside directors in which it is authorized to grant up to 2,050,000 shares of common stock. Under the plan, awards can be in the form of stock options, restricted stock, stock appreciation rights (SARs) issued in tandem with such options, and tax-offset supplemental payments in connection with the exercise of options or SARs or the vesting of restricted stock. No SARs have been issued since the adoption of the Incentive Plan.

  The following table summarizes option activities of the Incentive Plan:

                                                                NUMBER OF SHARES
                                                                  UNDER OPTION
                                                                ----------------
   Outstanding at June 3, 1993.................................            0
   Granted ($22.00 per share)..................................      193,800
                                                                   ---------
   Outstanding at December 31, 1993............................      193,800
   Granted (average $17.64 per share)..........................      759,300
   Forfeited...................................................     (138,034)
                                                                   ---------
   Outstanding at December 31, 1994............................      815,066
   Granted (average $21.14 per share)..........................      266,900
   Exercised...................................................      (58,363)
   Forfeited...................................................       (1,667)
                                                                   ---------
   Outstanding at December 31, 1995............................    1,021,936
                                                                   =========

  Included in the option table above were 7,000 options, 8,000 options and 6,000 options granted to directors in 1995, 1994 and 1993, respectively. These options have a ten-year term and become exercisable in three equal annual installments.

  As of December 31, 1995 and 1994, options covering 511,903 shares and 51,922 shares, respectively, are exercisable.

  The following table summarizes restricted stock activities of the Incentive
Plan:

                                                              NUMBER OF SHARES
                                                             OF RESTRICTED STOCK
                                                             -------------------
   Outstanding at June 3, 1993..............................             0
   Granted..................................................        93,833
   Forfeited................................................          (198)
                                                                   -------
   Outstanding at December 31, 1993.........................        93,635
   Granted..................................................        93,592
   Vested...................................................       (24,216)
   Forfeited................................................       (20,419)
                                                                   -------
   Outstanding at December 31, 1994.........................       142,592
   Granted..................................................        26,170
   Vested...................................................       (88,592)
   Forfeited................................................           --
                                                                   -------
   Outstanding at December 31, 1995.........................        80,170
                                                                   =======

                                SONAT OFFSHORE

  Included in the number of restricted shares vested are 31,111 and 5,497 shares in 1995 and 1994, respectively, that were canceled to satisfy withholding tax requirements.

  At December 31, 1995, there were 756,304 shares available for future grants under the Incentive Plan.

NOTE 12--RETIREMENT PLANS AND OTHER POSTEMPLOYMENT BENEFITS

 Retirement Plans

  Prior to the Offerings, substantially all domestic employees of the Company were covered by Sonat Inc.'s defined benefit retirement plan (the "Retirement Plan") and the supplemental benefit plan (the "Supplemental Plan"), that provided coverage in excess of the Retirement Plan.

  Upon completion of the Offerings, the Company adopted a qualified defined benefit pension plan (the "Offshore Retirement Plan") which covers substantially all domestic employees of the Company. In November 1993 the Retirement Plan transferred to the Offshore Retirement Plan liabilities of $37.7 million with respect to Company employees, vested terminated employees and retirees, and assets of $55.7 million. Annual retirement benefits under the Offshore Retirement Plan are based on a combination of years of service and compensation. The Company determines the amount of funding to the Offshore Retirement Plan on a year-to-year basis, with amounts consistent with minimum and maximum funding requirements established by various governmental bodies.

  The Company also adopted a plan (the "Offshore Supplemental Benefit Plan") to provide its eligible participants with benefits in excess of those allowed under the Offshore Retirement Plan. Sonat Inc. retained all liabilities accrued under the Supplemental Plan for retirees and a portion of the liabilities accrued for certain eligible current employees of the Company and a settlement gain of $2.0 million was recognized by the Company in 1993.

  The components of net pension income, excluding the settlement gain discussed above, are as follows:

                                                  YEARS ENDED DECEMBER 31,
                                                  --------------------------
                                                    1995     1994     1993
                                                  --------  -------  -------
                                                       (IN THOUSANDS)
   Service Cost Benefit Earned During the
    Period....................................... $  1,162  $ 1,474  $ 1,317
   Interest Cost on Projected Benefit
    Obligation...................................    3,284    3,228    3,326
   (Gain) Loss on Assets--Actual.................  (14,811)   1,325   (3,424)
   Net Amortization and Deferral.................    8,380   (7,647)  (2,478)
                                                  --------  -------  -------
                                                  $ (1,985) $(1,620) $(1,259)
                                                  ========  =======  =======

                                 SONAT OFFSHORE

  The funded status of the plans was as follows:

                                              DECEMBER 31,
                              -------------------------------------------------
                              PLAN WITH OBLIGATIONS    PLAN WITH OBLIGATIONS
                               LESS THAN ASSETS(1)    IN EXCESS OF ASSETS(2)
                              ----------------------  -------------------------
                                 1995        1994         1995         1994
                              ----------  ----------  ------------  -----------
                                             (IN THOUSANDS)
Actuarial Present Value of
 Benefit Obligations
  Vested benefit
   obligations..............     $42,215     $37,560  $        188  $      113
  Non-vested benefit
   obligations..............       1,116         994           103          86
                              ----------  ----------  ------------  ----------
  Accumulated benefit
   obligations..............      43,331      38,554           291         199
  Effect of projected future
   salary increases.........       4,191       2,761           421         408
                              ----------  ----------  ------------  ----------
  Projected benefit
   obligations..............      47,522      41,315           712         607
Plan Assets at Fair
 Value(3)...................      63,926      52,093           --          --
                              ----------  ----------  ------------  ----------
Projected Benefit
 Obligations Less Than or
 (In Excess of) Plan
 Assets.....................      16,404      10,778          (712)       (607)
Unrecognized Net (Assets) or
 Obligations at
 Transition(4)..............      (8,303)     (9,412)           34          40
Unrecognized Net (Gain)
 Loss.......................      (1,560)      3,402           343         365
Unrecognized Prior Service
 Cost.......................      (1,700)     (1,810)         (712)       (792)
Net Unamortized Deferred
 Asset (Liability) from
 Early Retirement
 Termination Benefits(5)....          11        (195)          --          --
                              ----------  ----------  ------------  ----------
Net Pension Asset
 (Liability) Recognized in
 the Consolidated Balance
 Sheets.....................  $    4,852  $    2,763  $     (1,047) $     (994)
                              ==========  ==========  ============  ==========

- --------
(1) The Offshore Retirement Plan.
(2) The Offshore Supplemental Plan.
(3) Plan assets consist of equity securities, commingled funds and debt securities.
(4) Amortization periods for unrecognized net (asset) or obligation are 16.5 years for the Offshore Retirement Plan and 15 years for the Offshore Supplemental Plan.
(5) Amortization period for early retirement termination benefits is 10 years for the Offshore Retirement Plan.

  The assumed rates used to measure the projected benefit obligations and the expected earnings of plan assets are as follows:

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                            ----------------
                                                            1995  1994  1993
                                                            ----  ----  ----
   Weighted Average Discount Rate
     Obligations for current retirees...................... 7.0%  8.0%  7.4%(1)
     Obligations for non-retirees.......................... 7.0%  8.0%  7.0%
   Long-Term Rate of Return
     Assets for current retirees........................... 9.0%  9.0%  7.4%(1)
     Assets for non-retirees............................... 9.0%  9.0%  9.0%
   Increase in Future Compensation Levels.................. 5.5%  5.5%  6.0%(2)

- --------
(1) Effective July 1, 1993, the discount rate and investment return assumptions were revised to equal the non-retiree assumptions of 7.0 percent and 9.0 percent.

(2) Effective July 1, 1993, the salary scale assumption was reduced to 5.5 percent.

                                SONAT OFFSHORE

  The Company sponsors defined contribution pension plans covering senior non-American field employees working outside the United States. Contributions and costs are determined as 4.5 percent to 6.5 percent of each covered employee's salary, based on years of service. Costs for the plans were not significant for any of the periods presented.

 Postretirement Benefits Other than Pensions

  The Company provides non-contractual limited health care and life insurance benefits to domestic office employees and certain other domestic field employees when they retire from the Company. SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, was adopted by the Company for all plans as of January 1, 1993, and the transition obligation at the date of adoption of $10.1 million ($6.7 million after tax) was expensed at that time. SFAS No. 106 requires companies to accrue the cost of postretirement benefits during the employee's active service period. Prior to adoption of SFAS No. 106, the Company expensed retiree medical benefits as paid and expensed life insurance benefits as the retiree life insurance plan was funded.

  The components of net benefit cost for postretirement benefits are as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                     ---------------------------
                                                      1995      1994     1993
                                                     -------- --------  --------
                                                          (IN THOUSANDS)
   Service Cost..................................... $   178  $    206  $   180
   Interest Cost....................................     744       858      876
   Return on Plan Assets--Actual....................     (82)      (70)     282
   Net Amortization and Deferral....................    (218)        6     (387)
                                                     -------  --------  -------
   Net Annual Benefit Cost.......................... $   622  $  1,000  $   951
                                                     =======  ========  =======

  The following table sets forth the funded status for the Company's postretirement benefit plans.

                                                                DECEMBER 31,
                                                               ---------------
                                                                1995    1994
                                                               ------- -------
                                                               (IN THOUSANDS)
   Accumulated Postretirement Benefit Obligation
     Retirees................................................. $ 7,876 $ 8,985
     Fully eligible active plan participants..................     469     579
     Other active plan participants...........................   2,710   1,766
                                                               ------- -------
                                                                11,055  11,330
   Plan Assets at Fair Value(1)...............................   1,170   1,195
                                                               ------- -------
   Accumulated Postretirement Benefit Obligation in Excess of
    Plan Assets...............................................   9,885  10,135
   Unrecognized Prior Service Cost............................      42      48
   Unrecognized Net Gain (Loss)...............................   1,310     814
                                                               ------- -------
   Net Benefit Liability Recognized in the Consolidated
    Balance Sheets............................................ $11,237 $10,997
                                                               ======= =======

- --------
(1) Plan assets are held in a life insurance reserve account and consist of fixed income securities.

  The Company does not intend to fund its postretirement benefit plans in the future.

                                SONAT OFFSHORE

  The assumptions used to measure the projected benefit obligation and the expected earnings of plan assets are as follows:

                                                                  DECEMBER 31,
                                                                 ----------------
                                                                 1995  1994  1993
                                                                 ----  ----  ----
   Discount Rate................................................ 7.0%  8.0%  7.0%
   Return on Assets(1).......................................... 7.0%  7.0%  7.5%
   Salary Increase(2)........................................... 5.5%  5.5%  5.5%

- --------
(1)  After-tax for life insurance benefit assets.
(2)  For life insurance benefits.

  The rate of increase in the per capita costs of covered health care benefits is assumed to be 10.9 percent in 1996, decreasing gradually to 6.0 percent by the year 2003. Increasing the assumed health care cost trend rate by 1 percentage point would increase the accumulated postretirement benefit obligation as of January 1, 1995 by $711,000 and increase estimated net periodic postretirement benefit cost by $55,000.

NOTE 13--RELATED PARTY TRANSACTIONS

 Sonat Inc.

  The Company has entered into a tax sharing agreement with Sonat Inc. relating to all periods prior to the Offerings (see Note 9). Resulting from this agreement Other Income (Expense), net for 1995 included $1.8 million of net interest income relating to the settlement by Sonat Inc. of its consolidated U.S. federal income taxes for the years 1986 through 1988. The Company received cash of $7.0 million from Sonat Inc. for taxes and related interest as a result of the settlement. For the year ended December 31, 1993, net interest income included $24.0 million ($15.6 million after-tax) related to the Company's share of the settlement of Sonat Inc.'s consolidated U.S. federal income tax liability for the years 1983 through 1985.

  In addition to interest and rent (see Note 10), a portion of general and administrative expenses resulted from charges to the Company by Sonat Inc. Prior to the Offerings, Sonat Inc. charged the Company a proportional share of its general and administrative costs based on estimates of the percentage of work the individual Sonat Inc. departments performed for the Company. Subsequent to the Offerings, Sonat Inc. continued to provide certain administrative services to the Company under the terms of the Transition Agreement between Sonat Inc. and the Company. Amounts for these services were $0.5 million for 1995 and 1994 and $3.7 million for 1993.

  Additionally, in 1993 the Company reimbursed Sonat Inc. $1.7 million for charges incurred by Sonat Inc. related to the Offerings. This reimbursement was paid from the proceeds of the Offerings.

  In the opinion of management, the Company was charged for all costs incurred on its behalf by Sonat Inc. under a comprehensive and reasonable cost allocation method.

  The Chairman and Chief Executive Officer of Sonat Inc. as well as the Chairman and Chief Executive Officer of one of Sonat Inc.'s subsidiaries are members of the Company's Board of Directors.

 Arcade Drilling as

  The Company holds a 24.89 percent interest in Arcade Drilling as ("Arcade"), a Norwegian offshore drilling company. Arcade owns two fourth-generation semisubmersible rigs, the Henry Goodrich and the Paul B. Loyd, Jr. Through December 31, 1995, the Company's cumulative equity in the losses of Arcade was $3.0 million.

                                SONAT OFFSHORE

  In December 1990 the Company contributed the Henry Goodrich to Arcade. The Company received $70.0 million in cash and common stock representing a 21.75 percent interest in Arcade. This sale resulted in a pretax gain of $28.8 million of which $18.8 million was recognized as other income in 1990. The remaining $10.0 million of the gain was deferred and is being amortized to income over the remaining depreciable life of the Henry Goodrich. The deferred income has been offset against the Company's investment in Arcade. The net unamortized balance of the deferred gain was $7.4 million at December 31, 1995.

  The Company had agreements to manage the two rigs owned by Arcade for an initial period of five years (the "Management Agreements"). Under the Management Agreements, the Company provides marketing, operating and technical services and home office support for the rigs. Income from management fees was $1.3 million in 1995 and $ 1.1 million per year in 1994 and 1993. The Management Agreement for the Paul B. Loyd, Jr. expired in December 1995 and the rig is now managed by the majority owner of Arcade. The Company continues to operate the Henry Goodrich.

  In connection with a drilling contract with Shell Exploration and Production U.K. Limited ("Shell") for the use of the Henry Goodrich beginning in October 1992, Arcade has chartered the rig to the Company. The Management Agreement with respect to the Henry Goodrich has been modified accordingly for the term of the charter. The current drilling contract with Shell expires in September 1996 but this commitment may be extended, at Shell's election, through September 1997. The Company recognized operating income of $1.4 million per year in 1995, 1994 and 1993 from its operation under this charter.

NOTE 14--GEOGRAPHICAL ANALYSIS AND MAJOR CUSTOMERS

  The Company is engaged in contract drilling for oil and gas in offshore areas throughout the world and provides customers a wide range of integrated services on either a dayrate or turnkey basis. Customers are primarily major international oil companies, as well as government-owned and government-controlled oil companies. The Company is not aware of any significant credit risks relating to its customer base and does not have any significant collateral requirements.

  The following table summarizes by geographic area operating revenues, operating income and identifiable assets.

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995      1994      1993
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
OPERATING REVENUES
Dayrate Operations
  U.S. Gulf of Mexico............................. $108,836  $ 90,325  $ 59,691
  Europe..........................................   99,800    83,305    63,864
  Other Western Hemisphere........................   24,364    21,207    46,441
  Middle East/Africa..............................   29,070    28,258    23,547
  Other foreign areas.............................    1,500     1,700     1,882
                                                   --------  --------  --------
                                                    263,570   224,795   195,425
                                                   --------  --------  --------
Turnkey Operations
  U.S. Gulf of Mexico.............................   20,230     3,726     2,981
  Mexico..........................................   36,711    23,438    96,263
  Asia/Pacific....................................    4,300       --        384
                                                   --------  --------  --------
                                                     61,241    27,164    99,628
                                                   --------  --------  --------
Intersegment Eliminations(1)......................   (2,153)   (9,006)  (23,777)
                                                   --------  --------  --------
Total Revenues.................................... $322,658  $242,953  $271,276
                                                   ========  ========  ========

                                SONAT OFFSHORE

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
OPERATING INCOME (LOSS)
Dayrate Operations
  U.S. Gulf of Mexico............................ $ 32,678  $ 17,679  $ 14,384
  Europe.........................................   23,312    10,335     3,870
  Other Western Hemisphere.......................    3,908    (2,060)   10,690
  Middle East/Africa.............................    8,244    10,425     4,959
  Other foreign areas............................     (521)   (1,141)   (4,327)
                                                  --------  --------  --------
                                                    67,621    35,238    29,576
                                                  --------  --------  --------
Turnkey Operations
  U.S. Gulf of Mexico............................    1,511       292       674
  Mexico.........................................    4,247     4,032     9,637
  Asia/Pacific...................................    1,033         3       --
  Middle East/Africa.............................     (826)      --        138
                                                  --------  --------  --------
                                                     5,965     4,327    10,449
                                                  --------  --------  --------
Corporate Expenses...............................  (21,498)  (18,668)  (15,781)
                                                  --------  --------  --------
Operating Income................................. $ 52,088  $ 20,897  $ 24,244
                                                  ========  ========  ========
                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
IDENTIFIABLE ASSETS
Dayrate Operations
  U.S. Gulf of Mexico............................ $178,834  $124,466  $136,053
  Europe.........................................  137,550   202,329   112,165
  Other Western Hemisphere.......................   22,112    20,735    31,058
  Middle East/Africa.............................   27,259    34,807    39,202
  Other foreign areas............................      (67)       37        64
                                                  --------  --------  --------
                                                   365,688   382,374   318,542
                                                  --------  --------  --------
Turnkey Operations
  U.S. Gulf of Mexico............................    2,556     1,901        (8)
  Mexico.........................................    2,321     5,930    54,549
  Middle East/Africa.............................    1,854       --        --
                                                  --------  --------  --------
                                                     6,731     7,831    54,541
                                                  --------  --------  --------
General Corporate................................  137,954    73,045    34,589
Investment In and Advances To Joint Ventures.....   31,891    30,247    64,348
                                                  --------  --------  --------
Total Assets..................................... $542,264  $493,497  $472,020
                                                  ========  ========  ========

- --------
(1) Intersegment eliminations reflect the elimination of the dayrate revenues earned when the Company's rigs are utilized in its turnkey operations.

  Operating income consists of operating revenues less operating expenses, including depreciation, and does not include interest income, other income, interest expense, income taxes and equity in earnings of joint ventures. U.S. Gulf of Mexico operating income does not include corporate expenses. Depreciation for dayrate and turnkey

                                SONAT OFFSHORE
operations, respectively, was $26.4 million and $0.3 million in 1995, $24.0 million and $0.1 million in 1994 and $20.3 million and $0.3 million in 1993. Depreciation on corporate assets is not material for 1995, 1994 and 1993. Capital expenditures for dayrate and corporate operations, respectively, was $17.5 million and $1.4 million in 1995 and $57.8 million and $1.4 million in 1994. Capital expenditures for turnkey operations were not material to the Company in both 1995 and 1994.

  A substantial portion of the Company's assets are mobile. Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the earnings generated by such assets during the periods. The Polar Frontier and Arcade joint ventures operate in Europe. General corporate assets are principally cash and cash equivalents and other nonoperating assets.

  The Company's foreign operations are geographically dispersed and are therefore subject to certain political and other uncertainties not encountered in domestic operations, including risks of war, expropriation of equipment, renegotiation or modification of existing contracts, taxation policies, and the general hazards associated with foreign sovereignty over certain areas in which operations are conducted.

  The foreign assets include cash and cash equivalents of $5.7 million, $4.5 million and $4.0 million at December 31, 1995, 1994 and 1993, respectively.

  The following table summarizes revenues from major unaffiliated customers of the Company.

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1995     1994     1993
                                                     -------- -------- --------
                                                           (IN THOUSANDS)
   Royal Dutch Shell Group.......................... $ 74,072 $ 81,377 $ 71,448
   Petroleos Mexicanos (Pemex)......................   36,712   23,437   96,261
   Norsk Hydro......................................   35,260   24,808      --
   BP Exploration...................................   27,325    8,276      --
   Gulf of Suez Petroleum Company...................   26,540   28,257   20,387

  The loss of any significant customer could have a materially adverse effect on the Company's results of operations.

NOTE 15--QUARTERLY RESULTS (UNAUDITED)

  Shown below are selected unaudited quarterly data.

                                                             QUARTER
                                                 -------------------------------
                                                  FIRST  SECOND   THIRD  FOURTH
                                                 ------- ------- ------- -------
                                                   (IN THOUSANDS, EXCEPT PER-
                                                         SHARE AMOUNTS)
   1995
   Operating Revenues........................... $70,726 $85,510 $83,284 $83,138
   Operating Income.............................  10,708  11,913  14,357  15,110
   Net Income...................................   7,276   8,190  20,381  11,101
   Net Income Per Share......................... $  0.26 $  0.29 $  0.72 $  0.39
   1994
   Operating Revenues........................... $66,107 $58,922 $54,546 $63,378
   Operating Income.............................   6,574   3,991   3,695   6,637
   Net Income...................................   4,247   2,170   2,061   4,237
   Net Income Per Share......................... $  0.15 $  0.08 $  0.07 $  0.15

                                 SONAT OFFSHORE

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           --------------------
                                                             1996       1995
                                                           ---------  ---------
Operating Revenues........................................ $  81,220  $  70,726
                                                           ---------  ---------
Costs and Expenses
  Operating and maintenance...............................    56,155     48,652
  Depreciation............................................     6,058      6,278
  General and administrative..............................     5,056      5,088
                                                           ---------  ---------
                                                              67,269     60,018
                                                           ---------  ---------
Operating Income..........................................    13,951     10,708
                                                           ---------  ---------
Other Income (Expense), Net
  Equity in earnings of joint ventures....................     1,180        259
  Interest income.........................................     1,522        658
  Interest expense........................................      (442)      (573)
  Interest income related to settlement of tax case.......       983        --
  Other, net..............................................       969        289
                                                           ---------  ---------
                                                               4,212        633
                                                           ---------  ---------
Income Before Income Taxes................................    18,163     11,341
Income Taxes..............................................     6,338      4,065
                                                           ---------  ---------
Net Income................................................ $  11,825  $   7,276
                                                           =========  =========
Earnings Per Share of Common Stock........................ $    0.42  $    0.26
                                                           =========  =========
Weighted Average Shares Outstanding.......................    28,435     28,372
                                                           ---------  ---------
Dividends Paid Per Share.................................. $    0.06  $    0.06
                                                           =========  =========


           See Notes to Condensed Consolidated Financial Statements.

                                 SONAT OFFSHORE

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                          MARCH 31, DECEMBER 31,
                                                            1996        1995
                                                          --------- ------------
                         ASSETS
Cash and Cash Equivalents...............................  $106,385    $112,972
Accounts Receivable.....................................    58,364      52,833
Deferred Income Taxes...................................     6,643       9,336
Costs Incurred on Turnkey Drilling Projects in
 Progress...............................................     9,684       1,002
Materials and Supplies..................................     9,924      10,195
Prepayments.............................................     6,070       8,693
                                                          --------    --------
    Total Current Assets................................   197,070     195,031
                                                          --------    --------
Investments in and Advances to Joint Ventures...........    29,508      31,891
Property and Equipment..................................   694,374     666,526
Less Accumulated Depreciation...........................   368,798     363,057
                                                          --------    --------
    Property and Equipment, net.........................   325,576     303,469
                                                          --------    --------
Other Assets............................................     9,628      11,873
                                                          --------    --------
Total Assets............................................  $561,782    $542,264
                                                          ========    ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable
  Trade.................................................  $ 19,748    $ 14,213
  Affiliates............................................     6,608       6,480
Accrued Income Taxes....................................    17,325      11,272
Income Taxes Payable to Affiliate.......................     3,028       3,028
Other Current Liabilities...............................    21,656      27,151
                                                          --------    --------
    Total Current Liabilities...........................    68,365      62,144
                                                          --------    --------
Notes Payable...........................................    30,000      30,000
Deferred Income Taxes...................................    63,483      66,405
Other Long-Term Liabilities.............................    26,283      20,142
                                                          --------    --------
    Total Long-Term Liabilities.........................   119,766     116,547
                                                          --------    --------
Preferred Stock, $0.10 par value; 50,000,000 shares
 authorized, none issued and outstanding................       --          --
Common Stock, $0.01 par value; 55,000,000 shares
 authorized, 28,466,489 and 28,414,753 shares issued and
 outstanding at March 31, 1996 and December 31, 1995,
 respectively...........................................       285         284
Additional Paid-in Capital..............................   307,051     307,093
Retained Earnings.......................................    66,315      56,196
                                                          --------    --------
    Total Stockholders' Equity..........................   373,651     363,573
                                                          --------    --------
Total Liabilities and Stockholders' Equity..............  $561,782    $542,264
                                                          ========    ========

           See Notes to Condensed Consolidated Financial Statements.

                                 SONAT OFFSHORE

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           --------------------
                                                             1996       1995
                                                           ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income............................................... $  11,825  $  7,276
 Adjustments to reconcile net income to net cash provided
  by operating activities
  Depreciation............................................     6,058     6,278
  Deferred income taxes...................................        78     3,027
  Equity in earnings of joint ventures....................    (1,180)     (259)
  Gain on disposal of assets..............................    (1,061)     (179)
  Other, net..............................................     6,442      (581)
  Changes in operating assets and liabilities
    Accounts receivable...................................    (5,531)   (4,043)
    Turnkey work in progress..............................    (8,682)   (5,923)
    Accounts payable......................................     5,663    (1,548)
    Income taxes receivable/payable, net..................     6,053     1,245
    Other current assets..................................     1,895        34
    Other current liabilities.............................    (5,495)      421
                                                           ---------  --------
 Net cash provided by operating activities................    16,065     5,748
                                                           ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures....................................   (26,230)   (1,597)
  Proceeds from disposal of assets........................     1,247       287
  Joint ventures and other investments....................     3,563        (9)
                                                           ---------  --------
 Net cash used in investing activities....................   (21,420)   (1,319)
                                                           ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Changes in minority interest............................        27      (573)
  Exercise of stock options...............................       458       --
  Other...................................................       (11)      --
  Dividends paid..........................................    (1,706)   (1,702)
                                                           ---------  --------
 Net cash used in financing activities....................    (1,232)   (2,275)
                                                           ---------  --------
Net Increase (Decrease) in Cash and Cash Equivalents......    (6,587)    2,154
                                                           ---------  --------
Cash and Cash Equivalents at Beginning of Period..........   112,972    46,830
                                                           ---------  --------
Cash and Cash Equivalents at End of Period................ $ 106,385  $ 48,984
                                                           =========  ========
Supplemental Disclosures of Cash Flow Information
Cash paid for
  Interest................................................ $   1,068  $  1,066
  Income taxes, net....................................... $     208  $     46
                                                           ---------  --------

           See Notes to Condensed Consolidated Financial Statements.

                                SONAT OFFSHORE

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996
                                  (UNAUDITED)

NOTE 1--GENERAL

  The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions Article 10 of Regulation S-X. Accordingly, they do not include all disclosures required by generally accepted accounting principles for complete financial statements. Operating results for the three month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements of the Company and footnotes thereto included elsewhere in this Prospectus/Offer to Purchase/Proxy Statement.

  The financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

NOTE 2--PURCHASE AND CONVERSION OF DRILLING RIG

  In February 1996 the Company entered into an agreement with Far East Levingston Shipbuilding Limited ("FELS") for the purchase of a multi service vessel, the MSV P. Portia, and its conversion to a deep-water drilling unit. The Company anticipates spending approximately $100 million in 1996 and $58 million in 1997 in connection with the purchase and conversion of this vessel. The Company spent $21 million in the first quarter of 1996, with a total of $23 million spent cumulatively in connection with this purchase and conversion.

NOTE 3--SUBSEQUENT EVENT

  On July 26, 1996, the Board of Directors of Sonat Offshore approved a "combination of equals" transaction under which the businesses of Sonat Offshore and Transocean ASA would be combined under the ownership of one company to be known as "Transocean Offshore Inc." In order to effect such transaction, Sonat Offshore has offered to exchange for the outstanding shares of Transocean (i) .53 of a share of common stock of Sonat Offshore for each of 43,248,358 shares of Transocean and (ii) US$27.25 for each remaining share of Transocean.

                                TRANSOCEAN ASA

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF TRANSOCEAN ASA:

  We have audited the accompanying consolidated balance sheets of Transocean ASA (a Norwegian corporation) and Subsidiaries as of December 31, 1995 and 1994 and the related statements of income and cash flows for each of the three years in the period ended December 31, 1995 (all expressed in Norwegian kroner). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Norway, which do not differ substantially from those followed in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transocean ASA and Subsidiaries as of December, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with accounting principles generally accepted in Norway.

  Accounting principles generally accepted in Norway vary in certain respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of net income for each of the three years in the period ended December 31, 1995 and the determination of shareholders' equity at December 31, 1995 and 1994 to the extent summarized in Note 34 to the financial statements.

  As explained in Note 1 to the consolidated financial statements, the Company changed its method of accounting for pensions, effective January 1, 1994, and for loan fees, effective January 1, 1995, in accordance with generally accepted accounting principles in Norway.

COOPERS & LYBRAND ANS
Oslo, Norway
June 15, 1996, except as to the information in Note 33, for which the date is July 26, 1996

                        TRANSOCEAN ASA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                     FOR THE YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------
                              1995         1995          1994          1993
                          ------------ ------------- ------------- -------------
                          (IN US$'000) (IN NKR '000) (IN NKR '000) (IN NKR '000)
Revenues from:
Rig contracts...........    247,649      1,565,391     1,474,111     1,800,294
Services................    252,942      1,598,845     1,570,232     1,491,799
                            -------      ---------     ---------     ---------
Total revenues..........    500,591      3,164,236     3,044,343     3,292,093
                            -------      ---------     ---------     ---------
Salaries and other per-
 sonnel expenses........    195,496      1,235,732     1,216,139     1,308,331
Cost of goods sold......     93,166        588,901       617,141       567,865
Other operating and ad-
 ministrative expenses..    143,956        909,945       794,162       869,114
Depreciation and amorti-
 zation.................     56,009        354,032       387,332       454,394
Loss (gain) on sale of
 fixed assets...........    (13,601)       (85,971)          648       (17,184)
Expenses related to
 mergers................      5,537         35,000                      66,000
Write-down(s) of
 rig(s).................                                  45,000       283,051
                            -------      ---------     ---------     ---------
Operating income
 (loss).................     20,028        126,597       (16,079)     (239,478)
                            -------      ---------     ---------     ---------
Interest and other fi-
 nancial income.........      8,122         51,338        46,568        40,896
Interest and other fi-
 nancial expenses.......    (38,184)      (241,358)     (242,227)     (234,769)
Net realized currency
 gains..................     15,402         97,355        74,263        37,193
Unrealized currency
 gains (losses).........       (472)        (2,982)       15,262      (157,874)
Share of net income
 (loss) of affiliated
 companies and limited
 partnership............        332          2,097         7,936        (6,346)
                            -------      ---------     ---------     ---------
Income (loss) before
 minority interests and
 taxes..................      5,228         33,047      (114,277)     (560,378)
Minority interests......       (244)        (1,543)       (1,902)       (3,713)
Taxes payable...........     (2,003)       (12,664)      (11,561)      (14,040)
Deferred taxes..........        (16)           (99)         (246)       (1,968)
                            -------      ---------     ---------     ---------
Net income (loss).......      2,965         18,741      (127,986)     (580,099)
                            =======      =========     =========     =========
Net income (loss) per
 share..................       0.06           0.36         (2.61)       (12.95)
                            =======      =========     =========     =========
Average number of shares
 outstanding............     52,550         52,550        49,125        44,809

   The accompanying notes are an integral part of the consolidated financial statements.

Translation of amounts from Norwegian kroner (Nkr) into US$ for the convenience of the reader has been made at the Noon Buying Rate on December 29, 1995 of
                              US$1.00 = Nkr 6.321.

                        TRANSOCEAN ASA AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                   DECEMBER 31,
                                     -----------------------------------------
                                         1995          1995          1994
                                     ------------- ------------- -------------
                                     (IN US $'000) (IN NKR '000) (IN NKR '000)
               ASSETS
Cash and cash equivalents...........     66,624        421,129       460,183
Blocked cash deposit................      8,544         54,004        54,241
Accounts receivable, net............     92,784        586,496       526,879
Inventories.........................     24,555        155,210       163,413
Other current assets................     35,397        223,742       235,510
                                        -------      ---------     ---------
    Total current assets............    227,904      1,440,581     1,440,226
                                        -------      ---------     ---------
Shares and joint venture............      1,426          9,012         8,473
Long-term receivables...............     12,434         78,596         8,666
Prepaid pensions....................      3,480         21,999        22,068
Rigs................................    492,252      3,111,524     3,525,081
Other fixed assets..................     40,615        256,729       239,426
Goodwill and other intangibles......     18,427        116,477       143,502
                                        -------      ---------     ---------
    Total non-current assets........    568,634      3,594,337     3,947,216
                                        -------      ---------     ---------
Total assets........................    796,538      5,034,918     5,387,442
                                        =======      =========     =========
 LIABILITIES & SHAREHOLDERS' EQUITY
Accounts payable....................     34,771        219,790       228,000
Accrued expenses and other current
 liabilities........................     72,805        460,199       403,645
Taxes payable.......................      1,204          7,611         5,663
Current portion of long-term debt...     38,662        244,381       183,236
Current portion of contract
 advance............................                                  70,758
                                        -------      ---------     ---------
    Total current liabilities.......    147,442        931,981       891,302
                                        -------      ---------     ---------
Convertible bonds...................     13,679         86,468        86,468
Senior secured notes................     93,063        588,251       792,504
Other long-term debt................    157,839        997,700     1,171,373
Accrued pensions....................     10,742         67,899        66,519
Other long-term liabilities.........      8,112         51,278        90,263
Deferred taxes......................      1,102          6,963         6,860
                                        -------      ---------     ---------
    Total long term liabilities.....    284,537      1,798,559     2,213,987
                                        -------      ---------     ---------
Commitments and contingencies
Minority interests..................      2,223         14,049        13,546
                                        -------      ---------     ---------
Shareholders' equity:
Share capital.......................     41,657        263,317       262,186
Other shareholders' equity..........    320,679      2,027,012     2,006,421
                                        -------      ---------     ---------
    Total shareholders' equity......    362,336      2,290,329     2,268,607
                                        -------      ---------     ---------
Total liabilities & shareholders'
 equity.............................    796,538      5,034,918     5,387,442
                                        =======      =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

Translation of amounts from Norwegian kroner (Nkr) into US$ for the convenience of the reader has been made at the Noon Buying Rate on December 29, 1995 of
                              US$1.00 = Nkr 6.321.

                        TRANSOCEAN ASA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      FOR THE YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------
                                1995         1995         1994         1993
                            ------------ ------------ ------------ ------------
                            (IN US$'000) (IN NKR'000) (IN NKR'000) (IN NKR'000)
Cash flows from
 operations:
Net income (loss).........       2,965        18,741     (127,986)   (580,099)
Adjustments to reconcile
 net income (loss) to net
 cash provided by
 operating activities:
Depreciation and
 amortization.............      56,009       354,032      387,332     454,394
Write-down(s) of rig(s)...                                 45,000     283,050
(Gain) loss on sales of
 fixed assets.............     (13,601)      (85,971)         648     (17,184)
Unrealized currency
 (gains) losses...........         472         2,982      (15,262)    157,874
Share of net (income) loss
 of affiliated companies..        (332)       (2,097)      (7,936)      6,346
Change in classification,
 demobilization and other
 accrued expenses.........       2,880        18,208       13,026      40,270
Minority interests........         244         1,543        1,902       3,713
Other.....................      (3,943)      (24,922)         150      30,829
Change in assets and
 liabilities:
  (Increase) decrease in
   accounts receivable....      (9,431)      (59,617)      35,775     (51,829)
  (Increase) decrease in
   inventories............       1,298         8,203      (19,726)    (19,103)
  (Increase) decrease in
   other assets(1)........      15,847       100,170        2,310      (9,312)
  Increase (decrease) in
   accounts payable.......      (1,299)       (8,210)       1,170      42,420
  Increase (decrease) in
   taxes payable..........         308         1,948         (216)     (1,262)
  Increase (decrease) in
   contract advance.......     (11,194)      (70,758)     (62,794)    (55,727)
  Increase (decrease) in
   deferred taxes.........          16            99          246       1,968
  Increase (decrease) in
   other liabilities......       7,128        45,056      (63,542)     79,280
                              --------    ----------   ----------    --------
Net cash flows provided by
 operating activities.....      47,367       299,407      190,097     365,628
                              --------    ----------   ----------    --------
Cash flows from investing
 activities:
Purchases of fixed
 assets...................     (38,694)     (244,582)    (427,573)   (179,357)
Proceeds from sales of
 fixed assets(1)..........      50,127       316,850       53,825      40,998
Gross change in long-term
 receivables, shares and
 joint venture............     (10,849)      (68,576)     (50,207)     64,072
                              --------    ----------   ----------    --------
Net cash flows provided by
 (used in) investing
 activities...............         584         3,692     (423,955)    (74,287)
                              --------    ----------   ----------    --------
Cash flows from financing
 activities:
Proceeds from issuance of
 debt.....................     173,417     1,096,169    1,869,673     173,178
Repayments of principal
 debt balance.............    (228,350)   (1,443,400)  (2,137,353)   (400,037)
Proceeds from issuance of
 shares...................       1,479         9,346      257,032     123,178
                              --------    ----------   ----------    --------
Net cash flows used in
 financing activities.....     (53,454)     (337,885)     (10,648)   (103,681)
                              --------    ----------   ----------    --------
Effect of exchange rate
 changes on cash..........        (675)       (4,268)     (16,901)      6,844
                              --------    ----------   ----------    --------
Net (decrease) increase in
 cash.....................      (6,178)      (39,054)    (261,407)    194,505
Cash and cash equivalents
 at beginning of year.....      72,802       460,183      721,590     527,085
                              --------    ----------   ----------    --------
Cash and cash equivalents
 at end of year...........      66,624       421,129      460,183     721,590
                              ========    ==========   ==========    ========

(1) Nkr 80.6 million of proceeds from sales of fixed assets was not collected as of December 31, 1995, and was therefore included in other current assets.

   The accompanying notes are an integral part of the consolidated financial statements.

      Translation of amounts from Norwegian kroner (Nkr) into US$ for the convenience of the reader has been made at the Noon Buying Rate on December
                       29, 1995 of US$1.00 = Nkr 6.321.

                        TRANSOCEAN ASA AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ACCOUNTING PRINCIPLES

 General

  Transocean ASA and its consolidated subsidiaries (together "the Company", "Transocean" or "the Group") operates in the offshore drilling industry. The Company owns rigs and provides offshore drilling services on a worldwide basis.

  The financial statements have been prepared in accordance with Norwegian generally accepted accounting principles ("Norwegian GAAP"). Norwegian GAAP differs in certain significant respects from accounting principles generally accepted in the US ("US GAAP"). The significant differences and the approximate related effects on the consolidated net income (loss) and shareholders' equity are set forth in Note 34.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Consolidation Principles

  The consolidated financial statements include the accounts of Transocean ASA, majority owned subsidiaries and proportionate share of affiliated companies. All intercompany transactions and balances have been eliminated.

  Companies in which Transocean owns or controls, directly or indirectly, more than 50% of the shares and has a controlling influence, are included as subsidiaries in the consolidated financial statements. Affiliated companies are companies in which Transocean has a significant (20-50%) and strategic, but not controlling, interest. Affiliated companies are included in the consolidated financial statements using the equity method. Transocean's share in joint ventures in which it has a controlling interest is included in the consolidated financial statements using the proportional consolidation method. Under this method a proportionate share of the joint venture's corresponding statement of operations, balance sheet and cash flows items are included in the Company's consolidated financial statements. Anchor Vietnam Joint Venture is included in the consolidated financial statements using the equity method as Transocean does not have a controlling interest.

  In consolidating foreign companies, the statement of operations is converted to Norwegian Kroner (Nkr) using the average exchange rate for the year, while assets and liabilities are converted at the exchange rate at the balance sheet date. Translation differences are recorded directly against the Company's equity.

  Businesses acquired are consolidated in accordance with the purchase method. The excess of the cost over the book value of the net assets acquired is accounted for by adjusting the carrying value of the identifiable assets and liabilities to their estimated fair value, with any remaining amounts recorded as goodwill.

  For the Brazilian Joint Venture, Odebrecht-Transocean J/V, all local currency transactions are remeasured on a daily basis to the equivalent US dollar (US$) amount, since US$ is the functional currency.

 Wilrig Merger

  In October 1995, Transocean ASA merged with Wilrig AS. The merger qualified for the pooling-of-interest method of accounting under Norwegian GAAP. The related merger and reorganization costs were expensed in 1995.

                        TRANSOCEAN ASA AND SUBSIDIARIES

 Ross Merger

  In April 1994, the Company and Ross Offshore AS merged. Transocean Drilling AS, the surviving company, thereafter changed its name to Transocean ASA. The merger was accounted for using the pooling-of-interests method under Norwegian GAAP and the related reorganization costs were expensed in 1993.

 Revenue and Expense Recognition

  Income is recorded when earned. Expenses are recorded when incurred. Expenses relating to the winding-up of activities are charged in the period the decision is made.

  Capital upgrade fees received are deferred and recognized as revenue over the period of the drilling project. The actual cost incurred for the capital upgrade is depreciated over the estimated useful life of the asset.

  Upon completion of drilling contracts, any demobilization fees received are reflected in income, net of any related expense.

 The Global Agreement

  Transocean and Global Marine entered into a Cooperation Agreement (the "Cooperation Agreement") in 1993 under which Transocean receives 43.41% of operating income, as defined, prior to depreciation for the rigs Transocean Nordic (formerly Transocean No. 9), Glomar Adriatic V (formerly Transocean No.
5), Glomar Adriatic VI and Glomar Adriatic VII through 2003. Transocean Nordic, which was bought from Global Marine in 1993 and is 100% owned by Transocean, is included in Rigs in the Company's balance sheet. The remaining rigs included in the Cooperation Agreement were sold by Transocean to Global Marine in 1993. The parties have full rights over their respective rigs.

  Revenues and expenses related to the operation of Transocean Nordic are recorded gross as ordinary operating revenues and operating expenses, respectively. Global Marine's share of the result from Transocean Nordic is netted against Transocean's 43.41% share of the result from the remaining rigs included in the Cooperation Agreement.

 Extraordinary Items

  Under Norwegian GAAP, to be considered extraordinary, an item must be irregular, related to transactions or decisions outside the normal course of business, unusual in nature and not expected to occur often or regularly. The accumulated effect of a change in accounting principle which has a material impact on the financial statements shall be classified as an extraordinary item.

 Income Taxes

  Deferred taxes are computed in accordance with the liability method, which bases the estimated amount of future taxes to be refunded or paid on the temporary differences between financial and tax reporting basis of assets and liabilities using the prevailing tax laws as of the most recent balance sheet date. Deferred tax assets may only be recognized to the extent that it is highly probable that such assets will be realized in future periods. In addition, deferred tax assets in excess of deferred tax liabilities cannot be recorded under Norwegian GAAP.

 Net Income/Loss Per Share

  Net income/loss per share amounts are computed based on the net income/loss divided by the average number of shares outstanding.

 Classification of Balance Sheet Items

  Receivables and liabilities are classified as current assets or current liabilities if maturity is within one year of the balance sheet date. Cash, inventories and next year's installments on long-term loans are classified as current. Other assets are classified as non-current and other liabilities as long-term liabilities.

                        TRANSOCEAN ASA AND SUBSIDIARIES

 Foreign Currency

  Transactions denominated in foreign currencies are translated into Norwegian kroner at the exchange rate prevailing when the transaction occurred.

  Cash, current receivables and current liabilities in foreign currency are converted using the exchange rate at the balance sheet date. The related net realized currency exchange gain or loss is recorded as financial income or expense, respectively.

  Long-term receivables in foreign currency are converted at the lower of the exchange rate at the balance sheet date and the historical rate. Long-term debt in foreign currency is converted at the higher of the exchange rate at the balance sheet date and the historical rate. Unrealized gains and losses on long-term assets and liabilities denominated in the same currency are treated on a portfolio basis. Net unrealized currency translation losses are recorded as financial expenses. Net unrealized currency translation gains on non current assets and liabilities are recorded only to the extent they reverse unrealized losses recognized in prior periods.

 Cash and Cash Equivalents

  Cash and cash equivalents include cash, bank deposits, demand deposits and highly liquid financial instruments purchased with an original maturity of three months or less.

 Inventories

  Inventories consist of drilling fluids held for resale and chemicals used in well intervention and are stated at the lower of cost or market, using the first in, first out method. Provision is made for obsolete items and for the environmentally safe destruction of unsalable products.

 Fixed Assets and Depreciation

  Rigs and other fixed assets are included in the balance sheet at acquisition cost less accumulated depreciation and write-downs. Depreciation is calculated on a straight line basis over the asset's estimated economic and useful life. If the market value of an asset is less than the book value, and the decline in value is not considered to be a temporary decline in market value, a write-down is recorded in the current period. To support the assessment of the market value of the rigs, the Company obtains independent third party rig-appraisals.

  The economic lifes for the rigs are estimated to be 25 years, with residual values which vary from Nkr 2 million to Nkr 18 million, depending on the type of rig.

  When fixed assets are retired or disposed of, the cost of the asset and the accumulated depreciation is removed from the balance sheet and included in the calculation of gains and losses from sale of assets. The gains and losses from such sales are adjusted within the reversal of any accruals for classification and demobilization expenses.

 Goodwill and Other Intangibles

  The amortization period of goodwill is based on the expected economic life. Fair values are assessed in connection with the year-end reporting, and a write-down is recorded if the fair value is considered to be lower than the net book value and the decline in value is not considered to be temporary.

  At December 31, 1994, intangible assets included fees and charges incurred in connection with the refinancing of Transocean ASA's fleet loan. These charges were capitalized and are amortized over the term of

                        TRANSOCEAN ASA AND SUBSIDIARIES
the loan. In 1995 the Company changed it's principle for accounting for such charges. See "Change of Accounting Principle for Treatment of Loan Fees".

 Bond Loan

  The repurchase of notes is recorded as a reduction of debt. Realized premiums and discounts are recognized in income at the time of repurchase.

 Leasing

  Leasing agreements, which transfer to the lessee the majority of the risks and rewards generally associated with the ownership of an asset, are classified as financial leases. Assets acquired under financial leases are capitalized and depreciated over the asset's economic life. The corresponding lease obligation is recorded as a liability. The interest element is recorded as a financial expense, while the capital paydown is treated as an installment on the lease obligation.

  Leasing agreements which do not satisfy the above mentioned criteria are considered to be operating leases. Costs associated with operating leases are recorded as operating expenses when incurred.

 Classification and Demobilization Expenses

  The Company incurs periodic survey costs in connection with obtaining permission to operate its rigs on an ongoing basis. Costs associated with the surveys of rigs are systematically expensed and accrued as a liability prior to the actual survey. The classification provision for rigs subject to survey during the current year is classified as a current liability. Upon the disposal of the rig, the provision will be reversed and included in the calculation of the gain/loss on sale.

  Estimated classification expenses are dependent on the technical specifications, age and geographic area of operation for each rig. Certain maintenance costs are not performed during operation, but deferred until the rig is dry-docked in connection with a survey. These costs are included in the classification provision.

  The Company provides for demobilization costs, net of any expected demobilization fees to be received, to cover payroll expenses incurred after the expiration of a long-term drilling contract within Platform Drilling and Mobile Units segments. The provision is accumulated over the period of the drilling contract, and classified as a long-term liability.

 Pensions

  Effective January 1, 1994, Transocean implemented the new Norwegian pension accounting standard. Pension obligations and pension costs for group pension schemes funded through insurance companies and for individual pensions financed from operations have been calculated in accordance with this new accounting standard.

  The projected benefit obligation for funded and unfunded defined benefit pension plans is calculated as the actuarial present value of benefits based upon the pension benefit formula considering years of service rendered and assumptions about future compensation level. Pension plan assets are measured at market value, and differences between the actual return on assets and the expected return are deferred. Net periodic pension cost (gross pension cost less estimated return on plan assets) is classified as salaries expense in the statement of operations. The gross pension cost includes service cost, interest cost on the projected benefit obligation, and amortization of unrecognized gain or loss. For pension plans where plan assets exceed the projected benefits and pension plans where projected benefits exceed plan assets, the aggregate net asset or net obligation is recorded as a long-term receivable or as a long-term liability, respectively.

                        TRANSOCEAN ASA AND SUBSIDIARIES

 Foreign Exchange Contracts

  Realized and unrealized losses on forward contracts are calculated and provided for in the accounts as other current liabilities. Gains are recorded as income when realized. Premiums related to foreign currency options with a duration of less than 3 months are expensed on settlement while premiums in connection with options for longer durations are amortized over the contract period. Gains and losses on foreign currency contracts appropriately designated to hedge specific foreign currency commitments are deferred and recognized in net income in the period of the commitment transaction, to the extent effective.

 Interest Rate Agreements

  Gains and losses on interest rate agreements are recognized as a component of interest expense over the period relevant to the agreement if the underlying hedged debt remains outstanding.

 Change of Accounting Principle for Treatment of Loan Fees

  On the date of the merger between Transocean and Wilrig, the entities followed different accounting principles with respect to loan fees. Wilrig has historically charged loan fees to the income statement in the period incurred, while Transocean has capitalized and amortized such fees over the life of the related loan(s).

  In connection with the merger of the two companies, Transocean changed its accounting principle to conform to that of Wilrig. This change of accounting principle has been given effect from January 1, 1995, the effective date of the merger. As of January 1, 1995, the cumulative effect of the change has been charged to income as financial expense. Prior period financial information for Transocean for all periods up to and including December 31, 1994 has not been restated.

NOTE 2--CASH AND CASH EQUIVALENTS AND BLOCKED CASH DEPOSIT

  Cash and cash equivalents include restricted funds related to Norwegian employee withholding taxes of Nkr 44.2 million at December 31, 1995 and Nkr
32.7 million at December 31, 1994. In addition, cash and cash equivalents include a US$ 14.5 million deposit related to the sale of Treasure Searcher. Usage of this deposit is restricted to rig purchases and rig upgrades.

  The blocked cash deposit of Nkr 54 million relates to a cash deposit of US$ 8 million provided as collateral for a bond loan of US$ 110 million. Both the blocked cash deposit and the US$ 14.5 million cash deposit, which related to the sale of Treasure Searcher, were released in January 1996 when the bond loan was repurchased.

NOTE 3--ACCOUNTS RECEIVABLE

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1995         1994
                                                       -----------  -----------
                                                       (AMOUNTS IN NKR 1,000)
   Gross receivables from customers...................     593,494      530,024
   Provision for bad debts............................      (6,998)      (3,145)
                                                       -----------  -----------
   Net receivable from customers......................     586,496      526,879
                                                       ===========  ===========

  The Company's main customers are Statoil, Norsk Hydro and Saga Petroleum which at December 31, 1995 accounted for 22.8% (Nkr 133.7 million), 9.6% (Nkr
56.0 million) and 8.6% (Nkr 50.4 million) of total accounts receivables, respectively.

                        TRANSOCEAN ASA AND SUBSIDIARIES

NOTE 4--OTHER CURRENT ASSETS

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1995        1994
                                                       ----------- -----------
                                                       (AMOUNTS IN NKR 1,000)
   Receivable from sale of Ross Explorer..............      82,134
   Receivables, other.................................      58,103      72,686
   Prepaid expenses...................................      38,472      22,196
   Unbilled revenues..................................      23,894      22,287
   VAT receivables....................................      10,811       5,457
   Receivables from joint venture and affiliated
    companies.........................................       7,294      36,041
   Receivables from employees.........................       3,034       4,133
   Promissory notes (see Note 5)......................                  72,710
                                                       ----------- -----------
   Total other current assets.........................     223,742     235,510
                                                       =========== ===========

  The jack-up rig, Ross Explorer, was sold on March 23, 1995 to Ensco Offshore Company for US$ 25.8 million. The rig was subsequently chartered from Ensco on a bareboat charter which expired in the first quarter of 1996. The sale sum was paid in two installments, US$ 12.8 million was paid on delivery, and US$
13.0 million (Nkr 82.1 million) was paid upon termination of the bareboat charter in February 1996.

NOTE 5--PROMISSORY NOTES

  The second generation semisubmersible drilling rig, Treasure Driller, was sold in November 1994 to DeepTech International, Inc. ("Deep Tech") for US$ 11 million. As settlement, the Company received a US$ 11 million promissory note with three years maturity carrying 10% interest per year from DeepTech International, Inc. (85% of the amount) and from a subsidiary of DeepTech, FPS II, Inc. (15% of the amount). On November 8, 1995, DeepTech International, Inc. exercised their option to purchase the 2nd generation semi-submersible drilling rig Treasure Searcher for US$ 14.5 million in cash. As a result of these two transactions, the Company has the right to exchange principal and interest outstanding under the promissory note for common stock of DeepTech International, Inc. which is listed on NASDAQ. The option price is a rate of US$ 10 per share.

  The promissory notes were recorded as current assets at December 31, 1994 at Nkr 72.7 million, as a result of the Company's intentions to sell such notes. In late 1995, the Company changed it's intentions and decided to hold the notes which are recorded as a non-current asset of Nkr 69.5 million in the December 31, 1995 balance sheet.

                        TRANSOCEAN ASA AND SUBSIDIARIES

NOTE 6--CONSOLIDATED SUBSIDIARIES

  The table below summarizes the Company's consolidated subsidiaries as of December 31, 1995:

                                 OWNERSHIP
         COMPANY NAME                %
         ------------            ---------
Anchor Drilling Fluids AS......     100
Transocean Drilling Inc........     100
Transocean Drilling GmbH.......     100
Transocean Drilling AS (DK)....     100
Transocean Drilling Netherlands
 Ltd...........................     100
Transnor Rig Ltd...............     100
Transnor Rig AS................     100
North Sea Drilling Service AS..     100
Transocean Petroleum Technology
 AS............................     100
Transocean Management AS.......     100
Wilrig Offshore Ltd. UK........     100
Wilrig Drilling Inc. Canada....     100

                               OWNERSHIP
         COMPANY NAME              %
         ------------          ---------
Wilrig International AS.......    100
Wilrig Holdings Ltd. UK.......    100
Wilrig USA Inc. ..............    100
SDS Offshore Ltd..............    100
Pelerin Drilling AS...........    100
SDS Offshore AS...............    100
Ross Drilling & Co AS.........    100
Treasure Nymphea AS...........    100
Transocean Drilling (Nigeria
 AS)..........................    100
Ross Offshore AS..............    100
Target Drilling Services AS...    100

  Shares in Transocean Drilling (Nigeria) Ltd. have been issued, but not paid.

NOTE 7--SHARES AND JOINT VENTURE

  All share holdings of Transocean and subsidiaries are considered as strategic and/or long-term and have been classified as non-current assets.

  The table below summarizes the Company's shares and investments as of December 31, 1995:

                          OWNER                         SHARE     CARRYING VALUE
                          -SHIP  NO. OF   NOMINAL      CAPITAL   AT DEC. 31, 1995
        COMPANY             %    SHARES    VALUE       (1,000)     NKR (1,000)
        -------           ------ ------ ------------ ----------- ----------------
Anchor Vietnam Joint
 Venture................     50                                       7,899
ITC AS(a)...............     36  64,736     Nkr 10.-     Nkr 647        120
Deutag Transocean
 AS(b)..................     50   1,000  Nkr 1,000.-   Nkr 1,000        500
Transocean Welltrain
 AS(b)..................     50      50  Nkr 1,000.-      Nkr 50          0
Vestfold Flyplassinvest
 AS.....................      3   3,324  Nkr 1,000.-   Nkr 3,324         84
Integrated Well
 Services(a)............  33 1/3  4,000      GBP 1.-       GBP 4         40
Anchor Italia SRL(b)....     99     100 Lire 200,000 Lire 20,000        350
AS Barytt Transport(a)..     30      30      Nkr 500      Nkr 15         15
Other...................                                                  4
                                                                      -----
Total...................                                              9,012
                                                                      =====

- --------
(a) ITC AS and Integrated Well Services are not accounted for using the equity method as the Company does not have the ability to exercise significant influence over operating and financial policies of the investees. AS Barytt Transport is not accounted for using the equity method due to immateriality.
(b) Anchor Italia SRL is an immaterial dormant company, which is not consolidated. Deutag Transocean and Transocean Welltrain AS are under liquidation and considered to be immaterial, and are therefore not accounted for using the equity method.

NOTE 8--LONG-TERM RECEIVABLES

                                                               DECEMBER 31,
                                                          -----------------------
                                                             1995        1994
                                                          ----------- -----------
                                                          (AMOUNTS IN NKR 1,000)
   Loans to employees....................................       3,495      3,324
   Promissory notes, see Note 5..........................      69,509          0
   Other long-term receivable............................       5,592      5,342
                                                          ----------- ----------
   Total long-term receivables...........................      78,596      8,666
                                                          =========== ==========

                        TRANSOCEAN ASA AND SUBSIDIARIES

NOTE 9--FIXED ASSETS, GOODWILL AND OTHER INTANGIBLES

  The following table summarizes the changes in the historical cost and respective accumulated depreciation account balances of fixed assets, goodwill and other intangibles for the 3 year period ending December 31, 1995.

                                     VEHICLES,
                                     MACHINERY            GOODWILL
                                        AND    BUILDINGS   & OTHER
                            RIGS     FITTINGS  AND LAND  INTANGIBLES   TOTAL
                          ---------  --------- --------- ----------- ---------
                                        (AMOUNTS IN NKR 1,000)
Balance at January 1,
 1993...................  5,284,181   365,386   116,847    201,196   5,967,610
Additions...............    485,091    94,220     5,446      2,535     587,292
Disposals...............   (573,343)  (27,044)     (889)              (601,276)
Currency exchange
 difference.............                  550                              550
Write down..............   (283,051)                        (4,237)   (287,288)
                          ---------   -------   -------    -------   ---------
Balance at December 31,
 1993...................  4,912,878   433,112   121,404    199,494   5,666,888
Accumulated depreciation
 and amortization
 January 1, 1993........  1,021,913   223,052    36,925     28,209   1,310,099
Currency exchange
 difference.............                  387                              387
Accumulated depreciation
 disposals..............   (154,652)  (11,685)                        (166,337)
Depreciations and
 amortization...........    374,865    56,928     3,467     19,134     454,394
Amortization of
 capitalized loan
 expense................                                       959         959
                          ---------   -------   -------    -------   ---------
Net Book Value, December
 31, 1993...............  3,670,752   164,430    81,012    151,192   4,067,386
                          ---------   -------   -------    -------   ---------
Balance at January 1,
 1994...................  4,912,878   433,112   121,404    199,494   5,666,888
Additions...............    340,263    71,386     6,900      9,024     427,573
Disposals...............   (285,779)  (40,438)   (2,668)        27    (328,858)
Currency exchange
 difference.............                4,465     1,302        (27)      5,740
Write down..............    (45,000)                                   (45,000)
                          ---------   -------   -------    -------   ---------
Balance at December 31,
 1994...................  4,922,362   468,525   126,938    208,518   5,726,343
Accumulated depreciation
 and amortization
 January 1, 1994........  1,242,126   268,682    40,392     48,302   1,599,502
Currency exchange
 difference.............               (3,910)   (1,213)        37      (5,086)
Accumulated depreciation
 disposals..............   (153,058)  (11,620)    1,149        (37)   (163,566)
Depreciations and
 amortization...........    308,211    58,912     3,645     16,564     387,332
Amortization of
 capitalized loan
 expense................                                       150         150
                          ---------   -------   -------    -------   ---------
Net Book Value, December
 31, 1994...............  3,525,083   156,461    82,965    143,502   3,908,011
                          ---------   -------   -------    -------   ---------
Balance at January 1,
 1995...................  4,922,362   468,526   126,938    208,518   5,726,344
Currency exchange
 difference.............       (624)    2,975     1,215         29       3,595
Additions...............    186,948    85,066     8,748                280,762
Reclassification........     18,117   (18,117)
Disposals...............   (720,240)  (29,641)   (3,903)   (17,098)   (770,882)
                          ---------   -------   -------    -------   ---------
Balance at December 31,
 1995...................  4,406,563   508,809   132,998    191,449   5,239,819
Accumulated depreciation
 and amortization
 January 1, 1995........  1,397,406   312,065    43,973     65,016   1,818,460
Currency exchange
 difference.............       (378)    2,563      (454)       (60)      1,671
Reclassification........     17,734   (17,734)
Accumulated depreciation
 disposals..............   (392,336)  (17,715)      197     (9,220)   (419,074)
Depreciations and
 amortization...........    272,613    58,100     4,083     19,236     354,032
                          ---------   -------   -------    -------   ---------
Net Book Value, December
 31, 1995...............  3,111,524   171,530    85,199    116,477   3,484,730
                          =========   =======   =======    =======   =========

  The total of the average appraised values of all of the Company's rigs as of December 31, 1995 was US$847.5 million (approximately Nkr 5.357 million).

                        TRANSOCEAN ASA AND SUBSIDIARIES

  Gross investments in, and disposal of fixed assets and intangibles during the last five years are as follows:

                            VEHICLES
                          MACHINERY AND
              RIGS          FITTINGS     BUILDINGS AND LAND  INTANGIBLE ASSETS
        ---------------- --------------- ------------------- ------------------
YEAR    ACQUIRED  SOLD   ACQUIRED  SOLD   ACQUIRED   SOLD     ACQUIRED    SOLD
- ----    -------- ------- -------- ------ ------------------- ----------  ------
                               (AMOUNTS IN NKR 1,000)
1995... 186,948  388,404  85,066   8,867      8,748      192
1994... 340,263  120,016  71,386   6,519      6,900               9,024
1993... 485,091  418,691  79,965  15,098      5,446      889      2,535
1992... 322,475   37,647 117,028  11,464     38,222    1,454    176,936
1991... 792,892      257  51,737   2,460     16,915    4,145

 Goodwill and other intangibles

  Goodwill relates primarily to Anchor Drilling Fluids AS and subsidiaries. The net book value of such amounts aggregated Nkr 110 million and Nkr 128 million at December 31, 1995 and 1994, respectively.

  Other intangibles also included costs incurred in connection with the refinancing of the Company's fleet loan of Nkr 8.9 million at December 31, 1994. This amount was expensed during 1995 in connection with a change in accounting principles. See "Change of accounting principles for treatment of loan fees".

NOTE 10--ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1995        1994
                                                       ----------- -----------
                                                       (AMOUNTS IN NKR 1,000)
   Accrued operations and administration expenses.....     117,271      92,962
   Accrued holiday pay, taxes etc.....................     106,318      95,763
   Provision for classification expenses..............      69,565      58,741
   Short-term demobilization and payroll accruals.....      46,430      20,739
   Overdraft facility.................................      41,671      37,524
   Accrued interest expenses..........................      33,942      39,553
   Payables to joint venture and affiliated
    companies.........................................      11,410
   Accruals relating to rig upgrades..................       9,819       7,500
   Merger costs.......................................       8,535       8,064
   Other short term liabilities.......................       8,519      37,663
   Other interest bearing short term liabilities......       4,626       2,886
   Savings scheme for employees.......................       2,093       2,250
                                                       ----------- -----------
   Total accrued expenses and other current
    liabilities.......................................     460,199     403,645
                                                       =========== ===========

                        TRANSOCEAN ASA AND SUBSIDIARIES

NOTE 11--TAXES

  The components of income (loss) before minority interest and taxes are as follows:

INCOME (LOSS) BEFORE MINORITY INTEREST AND TAXES

                                                        FOR THE YEAR ENDED
                                                           DECEMBER 31,
                                                      -----------------------
                                                         1995        1994
                                                      ----------- -----------
                                                      (AMOUNTS IN NKR 1,000)
   Norway............................................    (18,868)     (89,389)
   United Kingdom....................................    (16,717)      (5,286)
   North America.....................................    (29,096)      (8,077)
   Africa............................................     98,972      (15,547)
   Holland/Germany/Denmark...........................     (9,212)         498
   Asia..............................................      7,968        3,524
                                                      ----------  -----------
   Total income (loss) before minority interest and
    taxes............................................     33,047     (114,277)
                                                      ==========  ===========

  Tax expense consists of the following amounts by country:

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31,
                                                       ------------------------
                                                          1995         1994
                                                       -----------  -----------
                                                       (AMOUNTS IN NKR 1,000)
CURRENT TAXES
  Norway..............................................       1,330        1,623
  United Kingdom......................................       2,671          853
  Africa..............................................       4,330        2,910
  Asia................................................       2,084        5,235
  South America.......................................       1,504
  Other countries.....................................         746          940
                                                       -----------  -----------
  Current income tax expense..........................      12,665       11,561
                                                       -----------  -----------
DEFERRED TAXES
  Norway..............................................      (1,282)      (2,009)
  Africa..............................................       1,291        1,336
  Asia................................................                    1,116
  Other countries.....................................          90         (197)
                                                       -----------  -----------
  Deferred income tax expense.........................          99          246
                                                       -----------  -----------
  Total income tax expense............................      12,764       11,807
                                                       ===========  ===========

                        TRANSOCEAN ASA AND SUBSIDIARIES

RECONCILIATION OF NORWEGIAN NOMINAL STATUTORY TAX RATE TO EFFECTIVE TAX RATE:

                                                        FOR THE YEAR ENDED
                                                           DECEMBER 31,
                                                      -----------------------
                                                         1995        1994
                                                      ----------- -----------
                                                      (AMOUNTS IN NKR 1,000)
   Expected income taxes at statutory rate(1)........      9,253      (31,998)
   Limitation on recognition of deferred tax asset...     (9,253)      31,998
   Tax payable Norway................................      1,330        1,623
   Tax payable International.........................     11,335        9,938
   Change in deferred taxes..........................         99          246
                                                      ----------  -----------
   Income tax expense................................     12,764       11,807
                                                      ==========  ===========
   Effective tax rate................................       38.6%       (10.3%)
                                                      ==========  ===========

- --------
(1)  Norwegian nominal statutory tax rate is 28 percent for 1995 and 1994.

  At the end of 1995, the Company had tax loss carryforwards of approximately Nkr 2.5 billion. The most significant amounts, Nkr 1,850 million, and Nkr 526 million relate to Norway and the United Kingdom respectively. The loss carryforwards expire as follows:

                                                           UNITED     OTHER
                                               NORWAY     KINGDOM   COUNTRIES
                                               ---------  --------  ----------
                                                (AMOUNTS IN NKR MILLIONS)
   1996.......................................
   1997.......................................                               2
   1998.......................................
   1999.......................................        40
   2000.......................................       472
   Thereafter.................................     1,338        526         93
                                               ---------    -------    -------
   Total......................................     1,850        526         95
                                               =========    =======    =======

                        TRANSOCEAN ASA AND SUBSIDIARIES

  Temporary differences giving rise to deferred tax assets and liabilities and carry forwards as of December 31, 1995 and 1994 were as follows:


                                      DECEMBER 31, 1995     DECEMBER 31, 1994
                                    --------------------- ---------------------
                                     ASSETS   LIABILITIES  ASSETS   LIABILITIES
                                    --------- ----------- --------- -----------
                                             (AMOUNTS IN NKR 1,000'S)
   Current:
   Inventory obsolescence
    reserves......................      2,963                 1,450
   Debtors........................     12,616      (432)      3,008      (138)
   Other accruals.................     57,963      (194)     51,308      (137)
                                    ---------  --------   ---------  --------
   Total Current..................     73,542      (626)     55,766      (275)
                                    ---------  --------   ---------  --------
   Non current:
   Depreciation...................      6,955  (619,029)     44,305  (456,533)
   Pensions.......................     35,891                37,284
   Guarantee and classification
    provisions....................     56,123                74,437
   Gains and loss account.........             (146,307)     12,982  (188,368)
   Receivables and debt in foreign
    currency......................      5,733      (460)      4,613      (889)
   Other..........................     14,212    (2,551)     14,643    (9,695)
   Total tax loss carry forward...  2,470,575             2,380,963
                                    ---------  --------   ---------  --------
   Total Non Current..............  2,589,489  (768,347)  2,569,227  (655,485)
                                    ---------  --------   ---------  --------
   Gross temporary differences and
    tax loss carry forwards.......  2,663,031  (768,973)  2,624,993  (655,760)
                                    =========  ========   =========  ========

                        TRANSOCEAN ASA AND SUBSIDIARIES

  The tax effects of temporary differences giving rise to deferred tax assets and liabilities and carry forwards as of December 31, 1995 and 1994 were as follows:

                                    DECEMBER 31, 1995     DECEMBER 31, 1994
                                   --------------------- ---------------------
                                    ASSETS   LIABILITIES  ASSETS   LIABILITIES
                                   --------  ----------- --------  -----------
                                            (AMOUNTS IN NKR 1,000)
Current:
Inventory obsolescence reserves...      788                   406
Debtors...........................    3,530       (119)       840        (37)
Other accruals....................   16,723        (53)    14,364        (37)
                                   --------   --------   --------   --------
Total Current.....................   21,041       (172)    15,610        (74)
                                   --------   --------   --------   --------
Non Current:
Depreciation......................    1,946   (173,328)    12,405   (127,834)
Pensions..........................   10,049                10,440
Guarantee and classification
 provisions.......................   15,714                20,843
Gains and loss account............             (41,432)     3,635    (52,743)
Receivables and debt in foreign
 currency.........................    1,605                 1,292       (249)
Other.............................    3,979     (1,092)     4,099     (2,714)
Tax loss carry forward............  723,999               698,623
                                   --------   --------   --------   --------
Total Non Current.................  757,292   (215,852)   751,337   (183,540)
                                   --------   --------   --------   --------
Total.............................  778,333   (216,024)   766,947   (183,614)
                                   --------   --------   --------   --------
Amounts netted.................... (209,061)   209,061   (176,754)   176,754
                                   --------   --------   --------   --------
Net deferred tax liabilities on
 the balance sheet................              (6,963)               (6,860)
                                              ========              ========

  Tax rates applied: Norway 28%, UK 33%, Singapore and Malaysia 27%, Canada 38%, USA 35%, Denmark 34%, Indonesia 30%.

NOTE 12--CURRENT PORTION OF LONG-TERM DEBT

                                                              DECEMBER 31,
                                                         -----------------------
                                                            1995        1994
                                                         ----------- -----------
                                                         (AMOUNTS IN NKR 1,000)
   Leasing contracts....................................      11,414      13,945
   Long-term loans in US$...............................     231,378     163,650
   Long-term loans in Nkr...............................         753       3,918
   Long-term loans in other currencies..................         836       1,723
                                                         ----------- -----------
   Total current portion of long-term debt..............     244,381     183,236
                                                         =========== ===========

See Note 16 for details of each loan included in the above table.

NOTE 13--CONTRACT ADVANCE

  In connection with the award of a long term contract for the rig Treasure Prospect in the Norwegian sector of the North Sea, Statoil paid an up-front fee of Nkr 222.2 million. The fee was intended to cover the necessary

                        TRANSOCEAN ASA AND SUBSIDIARIES
investments that had to be made in order to comply with Norwegian rules and regulations, specific contract requirements for the rig and certain mobilization costs. The amount of the prepayment related to the reimbursement of mobilization costs incurred (Nkr 15.8 million) was credited to income in the same period as the respective mobilization costs were charged to expense.

  The remaining amount of the prepayment, Nkr 206.4 million, has been credited to income over a period of 40 months, which ended December 31, 1995 (Nkr 75.4 million was recorded as income in 1995, 1994 and 1993). The advance payment has been recorded in the statement of operations on an annuity basis, using a 12% interest factor. As a result, operating revenues have been increased for the annuity portion of the cash advance plus an interest factor. Financial expenses have been increased for a hypothetical interest factor (Nkr 4.7 million, Nkr 12.6 million and Nkr 19.7 million was recorded as interest in 1995, 1994 and 1993, respectively).

NOTE 14--CONVERTIBLE BONDS

  The Company has a convertible bond loan of Nkr 86.5 million which includes the right to subscribe for shares of Nkr 5 par value at a price of Nkr 79. The loan matures on December 31, 1996 and bears interest at 10% per year. No interest is payable in the year in which conversion takes place. As of June 15, 1996, all of the loan balance except Nkr 46,000 had been converted to shares.

NOTE 15--SENIOR SECURED NOTES

  In March 1994, a US$ 110 million offering of Senior Secured Notes was issued in the United States. The Senior Secured Notes have a coupon of 11.25% and are due in 2004. Five of the Company's rigs were pledged as collateral for the Senior Secured Notes.

  In 1995, Transocean repurchased US$ 29.5 million (for US$ 27.8 million at par value) of the Senior Secured Notes. The repurchase was recorded as a payment of debt. The net realized premium on the purchases, Nkr 12.8 million, has been charged as a financial expense. At December 31, 1995, the balance of the Notes was recorded at US$ 80.2 million, which amounts to Nkr 588.3 million when applying the drawdown exchange rate of 7.338. In January 1996, the remaining balance of the Notes was repurchased.

NOTE 16--OTHER LONG-TERM DEBT

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1995         1994
                                                       -----------  -----------
                                                       (AMOUNTS IN NKR 1,000)
   Loans in US$.......................................   1,176,785    1,287,841
   Loans in Nkr.......................................       2,720       16,638
   Loans in other currencies..........................         836        6,872
   Capital lease obligations..........................      61,740       43,258
                                                       -----------  -----------
   Total..............................................   1,242,081    1,354,609
   Less: Current portion of long-term debt............    (244,381)    (183,236)
                                                       -----------  -----------
   Total long-term debt...............................     997,700    1,171,373
                                                       ===========  ===========

  In December 1995, a seven year revolving credit facility totalling US$ 275 million was established. At December 31, 1995, US$ 137.2 (Nkr 872 million) was drawn at the US$/Nkr exchange rate of 6.356. As of December 31, 1995, seven of the Company's rigs along with their respective revenues and insurance policies were pledged as collateral for the loan. During January 1996, the Company pledged an additional three rigs as collateral for the loan. The Company's contractual cash flow from the mobile rigs, as defined, determines the repayment schedule, credit line available and the margin to be paid. The most significant portion of the debt outstanding bears an interest rate of LIBOR plus 0.60% as of December 31, 1995.

  Under the terms of the revolving facility, the Company must maintain a minimum balance of cash and cash equivalents of US$35 million. Additionally, the facility requires the Company to comply with certain other restrictive covenants which, among other things, limits the total amount of priority indebtedness and requires maintenance of certain financial ratios.

                        TRANSOCEAN ASA AND SUBSIDIARIES

  As part of the fleet loan, a separate facility of US$ 7.5 million (Nkr 47.4 million) which is due in 1996 is outstanding at year-end. The interest rate is fixed at 9.5%. The fleet is pledged as collateral for the fleet loan.

  An unsecured loan of US$ 25 million (Nkr 157.7 million) was obtained in connection with the repurchase of portions of the Senior Secured Notes in November 1995. This loan was repaid in January 1996.

  A floating rate loan of US$ 26.8 million was assumed in connection with the acquisition of the Treasure Saga rig in June 1989. The loan is repayable in semiannual installments of US$ 1.6 million, with the final payment due in July 1997. The loan bears interest at 0.25% over LIBOR.

  The Company has a revolving credit facility of US$ 25.0 million, of which US$ 5.0 million is available for the issuance of performance bonds and guarantees. US$ 23.3 million and US$ 23.8 million, of the facility was available at December 31, 1995 and 1994, respectively. At December 31, 1995, the Company had utilized US$ 1 million (Nkr 6.3 million) and issued bid bonds amounting to US$ 0.7 million under the facility. At December 31, 1994, the Company had issued bid bonds amounting to US$ 1.2 million. The interest rate under the facility is LIBOR plus 1.75%. The rig Treasure Saga was pledged as collateral for the facility.

  Anchor Drilling Fluids has a LIBOR-based loan of US$ 8 million (Nkr 50.5 million) at December 31, 1995. This loan matures in 1997.

  For information regarding rigs collateralized for the Company's debt, see
Note 19.

  See Note 33 for details on debt refinancing subsequent to December 31, 1995.

  The long-term debt as of December 31, 1995 is payable as follows:

                                                                 TOTAL
                                                         ---------------------
                                                         (AMOUNTS IN NKR 1,000)
      1996..............................................         232,966
      1997..............................................          72,718
      1998..............................................             753
      1999..............................................         286,020
      2000..............................................               0
      Thereafter........................................       1,176,135
                                                             -----------
                                                               1,768,592
                                                             ===========

  Capital lease obligations included in long-term debt as of December 31, 1995 are payable as follows:

                                                                  TOTAL
                                                         ----------------------
                                                         (AMOUNTS IN NKR 1,000)
      1996..............................................          11,414
      1997..............................................          26,624
      1998..............................................          11,975
      1999..............................................           5,639
      2000..............................................           1,793
      Thereafter........................................           4,295
                                                               ---------
                                                                  61,740
                                                               =========

                        TRANSOCEAN ASA AND SUBSIDIARIES

NOTE 17--PENSION OBLIGATIONS

  Transocean has established group pension schemes with life insurance companies for its employees. In Norway, these consist of six defined benefit plans in the parent company and six defined benefit plans in subsidiaries. The number of people covered by these schemes were 815 and 977, respectively, at December 31, 1995. Outside Norway, Transocean has one benefit plan and several contribution plans for employees. The benefit plan covers 72 people. Certain of the pension schemes are financed partly by members' contributions from employees. In addition to pension obligations covered through the insurance schemes, the Company has pension obligations to 18 employees and former employees, which are financed directly from operations. The Company participates in an industry wide scheme for early retirement, partly sponsored by the National Insurance Scheme. The accounting effect of this scheme is considered to be insignificant and is not included in the pension obligations. Employer's social security tax is included in the obligation for unfunded schemes. For funded schemes annual premium payments are considered to represent a reasonable approximation of the present value of the period's pension earnings, and the employer's social security tax is expensed in the period of payment.

  In valuing the pension funds and calculating accrued obligations, estimated values have been used. These estimates are adjusted annually in accordance with the pension funds' transfer values and actuarial calculations of the obligations.

ASSUMPTIONS MADE IN CALCULATING FUTURE PENSIONS

                                                                   DECEMBER 31,
                                                                  --------------
                                                                  1995   1994
                                                                  ---- ---------
   Discount rate................................................. 7.0% 6.0%-7.0%
   Expected rate of return on plan assets........................ 8.0% 7.0%-8.0%
   Average rate of compensations increase........................ 3.5%      3.0%
   Average rate of pension increase.............................. 3.0% 2.5%-3.0%
   Voluntary departure (employees under 40)...................... 2.0%      2.0%

PENSION COSTS RELATED TO BENEFIT PLANS

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1995         1994
                                                       -----------  -----------
                                                       (AMOUNTS IN NKR 1,000)
   Service cost.......................................      29,028       17,905
   Interest cost......................................      14,787       16,268
   Expected return on plan assets.....................     (21,953)     (14,728)
   Net amortization and deferrals.....................       5,712            0
                                                       -----------  -----------
   Periodic pension cost..............................      27,574       19,445
   Employee contribution..............................      (4,916)      (2,142)
                                                       -----------  -----------
   Net periodic pension cost..........................      22,658       17,303
                                                       ===========  ===========

                        TRANSOCEAN ASA AND SUBSIDIARIES

  The following table sets forth the funded status of the plans and the amounts recognized in the Company's consolidated Balance Sheet as of December 31:

                            PLANS WITH ASSETS IN EXCESS   PLANS WITH ACCUMULATED
                              OF ACCUMULATED BENEFIT      BENEFIT OBLIGATIONS IN
                                    OBLIGATIONS              EXCESS OF ASSETS
                            ----------------------------  -----------------------
                                1995           1994          1995        1994
                            -------------  -------------  ----------- -----------
                                          (AMOUNTS IN NKR 1,000)
   Actuarial present value
    of accumulated benefit
    obligation.............      (142,504)      (102,355)    (53,366)    (117,870)
   Effect of projected
    compensation
    increases..............       (24,326)       (37,723)    (37,629)      (7,285)
                            -------------  -------------  ----------  -----------
   Projected benefit
    obligation.............      (166,830)      (140,078)    (90,995)    (125,155)
   Estimated fair value of
    plan assets............       187,657        150,163      42,022       64,022
                            -------------  -------------  ----------  -----------
   Net pension
    funds/(obligations)....        20,827         10,085     (48,973)     (61,133)
   Unrecognized net (gain)
    loss from past
    experience different
    from that assumed......         1,172         11,983     (18,926)      (5,386)
                            -------------  -------------  ----------  -----------
   Prepaid
    pensions/(accrued
    pension liabilities)...        21,999         22,068     (67,899)     (66,519)
                            =============  =============  ==========  ===========

  Plans with assets in excess of accumulated benefits obligations are recorded as assets in the balance sheet, since the prepaid pension is expected to be used to pay future premiums. The pension plan assets are managed by the insurance companies based on the general guidelines for life insurance companies and are principally invested in fixed income securities, marketable equity securities and real estate. The effect of changes in estimates and deviations between estimates and actual returns is charged to the profit and loss account over the average remaining service period when the accumulated effect exceeds 10% of the larger of the pension assets or liabilities.

NOTE 18--OTHER LONG-TERM LIABILITIES

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
                                                        (AMOUNTS IN NKR 1,000)
   Provision for classification costs..................      44,865      81,175
   Demobilization provision............................       5,080       8,199
   Other non-interest bearing long-term liabilities....       1,333         889
                                                        ----------- -----------
                                                             51,278      90,263
                                                        =========== ===========

NOTE 19--COMMITMENTS AND CONTINGENCIES

 Guarantees and mortgages

  Guarantees issued by the Company total Nkr 81.5 million and Nkr 52.5 million at December 31, 1995 and 1994, respectively. As collateral for the Company's long-term loans, the Company has mortgaged ten of the rigs and made a collateral assignment of such rigs' revenues and such rigs' insurance policies.

 Leasing

  The Company leases certain premises and facilities under operating lease agreements. Rent expenses related to lease agreements were Nkr 3.78 million, Nkr 4.38 million and Nkr 2.55 million in 1995, 1994 and 1993 respectively.

                        TRANSOCEAN ASA AND SUBSIDIARIES

  Future minimum lease payments under non-cancellable operating leases (in which the initial lease terms are in excess of one year) as of December 31, 1995 are as follows:

                                                               DECEMBER 31,
                                                                   1995
                                                          ----------------------
                                                          (AMOUNTS IN NKR 1,000)
   1996..................................................          3,943
   1997..................................................          2,356
   1998..................................................          1,661
   1999..................................................          1,489
   2000..................................................          1,489
   Thereafter............................................         19,351
                                                                  ------
   Total operating lease commitments.....................         30,289
                                                                  ======

  The Company has entered into an operating lease contract to rent Anchor Drilling Fluids' office building. This contract expires in 2011. Anchor Drilling Fluids holds an option to cancel the contract every fifth year starting in 1996. The Anchor operating lease commitment comprises the only lease payment due after the year 2000.

  Capital leases include leases of the main office building in Tananger, Norway and various drilling equipment for the Mobile Units and for Platform Drilling & Well Intervention. The lease on the building is a 20 year lease, while the leases on drilling equipment are 3-5 year leases.

 Future lease commitments

  The Company has entered into a lease agreement with respect to the financing of Rubicon 2000, a new drilling and work-over unit which is being constructed by Stewart & Stevenson Inc., in accordance with the Company's design. The lease agreement is for Nkr 44 million, and is expected to commence upon delivery of the Rubicon 2000 in early 1997. The lease term is seven years.

 Other

  A contingent liability existed as of December 31, 1995 in the form of a share issue agreement with respect to the utilization of net operating losses available to Wilrig Holdings (U.K.) Ltd. The agreement between the Company and Wilh. Wilhelmsen Limited AS ("WWL") provides WWL with an option to receive a maximum of 148,279 shares at no cost or a cash payment of up to GBP 1.25 million if certain U.K. tax loss carry forwards are utilized by Wilrig Holdings (U.K.) Ltd. In January 1996. This matter was settled without a material expense to the Company.

NOTE 20--MINORITY INTERESTS

  Minority interests relate to the Company's investment in the Moroccan mining company Comabar, which is owned by the Anchor Drilling Fluids AS Subsidiary.

                        TRANSOCEAN ASA AND SUBSIDIARIES

NOTE 21--CHANGES IN SHAREHOLDERS' EQUITY

                           NUMBER OF                                   CUMULATIVE
                            SHARES     SHARE  RESTRICTED  UNRESTRICTED TRANSLATION
                          OUTSTANDING CAPITAL  RESERVES     RESERVES   ADJUSTMENTS   TOTAL
                          ----------- ------- ----------  ------------ ----------- ---------
                                               (AMOUNTS IN NKR 1,000)
Balance at December 31,
 1992...................  21,929,511  109,647   563,527      274,667        (955)    946,886
Merger with Ross
 Offshore...............  11,915,808   59,580   436,912      497,977                 994,469
                          ----------  ------- ---------     --------     -------   ---------
Restated balance at
 December 31, 1992 after
 Transocean-Ross
 merger.................  33,845,319  169,227 1,000,439      772,644        (955)  1,941,355
New equity Ross
 Offshore...............   3,000,000   15,000   108,178                              123,178
Net income Transocean...                                     119,868                 119,868
Net loss Ross Offshore..                                    (519,729)               (519,729)
Translation difference..                                                    (533)       (533)
                          ----------  ------- ---------     --------     -------   ---------
Balance at December 31,
 1993...................  36,845,319  184,227 1,108,617      372,783      (1,488)  1,664,139
Net loss................                                      (7,804)                 (7,804)
Implementation of new
 pension accounting
 standard...............                         (5,565)     (44,892)                (50,457)
Translation difference..                                                   1,610       1,610
Other...................                                      (4,012)                 (4,012)
                          ----------  ------- ---------     --------     -------   ---------
Balance at December 31,
 1994...................  36,845,319  184,227 1,103,052      316,075         122   1,603,476
Merger with Wilrig......  15,591,760   77,959   868,304     (274,061)     (7,071)    665,131
                          ----------  ------- ---------     --------     -------   ---------
Restated balance at
 December 31, 1993 after
 Transocean-Wilrig
 merger.................  52,437,079  262,186 1,971,356       42,014      (6,949)  2,268,607
New equity..............     226,338    1,131     8,215                                9,346
Net income..............                                      18,741                  18,741
Translation difference..                                                  (6,365)     (6,365)
                          ----------  ------- ---------     --------     -------   ---------
Balance at December 31,
 1995...................  52,663,417  263,317 1,979,571       60,755     (13,314)  2,290,329
                          ==========  ======= =========     ========     =======   =========

  The Company's share capital consists of 52.7 million shares of Nkr 5 par value. Holders of the convertible bonds have the right to convert the loan to shares in the Company at a price of Nkr 79. As of May 29, 1996, 1,094,429 shares had been converted. New equity 1993 relates to Ross Offshore's issuance of shares in April 1993. In 1995, shares have been issued under the Stock Option Plans as detailed below.

 Restricted reserves

  Restricted reserves represent equity unavailable for dividend distribution. The level of these reserves is regulated by Norwegian law and must aggregate at least 20% of total share capital of the Company, assuming the sum of share capital and unrestricted reserves equals or exceeds the total liabilities of the parent company.

 Temporary restricted reserves

  Temporary restricted reserves represent equity which first becomes available for dividend distribution in 1996. The amounts in this category are Nkr 18.3 million, Nkr 36.6 million and Nkr 54.9 million for the years 1995, 1994 and 1993 respectively. For presentation purposes temporary restricted reserves have been included in restricted reserves. From January 1, 1997 this separate category of equity will not be required, as it relates to tax regulations no longer in effect.

 Unrestricted reserves

  Unrestricted reserves represent equity which is available for dividend distribution, as long as the Company has contributed sufficient funds to restricted reserves based on Norwegian law.

                        TRANSOCEAN ASA AND SUBSIDIARIES

  Stock options have been awarded to and exercised by present and previous senior management and Board members as detailed below.

                                                                                  EXERCISED
                         NUMBER      YEAR   EXERCISE    EXERCISE     EXERCISED     IN 1996     REMAINING
   STOCK OPTION PLANS    GRANTED    GRANTED  PRICE      DEADLINE      IN 1995  (AS OF JUNE 15)  OPTIONS
   ------------------    -------    ------- -------- --------------- --------- --------------- ---------
Ross Offshore plan...... 205,200(1)    1993   41.5    April 29, 1996   90,400      110,000
Wilrig plan............. 128,438    1994/95   40.0         1996-1999   90,938                   37,500
Transocean plan......... 200,000       1994   43.5   August 31, 1997   45,000      155,000
                         -------                                      -------      -------      ------
                         533,638                                      226,338      265,000      37,500
                         =======                                      =======      =======      ======

- --------
(1) 4,800 shares were forfeited.

  Shares and options owned by Management and the Board:

                                          SHARES   OPTIONS   SHARES   OPTIONS
                                         DEC. 31,  DEC. 31, JUNE 15,  JUNE 15,
                                           1995      1995     1996      1996
                                         --------- -------- --------- --------
MANAGEMENT
Reidar Lund, President and CEO..........     1,087  70,000     71,124
Erik Gloersen, Executive Vice
 President..............................         4  48,000     48,037
Arne Austreid, Vice President Group
 Services...............................        20  20,000     20,057
Stein Giljarhus, President Transocean
 Petroleum Technology(5)................        20  35,000     35,057
Hakon Skretting, Vice President
 Engineering & Construction.............       500  10,000     10,537
Jan Erik Tveteraas, Chief Financial
 Officer................................        30  20,000     20,067
THE BOARD
Kristian Siem, Chairman(1)..............        14                 14
Ole Lund, Deputy Chairman(2)............
Geir Aune, Board Member.................    36,675  37,500     55,425  37,500
Fridtjof Lorentzen, Board Member(3)..... 2,520,569  12,000  2,532,569
Jon-Aksel Torgersen, Board Member(4)....    27,309   9,600          0
Einar Kloster, Vice Chairman(2).........                        1,000
Per Inge Grimsmo, Board Member..........                           37
Jon M. Fjose, Board Member..............        20                 57
Jostein Rasmussen, Board Member.........                           37

- --------
(1) Does not include 2,908,233 shares owned of record by the Norex America, Inc. and affiliated companies of where Mr. Siem is the Chairman of the Board.
(2) Ole Lund resigned from the Board on March 28, 1996. Einar Kloster was at the same time appointed to the Boards of Directors.
(3) Includes shares owned by companies of which Mr. Lorentzen is a director or officer.
(4) Jon-Aksel Torgersen withdrew from the Board on May 10, 1996.
(5) Stein Giljarhus resigned from Transocean in June 1996.

                        TRANSOCEAN ASA AND SUBSIDIARIES

NOTE 22--SEGMENT INFORMATION

  The Company and its subsidiaries are engaged in the following business segments: Mobile Units, Platform Drilling and Well Intervention, Fluid Services and Engineering & Construction. The following tables set forth a summary of the operations in each segment:

MOBILE UNITS

  The Company's Mobile Units business segment is engaged in contract drilling of both production and exploration wells and well completion services in offshore locations on a worldwide basis.

                                           FOR THE YEAR ENDED DECEMBER 31,
                                           ----------------------------------
                                              1995        1994        1993
                                           ----------  ----------  ----------
                                                (AMOUNTS IN NKR 1,000)
   Operating revenues.....................  1,565,391   1,474,111   1,800,294
   Operating expenses..................... (1,183,924) (1,147,566) (1,341,000)
   Classification expenses................    (59,595)    (61,773)    (59,252)
   Merger and reorganization expenses.....    (35,000)                (66,000)
   Gain/(loss) on sale of rigs............     84,846        (648)     17,184
   Allocated overhead.....................    (16,569)    (29,000)    (35,000)
                                           ----------  ----------  ----------
   Operating income before write-downs,
    depreciation and amortization.........    355,149     235,124     316,226
   Write-downs of rigs....................                (45,000)   (283,051)
   Depreciation and amortization..........   (277,416)   (315,258)   (382,540)
                                           ----------  ----------  ----------
   Operating income (loss)................     77,733    (125,134)   (349,365)
                                           ==========  ==========  ==========
   Identifiable assets (at end of
    period)...............................  4,000,721   4,055,836   4,296,487
                                           ==========  ==========  ==========

PLATFORM DRILLING AND WELL INTERVENTION

  The Company's Platform Drilling and Well Intervention business segment is conducted through Transocean Petroleum Technology AS ("TPT") a wholly owned subsidiary of the Company, which is involved in production drilling and maintenance on fixed installations primarily in the Norwegian sector of the North Sea.

                                           FOR THE YEAR ENDED DECEMBER 31,
                                           ----------------------------------
                                              1995        1994        1993
                                           ----------  ----------  ----------
                                                (AMOUNTS IN NKR 1,000)
   Operating revenues.....................    646,308     563,605     516,218
   Operating expenses.....................   (575,778)   (484,094)   (431,923)
   Gain/(loss) on sale of fixed assets....       (398)
   Allocated overhead.....................     (9,924)    (14,000)    (16,000)
                                           ----------  ----------  ----------
   Operating income before depreciation
    and amortization......................     60,208      65,511      68,295
   Depreciation and amortization..........    (32,542)    (35,455)    (31,654)
                                           ----------  ----------  ----------
   Operating income.......................     27,666      30,056      36,641
                                           ==========  ==========  ==========
   Identifiable assets (at end of
    period)...............................    327,718     329,389     344,999
                                           ==========  ==========  ==========

                        TRANSOCEAN ASA AND SUBSIDIARIES

FLUID SERVICES

  The Company's Engineering and Construction business segment offers engineering services and studies, as well as upgrading, modification and construction of drilling facilities and drilling equipment.

                                                     FOR THE YEAR ENDED
                                                        DECEMBER 31,
                                                 ----------------------------
                                                   1995      1994      1993
                                                 --------  --------  --------
                                                   (AMOUNTS IN NKR 1,000)
   Operating revenues...........................  906,636   974,385   891,938
   Operating expenses........................... (832,425) (851,043) (785,580)
   Gain (loss) on sale of fixed assets..........    1,523
   Allocated overhead...........................   (2,148)
                                                 --------  --------  --------
   Operating income before depreciation and
    amortization................................   73,586   123,342   106,358
   Depreciation and amortization................  (39,227)  (30,903)  (29,682)
                                                 --------  --------  --------
   Operating income.............................   34,359    92,439    76,676
                                                 ========  ========  ========
   Identifiable assets (at end of period).......  527,964   492,325   510,108
                                                 ========  ========  ========

  See Note 33 for details on the planned sale of the Fluid Services segment subsequent to December 31, 1995. Liabilities pertaining to the Fluid Services segment totalled Nkr 439.5 million, Nkr 421.0 million and Nkr 450.5 million as of December 31, 1995, 1994 and 1993, respectively.

ENGINEERING & CONSTRUCTION

  The Company's Fluid Services business segment, through Anchor Drilling
Fluids, a wholly owned subsidiary of the Company, offers drilling fluid systems and associated services to its customers.

                                                     FOR THE YEAR ENDED
                                                        DECEMBER 31,
                                                 ----------------------------
                                                   1995      1994      1993
                                                 --------  --------  --------
                                                   (AMOUNTS IN NKR 1,000)
   Operating revenues...........................   71,279    49,699    95,860
   Operating expenses...........................  (66,178)  (52,568)  (84,335)
   Allocated overhead...........................   (4,000)   (5,000)   (8,000)
                                                 --------  --------  --------
   Operating income (loss) before depreciation
    and amortization............................    1,101    (7,869)    3,525
   Depreciation and amortization................     (592)   (1,046)   (1,963)
                                                 --------  --------  --------
   Operating income (loss)......................      509    (8,915)    1,562
                                                 ========  ========  ========
   Identifiable assets (at end of period).......   28,515    11,509    17,995
                                                 ========  ========  ========

                        TRANSOCEAN ASA AND SUBSIDIARIES

                                                     FOR THE YEAR ENDED
                                                        DECEMBER 31,
                                                -------------------------------
                                                  1995       1994       1993
                                                ---------  ---------  ---------
                                                   (AMOUNTS IN NKR 1,000)
   CORPORATE/ELIMINATIONS
   Operating revenues-eliminations.............   (25,378)   (17,457)   (12,217)
                                                ---------  ---------  ---------
   Operating income (loss)-eliminations........   (13,670)    (4,525)    (4,992)
                                                =========  =========  =========
   Identifiable Assets (at end of period)......   150,000    498,383    534,879
                                                =========  =========  =========
TOTAL
   Operating revenues.......................... 3,164,236  3,044,343  3,292,093
                                                ---------  ---------  ---------
   Operating income (loss).....................   126,597    (16,079)  (239,478)
                                                =========  =========  =========
   Identifiable assets (at end of period)...... 5,034,918  5,387,442  5,704,468
                                                =========  =========  =========

NOTE 23--GEOGRAPHIC AND EXPORT SALES INFORMATION

  A summary of operations by geographical areas follows:

                                     GEOGRAPHIC AREAS
                     -------------------------------------------------
                                                           REST
                                                            OF
                     NORWAY UK  DENMARK BRAZIL US  VIETNAM WORLD TOTAL
                     ------ --- ------- ------ --- ------- ----- -----
                                  (AMOUNTS IN NKR 1,000)
At and for the year
 ended
 December 31, 1994

- --------------------------

Total revenues.......... 1,882,589  237,676   83,600  170,249 247,450  198,835 223,944  3,044,343
Operating income
 (loss).................   102,948 (104,486)  (3,900)  51,673 (16,354)   3,370 (49,330)   (16,079)
Identifiable assets
 (rigs)................. 1,738,959  713,758  223,724  213,473           43,450 591,717  3,525,081
Goodwill................                                                                  143,502
Other Assets............                                                                1,718,859
Total Assets............                                                                5,387,442
At and for the year
 ended
 December 31, 1995

- --------------------------

Total revenues.......... 1,820,010 504,976  74,903  111,602 255,884  130,340  266,521 3,164,236
Operating income
 (loss).................    26,179  30,434  (8,582)  43,602 (20,928) (20,292)  76,184   126,597
Identifiable assets
 (rigs)................. 1,384,274 915,733 210,481  198,646           38,596  363,794 3,111,524
Goodwill................                                                                116,477
Other Assets............                                                              1,806,917
Total assets............                                                              5,034,918

  Other countries included in the Rest of World column consist mainly of Holland, Spain, Angola, Nigeria, Namibia and Equatorial Guinea.

  The geographic classification of amounts related to rig-operations listed on the table above are based on the location of each rig at the time the revenue was earned.

  During the year ended December 31, 1995, two customers accounted for 29.6% (Nkr 938 million) and 10.7% (Nkr 338 million) of consolidated revenues, which were earned through all of the business segments.

  During the year ended December 31, 1994, one customer in Norway accounted for 21.5% (Nkr 653 million) of consolidated revenues, which were earned through all of the business segments except for Platform Drilling and Well Intervention.

                        TRANSOCEAN ASA AND SUBSIDIARIES

NOTE 24--OTHER OPERATING AND ADMINISTRATIVE EXPENSES

                                                              DECEMBER 31,
                                                         -----------------------
                                                          1995    1994    1993
                                                         ------- ------- -------
                                                         (AMOUNTS IN NKR 1,000)
   Repairs and maintenance.............................. 338,730 356,869 358,064
   Classification expenses..............................  59,595  61,773  59,252
   Insurance............................................  46,580  46,571  64,993
   Professional Fees....................................  26,585  27,340  47,595
   Travel expenses...................................... 100,851  67,942  69,684
   Charter rental.......................................  14,674  39,345  42,638
   Office and administration............................ 190,159 119,532  95,621
   Other operating expenses............................. 132,771  74,790 131,267
                                                         ------- ------- -------
   Total................................................ 909,945 794,162 869,114
                                                         ======= ======= =======

NOTE 25--CLASSIFICATION COSTS

  The table below presents the periodic survey costs for each of the Company's rigs together with the next scheduled survey.

                       DECEMBER 31,
                           1994        FOR THE YEAR ENDED DECEMBER 31, 1995           DECEMBER 31, 1995
                      -------------- ----------------------------------------- -----------------------------
                       ACCUMULATED                                              ACCUMULATED    ACCUMULATED
                          TOTAL      REVERSAL OF CLASSIFICATION CLASSIFICATION   SHORT-TERM     LONG-TERM     PLANNED SURVEY
                      CLASSIFICATION ACCRUAL FOR     COSTS          COSTS      CLASSIFICATION CLASSIFICATION  (M-MAIN CLASS
      RIG                ACCRUALS     RIGS SOLD     INCURRED       ACCRUED        ACCRUALS       ACCRUALS    I-INTERIM CLASS)
      ---             -------------- ----------- -------------- -------------- -------------- -------------- ----------------
Transocean Arctic...      14,178                                     7,356         21,534                    M-May 1996
Transocean No 8.....      14,065                      8,200          5,388                        11,253     M-March 2000
Transocean Wildcat..       2,074                                     4,728          6,802                    I-March 1996
Transocean
 Searcher...........       2,959                        207         16,772         19,524                    I-January 1996
Transocean
 Explorer...........      18,856                     22,958          5,000                           898     I-June 1998
Treasure Saga.......       6,387                      2,100          3,878                         8,165     M-September 1997
Treasure Prospect...       8,478                                     3,872                        12,350     M-August 1997
Treasure
 Discoverer.........       5,838                                     3,693          9,531                    M-January 1996
Transocean Driller..       1,059                        347          6,266          6,978                    M-April 1996
Treasure Legend.....       1,412                                     1,266             441         2,237     I-January 1996
Shelf Explorer......       5,992                      4,400          3,480                         5,072     M-May 1997
Transocean No 4.....       2,193                      1,222          2,184          3,155                    M-March 1996
Transocean No 5.....       2,691                                    (1,928)                          763     M-May 1997
Transocean Nordic...       3,398                        311          2,640          1,600          4,127     I-August 1996
Rigs sold in 1995...      50,336       (50,336)
                         -------       -------       ------         ------         ------         ------
Sub-Total...........     139,916       (50,336)      39,745         64,595         69,565         44,865
Less portion
 recorded as cost to
 combine
 operations.........                                                (5,000)
                         -------       -------       ------         ------         ------         ------
Total...............     139,916       (50,336)      39,745         59,595         69,565         44,865
                         =======       =======       ======         ======         ======         ======

                        TRANSOCEAN ASA AND SUBSIDIARIES

NOTE 26--MERGER COSTS

  Merger costs related to the merger between Transocean and Wilrig amounted to Nkr 35 million. Merger costs include, among other things, fees paid to consultants and lawyers in connection with the merger and in connection with the repurchase of Wilrig's bond issue, closure of offices and harmonization of estimates for classification provisions.

  For the merger between Transocean and Ross Offshore, merger costs of Nkr 66 million were expensed in 1993. In addition to various fees and costs related to closure of offices, the expense during 1994 included a provision of Nkr 33 million related to redundancy agreements. Nkr 12 million in final payments were made in connection with the final renegotiations of the redundancy agreements. As a result, the remaining portion of the redundancy provision was reversed in 1994.

NOTE 27--INTEREST AND OTHER FINANCIAL INCOME AND EXPENSES

INTEREST INCOME AND OTHER FINANCIAL INCOME

                                                              DECEMBER 31,
                                                         -----------------------
                                                          1995    1994    1993
                                                         ------- ------- -------
                                                         (AMOUNTS IN NKR 1,000)
   Interest income......................................  51,000  42,521  40,896
   Gain on repurchase of own bonds......................           1,348
   Other financial income...............................     338   2,699
                                                         ------- ------- -------
   Total financial income...............................  51,338  46,568  40,896
                                                         ======= ======= =======

INTEREST EXPENSE AND OTHER FINANCIAL EXPENSES

                                                              DECEMBER 31,
                                                         -----------------------
                                                          1995    1994    1993
                                                         ------- ------- -------
                                                         (AMOUNTS IN NKR 1,000)
   Interest expense..................................... 198,785 196,553 210,715
   Refinancing costs....................................  18,075  27,829
   Premium on repurchase of own bonds...................  12,826
   Imputed interest relating to prepaid income..........   4,684  12,647  19,715
   Other financial expenses.............................   6,988   5,198   4,339
                                                         ------- ------- -------
   Total financial expenses............................. 241,358 242,227 234,769
                                                         ======= ======= =======

  Refinancing costs incurred in 1995 amounted to Nkr 9 million. The accounting treatment for recording loan fees has been changed from capitalization and amortization to expense when incurred. The new principle is consistent with the principle followed by Wilrig prior to the merger. The change in accounting principle has been made effective from January 1, 1995, and the accumulated effect of the change was Nkr 9 million and is included in refinancing costs.

  Net realized foreign currency exchange gains of Nkr 97.4 million in 1995, primarily related to the repayment of debt including the repurchase of the bonds.

  In 1994, Nkr 74.3 million of realized currency gains primarily related to the refinancing of Transocean's fleet loans in December 1994. The unrealized currency gain of Nkr 15 million in 1994 mainly represents a reversal of previously recorded foreign exchange losses on the non-refinanced portion of long-term debt.

  Unrealized currency loss of Nkr 158 million in 1993 mainly represents translation losses on long-term loans.

                        TRANSOCEAN ASA AND SUBSIDIARIES

NOTE 28--SHARE OF NET INCOME (LOSS) OF AFFILIATED COMPANIES AND LIMITED PARTNERSHIPS

                                                         DECEMBER 31,
                                               --------------------------------
                                               SHARE %  1995     1994    1993
                                               ------- ------- ----------------
                                                        (AMOUNTS IN NKR 1,000)
   Target Drilling Services AS................    50                     (6,211)
   Anchor Drilling Fluids, Vietnam............    50     2,097   3,336    1,723
   Stadrill KS 4..............................                   1,706   (7,610)
   Stadrill KS 5..............................                   2,894    5,752
                                                       ------- ------- --------
                                                         2,097   7,936   (6,346)
                                                       ======= ======= ========

  Since October 1, 1993, the date that Transocean acquired the remaining 50% of the shares in Target Drilling Services AS, its successor, Transocean Petroleum Technology AS, has been consolidated.

  The Company owned 20% in each of Stadrill KS 4 and Stadrill KS 5 until both were liquidated in 1994.

  Transocean, through its subsidiary Pelerin Drilling AS, owns 80% and the French company ITM 20% of Dynamic Drilling Partnership which is a jointly controlled business that is included in the financial statements using the proportional consolidation method. Transocean's share of the results was an income of Nkr 98.5 million for 1995 and losses of Nkr 26.3 million and Nkr
32.1 million in 1994 and 1993 respectively. The drilling vessel Pelerin, which was sold in 1995, was operated by Dynamic Drilling Partnership.

NOTE 29--FINANCIAL INSTRUMENTS

  The Company, having Nkr as its base currency, operates internationally, giving rise to significant exposure to market risks from changes in interest rates and foreign exchange rates. The Company actively manages its portfolio of financial assets, liabilities and derivatives in order to manage those risks. The Company does not issue or hold financial instruments for trading purposes.

  Currency forward and option contracts are used to hedge the future value of income and expenses denominated in foreign currencies and the foreign exchange risk of the Company's assets and liabilities. The Company generally hedges a defined portion of anticipated one year cash flows in all material currencies.

  Interest rate agreements are used to hedge interest rate risks and to change the structure of debt denominated in foreign currencies. All interest rate agreements are related to underlying long term debt.

  The Company is exposed to credit-related losses in the event of non-performance by counterparties to all financial instruments, but expects the counterparty risk to be minimal. The market for the Company's services and products is the offshore oil and gas industry, and the Company's customers consist primarily of major integrated international oil companies and independent oil and gas producers. Accordingly, the Company does not believe a significant risk of credit loss exists with respect to accounts receivable. At December 31, 1995, and 1994, the Company had cash deposits primarily in major banks. The Company believes that the credit risk for such deposits is minimal. The credit exposure of interest rate agreements and foreign exchange contracts is represented by those contracts with individual counter parties that result in a net positive fair value at the reporting date.

                        TRANSOCEAN ASA AND SUBSIDIARIES

  The notional amounts of derivatives summarised below do not represent amounts exchanged by the parties and thus are not a measure of the exposure of the Company through the use of derivatives. Actual amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivatives.

FOREIGN EXCHANGE CONTRACTS (FORWARDS AND OPTIONS)

  The tables below summarises by currency the contractual amounts of the Company's currency forward and option contracts. The "bought" and "sold" amounts represents the net Nkr equivalent of commitments to buy and sell foreign currencies. Foreign currency amounts are translated at rates current at the reporting date.

  The following forward contracts are outstanding at 31 December 1995:

                    SOLD NKR         SOLD US$              SOLD US$
  EXPIRATION       BOUGHT $US  RATE BOUGHT NKR  AVG. RATE BOUGHT GBP  AVG. RATE
  ----------       ----------- ---- ----------- --------- ----------- ---------
1. Quarter 1996... Nkr 28 mill 6.22 US$ 18 mill   6.26    US$  9 mill   1.55
2. Quarter 1996...                  US$  9 mill   6.22    US$  9 mill   1.55
3. Quarter 1996...                  US$  6 mill   6.28    US$  7 mill   1.53
4. Quarter 1996...                  US$  4 mill   6.34    US$  2 mill   1.53
                   ----------- ---- -----------   ----    -----------   ----
Total............. Nkr 28 mill 6.22 US$ 37 mill   6.26    US$ 27 mill   1.54
                   =========== ==== ===========   ====    ===========   ====

  The following option contracts are outstanding at 31 December 1995:

                                                 AVERAGE
                                                 STRIKE
  EXPIRATION                     NOTIONAL AMOUNT  PRICE        INSTRUMENTS
  ----------                     --------------- ------- -----------------------
1. Quarter 1996................. US$   6 million 5.900   Sold put US$/call Nkr
1. Quarter 1996................. US$   6 million 6.130   Bought put US$/call Nkr
1. Quarter 1996................. US$  12 million 6.5066  Sold call US$/put Nkr
1. Quarter 1996................. US$   1 million 1.5300  Sold put GBP/call US$
2. Quarter 1996................. US$   4 million 6.125   Sold put US$/call Nkr
2. Quarter 1996................. US$   4 million 6.175   Bought put US$/call Nkr
2. Quarter 1996................. US$   8 million 6.7555  Sold call US$/put Nkr
2. Quarter 1996................. US$   2 million 1.5700  Sold put GBP/call US$
3. Quarter 1996................. US$   2 million 5.9500  Sold put US$/call Nkr
3. Quarter 1996................. US$   2 million 6.3500  Bought put US$/call Nkr
3. Quarter 1996................. US$ 2.6 million 6.6000  Sold call US$/put Nkr

INTEREST RATE AGREEMENTS (SWAPS, FRAS, CAPS AND FLOORS)

  The table below summarises the outstanding contractual amounts of the Company's interest rate swaps and FRAs as of December 31, 1995:

NOTIONAL AMOUNT  INSTRUMENT TO RECEIVES TO PAYS AVERAGE INTEREST RATE  MATURITY
- ---------------  ---------- ----------- ------- --------------------- ----------
US$ 20 mill....     Swap       LIBOR     Fixed          8.04%         09.01.2000
US$ 40 mill....     Swap       LIBOR     Fixed          7.54%         09.01.1997
US$ 40 mill....      FRA       LIBOR     Fixed          5.58%         09.04.1996
US$ 50 mill....      FRA       LIBOR     Fixed          5.69%         09.07.1996
US$ 20 mill....      FRA       LIBOR     Fixed          5.62%         09.10.1996
Nkr10 mill.....     Swap       NIBOR     Fixed           7.4%         01.12.1997

                        TRANSOCEAN ASA AND SUBSIDIARIES

  The table below summarizes the outstanding contractual amounts of the Company's interest rate caps and floors as of December 31, 1995:

NOTIONAL AMOUNT                         INSTRUMENT           PERIOD       STRIKE
- ---------------                     ------------------- ----------------- ------
US$ 20 mill........................ Bought interest cap 09.04.95-09.04.98  7.80%
US$ 20 mill........................ Sold interest cap   09.04.95-09.04.98  9.00%
US$ 20 mill........................ Sold interest floor 09.04.95-09.04.98  6.30%
US$ 10 mill........................ Bought interest cap 10.04.95-10.04.97  7.00%
US$ 10 mill........................ Sold interest cap   10.04.95-10.04.97  8.50%
US$ 10 mill........................ Sold interest floor 10.04.95-10.04.97  6.25%
US$ 20 mill........................ Sold interest floor 09.01.96-09.04.96  5.50%
Nkr 15 mill........................ Bought interest cap 01.03.95-01.03.98  7.00%
Nkr 15 mill........................ Sold interest cap   01.03.95-01.03.98  8.50%
Nkr 15 mill........................ Sold interest floor 01.03.95-01.03.98  5.00%
Nkr 20 mill........................ Bought interest cap 01.06.95-01.12.97  6.50%
Nkr 20 mill........................ Sold interest cap   01.06.95-01.12.97  7.50%
Nkr 20 mill........................ Sold interest floor 01.06.95-01.12.97  5.25%

NOTE 30--FAIR VALUE OF FINANCIAL INSTRUMENTS

  Disclosure of estimated fair value of financial instruments is based on the requirements of Statements of Financial Accounting Standards (SFAS) No. 105, 107 and 119, as issued by the U.S. Financial Accounting Standards Board and upon the assumptions and methods described below. Different estimates may have been obtained had other assumptions or methods been applied. The estimates are not necessarily indicative of amounts that would be realised in a market exchange.

 Cash and cash equivalents and blocked cash deposit.

  The carrying amounts approximate fair value.

 Shares and investments

  Fair value or market value is not readily available or estimatable as there are no markets for the Company's shares and investments.

 Promissory Notes

  The fair value of promissory notes represents balances translated from US$ to Nkr at the year end exchange rate.

 Debt, short-term and long-term

  The fair value of the debt represents an estimated liquidation value that was translated, if necessary, from US$ to Nkr at the year end exchange rate. Senior secured notes with a carrying amount of Nkr 588.3 million were included in long-term debt at the end of 1995. The January 1996 repurchase price of the senior secured notes approximates its fair value as of December 31, 1995.

 Derivatives

  The fair value of the foreign exchange contracts and interest rate agreements listed below is the estimated amount that the company would receive or pay to terminate the contract or agreement at the balance sheet date based upon estimates obtained from external counterparties.

                        TRANSOCEAN ASA AND SUBSIDIARIES

  The estimated fair values of the Company's financial instruments in Nkr 1,000 are as follows:

                                                             1995
                                               ---------------------------------
                                               CARRYING AMOUNT FAIR VALUE AMOUNT
                                               --------------- -----------------
Promissory Notes..............................       69,509           69,509
Debt, short-term and long-term................    1,916,800        1,922,200
Foreign exchange contracts....................       (2,166)          (1,595)
Interest rate agreements......................            0          (23,210)

NOTE 31--CASH FLOW INFORMATION

                                                              DECEMBER 31,
                                                         -----------------------
                                                          1995    1994    1993
                                                         ------- ------- -------
                                                         (AMOUNTS IN NKR 1,000)
   Cash paid during the year for:
     Interest........................................... 178,305 194,325 214,709
     Income taxes.......................................  11,502   9,026  14,085

  Non-cash transactions:

  The semisubmersible 2nd-generation rig Treasure Driller was sold in October 1994 for US$ 11 million, or approximately Nkr 72.7 million, in promissory notes.

  In 1993, Transocean sold three of its rigs to Global Marine, Inc. ("Global") in exchange for one Global rig and an additional amount in cash. The non-cash portion of the transaction was Nkr 393.7 million.

  Purchases of fixed assets that were financed through capital lease obligations amounted to Nkr 36.2 million, zero and Nkr 14.3 million in 1995, 1994 and 1993, respectively.

Proceeds from sales of fixed assets in the amount of US$13.0 million (Nkr 80.6 million) were received in 1996 from a disposal that was recorded in 1995.

NOTE 32--RELATED PARTIES TRANSACTIONS

 The Global Agreement

  Transocean and Global Marine entered into a cooperation agreement in 1993 under which Transocean receives 43.41% of operating income prior to depreciation for the rigs Transocean Nordic (formerly Transocean No. 9), Glomar Adriatic V (formerly Transocean No. 5), Glomar Adriatic VI and Glomar Adriatic VII. Transocean Nordic which was bought from Global Marine in 1993 and is 100% owned by Transocean is included in the item Rigs in the company's balance sheet. The remaining rigs included in the cooperation agreement were sold by Transocean to Global Marine in 1993. The parties have full rights over their respective rigs. Expenses and revenues related to the operation of Transocean Nordic are entered gross as ordinary operating revenues and operating expenses. Global Marine's share of the result from Transocean Nordic is netted against Transocean's 43.41% share of the result from the remaining rigs that are included in the cooperation agreement. Transocean's share of the result is Nkr 15.7 million, Nkr 8.7 million and Nkr 1.1 million for 1995, 1994 and 1993, respectively. The net receivable was Nkr 3.1 million, Nkr 7.1 million and Nkr 1.1 million as of December 31, 1995, 1994 and 1993, respectively.

                        TRANSOCEAN ASA AND SUBSIDIARIES

 Stadrill KS 4

  Until 1994, the Company (then Wilrig AS) held a 20% ownership interest in the limited partnerships Stadrill KS 4, which owned the third generation semisubmersible drilling rig Treasure Staworker.

  Since it was initially placed in service during the late fall of 1990, the rig has operated in the US Gulf under a bareboat agreement between Stadrill KS 4 and the subsidiary company Wilrig (USA) Inc. In addition, the Company and Stadrill KS 4 had a management agreement. Under the management agreement, the Company was engaged as an independent contractor to provide Stadrill KS 4 with marketing, contracting and operating services. In performing these services, the Company employed all operating personnel and substantially all administrative personnel and was responsible for marketing the rigs, providing repair and maintenance services, furnishing insurance coverage, maintaining operating and financial records and performing other duties as deemed appropriate. The Company was reimbursed by Stadrill KS 4, at cost, for all related expenditures, to the extent the rigs' operating revenues did not cover such costs. In addition, the Company received a fee for the management contract.

  In August 1993, the Treasure Staworker rig was sold to an American drilling contractor and both the management agreement and the bareboat agreement were subsequently terminated. Transocean's share of the result was Nkr 1.7 million and Nkr -7.6 million for 1994 and 1993, respectively. The net receivable was zero and Nkr 0.2 million as of December 31, 1994 and 1993, respectively.

  Stadrill KS 4 was liquidated in 1994.

 Stadrill KS 5

  Until 1994, the Company (then Wilrig AS) held a 20% ownership interest in the limited partnerships Stadrill KS 5, which owned the third generation semisubmersible drilling rig Treasure Stawinner.

  Since it was initially placed in service during the late fall of 1990 through March 1992, the rig operated in the US Gulf under a bareboat agreement between Stadrill KS 5 and Wilrig (USA) Inc. In addition, the Company and Stadrill KS 5 had a management agreement. In connection with the mobilization of the rig from the US Gulf to the coast of Brazil in April 1992, the bareboat agreement and the management agreement were terminated and replaced by a substitutional management agreement. Under all three agreements, the Company was engaged as an independent contractor to provide Stadrill KS 5 with marketing, management and operating services. In performing these services, the Company employed all operating personnel and substantially all administrative personnel and was responsible for marketing the rigs, providing repair and maintenance services, furnishing insurance coverage, maintaining operating and financial records and performing other duties as deemed appropriate. The Company was reimbursed by Stadrill KS 5, at cost, for all related expenditures, to the extent the rigs' operating revenues did not cover such costs. In addition, the Company received a fee for the management contract.

  In August 1993, the Treasure Stawinner rig was sold to an American drilling contractor. The substitutional management agreement was subsequently terminated.

  Transocean's share of result was Nkr 2.9 million and Nkr 5.8 million for 1994 and 1993, respectively. The net payable was zero and Nkr 0.9 million as of December 31, 1994 and 1993, respectively.

  Stadrill KS 5 was liquidated in 1994.

                        TRANSOCEAN ASA AND SUBSIDIARIES

 Dynamic Drilling Partnership

  The drilling vessel Pelerin which was sold in 1995 was operated by the company Dynamic Drilling Partnership, of which Transocean, through its subsidiary Pelerin Drilling AS, owned 80% and the French company ITM 20%. Dynamic Drilling Partnership is defined as a jointly controlled business and is included in the accounts using the proportional consolidation method. Transocean's share of the result is Nkr 98.5 million for 1995 and a loss of Nkr 26.3 million and 32.1 million in 1994 and 1993, respectively.

 Odebrecht--Transocean Joint Venture

  The Company (then Wilrig AS) and the Brazilian drilling contractor Odebrecht Perfuraoes Ltda. have entered into a joint venture agreement (the "agreement") in Brazil. The objective of the agreement is to manage and operate the third generation semisubmersible drilling rig Treasure Legend (previously the third generation semisubmersible drilling rig Treasure Stawinner which was sold in
1993) under a drilling contract between Transocean and Petroleo Brasileiro SA (Petrobras) and a service contract between Odebrecht Perfuraoes Ltda. and Petrobras. Transocean and Odebrecht each own a 50% interest. The profits and losses of the joint venture are shared equally between the two partners.

  Under the agreement, the joint venture shall provide management and operating services. In performing these services, the joint venture employs all operating personnel and substantially all administrative personnel and is responsible for providing repair and maintenance services, furnishing insurance coverage, maintaining operating and financial records and performing other duties as deemed appropriate. Transocean's share of the income is Nkr
2.7 million, Nkr 7.5 million and Nkr 5.3 million for 1995, 1994 and 1993, respectively.

 Transactions with shareholders

  In February 1994, the Company (then Wilrig AS) entered into an agreement with Norex Drillco AS to acquire the third generation semisubmersible drilling rig, Transocean Driller (formerly Drillmar I), for a purchase price of $37.65 million. Norex Drillco AS is a subsidiary of Norex Holding ASA. Norex Holding ASA, as of March 31, 1996, held 5.38% of the Company's outstanding shares. In addition, Mr. Kristian Siem, Chairman of Transocean, is chairman of the Norex America, Inc. and a Director of Norex Holding ASA. Mr. Siem excused himself from all proceedings and deliberations relating to the negotiation of the terms and conditions of the purchase of the Transocean Driller by the Company (then Wilrig AS) from Norex Drillco AS. Transocean believes that the terms and conditions of the purchase of the Transocean Driller were negotiated on an arm's length basis.

  During the period that Norex Drillco AS owned the Transocean Driller, a management agreement between Norex Holding ASA and the Company existed for the operation of Transocean Driller. In accordance with the latter agreement, the Company was entitled to receive a management fee.

 Insurance

  Kristian Siem, Chairman of Transocean, is a non-executive director of Lowndes Lambert Group Holding Plc which owns the insurance broker Lowndes Lambert Holding Limited. Norex American, Inc., of which Mr. Siem is the Chairman, owns approximately 1.75% of Lowndes Lambert Group Holding Plc. As of March 31, 1995, Lowndes Lambert Holding Limited was placing about 65% of Transocean's hull & machinery insurance policies. Premium paid for 1995 was Nkr 7.4 million.

NOTE 33--SUBSEQUENT EVENTS

 Refinancing

  During January 1996, the Company refinanced its long-term debt. The outstanding US$80.2 million 11 1/4% Senior Secured Notes were repurchased, and the unsecured loan of US$25 million was repaid in addition to the

                        TRANSOCEAN ASA AND SUBSIDIARIES
remaining US$6.3 million of the Treasure Saga loan and the US$1 million utilized on the revolving credit facility. The repayment was financed from the utilization of a US$110 million revolving credit facility and available operating cash of US$2.5 million. In addition, the premium on repurchase of the bonds for US$11.5 million was financed from operating cash. As of June 15, 1996, the Company's outstanding loan, totalled US$129 million of which US$124 million was utilized under the credit facility. Ten of the company's rigs, in addition to the assignment of the Company's earnings and insurance policies, were pledged as collateral. U.S. $3.8 million was outstanding under a separate facility which is part of the revolving credit facility agreement. This amount is payable in full in the third quarter of 1996. Nkr 5.2 million was outstanding under credit facilities entered into by Engineering & Construction.

 Sale of Anchor

  In April 1996, Transocean finalized an agreement with M-I Drilling Fluids regarding the sale of Anchor Drilling Fluids ("Anchor"), thereby planning the disposal of the Fluid Services business segment. The agreed upon sales price was Nkr 695.75 million, subject to certain adjustments not yet completed to be paid in cash. The sale of Anchor was finalized on June 11, 1996. As a result of this transaction, Transocean will record a gain of approximately Nkr 360 million in the second quarter.

 Combination with Sonat Offshore

  On July 26, 1996, the Board of Directors of Transocean approved a "combination-of-equals" transaction under which the businesses of Sonat Offshore Drilling Inc. ("Sonat Offshore") and Transocean would be combined under the ownership of one company to be known as "Transocean Offshore Inc." In order to effect such transaction, Sonat Offshore has offered to exchange for the outstanding shares of Transocean (i) .53 of a share of common stock of Sonat Offshore for each of 43,248,358 shares of Transocean and (ii) US$27.25 for each remaining share of Transocean.

NOTE 34--SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN NORWAY AND THE UNITED STATES

  The consolidated financial statements are prepared in accordance with the generally accepted accounting principles in Norway (N.GAAP), which differ in certain respects from accounting principles generally accepted in the United States (US GAAP).

  Following is a summary of the estimated adjustments under US GAAP that would affect the net income and total shareholders' equity, in addition to a discussion of the principal differences between N.GAAP and US GAAP that are significant to the Transocean consolidated financial statements.

 Pensions

  Transocean implemented the new Norwegian accounting standard for pensions as of January 1, 1994. The cumulative effect, net of deferred tax, has been charged directly to shareholders' equity and amounted to Nkr 53.1 million.

  In accordance with US GAAP, the Company has implemented Statement of Financial Accounting Standards No. 87 as of January 1, 1989. The net differences between the Norwegian and US GAAP net income/loss and shareholders' equity related to pension accounting have been included in the reconciliation presented.

 Translation of Foreign Currency Balances

  The Company follows a policy of translating non-current assets denominated in a foreign currency using the lower of the exchange rate on the transaction date or the balance sheet date. Non-current liabilities

                        TRANSOCEAN ASA AND SUBSIDIARIES
denominated in a foreign currency are translated using the higher of the exchange rate on the transaction date or the balance sheet date. Net unrealized gains on non-current assets and liabilities denominated in foreign currencies are not recognized while net unrealized losses by currency are charged to income when incurred.

  Under US GAAP, all assets and liabilities denominated in a foreign currency are translated using the exchange rate at the balance sheet date. Both net unrealized gains and losses related to unhedged positions are recognized currently and included in the statement of operations.

 Exchange of Assets

  In 1993, Transocean sold three of its rigs to Global Marine, Inc. (Global) in exchange for one Global rig and an additional amount in cash. This transaction has been treated as a monetary transaction and the calculated gain from the sale recorded as income.

  In accordance with US GAAP, this transaction would have been treated as a non-monetary transaction with only the pro rata portion of the calculated gain on the cash received being recognized as income.

 Loans Fees

  Transocean has historically capitalized and amortized initial direct costs of borrowing (loan fees) over the life of the related loans(s), while Wilrig has charged these fees to income in the period incurred, (see Note 1). The combined entities have elected to charge such expenses to income in the period incurred.

  According to US GAAP, direct costs of borrowing should be amortized over the life of the related loans.

  When accounting for business combinations using the pooling of interests method in Norway, a change in accounting principle necessary to conform the combining entities accounting policies is made as of the effective date of the pooling and followed prospectively. The cumulative effect of the change has been charged to income as financial expenses at January 1, 1995.

  For US GAAP a change in accounting principles is not recognized for conforming the accounting policies of combining entities in a pooling of interests transaction.

 Accounting for Business Combinations

  Change of accounting principle--survey costs

  Transocean accrues, both for Norwegian and US GAAP purposes, expected survey costs over a five year period prior to planned surveys.

  For Wilrig, this results in a change in accounting principle for US GAAP purposes in connection with the merger. The change was necessary to align the accounting principles of the combining entities. Prior to the merger, for US GAAP purposes, Wilrig charged survey costs to income as incurred. Accordingly, Wilrig's net loss and shareholders' equity under US GAAP have been restated for all periods presented.

  Pooling-of-interests versus purchase method

  The Company has accounted for certain business combinations using the pooling-of-interest method.

                        TRANSOCEAN ASA AND SUBSIDIARIES

  The Norwegian GAAP criteria for applying the pooling-of-interests method are, in general, less restrictive than those under US GAAP. As a result, certain business combinations accounted for by the Company using the pooling-of-interests method would have required the application of the purchase method under US GAAP.

 Contract Advances

  The Company has accounted for the income related to certain advance payments on contracts using an annuity basis of amortization. This method includes the recording of hypothetical operating revenues and interest expenses based upon the assumption that the advance payment is a finance transaction.

  Under US GAAP, amounts received in advance representing reimbursements of expenses to be incurred in connection with performance under a contract should, in general, be recognized in income on a straight line basis over the life of the respective contract.

 Deferred Taxes on Partnerships

  The combined entities have computed their share of deferred taxes related to investments in limited partnerships and reduced such investments for the resulting deferred tax liabilities.

  According to US GAAP, the limited partners' share of partnership results should be included in the consolidated result on a gross basis with deferred taxes computed and stated separately.

 Compensation Costs

  The Company has granted options to employees that have been exercised during 1995. As options are granted and new stock is issued in connection with the exercise of such options, no expense is recorded under Norwegian GAAP. Under US GAAP, expense is recorded for employee stock options when the exercise price is lower than the market price on the measurement date.

 Deferred taxes, asset recognition and classification

  In accordance with Norwegian GAAP, the Company recognizes and records all deferred tax liabilities resulting from temporary differences in financial and tax reporting. Deferred tax assets resulting from temporary differences in financial and tax reporting are only recognized to the extent deferred tax liabilities have been recognized. If the net total of all deferred tax liabilities and assets results in a net deferred tax liability, it is recorded as a net long-term deferred tax liability.

  Under US GAAP, all deferred tax liabilities and assets resulting from temporary differences in financial and tax reporting are recognized. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax liabilities and assets are separated into a net current amount and a net non-current amount, classified as current or non-current based on the classification of the respective related asset or liability for financial reporting. A deferred tax liability or asset that is not related to an asset or liability for financial reporting should be classified according to the expected reversal date of the temporary difference.

 Deferred Taxes on US GAAP Adjustments

  Deferred taxes have been recorded with respect to the US GAAP adjustments described above, where appropriate.

                        TRANSOCEAN ASA AND SUBSIDIARIES

 Discontinued Operations

  Norwegian accounting principles do not require separate disclosure of the results, net of tax, of discontinued operations on the face of the income statement.

  Under US GAAP, separate disclosure of the results of continuing and discontinued operations, net of tax, is required to be retroactively presented on the face of the income statement. Thus, the individual line items that comprise income (loss) before minority interests are restated to reflect only the activity from continuing operations. The US GAAP adjustments applicable to discontinued operations, have been separately stated and specified in the reconciliations of consolidated net income and shareholder's equity. These adjustments relate primarily to pensions.

 Joint Ventures

  Under Norwegian GAAP joint ventures are included in the consolidated financial statements using the proportionate consolidation method. While this accounting has no impact on the consolidated net loss or total shareholder's equity, the Company has reflected the investment in the joint venture using the equity method according to US GAAP. This difference has been adjusted for in the consolidated statements of operations and the consolidated balance sheets prepared in accordance with US GAAP and included in this Note.

 Consolidated Statement of Cash Flows

  The consolidated statement of cash flows prepared in accordance with Norwegian GAAP presents substantially the same information as that required under US GAAP. Under US GAAP however, there are certain differences from Norwegian GAAP with regard to the presentation of items within the cash flow statement.

  These differences, which include the presentation of net realized currency gains on debt repayments, non-cash reclassification of promissory notes from current to long-term receivables and the gross changes in overdraft facilities will not exist in 1996 as US and Norwegian GAAP will require cash flow information to be presented in the same format.

  Set out below, for illustrative purposes, is a summary consolidated statement of cash flows under US GAAP.

                                     FOR THE YEAR ENDED DECEMBER 31,
                         -------------------------------------------------------
                             1995          1995          1994          1993
                         ------------- ------------- ------------- -------------
                         (IN US$ '000) (IN NKR '000) (IN NKR '000) (IN NKR '000)
Net cash provided by
 operating activities...     19,806       125,195        95,180       325,637
Net cash provided by
 (used in) investing
 activities.............     12,087        76,402      (423,955)      (74,287)
Net cash provided by
 (used in) financing
 activities.............    (37,396)     (236,383)       84,269       (63,690)
Effect of exchange rate
 changes on cash........       (675)       (4,268)      (16,901)        6,844
                            -------      --------      --------       -------
Net increase/(decrease)
 in cash and cash
 equivalents............     (6,178)      (39,054)     (261,407)      194,504
                            =======      ========      ========       =======

 Recent Accounting Pronouncements

  Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of

  In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of" was issued. SFAS No. 121 requires that long-lived assets and identifiable intangibles to be held and used by the entity shall be reviewed for impairment whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable. The accounting standard is effective for fiscal years beginning after December 15, 1995. The implementation of this standard is believed to have no effect on the Company's financial statement.

                        TRANSOCEAN ASA AND SUBSIDIARIES

 Accounting for Stock Based Compensation

  In October 1995, SFAS No. 123, "Accounting for Stock Based Compensation" was issued, effective for fiscal years beginning after December 15, 1995. SFAS No. 123 requires compensation expense to be recorded based on the fair value of options issued, or based on the pre-existing rules outlined in APB Opinion 25. The compensation costs recorded for US GAAP purposes, as described above, are calculated using the rules as outlined in APB Opinion 25, thus compensation expense is based on the excess of the underlying security's quoted market price over the exercise price of the option at the measurement date, as defined.

  The Company has not decided which measurement approach it will follow for future periods.

RECONCILIATION OF NET INCOME IN ACCORDANCE WITH NORWEGIAN GAAP TO US GAAP

                                                       DECEMBER 31,
                                                -----------------------------
                                                 1995      1994       1993
                                                -------- ---------  ---------
                                                  (AMOUNTS IN NKR 1,000,
                                                 EXCEPT PER SHARE AMOUNTS)
   Net income/(loss) in accordance with Norwe-
    gian GAAP.................................   18,741   (127,986)  (580,099)
   Pensions...................................   (4,429)    (1,570)    (2,130)
   Translation of foreign currency balances...    7,490     82,518     (4,804)
   Exchange of assets.........................      834        834    (13,145)
   Loan fees..................................     (156)    19,283     (1,632)
   Pooling-of-interests versus purchase meth-
    od........................................   11,322     15,387    519,700
   Contract advances..........................   (8,830)      (868)     6,201
   Deferred taxes on partnerships.............              (4,676)
   Compensation costs.........................   (4,699)      (200)
   Adjustments related to discontinued opera-
    tions.....................................      (28)       119        (92)
                                                -------  ---------  ---------
   Net income/(loss) in accordance with US
    GAAP......................................   20,245    (17,159)   (76,001)
                                                =======  =========  =========

RECONCILIATION OF SHAREHOLDERS' EQUITY IN ACCORDANCE WITH NORWEGIAN GAAP TO US GAAP

                                                          DECEMBER 31,
                                                     ------------------------
                                                        1995         1994
                                                     -----------  -----------
                                                     (AMOUNTS IN NKR 1,000)
   Shareholders' equity in accordance with
    Norwegian GAAP.................................    2,290,329    2,268,607
   Pensions........................................       21,029       25,458
   Translation of foreign currency balances........       90,008       82,518
   Exchange of assets..............................      (11,477)     (12,311)
   Loan fees.......................................       21,405       21,561
   Pooling-of-interests versus purchase method.....                   (11,322)
   Contract advances...............................                     8,830
   Adjustments related to discontinued operations..          324          352
                                                     -----------  -----------
   Shareholders' equity in accordance with US
    GAAP...........................................    2,411,618    2,383,693
                                                     ===========  ===========

                        TRANSOCEAN ASA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (US GAAP)

                                     FOR THE YEARS ENDING DECEMBER 31,
                          -------------------------------------------------------
                              1995          1995          1994          1993
                          ------------- ------------- ------------- -------------
                          (IN US$ '000) (IN NKR '000) (IN NKR '000) (IN NKR '000)
Revenues from rig
 contracts..............     239,043      1,510,989     1,208,232       974,507
Revenues from services..     109,509        692,209       596,989       582,229
                             -------      ---------     ---------     ---------
Total revenues..........     348,552      2,203,198     1,805,221     1,556,736
                             -------      ---------     ---------     ---------
Cost of revenues from
 mobile rigs............     175,838      1,111,474       908,413       586,803
Cost of product and
 service revenues.......      88,863        561,706       484,788       483,151
Selling, general and
 administrative
 expenses...............      36,971        233,695       155,598       162,846
Depreciation and
 amortization...........      49,671        313,970       328,466       261,681
Loss (gain) on sale of
 fixed assets...........     (18,547)      (117,238)       (1,147)       (3,830)
Write-down(s) of
 rig(s).................         --             --         45,000        49,381
                             -------      ---------     ---------     ---------
Operating income
 (loss).................      15,756         99,591      (115,897)       16,704
                             -------      ---------     ---------     ---------
Interest and other
 financial income.......       6,840         43,233        37,632        23,794
Interest and other
 financial expenses.....     (34,919)      (220,721)     (170,364)     (107,754)
Exchange gains (losses),
 net....................      16,457        104,027       155,460       (62,098)
Share of net income
 (loss) of affiliated
 companies and limited
 partnership............         421          2,664           (76)       (2,798)
                             -------      ---------     ---------     ---------
Net financial income
 (expenses) ............     (11,201)       (70,797)       22,652      (148,856)
                             -------      ---------     ---------     ---------
Income (loss) before
 minority interests and
 taxes..................       4,555         28,794       (93,245)     (132,152)
Minority interests......      (3,896)       (24,629)        6,514
Taxes payable...........        (578)        (3,655)       (4,468)         (898)
Deferred taxes..........         173          1,092
                             -------      ---------     ---------     ---------
Income (loss) from
 continuing operations..         254          1,602       (91,199)     (133,050)
                             -------      ---------     ---------     ---------
Discontinued operations
 (Note 33):
 Income from operations
 of discontinued fluid
 services business
 segment (Net of income
 taxes of Nkr 8,719, Nkr
 6,911 and Nkr 7,710 for
 1995, 1994 and 1993,
 respectively)..........       2,949         18,643        74,041        57,049
                             -------      ---------     ---------     ---------
Net income (loss).......       3,203         20,245       (17,158)      (76,001)
                             =======      =========     =========     =========
Income (loss) per share
Income (loss) from
 continuing operations..        0.01           0.03         (1.86)        (2.97)
Income (loss) from
 discontinued
 operations.............        0.05           0.36          1.51          1.27
                             -------      ---------     ---------     ---------
Net income (loss).......        0.06           0.39         (0.35)        (1.70)
                             =======      =========     =========     =========
Average number of shares
 outstanding............      52,550         52,550        49,125        44,809


Translation of amounts from Norwegian kroner (Nkr) into US$ for the convenience of the reader has been made at the Noon Buying Rate on December 29, 1995 of
                              US$1.00 = Nkr 6.321.

                        TRANSOCEAN ASA AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS (US GAAP)

                                                    DECEMBER 31,
                                      -----------------------------------------
                                          1995          1995          1994
                                      ------------- ------------- -------------
                                      (IN US$ '000) (IN NKR '000) (IN NKR '000)
               ASSETS
Cash and cash equivalents...........      60,844        384,596       443,373
Blocked cash deposit................       8,544         54,004        54,241
Accounts receivable, net............      58,774        371,511       339,765
Inventories.........................      31,820        201,134       122,799
Other current assets................       3,126         19,762       104,416
Net assets of discontinued opera-
 tions..............................      56,752        358,732       349,004
                                         -------      ---------     ---------
    Total current assets............     219,860      1,389,739     1,413,598
                                         -------      ---------     ---------
Investment in affiliated companies..         118            744           746
Long-term receivables...............      15,030         95,004        25,007
Prepaid pensions....................       6,397         40,435        54,199
Rigs................................     490,436      3,100,047     3,507,187
Other fixed assets..................      23,724        149,962       130,447
Goodwill and intangible assets......         969          6,123        26,287
                                         -------      ---------     ---------
    Total non-current assets........     536,674      3,392,315     3,743,873
                                         -------      ---------     ---------
    Total assets....................     756,534      4,782,054     5,157,471
                                         =======      =========     =========
 LIABILITIES & SHAREHOLDERS' EQUITY
Accounts payable....................      14,389         90,954       120,841
Accrued expenses and other current
 liabilities........................      52,870        334,189       392,592
Taxes payable.......................          25            160         1,870
Current portion of long-term debt...      46,198        292,018       178,926
                                         -------      ---------     ---------
    Total current liabilities.......     113,482        717,321       694,229
                                         -------      ---------     ---------
Convertible bonds...................      13,679         86,468        86,468
Senior secured notes................      80,140        506,563       730,296
Other long term debt................     148,684        939,829     1,160,342
Accrued pensions....................       9,406         59,454        69,155
Other long-term liabilities.........       7,598         48,030        29,059
Deferred taxes......................         257          1,625         2,641
                                         -------      ---------     ---------
    Total long-term liabilities.....     259,764      1,641,969     2,077,961
                                         -------      ---------     ---------
Minority Interests..................       1,763         11,146         1,588
                                         -------      ---------     ---------
Shareholders' equity:
Share capital.......................      41,658        263,317       262,186
Other shareholders' equity..........     339,867      2,148,301     2,121,507
                                         -------      ---------     ---------
    Total shareholders' equity......     381,525      2,411,618     2,383,693
                                         -------      ---------     ---------
    Total liabilities & sharehold-
     ers' equity....................     756,534      4,782,054     5,157,471
                                         =======      =========     =========


Translation of amounts from Norwegian kroner (Nkr) into US$ for the convenience of the reader has been made at the Noon Buying Rate on December 29, 1995 of
                              US$1.00 = Nkr 6.321.

                        TRANSOCEAN ASA AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                          FOR THE THREE MONTHS ENDED MARCH 31,
                                         --------------------------------------
                                             1996         1996         1995
                                         ------------ ------------ ------------
                                         (IN US$'000) (IN NKR'000) (IN NKR'000)
Revenues from:
Rig contracts..........................     57,917       371,537      365,990
Services...............................     70,282       450,857      332,758
                                           -------      --------     --------
    Total revenues.....................    128,199       822,394      698,748
                                           -------      --------     --------
Operating expenses.....................    112,767       723,398      652,241
Depreciation and amortization..........     12,819        82,233       90,534
(Gain) loss on sale of fixed assets....         43           278       (2,239)
                                           -------      --------     --------
    Operating income (loss)............      2,570        16,485      (41,788)
                                           -------      --------     --------
Interest and other financial income....      1,677        10,758       11,338
Interest and other financial expenses..    (17,439)     (111,869)     (63,991)
Exchange gains (losses), net...........      9,827        63,042      (10,476)
Share of net income of affiliated
 companies and limited partnership.....         28           180          391
                                           -------      --------     --------
    Loss before minority interests and
     taxes.............................     (3,337)      (21,404)    (104,526)
Minority interests.....................        (75)         (483)        (423)
Taxes payable..........................       (364)       (2,334)      (4,668)
                                           -------      --------     --------
Net loss...............................     (3,776)      (24,221)    (109,617)
                                           =======      ========     ========
Net loss per share.....................      (0.07)        (0.45)       (2.09)
                                           =======      ========     ========
Average number of shares outstanding...     53,434        53,434       52,550


     The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Translation of amounts from Norwegian kroner (Nkr) into US$ for the convenience of the reader has been made at the Noon Buying Rate on March 29, 1996 of
                              US$1.00 = Nkr 6.415.

                        TRANSOCEAN ASA AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                               MARCH 31,          DECEMBER 31,
                                      --------------------------- -------------
                                          1996          1996          1995
                                      ------------- ------------- -------------
                                      (IN US$ '000) (IN NKR '000) (IN NKR '000)
               ASSETS
Cash and cash equivalents............     56,556        362,804       421,129
Blocked cash deposit.................                                  54,004
Accounts receivable, net.............    103,382        663,199       586,496
Inventories..........................     26,618        170,754       155,210
Other current assets.................     24,285        155,791       223,742
                                         -------      ---------     ---------
    Total current assets.............    210,841      1,352,548     1,440,581
                                         -------      ---------     ---------
Rigs.................................    479,778      3,077,773     3,111,524
Other fixed assets...................     78,453        503,277       482,813
                                         -------      ---------     ---------
    Total non-current assets.........    558,231      3,581,050     3,594,337
                                         -------      ---------     ---------
Total assets.........................    769,072      4,933,598     5,034,918
                                         =======      =========     =========
 LIABILITIES & SHAREHOLDERS' EQUITY
Interest-free current liabilities....     89,423        573,649       639,210
Interest-bearing current liabili-
 ties................................     21,928        140,666       292,771
                                         -------      ---------     ---------
    Total current liabilities........    111,351        714,315       931,981
                                         -------      ---------     ---------
Convertible bonds....................         40            259        86,468
Senior secured notes.................                                 588,251
Other long-term debt.................    257,809      1,653,845       997,700
Other long-term liabilities..........     29,445        188,885       126,140
                                         -------      ---------     ---------
    Total long-term liabilities......    287,294      1,842,989     1,798,559
                                         -------      ---------     ---------
Commitments and contingencies
Minority interests...................      2,265         14,532        14,049
                                         -------      ---------     ---------
Shareholders' equity:
Share capital........................     42,088        269,996       263,317
Other shareholders' equity...........    326,074      2,091,766     2,027,012
                                         -------      ---------     ---------
    Total shareholders' equity.......    368,162      2,361,762     2,290,329
                                         -------      ---------     ---------
    Total liabilities & shareholders'
     equity..........................    769,072      4,933,598     5,034,918
                                         =======      =========     =========

     The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Translation of amounts from Norwegian kroner (Nkr) into US$ for the convenience of the reader has been made at the Noon Buying Rate on March 29, 1996 of
                              US$1.00 = Nkr 6.415.

                        TRANSOCEAN ASA AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                        FOR THE THREE MONTHS ENDED MARCH 31,
                                      -----------------------------------------
                                          1996          1996          1995
                                      ------------- ------------- -------------
                                      (IN US$ '000) (IN NKR '000) (IN NKR '000)
Cash flows from operations:
Net loss............................      (3,776)      (24,221)     (109,617)
Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
Depreciation and amortization.......      12,819        82,233        90,534
(Gain)loss on sales of fixed
 assets.............................                                  (2,241)
Net unrealized foreign exchange
 gains on long-term items...........      (9,468)      (60,739)       (4,404)
Share of net income/(loss) of
 affiliated companies...............        (134)         (857)       (2,403)
Change in classification,
 demobilization and other accrued
 expenses...........................       1,686        10,816        (1,125)
Minority interests..................          75           483          (418)
Contract advance....................                                 (17,557)
Deferred taxes......................                                     273
Other...............................        (650)       (4,167)        5,611
Change in current assets and
 liabilities:
  (Increase) decrease in
   inventories......................      (2,423)      (15,544)          888
  (Increase) decrease in other
   current assets...................      (5,379)      (34,505)       60,032
  Increase (decrease) in interest-
   free current liabilities.........      (8,952)      (57,430)      (43,984)
  Increase (decrease) in interest-
   bearing current liabilities......       4,970        31,880       (12,278)
                                        --------      --------      --------
Net cash flows provided by operating
 activities.........................     (11,232)      (72,051)      (36,689)
                                        --------      --------      --------
Cash flows from investing
 activities:
Investments in fixed assets.........     (10,880)      (69,797)      (36,093)
Proceeds from sales of fixed
 assets.............................      12,566        80,613       135,292
Change in long-term receivables and
 investments........................         132           851       (53,768)
                                        --------      --------      --------
Net cash flows provided by investing
 activities.........................       1,818        11,667        45,431
                                        --------      --------      --------
Cash flows from financing
 activities:
Proceeds from new debts issued......     109,910       705,075        43,890
Repayment of debts..................    (125,150)     (802,838)      (58,327)
Issuance of shares..................      14,911        95,655         3,379
                                        --------      --------      --------
Net cash flows (used in) financing
 activities.........................        (329)       (2,108)      (11,058)
                                        --------      --------      --------
Effect of exchange rate changes on
 cash...............................         651         4,167        (7,273)
                                        --------      --------      --------
Net (decrease)increase in cash......      (9,092)      (58,325)       (9,589)
Cash and cash equivalents at
 beginning of period................      65,648       421,129       460,183
                                        --------      --------      --------
Cash and cash equivalents at end of
 period.............................      56,556       362,804       450,594
                                        ========      ========      ========

     The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Translation of amounts from Norwegian kroner (Nkr) into US$ for the convenience of the reader has been made at the Noon Buying Rate on March 29, 1996 of
                              US$1.00 = Nkr 6.415.

                        TRANSOCEAN ASA AND SUBSIDIARIES

      NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Norway, (N GAAP). These accounting principles differ in certain respects from accounting principles generally accepted in the United States, (US GAAP). See Note 5 for a reconciliation of the principal differences between N GAAP and US GAAP effecting Transocean's net income and shareholders' equity.

  In these Notes to the Condensed Consolidated Financial Statements, references to the "Company" and "Transocean" are to Transocean ASA and Subsidiaries.

  The information included in the interim condensed consolidated financial statements is unaudited. In the opinion of the management, the interim financial statements reflect all adjustments which are necessary for a fair statement of the results for the interim periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified. Operating results for the three month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the December 31, 1995 consolidated financial statements and footnotes thereto.

NOTE 2--DISCONTINUED OPERATIONS

  On June 11, 1996, Transocean sold substantially all of the assets of Anchor Drilling Fluids which is a wholly owned subsidiary of Transocean to M-I Drilling Fluids L.L.C., resulting in a gain of approximately Nkr 360 million. The agreed upon sales price was Nkr 695.75 million to be paid in cash. Upon the sale of Anchor Drilling Fluids, Transocean has disposed of the Fluid Services business segment. Transocean has no current plans to pursue further activity in this segment. However, M-I and Transocean have established a strategic alliance in order to provide integrated contracts to customers. The Fluids Services business segment has been accounted for as a discontinued operations under US GAAP. See Note 5 to these statements.

NOTE 3--REFINANCING AND FINANCIAL EXPENSE

  Transocean completed the refinancing of its debt, which at year end included Senior Secured Notes of US$80.2 million, an unsecured loan of US$25 million, a mortgage loan of US$4.8 million and a revolving credit facility of US$1.7 million as detailed in Note 16 to the December 31, 1995 consolidated financial statements in addition to the new revolving credit facility which constitutes the refinancing. A premium of Nkr 11.5 million was paid on the repurchase of the Senior Secured Notes.

  At June 15, 1996, following a repayment of US$110 million made on June 12, 1996, US$124 million in borrowings were outstanding under the credit facility. The funds used for the June 12, 1996 repayment represents primarily the proceeds from the sale of Anchor Drilling Fluids to M-I Drilling Fluids L.L.C. which was consummated on June 11, 1996.

  US$3.8 million were outstanding under a separate facility which is part of the revolving credit facility agreement. This is payable in full in the third quarter of 1996. Nkr 5.2 million were outstanding related to the credit facilities entered into by Engineering & Construction.

NOTE 4--SUBSEQUENT EVENTS

  On July 26, 1996, the Board of Directors of Transocean approved a "combination-of-equals" transaction under which the businesses of Sonat Offshore Drilling Inc. ("Sonat Offshore") and Transocean would be combined under the ownership of one company to be known as "Transocean Offshore Inc." In order to effect such transaction, Sonat Offshore has offered to exchange for the outstanding shares of Transocean (i) .53 of a share of common stock of Sonat Offshore for each of 43,248,358 shares of Transocean and (ii) US$27.25 for each remaining share of Transocean.

                        TRANSOCEAN ASA AND SUBSIDIARIES

     NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--
                                  (CONTINUED)

NOTE 5--US GAAP

  Application of US GAAP would have the following effect on the consolidated net income (loss) and shareholders' equity of Transocean.

RECONCILIATION OF NET INCOME (LOSS) IN ACCORDANCE WITH NORWEGIAN GAAP TO US
GAAP

                                                             MARCH 31,
                                                     -----------------------
                                                       1996          1995
                                                     ---------     ---------
                                                      (AMOUNTS IN NKR 1,000)
Net loss in accordance with Norwegian GAAP..........   (24,221)     (109,617)
Pensions............................................       385            23
Translation of foreign currency balances............   (82,752)      142,921
Exchange of assets..................................       209           209
Loan fees...........................................   (12,602)        7,685
Contract advances...................................                  (1,424)
Compensation costs..................................      (263)
                                                     ---------     ---------
Net income (loss) in accordance with US GAAP........  (119,244)       39,797
                                                     =========     =========

RECONCILIATION OF SHAREHOLDERS' EQUITY IN ACCORDANCE WITH NORWEGIAN GAAP TO US GAAP

                                                   MARCH 31,  DECEMBER 31,
                                                   ---------  --------------
                                                     1996            1995
                                                   ---------       ---------
                                                   (AMOUNTS IN NKR 1,000)
Shareholders' equity in accordance with Norwegian
 GAAP............................................. 2,361,763       2,290,329
Pensions..........................................    21,414          21,029
Translation of foreign currency balances..........     7,256          90,008
Exchange of assets................................   (11,268)        (11,477)
Loan fees.........................................     8,804          21,405
Adjustments related to discontinued operations....       324             324
                                                   ---------       ---------
Shareholders' equity in accordance with US GAAP... 2,388,293       2,411,618
                                                   =========       =========

                        TRANSOCEAN ASA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (US GAAP)

                                                       MARCH 31,
                                       -----------------------------------------
                                           1996          1996          1995
                                       ------------- ------------- -------------
                                       (IN US$ '000) (IN NKR '000) (IN NKR '000)
Revenues from:
Rig contracts........................      58,443       374,910       330,984
Services.............................      30,506       195,701       145,007
                                          -------      --------       -------
Total revenues.......................      88,949       570,611       475,991
                                          -------      --------       -------
Operating expenses...................      75,771       486,071       457,862
Depreciation and amortization........      11,687        74,976        82,945
Loss (gain) on sale of fixed assets..          43           278
                                          -------      --------       -------
Operating income (loss)..............       1,448         9,286       (64,816)
                                          -------      --------       -------
Interest and other financial income..       1,186         7,608         9,563
Interest and other financial ex-
 penses..............................     (18,766)     (120,383)      (38,941)
Exchange gains (losses)..............      (3,215)      (20,626)      134,588
Share of net income (loss) of
 affiliated companies and limited
 partnership.........................         (33)         (208)          --
                                          -------      --------       -------
Income (loss) before minority inter-
 ests and taxes......................     (19,380)     (124,323)       40,394
Minority interests...................          42           269        (1,033)
Taxes................................         (85)         (544)         (615)
                                          -------      --------       -------
Income (loss) from continuing opera-
 tions...............................     (19,423)     (124,598)       38,746
Discontinued operations (Note 2):
Income from operations of
 discontinued fluid services business
 segment (Net of income taxes of Nkr
 7,540, Nkr 4,070 for the periods
 ending March 31, 1996 and 1995,
 respectively).......................         835         5,354         1,051
                                          -------      --------       -------
Net income (loss)....................     (18,588)     (119,244)       39,797
                                          =======      ========       =======
Income (loss) per share
Income (loss) from continuing opera-
 tions...............................       (0.37)        (2.33)         0.74
Income (loss) from discontinued oper-
 ations..............................        0.02          0.10          0.02
                                          -------      --------       -------
Net income (loss)....................       (0.35)        (2.23)         0.76
                                          =======      ========       =======
Average number of shares outstand-
 ing.................................      53,434        53,434        52,550


Translation of amounts from Norwegian kroner (Nkr) into US$ for the convenience of the reader has been made at the Noon Buying Rate on March 29, 1996 of
                              US$1.00 = Nkr 6.415.

                        TRANSOCEAN ASA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (US GAAP)

                                              MARCH 31,          DECEMBER 31,
                                     --------------------------- -------------
                                         1996          1996          1995
                                     ------------- ------------- -------------
                                     (IN US$ '000) (IN NKR '000) (IN NKR '000)
               ASSETS
Cash and cash equivalents...........     52,449        336,458       384,596
Blocked cash deposit................                                  54,004
Accounts receivable.................     68,910        442,055       371,511
Inventories.........................      4,142         26,569       201,134
Other current assets................     19,920        127,789        19,762
Net assets of discontinued
 operations ........................     56,755        364,087       358,732
                                        -------      ---------     ---------
    Total current assets............    202,176      1,296,958     1,389,739
                                        -------      ---------     ---------
Rigs................................    478,021      3,066,506     3,100,047
Other fixed assets..................     46,615        299,038       292,268
                                        -------      ---------     ---------
    Total non-current assets........    524,636      3,365,544     3,392,315
                                        -------      ---------     ---------
Total assets........................    726,812      4,662,502     4,782,054
                                        =======      =========     =========
 LIABILITIES & SHAREHOLDERS' EQUITY
Interest-free current liabilities...     66,270        425,123       425,303
Interest-bearing current
 liabilities........................     11,200         71,849       292,018
                                        -------      ---------     ---------
    Total current liabilities.......     77,470        496,972       717,321
                                        -------      ---------     ---------
Convertible bonds...................         40            259        86,468
Senior secured notes................                                 506,563
Long-term debt......................    248,374      1,593,318       939,829
Other long-term liabilities.........     26,849        172,237       109,109
                                        -------      ---------     ---------
    Total long-term liabilities.....    275,263      1,765,814     1,641,969
                                        -------      ---------     ---------
Commitments and contingencies
Minority interests..................      1,781         11,423        11,146
                                        -------      ---------     ---------
Shareholders' equity:
Share capital.......................     42,088        269,996       263,317
Other shareholders' equity..........    330,210      2,118,297     2,148,301
                                        -------      ---------     ---------
    Total shareholders' equity......    372,298      2,388,293     2,411,618
                                        -------      ---------     ---------
Total liabilities & shareholders'
 equity.............................    726,812      4,662,502     4,782,054
                                        =======      =========     =========


Translation of amounts from Norwegian kroner (Nkr) into US$ for the convenience of the reader has been made at the Noon Buying Rate on March 29, 1996 of
                              US$1.00 = Nkr 6.415.

                                                                       ANNEX A
                             GOLDMAN, SACHS & CO.

July 26, 1996

Board of Directors
Sonat Offshore Drilling Inc.
4 Greenway Plaza
Houston, Texas 77046

Gentlemen:

You have requested our opinion as to the fairness to Sonat Offshore Drilling Inc. (the "Company") of the Aggregate Consideration (as defined below), proposed to be paid to the existing holders of common stock, par value NOK
5.00 (the "Transocean Shares"), of Transocean ASA ("Transocean") pursuant to the Company's exchange offer (the "Exchange Offer") for 100% of the Transocean Shares. Pursuant to the terms of the Exchange Offer, the consideration proposed to be paid for each Transocean Share consists of either (i) the right to receive 0.53 shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company (the "Stock Consideration") or (ii) the right to receive $27.25 in cash (the "Cash Consideration"). Subject to the terms and conditions of the Exchange Offer, as set forth in Amendment No. 1 to the Proxy Statement of the Company, filed with the Securities and Exchange Commission on July 18, 1996 ("Amendment No. 1"), holders of 80% of the outstanding Transocean Shares on a fully diluted basis will be entitled to receive the Stock Consideration and holders of 20% of the outstanding Transocean Shares on a fully diluted basis will be entitled to receive the Cash Consideration. The amount of the Stock Consideration or the Cash Consideration that any particular holder of Transocean Shares will receive will be determined in accordance with certain election procedures set forth in the Offer to Purchase, as to which procedures we are expressing no opinion. As used herein, the term "Aggregate Consideration" means the aggregate of the Stock Consideration and the Cash Consideration proposed to be paid in the Exchange Offer for 100% of the Transocean Shares.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as managing underwriter of public offerings of Shares in May 1993 and July 1995, and having acted as its financial advisor in connection with, and having participated in certain negotiations leading to, the Exchange Offer.

In connection with this opinion, we have reviewed, among other things, Amendment No. 1; the Company's Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 1995; the Company's Registration Statements on Form S-1, including the prospectus, dated May 27, 1993, relating to the initial public offering of the Shares; the Company's Registration Statement on Form S-3, including the prospectus, dated July 20, 1995 relating to a secondary offering of the Shares; certain interim reports to stockholders of the Company and the Company's Quarterly Reports on Form 10-Q; Transocean's Annual Reports to Stockholders for the three years ended December 31, 1995; certain interim reports to stockholders to Transocean; the prospectus dated May 12, 1995 related to the merger between Transocean and Wilrig AS; certain other communications from the Company and Transocean to their respective stockholders;

and certain internal financial analyses and forecasts for the Company and Transocean prepared by management of the Company (the "Management Forecasts"). We also have held discussions with members of the senior management of the Company and Transocean regarding the strategic rationale for, and benefits of, the combination and the past and current business operations, financial condition and future prospectus of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Transocean Shares, compared certain financial and stock market information for the Company and Transocean with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil drilling industry and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. As you are aware, forecasts for Transocean prepared by its management were not made available to us but were provided to Simmons & Company International ("Simmons"). You have informed us that the Management Forecasts were developed in consultation with Simmons based, in part, on their review of such forecasts for Transocean. In that regard we have assumed, with your consent, that the Management Forecasts, including, without limitation projected cost savings and operations synergies resulting from the acquisition of 100% of the Transocean Shares have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and that such forecasts will be realized in the amounts and at the times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Transocean or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated hereby. Our opinion is necessarily based on economic, market and other conditions, including foreign exchange rates, as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Aggregate Consideration proposed to be paid for 100% of the Transocean Shares pursuant to the Exchange Offer is fair to the Company.

Very truly yours,

        /s/ Goldman, Sachs & Co.
- ----------------------------------------
          GOLDMAN, SACHS & CO.

                          CS FIRST BOSTON CORPORATION

                                                                        ANNEX B

July 17, 1996

Board of Directors
Transocean ASA
Plattformveien 2-4
P.O. Box 65
N. -4056 Tananger Norway

Dear Sirs:

You have asked us to advise you with respect to the fairness to the stockholders of Transocean ASA ("Transocean" or the "Company") from a financial point of view of the Exchange Ratio (as defined below) as set forth in the Prospectus/Offer to Purchase/Proxy Statement filed by Sonat Offshore Drilling, Inc. ("Sonat Offshore") with the U.S. Securities and Exchange Commission on June 7, 1996 (the "Exchange Offer"). The Exchange Offer provides, among other things, for the combination of the Company and Sonat Offshore pursuant to which Sonat Offshore will exchange .53 of a share of Sonat Offshore stock per share for 80% of the outstanding shares of Transocean and will pay $27.25 per share for the remaining 20% of the outstanding shares of Transocean, subject to certain adjustments that may be made at Sonat Offshore's election as more fully described in the Exchange Offer (the "Exchange Ratio"). Upon consummation of the transactions contemplated by the Exchange Offer, Sonat Offshore will change its name to Transocean Offshore Inc.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and Sonat Offshore, as well as the Exchange Offer. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and Sonat Offshore and have met with the Company's and Sonat Offshore's management to discuss the business and prospects of the Company and Sonat Offshore.

We have also considered certain financial and stock market data of the Company and Sonat Offshore, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and Sonat Offshore and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We are also aware of, and have taken into consideration, a business combination proposal and a revised version of that proposal made to the Company by Reading & Bates Corporation, proposals which we understand were suspended by Reading & Bates Corporation on June 5, 1996. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information, including the information contained in the Exchange Offer, and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Sonat Offshore's management as to the future financial performance of the Company and Sonat Offshore. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Sonat Offshore, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the Sonat Offshore common stock actually will be when issued to the Company's stockholders pursuant to the Exchange Offer or the prices at which Transocean Offshore Inc. common stock will trade after consummation of the transactions contemplated by the Exchange Offer.

We have acted as financial advisor to Transocean in connection with the Exchange Offer and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Exchange Offer. As part of our overall advisory fees, we will also receive a fee for rendering this opinion.

In the ordinary course of our business, CS First Boston and its affiliates may actively trade the debt and equity securities of both the Company and Sonat Offshore for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Transocean Board of Directors in connection with its consideration of the Exchange Offer; that it does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares pursuant to the Exchange Offer; that it is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, and that this letter shall not be used for any other purposes, without CS First Boston's prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Company's stockholders from a financial point of view.

Very truly yours,

CS FIRST BOSTON CORPORATION

By: /s/ Rome G. Arnold
  -------------------------
Rome G. Arnold
Managing Director

                                                                        ANNEX C

                            THE CHARTER AMENDMENTS*

SHARE INCREASE AMENDMENT

  The Share Increase Amendment will be effected by amending the first sentence of section (A) of Article FOURTH of the Company Charter to read as follows:

    "FOURTH: (A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is [one hundred and five million (105,000,000)] two hundred million (200,000,000) shares, consisting of fifty
                 --------------------------------
  million (50,000,000) shares of Preferred Stock, par value $.10 per share ("Preferred Stock"), and [fifty five million (55,000,000)] one hundred fifty
                                                             -----------------
  million (150,000,000) shares of Common Stock, par value $.01 per share
  ---------------------
  ("Common Stock")."

NAME CHANGE AMENDMENT

  The Name Change Amendment will be effected by amending Article FIRST of the Company Charter to read as follows:

    "FIRST: The name of the Corporation is [Sonat] Transocean Offshore
                                                   ----------
[Drilling] Inc."



- --------
* The underscored material represents additions to the Company Charter and the material in brackets represents deletions from the Company Charter.

                   THE DEPOSITARY FOR THE EXCHANGE OFFER IS:

                            SUNDAL COLLIER & CO A.S

      By Mail:             By Facsimile Transmission By Hand or Overnight
                                                     Courier:

   P.O. Box 1444 Vika         47-22-01-60-60          Munkedamsveien 45D
      N -0115 Oslo                                       Oslo, Norway

                              Confirm by Telephone

                               (+47) 22-01-60-00

                                                     By Telex: 74490 SuncoN

                               ----------------

  Questions or requests for assistance may be directed to the Information Agent at its addresses and telephone numbers listed below. Additional copies of this Prospectus or the Acceptance Form enclosed herewith may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Exchange Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

           United States                                Europe


          909 Third Avenue                     1 Northumberland Avenue
             20th Floor                               Suite 211
         New York, NY 10022                        Trafalgar Square
           (212) 754-8000                          London WC2N 5BW
      Toll Free (800) 566-9061                    (+44) 171-872-5443
 Banks and Brokerage Firms, please
               call:
           (800) 662-5200

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Article TENTH of the Restated Certificate of Incorporation of the Company contains the following provisions:

    "TENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    "The Corporation shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, is or was serving at the request of the Corporation, as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The right to indemnification conferred by this Article TENTH also shall include the right of such persons to be paid in advance by the Corporation for their expenses to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect. The right to indemnification conferred on such persons by this Article TENTH shall be a contract right.

    "Unless otherwise determined by the Board of Directors of the Corporation, the Corporation shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Corporation), by reason of the fact that he is or was an employee (other than an officer) or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity

    "The rights and authority conferred in this Article TENTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

    "Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of the Certificate of Incorporation or By-Laws or of any statute inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision."

  The Company has purchased directors and officers liability insurance which would indemnify the directors and officers of the Company against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  These Exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

NUMBER                       DESCRIPTION                            METHOD OF FILING
- ------                       -----------                            ----------------
2-(1)   Drilling Purchase and Sale Agreement dated August     Filed as Exhibit 2.1 to Form
        14, 1995 among Sonat Offshore Drilling Inc., Sonat    8-K of Sonat Offshore
        Offshore Ventures Inc., and Falcon Drilling Company,  Drilling Inc. dated
        Inc.                                                  September 15, 1995
2-(2)   Sales Agreement Amendment dated September 21, 1995    Filed as Exhibit 2.2 to Form
        among Sonat Offshore Drilling Inc., Sonat Offshore    8-K of Sonat Offshore
        Ventures Inc., Falcon Drilling Company, Inc. and      Drilling Inc. dated
        FALRIG Offshore, Inc.                                 September 15, 1995
5       Opinion of Hughes Hubbard & Reed LLP                  Filed herewith
23-(1)  Consent of Ernst & Young LLP                          Filed herewith
23-(2)  Consent of Coopers & Lybrand ANS                      Filed herewith
23-(3)  Consent of Hughes Hubbard & Reed LLP (included in     Filed herewith
        Exhibit 5).
23-(4)  Consent of Goldman, Sachs & Co.                       Filed herewith
23-(5)  Consent of CS First Boston Corporation                Filed herewith
24      Powers of Attorney                                    Filed herewith
99-(1)  Consents of Persons Named as About to Become          Filed herewith
        Directors.
99-(2)  Form of proxy card of Sonat Offshore                  Filed herewith

  (b) Financial Statement Schedules

  Not applicable.

  (c) Reports, Opinions and Appraisals

  Omitted because they are included as annexes to the Prospectus/Offer to Purchase/Proxy Statement.

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (g) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THIS 29TH DAY OF JULY, 1996.

                                          Sonat Offshore Drilling Inc.

                                                  /s/ J. Michael Talbert
                                          By_________________________________
                                                    J. MICHAEL TALBERT
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 29TH DAY OF JULY, 1996.

              SIGNATURE                         TITLE



       /s/ J. Michael Talbert           Chairman of the  Board and
- -------------------------------------   Chief Executive Officer
         J. MICHAEL TALBERT

           Robert L. Long*              Senior Vice President and
- -------------------------------------   Chief Financial Officer
           ROBERT L. LONG

      Barbara S. Koucouthakis*          Vice President and Controller
- -------------------------------------
       BARBARA S. KOUCOUTHAKIS

         Richard D. Kinder*             Director
- -------------------------------------
          RICHARD D. KINDER

          Ronald L. Kuehn*              Director
- -------------------------------------
           RONALD L. KUEHN

                                        Director
- -------------------------------------
          ROBERT J. LANIGAN

              SIGNATURE                         TITLE



           Max L. Lukens*               Director
- -------------------------------------
            MAX L. LUKENS

         Martin B. McNamara*            Director
- -------------------------------------
         MARTIN B. MCNAMARA

        Gilbert M.A. Portal*            Director
- -------------------------------------
         GILBERT M.A. PORTAL

         Donald G. Russell*             Director
- -------------------------------------
          DONALD G. RUSSELL


*By      /s/  J. Michael Talbert
  ----------------------------------
Name J. Michael Talbert
(Attorney-in-fact)

                                 EXHIBIT INDEX


NUMBER                       DESCRIPTION                            METHOD OF FILING
- ------                       -----------                            ----------------
2-(1)   Drilling Purchase and Sale Agreement dated August     Filed as Exhibit 2.1 to Form
        14, 1995 among Sonat Offshore Drilling Inc., Sonat    8-K of Sonat Offshore
        Offshore Ventures Inc., and Falcon Drilling Company,  Drilling Inc. dated
        Inc.                                                  September 15, 1995
2-(2)   Sales Agreement Amendment dated September 21, 1995    Filed as Exhibit 2.2 to Form
        among Sonat Offshore Drilling Inc., Sonat Offshore    8-K of Sonat Offshore
        Ventures Inc., Falcon Drilling Company, Inc. and      Drilling Inc. dated
        FALRIG Offshore, Inc.                                 September 15, 1995
5       Opinion of Hughes Hubbard & Reed LLP                  Filed herewith
23-(1)  Consent of Ernst & Young LLP                          Filed herewith
23-(2)  Consent of Coopers & Lybrand ANS                      Filed herewith
23-(3)  Consent of Hughes Hubbard & Reed LLP (included in     Filed herewith
        Exhibit 5).
23-(4)  Consent of Goldman, Sachs & Co.                       Filed herewith
23-(5)  Consent of CS First Boston Corporation                Filed herewith
24      Powers of Attorney                                    Filed herewith
99-(1)  Consents of Persons Named as About to Become          Filed herewith
        Directors.
99-(2)  Form of proxy card of Sonat Offshore                  Filed herewith